UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LANDMARK INFRASTRUCTURE PARTNERS LP

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)

Title of each class of securities to which transaction applies:

Common units, Series A preferred units, Series B preferred units and Series C preferred units representing limited partner interest in Landmark Infrastructure Partners LP

(2)

Aggregate number of securities to which transaction applies:

31,889,467 units consisting of (a) 25,488,992 Common Units representing limited partner interest, (b) 1,788,843 Series A preferred units, (c) 2,628,932 Series B preferred units and (d) 1,982,700 Series C preferred units

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Exchange Act Rule 0-11(c), the filing fee of $57,566 was determined by multiplying 0.0001091 by the aggregate merger consideration of $527,644,110.17. The aggregate merger consideration was calculated based on the sum of (a) the product of 22,128,684 Common Units (which equals to the total outstanding Common Units less the Common Units held by Landmark Dividend LLC and its affiliates) and the per Common Unit transaction consideration of $16.50; (b) the product of 1,788,843 Series A preferred units and the per Series A preferred units transaction consideration of $25.00; (c) the product of 2,628,932 Series B preferred units and the per Series B preferred units transaction consideration of $25.00, and (d) the product of 1,982,700 Series C preferred units and the per Series C preferred units transaction consideration of $25.00 plus accrued distributions pursuant to the transaction agreement

	(4)	Proposed maximum aggregate value of transaction: $527,644,110.17
	(5)	Total fee paid: $57,566

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: $57,566
	(2)	Form, Schedule or Registration Statement No.: Schedule 14A Preliminary Proxy Statement
	(3)	Filing Party: Landmark Infrastructure Partners LP
	(4)	Date Filed: September 10, 2021

PRELIMINARY PROXY MATERIALS—SUBJECT TO COMPLETION

400 Continental Blvd., Suite 500, El Segundo, CA 90245

TRANSACTIONS PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear Landmark Infrastructure Partners LP Unitholders:

On August 21, 2021, Landmark Infrastructure Partners LP, a Delaware limited partnership (the “Partnership”), together with its general partner, Landmark Infrastructure Partners GP LLC, a Delaware limited liability company (the “Partnership GP”), and its subsidiaries Landmark Infrastructure REIT LLC, a Delaware limited liability company (“REIT LLC”), and Landmark Infrastructure Inc., a Delaware corporation (“REIT Subsidiary”, and together with the Partnership, the Partnership GP and REIT LLC, the “Partnership Parties”), entered into a definitive Transaction Agreement (the “Transaction Agreement”) with LM DV Infrastructure, LLC, a Delaware limited liability company (“LM DV Infra”), LM Infra Acquisition Company, LLC, a Delaware limited liability company (“LM Infra”), Digital LD MergerCo LLC, a Delaware limited liability company (“Merger Sub”), Digital LD MergerCo II LLC, a Delaware limited liability company (“Merger Sub II”, and together with LM DV Infra, LM Infra and Merger Sub, the “Buyer Parties”), and, solely for purposes set forth therein, Landmark Dividend LLC, a Delaware limited liability company (“Landmark Dividend”).

Pursuant to the Transaction Agreement and subject to the satisfaction or waiver of certain conditions therein, LM Infra will acquire all of the assets of the Partnership through the following series of transactions: (a) LM DV Infra will acquire subsidiaries of REIT Subsidiary and REIT LLC (the “Equity Sale”), (b) REIT LLC will then merge with and into REIT Subsidiary, with REIT Subsidiary surviving the merger (the “First REIT Merger”), (c) REIT Subsidiary will then merge with and into the Partnership, with the Partnership surviving the merger (the “Second REIT Merger”), (d) Merger Sub II will then merge with and into the Partnership (the “First Partnership Merger”), with the Partnership surviving the First Partnership Merger and (e) the Partnership will then merge with and into Merger Sub (the “Second Partnership Merger” and, together with the Equity Sales, the First REIT Merger, Second REIT Merger and the First Partnership Merger, the “Transactions”), with Merger Sub surviving the Second Partnership Merger. As a result of the Transactions, the Common Units will be delisted from the NASDAQ Global Market.

Under the terms of the Transaction Agreement, at the effective time of the First Partnership Merger (the “First Partnership Merger Effective Time”), (a) each issued and outstanding common unit representing limited partner interests in the Partnership (“Common Units”), other than those Common Units owned by Landmark Dividend or its Affiliates (as defined below) (such Common Units, the “Landmark Dividend Common Units”), will be converted into the right to receive $16.50 per Common Unit in cash without any interest thereon (the “Partnership Unaffiliated Unitholders Consideration”); (b) each issued and outstanding Series A Preferred Unit (as defined in the Partnership Agreement) will be converted into the right to receive $25.00 plus the amount of any accumulated and unpaid distributions per Series A Preferred Unit in cash without any interest thereon; (c) each issued and outstanding Series B Preferred Unit (as defined in the Partnership Agreement) will be converted into the right to receive $25.00 plus the amount of any accumulated and unpaid distributions per Series B Preferred Unit in cash without any interest thereon and (d) each issued and outstanding Series C Preferred Unit (as defined in the Partnership Agreement) will be converted into the right to receive the greater of (1) $25.00 plus the amount of any accumulated and unpaid distributions per Series C Preferred Unit to, but not including, the date of the First Partnership Merger Effective Time plus the amount of any distributions that would have accrued from the date of the First Partnership Merger Effective Time to, but not including, the 50th Business Day following the First Partnership Merger Effective Time and (2) the sum of (i) the product of (x) the Alternative Conversion Amount (as defined in the Partnership Agreement) multiplied by (y) Partnership Unaffiliated

Unitholders Consideration plus (ii) the amount of any accumulated and unpaid distributions for all prior Series C Distribution Periods (as defined in the Partnership Agreement) ending on or prior to the 20th Business Day following the First Partnership Merger Effective Time, per Series C Preferred Unit in cash without any interest thereon.

Pursuant to the Transaction Agreement and the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 2, 2018, as amended (the “Partnership Agreement”), holders of at least a majority of the issued and outstanding Common Units of the Partnership must affirmatively vote or consent in favor of the Transaction Agreement and the transactions contemplated thereby, including the Transactions, in order for them to be approved (“Partnership Unitholder Approval”). Pursuant to the terms of the Transaction Agreement, each of Landmark Dividend and the Buyer Parties agreed to vote all Common Units then owned beneficially or of record by it or any of its subsidiaries in favor of the approval of the Transaction Agreement and the Transactions and Landmark Dividend and each of the Buyer Parties agreed not to, and to cause each of their subsidiaries not to, directly or indirectly, transfer, assign or otherwise dispose of any Common Units owned by Landmark Dividend, such Buyer Party or its subsidiaries, other than to any of their respective Affiliates so long as such Affiliates agree to be bound by such obligations to the same extent as the Buyer Parties and Landmark Dividend. Accordingly, the Partnership expects that all such Common Units held by Landmark Dividend and each of the Buyer Parties will be voted in favor of the approval of the Transaction Agreement and the Transactions at the special meeting (the “Partnership Unitholder Meeting”) of holders (the “Partnership Unitholders”) of Common Units. The Partnership has scheduled the Partnership Unitholder Meeting to vote on the Transaction Agreement and the Transactions on                , 2021 at                , Pacific Time, at                . Regardless of the number of Common Units you own or whether you plan to attend the meeting, it is important that your Common Units be represented and voted at the meeting. Voting instructions are set forth inside this proxy statement.

A committee of the Board of Directors of the Partnership GP (the “Board”) consisting entirely of individuals that the Board determined satisfied the requirements set forth in the Partnership Agreement for service on a conflicts committee (the “Conflicts Committee”) has, by unanimous vote, in good faith, (a) determined that the Transaction Agreement and the consummation of the transactions contemplated thereby, including the Transactions, are in the best interests of the Partnership, including the holders of Common Units other than the Partnership GP and its Affiliates (including the Buyer Parties and their Affiliates) (such holders, the “Partnership Unaffiliated Unitholders”), (b) approved the Transaction Agreement and the transactions contemplated thereby, including the Transactions, which action constituted “Special Approval” as defined in the Partnership Agreement, and (c) recommended that the Board approve the Transaction Agreement, the execution, delivery and performance of the Transaction Agreement and the consummation of the transactions contemplated thereby, including the Transactions. The Conflicts Committee consists of independent directors Keith Benson, Thomas Carey White III and Gerald A. Tywoniuk.

The Board, after considering various factors, including the unanimous determination and recommendation of the Conflicts Committee, has determined that the Transaction Agreement and the transactions contemplated thereby, including the Transactions, are in the best interests of the Partnership and the Partnership Unaffiliated Unitholders and has approved the Transaction Agreement and the transactions contemplated thereby, including the Transactions. Accordingly, the Board recommends that the holders of all Common Units (the “Unitholders”) vote “FOR” the Transactions Proposal.

This proxy statement provides you with detailed information about the proposed Transactions and related matters. The Partnership encourages you to read the entire document carefully. You may also obtain additional information about the Partnership from documents the Partnership has filed with the Securities and Exchange Commission.

The Common Units are listed on the NASDAQ Global Market under the symbol “LMRK.” The last reported sale price of the Common Units on the NASDAQ Global Market on                , 2021 was $             per share.

Arthur P. Brazy, Jr.

Chief Executive Officer

Landmark Infrastructure Partners GP LLC

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TRANSACTIONS, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The proxy statement is dated                , 2021 and is first being mailed or otherwise delivered to the Unitholders on or about                , 2021.

El Segundo, California

                    , 2021

Notice of Special Meeting of Unitholders

To Be Held on                , 2021

To the Unitholders of Landmark Infrastructure Partners LP:

A special meeting (the “Partnership Unitholder Meeting”) of holders (the “Unitholders”) of common units representing limited partner interests (the “Common Units”) of Landmark Infrastructure Partners LP, a Delaware limited partnership (the “Partnership”), will be held on                , 2021 at                , Pacific Time, located at                , to consider and vote upon the approval of the Transaction Agreement (as it may be amended from time to time, the “Transaction Agreement”), dated as of August 21, 2021, by and among the Partnership, Landmark Infrastructure Partners GP LLC, a Delaware limited liability company (the “Partnership GP”), Landmark Infrastructure REIT LLC, a Delaware limited liability company (“REIT LLC”), Landmark Infrastructure Inc., a Delaware corporation (“REIT Subsidiary”, and together with the Partnership, the Partnership GP and REIT LLC, the “Partnership Parties”), LM DV Infrastructure, LLC, a Delaware limited liability company (“LM DV Infra”), LM Infra Acquisition Company, LLC, a Delaware limited liability company (“LM Infra”), Digital LD MergerCo LLC, a Delaware limited liability company (“Merger Sub”), Digital LD MergerCo II LLC, a Delaware limited liability company (“Merger Sub II”, and together with LM DV Infra, LM Infra and Merger Sub, the “Buyer Parties”), and, solely for purposes set forth therein, Landmark Dividend LLC, a Delaware limited liability company (“Landmark Dividend”), and the transactions contemplated thereby, including the following series of transactions: (a) LM DV Infra and its subsidiaries acquiring subsidiaries of REIT Subsidiary and REIT LLC (the “Equity Sale”), (b) REIT LLC then merging with and into REIT Subsidiary, with REIT Subsidiary surviving the merger (the “First REIT Merger”), (c) REIT Subsidiary then merging with and into the Partnership, with the Partnership surviving the merger (the “Second REIT Merger”), (d) Merger Sub II then merging with and into the Partnership (the “First Partnership Merger”), with the Partnership surviving the First Partnership Merger and (e) the Partnership then merging with and into Merger Sub (the “Second Partnership Merger” and, together with the Equity Sales, the First REIT Merger, Second REIT Merger and the First Partnership Merger, the “Transactions”), with Merger Sub surviving the Second Partnership Merger (such transactions, collectively, the “Transactions”) (such proposal, the “Transactions Proposal”).

The Partnership will transact no other business at the Partnership Unitholder Meeting except such business as may properly be brought before the Partnership Unitholder Meeting or any adjournments or postponements thereof. At this time, the Partnership knows of no other matters that will be presented for the consideration of the Unitholders at the Partnership Unitholder Meeting.

Pursuant to the Transaction Agreement and the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 2, 2018, as amended (the “Partnership Agreement”), holders of at least a majority of the issued and outstanding Common Units of the Partnership must affirmatively vote or consent in favor of the Transaction Agreement and the transactions contemplated thereby, including the Transactions, in order for them to be approved (“Partnership Unitholder Approval”). Failures to vote, abstentions and broker non-votes will have the same effect as a vote against the Transactions Proposal for purposes of the vote by Unitholders required under the Transaction Agreement and the Partnership Agreement.

A committee of the Board of Directors of the Partnership GP (the “Board”) consisting entirely of individuals that the Board determined satisfied the requirements set forth in the Partnership Agreement for service on a conflicts committee (the “Conflicts Committee”) has, by unanimous vote, in good faith, (a) determined that the Transaction Agreement and the consummation of the transactions contemplated thereby, including the

Transactions, are in the best interests of the Partnership, including the holders of Common Units other than the Partnership GP and its Affiliates (including the Buyer Parties and their Affiliates) (such holders, the “Partnership Unaffiliated Unitholders”), (b) approved the Transaction Agreement and the transactions contemplated thereby, including the Transactions, which action constituted “Special Approval” as defined in the Partnership Agreement, and (c) recommended that the Board approve the Transaction Agreement, the execution, delivery and performance of the Transaction Agreement and the consummation of the transactions contemplated thereby, including the Transactions.

The Board, after considering various factors, including the unanimous determination and recommendation of the Conflicts Committee, has determined that the Transaction Agreement and the transactions contemplated thereby, including the Transactions, are in the best interests of the Partnership and the Partnership Unaffiliated Unitholders and has approved the Transaction Agreement and the transactions contemplated thereby, including the Transactions. Accordingly, the Board recommends that the Unitholders vote “FOR” the Transactions Proposal.

Only Unitholders of record at the close of business on                , 2021 are entitled to notice of and to vote at the Partnership Unitholder Meeting and any adjournments or postponements of the Partnership Unitholder Meeting. A list of Unitholders entitled to vote at the meeting will be available for inspection at the Partnership’s offices in El Segundo, California for any purposes relevant to the meeting during normal business hours for a period of ten days before the meeting and at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY IN ONE OF THE FOLLOWING WAYS.

If you hold your Common Units in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when submitting instructions to cause your Common Units to be voted. If you hold your Common Units in your own name, you may submit your proxy by:

•	using the toll-free telephone number shown on the proxy card;

•	using the Internet website shown on the proxy card; or

•	marking signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope. It requires no postage if mailed in the United States.

Submitting a proxy now will not limit your right to vote at the Partnership Unitholder Meeting if you decide to attend in person. If you plan to attend the Partnership Unitholder Meeting and wish to vote in person, you will be given a ballot at the Partnership Unitholder Meeting.

By order of the Board of Directors of Landmark Infrastructure Partners GP LLC, as the general partner of Landmark Infrastructure Partners LP.

Arthur P. Brazy, Jr.

Chief Executive Officer

Landmark Infrastructure Partners GP LLC

IMPORTANT NOTE ABOUT THIS PROXY STATEMENT

This proxy statement constitutes a proxy statement of Landmark Infrastructure Partners LP, a Delaware limited partnership (the “Partnership”), under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the solicitation of proxies for the special meeting (the “Partnership Unitholder Meeting”) of holders (the “Partnership Unitholders”) of common units representing limited partner interests (the “Common Units”) of the Partnership to, among other things, approve the Transaction Agreement (as defined below in “Summary Term Sheet—The Transactions”) and the Transactions (as defined below in “Summary Term Sheet—The Transactions”).

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), this proxy statement incorporates by reference important business and financial information about the Partnership from other documents filed with the SEC that are not included in or delivered with this proxy statement. Please read “Where You Can Find More Information” beginning on page 105. You can obtain any of the documents incorporated by reference into this document from the SEC’s website at http://www.sec.gov. This information is also available to you without charge upon your request in writing or by telephone from the Partnership at the following address and telephone number:

Landmark Infrastructure Partners LP

400 Continental Blvd., Suite 500

El Segundo, California 90245

Attention: Investor Relations

Telephone: (213) 788-4528

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this proxy statement.

You may obtain certain of these documents at the Partnership’s website, www.landmarkmlp.com, by selecting “Investors” and then selecting “Financial Information.” Information contained on the Partnership’s website is expressly not incorporated by reference into this proxy statement.

In order to receive timely delivery of requested documents in advance of the Partnership Unitholder Meeting, your request should be received no later than                , 2021. If you request any documents, the Partnership will mail them to you by first class mail, or another equally prompt means, after receipt of your request.

The Partnership has not authorized anyone to give any information or make any representation about the Transactions or the Partnership that is different from, or in addition to, that contained in this proxy statement or in any of the materials that have been incorporated by reference into this proxy statement. Therefore, you should not rely on any information you receive about the Transactions that is not contained in this proxy statement or in any of the materials that have been incorporated by reference into this proxy statement. If you are in a jurisdiction where the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct the solicitation of proxies, then the solicitation presented in this proxy statement does not extend to you. The information contained in this proxy statement speaks only as of the date of this proxy statement, or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. You may also obtain additional information about the Partnership from documents the Partnership has filed with the SEC.

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SUMMARY TERM SHEET

This proxy statement, along with a form of proxy, is first being mailed to each Unitholder on or about                , 2021. The following summary highlights some of the information in this proxy statement and may not contain all of the information that may be important to you. Accordingly, the Partnership encourages you to read carefully this entire proxy statement and the documents incorporated by reference in this proxy statement. You may obtain information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” on page 105.

Parties to the Transactions

Landmark Infrastructure Partners LP

The Partnership, a Delaware limited partnership, is a publicly traded limited partnership that acquires, develops, owns and manages a portfolio of real property interests and infrastructure assets that are leased to companies in the wireless communication, digital infrastructure, outdoor advertising and renewable power generation industries. The Partnership holds substantially all of its assets in a consolidated subsidiary, Landmark Infrastructure, Inc., a Delaware corporation (“REIT Subsidiary”).

The Partnership’s portfolio of property interests consists primarily of (a) long-term and perpetual easements combined with lease assignment contracts (“Lease Assignments”), (b) Lease Assignments without easements, (c) properties owned in fee simple and (d) infrastructure owned and leased to the Partnership’s tenants. In connection with each real property interest, the Partnership has also acquired the rights to receive payment under pre-existing ground leases from property owners (“Tenant Leases”). Under the Partnership’s easements, property owners have granted the Partnership the right to use and lease the space occupied by the Partnership’s tenants, and when the Partnership has not been granted easements, it has acquired economic rights under lease assignments that are substantially similar to the economic rights granted under its easements, including the right to re-lease the same space if the Tenant Lease expires or terminates.

The Common Units representing limited partner interests in the Partnership are listed on the NASDAQ Global Market under the symbol “LMRK”. As of                , 2021, there were            Common Units issued and outstanding. The Series A Preferred Units (as defined in the Partnership Agreement) are listed on the NASDAQ Global Market under the symbol “LMRKP”. As of                , 2021, there were                Series A Preferred Units issued and outstanding. The Series B Preferred Units (as defined in the Partnership Agreement) are listed on the NASDAQ Global Market under the symbol “LMRKO”. As of                , 2021, there were                Series B Preferred Units issued and outstanding. The Series C Preferred Units (as defined in the Partnership Agreement, and together with the Series A Preferred Units and the Series B Preferred Units, the “Preferred Units”) are listed on the NASDAQ Global Market under the symbol “LMRKN”. As of                , 2021, there were            Series C Preferred Units issued and outstanding.

Landmark Infrastructure Partners GP LLC

Landmark Infrastructure Partners GP LLC (“Partnership GP”) is a Delaware limited liability company and is the general partner of the Partnership. The Partnership GP is owned by Landmark Dividend LLC (“Landmark Dividend”), the sponsor of the Partnership, and is responsible for conducting the Partnership’s business and managing its operations.

Landmark Infrastructure, Inc.

REIT Subsidiary is a Delaware corporation, which elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended, commencing with its taxable year ending December 31, 2017. The Partnership holds substantially all of its assets in REIT Subsidiary.

Landmark Infrastructure, Inc., and Landmark Infrastructure REIT LLC

Landmark Infrastructure REIT LLC, a Delaware limited liability company (“REIT LLC” and, together with the Partnership, the Partnership GP, REIT Subsidiary and the LMRK Companies, the “Partnership Parties”) is a subsidiary of REIT Subsidiary.

The principal executive offices of the Partnership Parties are located at 400 Continental Blvd., Suite 500, El Segundo, CA 90245, and their telephone number is (310) 598-3173.

LM Infra Acquisition Company, LLC

LM Infra Acquisition Company, LLC (“LM Infra”), is a Delaware limited liability company and the sole member of Merger Sub. LM Infra is an affiliate of Landmark Dividend.

LM DV Infrastructure, LLC

LM DV Infrastructure, LLC (“LM DV Infra”), is a Delaware limited liability company and is a wholly owned subsidiary of LM Infra.

The principal executive offices of LM Infra and LM DV Infra are located at 400 Continental Blvd., Suite 500, El Segundo, CA 90245, and its telephone number is (310) 598-3173.

Digital LD MergerCo LLC

Digital LD MergerCo LLC (“Merger Sub”), is a Delaware limited liability company and is a wholly owned subsidiary of LM Infra. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Transaction Agreement. Pursuant to the terms of the Transaction Agreement, the Partnership will be merged with and into Merger Sub, with Merger Sub surviving the merger and continuing to exist as a Delaware limited liability company.

Digital LD MergerCo II LLC

Digital LD MergerCo II LLC (“Merger Sub II”, and together with LM Infra, LM DV Infra and Merger Sub, the “Buyer Parties”), is a Delaware limited liability company and is a wholly owned subsidiary of Merger Sub. Merger Sub II has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Transaction Agreement. Pursuant to the terms of the Transaction Agreement, Merger Sub II will be merged with and into the Partnership, with the Partnership surviving the merger and continuing to exist as a Delaware limited partnership until the Second Partnership Merger (as defined below).

The principal executive offices of Merger Sub and Merger Sub II are located 750 Park of Commerce Drive, Suite 210, Boca Raton, Florida 33487, and its telephone number is (561) 544-7475.

Landmark Dividend LLC

Landmark Dividend is a Delaware limited liability company and the sponsor of the Partnership and the sole member of the Partnership GP.

The principal executive offices of Landmark Dividend are located at 400 Continental Blvd., Suite 500, El Segundo, CA 90245, and its telephone number is (310) 598-3173.

Relationship of the Parties to the Transactions

The Buyer Parties are affiliates of Landmark Dividend. Landmark Dividend is the sole member of the Partnership GP.

Landmark Dividend owns, in the aggregate, (a) 3,518,569 Common Units, which represents approximately 13.8% of the total outstanding Common Units as of June 30, 2021, (b) all of the General Partner Interests (as defined in the Partnership Agreement) and (c) all of the Incentive Distribution Rights (as defined in the Partnership Agreement). Landmark Dividend also owns 100% of the membership interests in the Partnership GP. Landmark Dividend does not own any of the Preferred Units. Subject to certain limitations in the Transaction Agreement with respect to members of the Conflicts Committee, Landmark Dividend has the right to appoint and remove all of the members of the Partnership GP board of directors. Thus, Landmark Dividend has a controlling interest in the Partnership GP, which manages the operations and activities of the Partnership.

For additional information, see “The Transactions—Interests of Certain Persons in the Transactions” and “Information Concerning the Buyer Parties and Landmark Dividend.”

The Transactions

Pursuant to the Transaction Agreement, dated as of August 21, 2021 (the “Transaction Agreement”), by and among LM DV Infra, LM Infra, Merger Sub, Merger Sub II, REIT LLC, REIT Subsidiary, the Partnership, the Partnership GP and Landmark Dividend (solely for the purposes set forth in the Transaction Agreement), LM Infra will acquire all of the assets of the Partnership through the following series of transactions: (a) LM DV Infra will acquire the LMRK Companies from REIT LLC and REIT Subsidiary (the “Equity Sale”), (b) REIT LLC will then merge with and into REIT Subsidiary, with REIT Subsidiary surviving the merger (the “First REIT Merger”), (c) REIT Subsidiary will then merge with and into the Partnership, with the Partnership surviving the merger (the “Second REIT Merger”), (d) Merger Sub II will then merge with and into the Partnership (the “First Partnership Merger”), with the Partnership surviving the First Partnership Merger and (e) the Partnership will then merge with and into Merger Sub (the “Second Partnership Merger” and, together with the Equity Sales, the First REIT Merger, Second REIT Merger and the First Partnership Merger, the “Transactions”), with Merger Sub surviving the Second Partnership Merger. As a result of the Transactions, the Common Units will be delisted from the NASDAQ Global Market.

A copy of the Transaction Agreement is attached as Annex A to this proxy statement and is incorporated herein by reference. You should read carefully the Transaction Agreement in its entirety because it, and not this proxy statement, is the legal document that governs the terms of the transactions contemplated by the Transaction Agreement, including the Transactions.

For additional information, see “The Transactions.”

The Transactions Consideration

Under the terms of the Transaction Agreement, at the effective time of the First Partnership Merger (the “First Partnership Merger Effective Time”), (a) each issued and outstanding Common Unit, other than those Common Units owned by Landmark Dividend or its affiliates (such Common Units, the “Landmark Dividend Common Units”), will be converted into the right to receive $16.50 per Common Unit in cash without any interest thereon (the “Partnership Unaffiliated Unitholders Consideration”); (b) each issued and outstanding Series A Preferred Unit will be converted into the right to receive $25.00 plus the amount of any accumulated and unpaid distributions per Series A Preferred Unit in cash without any interest thereon (the “Series A Liquidation Preference”); (c) each issued and outstanding Series B Preferred Unit will be converted into the right to receive $25.00 plus the amount of any accumulated and unpaid distributions per Series B Preferred Unit in cash without any interest thereon (the “Series B Liquidation Preference”) and (d) each issued and outstanding

Series C Preferred Unit will be converted into the right to receive the greater of (1) $25.00 plus the amount of any accumulated and unpaid distributions per Series C Preferred Unit to, but not including, the date of the First Partnership Merger Effective Time plus the amount of any distributions that would have accrued from the date of the First Partnership Merger Effective Time to, but not including, the 50th business day following the First Partnership Merger Effective Time and (2) the sum of (i) the product of (x) the Alternative Conversion Amount (as defined in the Partnership Agreement) multiplied by (y) Partnership Unaffiliated Unitholders Consideration plus (ii) the amount of any accumulated and unpaid distributions for all prior Series C Distribution Periods (as defined in the Partnership Agreement) ending on or prior to the 20th business day following the First Partnership Merger Effective Time, per Series C Preferred Unit in cash without any interest thereon (the “Series C Fundamental Change Redemption Price” and, together with the Series A Liquidation Preference and the Series B Liquidation Preference, the “Preferred Units Consideration”).

At the effective time of the Second Partnership Merger, each issued and outstanding Landmark Dividend Common Unit and all Incentive Distribution Rights will be converted into the right for Landmark Dividend or its affiliates to receive a certain promissory note in an amount specified by LM DV Infra (the “Equity Sales Note”) and the General Partner Interest will be cancelled and retired and will cease to exist. No consideration will be delivered for such cancelled General Partner Interest.

For additional information regarding the terms of the Transactions Consideration, see “The Transaction Agreement—The Transactions Consideration.”

Effects of the Transactions

If the Transactions are completed, (a) all of the assets of the Partnership Parties will be owned by LM Infra, (b) the holders of Common Units and Preferred Units will no longer have an equity interest in the Partnership, (c) the Common Units and the Preferred Units will no longer be listed on the NASDAQ Global Market and cease to exist and (d) the registration of the Common Units and the Preferred Units under the Exchange Act will be terminated.

For additional information, see “The Transactions—Effects of the Transactions.”

Reasons for the Conflicts Committee’s Recommendation

By vote at a meeting of the Conflicts Committee on August 21, 2021, the Conflicts Committee unanimously (a) determined that the Transaction Agreement and the transactions contemplated thereby, including the Transactions, are in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, (b) approved the Transaction Agreement and the transactions contemplated thereby, including the Transactions, such approval constituting “Special Approval” of the Transaction Agreement and the transactions contemplated thereby, including the Transactions, for all purposes under the Partnership Agreement, and (c) recommended that the Board approve the Transaction Agreement, the execution, delivery and performance of the Transaction Agreement, and the consummation of the transactions contemplated thereby, including the Transactions. In evaluating the Transaction Agreement and the transactions contemplated thereby, the Conflicts Committee considered information supplied by DigitalBridge and the management of the Partnership GP and Landmark Dividend (the “Management”), consulted with its legal and financial advisors, and considered a number of factors in reaching its determination, approval and recommendation.

For a more complete discussion of these items, see “The Transactions—Reasons for the Conflicts Committee’s Recommendation.”

Reasons for the Board’s Recommendation

The Board, after considering various factors, including the unanimous determination and recommendation of the Conflicts Committee, has determined that the Transaction Agreement and the transactions contemplated thereby, including the Transactions, are in the best interests of the Partnership and the Partnership Unaffiliated Unitholders and has approved the Transaction Agreement and the transactions contemplated thereby, including the Transactions. Accordingly, the Board recommends that the holders of all Common Units (the “Unitholders”) vote “FOR” the Transactions Proposal.

For a more complete discussion of these items, see “The Transactions—Reasons for the Board’s Recommendation.”

Opinion of Evercore Group L.L.C.—Financial Advisor to the Conflicts Committee

In connection with the proposed Transactions, Evercore delivered a written opinion, dated as of August 21, 2021, to the Conflicts Committee, as to the fairness, from a financial point of view and as of the date of the opinion, of the Partnership Unaffiliated Unitholders Consideration to be received by the Partnership Unaffiliated Unitholders. In such written opinion, Evercore confirmed its oral opinion that, as of August 21, 2021, based upon and subject to the assumptions, procedures, qualifications, limitations and other matters considered by Evercore in connection with the preparation of its opinion, the merger consideration to be received by the Partnership Unaffiliated Common Unitholders in the First Partnership Merger is fair, from a financial point of view, to the Partnership Unaffiliated Common Unitholders. The full text of the written opinion of Evercore, dated as of August 21, 2021, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached hereto as Annex B to this proxy statement. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Conflicts Committee in connection with its evaluation of the fairness of the Partnership Unaffiliated Unitholders Consideration, from a financial point of view, to the Partnership Unaffiliated Unitholders, and did not address any other aspects or implications of the Transactions. Evercore’s opinion should not be construed as creating any fiduciary duty on Evercore’s part to any party and such opinion was not intended to be, and does not constitute, a recommendation to the Conflicts Committee or to any other persons in respect of the Transactions, including as to how any unitholder of the Partnership should act in respect of the Transactions. The summary of the Evercore opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex B to this proxy statement.

For a description of the opinion that the Conflicts Committee received from Evercore, see “The Transactions—Opinion of Evercore Group L.L.C.—Financial Advisor to the Conflicts Committee.”

Interests of Certain Persons in the Transactions

In considering the recommendation of the Conflicts Committee with respect to the Transaction Proposal, the Unitholders holding Common Units should be aware that certain of the executive officers and directors of the Partnership GP have interests in the transaction that differ from, or are in addition to, the interests of the holders of Common Units generally. For a complete discussion of these and other items, see “The Transactions—Interests of Certain Persons in the Transactions.”

The Transaction Agreement

The Transaction Agreement is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. You are encouraged to read the Transaction Agreement in its entirety because it is the legal document that governs the Transactions.

Conditions to the Transactions

The respective obligations of the Partnership Parties and the Buyer Parties to effect the Transactions are subject to the satisfaction or, to the extent permitted by applicable law, waiver, of certain customary conditions, including the Partnership Unitholder Approval being obtained, the absence of any legal prohibition on the consummation of the Transactions, the accuracy of the representations and warranties of the parties, compliance in all material respects with their respective obligations under the Transaction Agreement, and, with respect to the obligations of LM DV Infra, the absence of a Partnership Material Adverse Effect.

Termination

The Transaction Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date:

•	by the mutual written consent of the Partnership and LM Infra;

•	by either of the Partnership or LM Infra:

•

if there is any legal prohibition on the consummation of the Transactions, except that the right to terminate the Transaction Agreement on this basis shall not be available to the Partnership or LM Infra, as applicable, if the legal prohibition was primarily due to the failure of, in the case of the Partnership, any Partnership Party, and in the case of LM Infra, any Buyer Party, to perform in all material respects any of its obligations under the Transaction Agreement;

•

if the Closing has not been consummated on or before February 21, 2022 (as may be extended in accordance with the Transaction Agreement for a period of up to 90 days by either the Partnership or LM Infra by delivering written notice to the other parties prior to such date in the event that any Required Approval shall have not been obtained prior to such date, the “Outside Date”), except that the right to terminate the Transaction Agreement on this basis shall not be available to the Partnership or LM Infra, as applicable, if the failure of the Closing to occur by the Outside Date was primarily due to the failure of, in the case of the Partnership, any Partnership Party, and in the case of LM Infra, any Buyer Party, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing Date;

•	if the Partnership Unitholder Meeting has concluded and the Partnership Unitholder Approval has not been obtained; or

•

if the other party has breached any of its representations or warranties, or failed to perform any of its covenants or agreements, in any way that results in the failure to satisfy a condition to Closing, and such breach has not been cured within the earlier of (i) 30 days following receipt of written notice of such breach or failure or (ii) the Outside Date; provided that the party seeking to terminate is not then in material breach of its own obligations.

•	by LM Infra, if:

•	a Partnership Adverse Recommendation Change has occurred, unless the Partnership Unitholder Approval has occurred.

•	by the Partnership, if:

•

(a) all of the closing conditions set forth in the Transaction Agreement (other than such conditions relating to the representations, warranties, covenants or agreements of LM Infra with respect to the obligation of REIT Subsidiary and REIT LLC to effect the Equity Sales) were and continue to be satisfied (other than such conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of satisfaction), and Closing has not occurred by the time required by the Transaction Agreement, (b) the Partnership GP has delivered a Closing Failure Notice (as defined in “The Transaction Agreement—Termination” ) to LM Infra, and (c) the Buyer Parties fail to consummate the Transactions within such five business day period after the date of the delivery of a Closing Failure Notice.

Termination Fees

If the Transaction Agreement is terminated by LM Infra in connection with a Partnership Adverse Recommendation Change or is terminated by the Partnership or LM Infra if the Closing has not been consummated on or before the Outside Date at a time when LM Infra could have terminated the Transaction

Agreement in connection with a Partnership Adverse Recommendation Change, the Partnership will promptly, but in no event later than ten business days after the date of such termination, pay to LM Infra or its designee a termination fee in an amount equal to $7.30 million. If the Transaction Agreement is terminated by the Partnership following a Closing Failure Notice or is terminated by the Partnership or LM Infra if the Closing has not been consummated on or before the Outside Date at a time when the Partnership could have terminated the Transaction Agreement following a Closing Failure Notice, Landmark Dividend or its designee will promptly, but in no event later than ten business days after the date of such termination, pay or cause to be paid to the Partnership a termination fee in an amount equal to $18.25 million.

Effect of Termination; Remedies

In the event of termination of the Transaction Agreement in accordance with the provisions described above in “—Termination,” the Transaction Agreement (other than the provisions described above in “—Termination Fees” and certain other specific sections of the Transaction Agreement) will become null and void and of no further force and effect, and each of the parties shall be relieved of their duties and obligations arising under the Transaction Agreement after the date of such termination and the parties will have no further liability under the Transaction Agreement, except that the parties will continue to be liable for fraud or willful breach of the Transaction Agreement.

For more information regarding the effect of termination and remedies, see “The Transaction Agreement—Effect of Termination; Remedies” and “The Transaction Agreement—Specific Performance; Remedies.” For more information regarding the terms of the Transaction Agreement, see “The Transaction Agreement.”

Expenses Relating to the Transactions

Under the terms of the Transaction Agreement, except for any termination fees described in “The Transaction Agreement—Termination Fees” and certain expenses related to the debt financing described below, all fees and expenses incurred in connection with the transactions contemplated by the Transaction Agreement and its ancillary documents shall be the obligation of the respective party incurring such fees and expenses.

For more information regarding the parties’ expenses, see “The Transactions—Estimated Fees and Expenses.”

Financing of the Transactions

Concurrently with the execution of the Transaction Agreement, LM DV Infra entered into a debt commitment letter (the “Debt Commitment Letter”) with Truist Bank, Truist Securities, Inc., Citizens Bank, N.A., Royal Bank of Canada, RBC Capital Markets, LLC, The Toronto Dominion Bank, New York Branch and TD Securities (USA) LLC (collectively, the “Financing Banks”), pursuant to which the Financing Banks committed, subject to the terms and conditions set forth therein, to provide debt financing in an aggregate principal amount of up to $500 million to, among other uses, fund a portion of the Transactions Consideration.

In addition, concurrently with the execution of the Transaction Agreement, the Buyer Parties entered into an Equity Commitment Letter (the “Equity Commitment Letter” and together with the Debt Commitment Letter, the “Commitment Letters”), dated August 21, 2021, with Digital Colony Partners II, LP (the “Equity Investor”), pursuant to which the Equity Investor has agreed to directly or indirectly, contribute proceeds to LM DV Infra for an aggregate amount of $510 million, solely for the purposes of financing the transactions contemplated by the Transaction Agreement, including the payment of a portion of the Transactions Consideration.

The Buyer Parties have represented to the Partnership Parties that the aggregate proceeds contemplated by the Commitment Letters will be sufficient to consummate the Transactions and the related transactions, including payment of the Transactions Consideration and any fees and expenses of or payable by the Buyer Parties under the Transaction Agreement and the Commitment Letters that are due and payable on the Closing Date (the “Required Amount”). The Buyer Parties’ obligation to close the Transactions is not conditioned on its ability to obtain financing.

For additional information, see “The Transactions—Financing of the Transactions.”

Certain Material United States Federal Income Tax Consequences

In general, the Second REIT Merger will be treated as a taxable event by the Partnership. The First Partnership Merger combined with the Second Partnership Merger will be part of a plan of liquidation of the Partnership where holders of Common Units will receive distributions of cash in liquidation of their Common Units. The Second REIT Merger and/or the distribution of cash to holders of Common Units in the First Partnership Merger may subject holders of Common Units to United States federal income tax depending on such holder’s own tax situation. Accordingly, you are strongly urged to consult your own tax advisor for a full understanding of the particular tax consequences of the Transactions to you.

Please read “Certain Material United States Federal Income Tax Consequences” for a more complete discussion of certain material United States federal income tax consequences to holders of Common Units of the Second REIT Merger and the receipt of cash by such holders in the First Partnership Merger.

No Dissenters’ or Appraisal Rights for the Unitholders or Holders of Preferred Units

Under the Transaction Agreement, there are no dissenters’ or appraisal rights for the Unitholders or holders of Preferred Units with respect to the Transactions.

For additional information, see “The Transactions—No Dissenters’ or Appraisal Rights.”

Regulatory Approvals Required for the Transactions

In connection with the Transactions, the Partnership intends to make all required filings under the Exchange Act, as well as any required filings with NASDAQ Global Market and the Secretary of State of the State of Delaware. The Partnership also made all required filings under section 81 of the Commonwealth of Australia’s Foreign Acquisitions and Takeovers Act 1976, and intends to make any required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if required, and will abide by any applicable waiting periods with respect thereto.

For additional information, see “The Transaction Agreement—The Transactions.”

Accounting Treatment

The Transactions will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification. As the Partnership and the Buyer Parties are under common control, the Transactions will be accounted for as equity transactions and no gain or loss on the Transactions will be recognized in the Partnership’s consolidated statements of operations.

For additional information, see “The Transactions —Accounting Treatment.”

Delisting and Deregistration of Common Units and Preferred Units

Upon completion of the Transactions, the Common Units and Preferred Units currently listed on the NASDAQ Global Market will cease to be listed on the NASDAQ Global Market and will be subsequently deregistered under the Exchange Act.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS AND THE PARTNERSHIP UNITHOLDER MEETING

Important Information and Risks. The following are brief answers to some questions that you may have regarding the Transactions Proposal and the Partnership Unitholder Meeting. You should read and consider carefully the remainder of this proxy statement because the information in this section does not provide all of the information that might be important to you. Additional important information and descriptions of risk factors are also contained in the documents incorporated by reference into this proxy statement. Please read “Where You Can Find More Information” beginning on page 105.

Q:	WHY AM I RECEIVING THESE MATERIALS?

A:

The Partnership Parties, together with the Buyer Parties and Landmark Dividend have entered into the Transaction Agreement, pursuant to which LM Infra will acquire all of the assets of the Partnership and as a result of the Transactions contemplated by the Transaction Agreement, the Common Units and the Preferred Units will be delisted from the NASDAQ Global Market. The Transactions cannot be completed without the approval or consent of at least a majority of the issued and outstanding Common Units. The Partnership GP is sending this proxy statement in connection with its solicitation of your proxy for use at the Partnership Unitholder Meeting because you owned Common Units at the close of business on                , 2021, the record date for the Partnership Unitholder Meeting, and therefore, are entitled to vote at the Partnership Unitholder Meeting.

Preferred Unitholders are receiving this proxy statement as information only.

Q:	ON WHAT AM I BEING ASKED TO VOTE?

A:	You are being asked to consider and vote on the Transactions Proposal.

Q:	WHAT IS THE TRANSACTIONS PROPOSAL?

A:

On August 21, 2021, the Partnership Parties, together with the Buyer Parties and Landmark Dividend entered into the Transaction Agreement, pursuant to which LM Infra will acquire all of the assets of the Partnership and as result of the Transactions contemplated by the Transaction Agreement, the Common Units and the Preferred Units will be delisted from the NASDAQ Global Market.

You are being asked to approve the Transaction Agreement, a copy of which is attached as Annex A to this proxy statement, as such agreement may be amended from time to time, and the Transactions.

Q:	WHAT WILL I, AS A HOLDER OF COMMON UNITS OR A HOLDER OF PREFERRED UNITS, RECEIVE IF THE TRANSACTIONS ARE COMPLETED?

A:

Upon completion of the Transactions, you will be entitled to receive in respect of each Common Unit, other than Landmark Dividend Common Units, held by you immediately prior to the First Partnership Merger Effective Time, $16.50 per Common Unit in cash without any interest thereon.

Under the terms of the Transaction Agreement, at the First Partnership Merger Effective Time, (a) each issued and outstanding Series A Preferred Unit will be converted into the right to receive $25.00 plus the amount of any accumulated and unpaid distributions per Series A Preferred Unit in cash without any interest thereon, (b) each issued and outstanding Series B Preferred Unit will be converted into the right to receive $25.00 plus the amount of any accumulated and unpaid distributions per Series B Preferred Unit in cash without any interest thereon and (c) each issued and outstanding Series C Preferred Unit will be converted into the right to receive the greater of (1) $25.00 plus the amount of any accumulated and unpaid distributions per Series C Preferred Unit to, but not including, the date of the First Partnership Merger Effective Time plus the amount of any distributions that would have accrued from the date of the First Partnership Merger Effective Time to, but not including, the 50th Business Day following the First Partnership Merger Effective Time and (2) the sum of (i) the product of (x) the Alternative Conversion Amount multiplied by (y) Partnership Unaffiliated Unitholders Consideration plus (ii) the amount of any accumulated and unpaid distributions for all prior Series C Distribution ending on or prior to the 20th Business Day following the First Partnership Merger Effective Time, per Series C Preferred Unit in cash without any interest thereon.

For additional information, see “The Transaction Agreement—The Transactions Consideration.”

Q:	WILL QUARTERLY DISTRIBUTIONS BE PAID PENDING THE CONSUMMATION OF THE TRANSACTIONS?

A:

Yes. Under the Transaction Agreement, the Partnership GP shall, subject to the requirements of the Partnership Agreement and the limitations of applicable law, cause the Partnership to declare and pay regular quarterly cash dividends of $0.20 per Common Unit to the holders of the Common Units with declaration, record and payment dates consistent with past practice. Under the Transaction Agreement, the Partnership is permitted to declare and pay distributions as required by the terms of the Series A Preferred Units, Series B Preferred Units and Series C Preferred Units.

Q:	HOW DOES THE $16.50 PER COMMON UNIT PARTNERSHIP UNAFFILIATED UNITHOLDERS CONSIDERATION COMPARE TO THE MARKET PRICE OF COMMON UNITS PRIOR TO THE EXECUTION OF THE TRANSACTION AGREEMENT?

A:

The $16.50 per Common Unit Partnership Unaffiliated Unitholders Consideration represents a premium of approximately (1) 38% to the $11.92 unaffected closing price on May 14, 2021, the last business day prior to the announcement of Landmark Dividend’s proposed acquisition of the Partnership for $13.00 per Common Unit and (2) 16.5% to the $14.16 closing price per Common Unit on August 20, 2021, the last trading day before the announcement of the Transactions.

Q:	WHERE AND WHEN IS THE PARTNERSHIP UNITHOLDER MEETING?

A:	The Partnership Unitholder Meeting will be held on , 2021 at , Pacific Time, located at .

Q:	HOW DOES THE BOARD RECOMMEND THAT I VOTE?

A.

The Board, after considering various factors, including the unanimous determination and recommendation of the Conflicts Committee, has determined that the Transaction Agreement and the transactions contemplated thereby, including the Transactions, are in the best interests of the Partnership and the Partnership Unaffiliated Unitholders and has approved the Transaction Agreement and the transactions contemplated thereby, including the Transactions.

Accordingly, the Board recommends that the Unitholders vote “FOR” the Transactions Proposal.

For additional information, see “The Transactions—Reasons for the Board’s Recommendation.”

Q:	WHAT CONSTITUTES A QUORUM?

A:

The presence, in person or by proxy, at the Partnership Unitholder Meeting of holders of a majority of the Common Units entitled to vote at the Partnership Unitholder Meeting, as of the record date, will constitute a quorum and will permit the Partnership to conduct the proposed business at the Partnership Unitholder Meeting. Your shares will be counted as present at the Partnership Unitholder Meeting if you:

•	are present in person at the Partnership Unitholder Meeting; or

•	have submitted and not revoked a properly executed proxy card or properly submitted and not revoked your proxy via telephone or the Internet.

Proxies received but marked as abstentions will be counted as Common Units that are present for purposes of determining the presence of a quorum. A broker non-vote will also be considered present at the Partnership Unitholder Meeting for purposes of determining the presence of a quorum. Abstentions and broker non-votes have the same effect as a vote against the Transactions for purposes of the vote required under the Transactions Agreement and the Partnership Agreement.

Q:	WHAT IS A PROXY?

A:

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your Common Units. The written document describing the matters to be considered and voted on at the Partnership Unitholder Meeting is called a “proxy statement.” A “proxy card” is a document used to designate a proxy to vote your Common Units.

For additional information, see “Information about the Partnership Unitholder Meeting and Voting.”

Q:	IF A UNITHOLDER GIVES A PROXY, HOW ARE ITS COMMON UNITS VOTED?

A:

Regardless of how you choose to vote, the individuals named on the enclosed proxy card will vote your Common Units in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your Common Units should be voted “FOR” or “AGAINST,” or whether you wish to “ABSTAIN” from voting, on the specific item of business to come before the Partnership Unitholder Meeting.

If you own Common Units that are directly registered in your name with the transfer agent and return a signed proxy card or submit your proxy via the Internet or by telephone but do not indicate how you wish your Common Units to be voted, Common Units represented by your properly submitted proxy card will be voted “FOR” the Transactions Proposal.

For additional information, see “Information about the Partnership Unitholder Meeting and Voting.”

Q:	WHAT CAN I DO IF I CHANGE MY MIND AFTER I HAVE SUBMITTED A PROXY FOR MY COMMON UNITS?

A:	If your Common Units are registered directly in your name with the transfer agent, you may revoke your proxy at any time before it is voted at the Partnership Unitholder Meeting by:

•	submitting a proxy again prior to the Partnership Unitholder Meeting through any of the methods available to you;

•

giving written notice of revocation to the general counsel of the Partnership GP, which must be received by the general counsel of the Partnership GP by the time Partnership Unitholder Meeting begins; or

•	attending the Partnership Unitholder Meeting and voting your Common Units in person.

If your Common Units are held through a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies. If your bank, broker or other nominee allows you to submit your proxy via telephone or Internet, you may be able to change your proxy by submitting a proxy again by telephone or Internet.

For additional information, see “Information about the Partnership Unitholder Meeting and Voting.”

Q:	WHAT IS THE RECORD DATE FOR THE PARTNERSHIP UNITHOLDER MEETING?

A:

The record date for Partnership Unitholder Meeting is                , 2021. Only holders of Common Units at the close of business on the record date are entitled to notice of, and to vote at, the Partnership Unitholder Meeting.

For additional information, see “Information about the Partnership Unitholder Meeting and Voting.”

Q:	WHAT IS THE VOTE REQUIRED OF UNITHOLDERS TO APPROVE THE TRANSACTION AGREEMENT AND THE TRANSACTIONS?

A:

Pursuant to the Transaction Agreement and the Partnership Agreement, holders of at least a majority of the issued and outstanding Common Units must affirmatively vote or consent in favor of the Transactions Proposal in order for it to be approved. Failures to vote, in addition to abstentions and broker non-votes, will have the same effect as a vote against the Transactions Proposal for purposes of the vote required under the Transaction Agreement and the Partnership Agreement. Your vote is important.

Pursuant to the terms of the Transaction Agreement, each of Landmark Dividend and the Buyer Parties agreed to vote all Common Units then owned beneficially or of record by it or any of its subsidiaries in favor of the approval of the Transaction Agreement and the Transactions at any meeting of the Unitholders.

Q:	HOW DO I VOTE MY COMMON UNITS IF I HOLD SUCH UNITS IN MY OWN NAME?

A:

After reading this proxy statement carefully, please respond by completing, signing and dating your proxy card and returning in the enclosed postage-paid envelope, or by submitting your proxy by telephone or the Internet as soon as possible in accordance with the instructions provided under “Information about the Partnership Unitholder Meeting and Voting—Submitting a Proxy Card” and “Information about the Partnership Unitholder Meeting and Voting—Submitting a Proxy via Telephone or Internet.”

Q:	IF MY COMMON UNITS ARE HELD IN “STREET NAME” BY MY BANK, BROKER OR OTHER NOMINEE, WILL MY BANK, BROKER OR NOMINEE VOTE MY COMMON UNITS FOR ME?

A:

Your bank, broker or other nominee will only be permitted to vote your Common Units if you instruct the bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your Common Units. Banks, brokers or other nominees who hold Common Units in “street name” for customers only have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the Transactions Proposal, and, as a result, absent specific instructions from the beneficial owner of such Common Units, banks, brokers or other nominees are not empowered to vote those Common Units on such non-routine matters. Accordingly, if you do not instruct your bank, broker or other nominee to vote your Common Units, your Common Units will not be voted, and this will have the same effect as a vote cast “AGAINST” the Transactions Proposal.

Q:	WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

A:

If you received more than one proxy card, your Common Units are likely registered in different names or with different addresses or are in more than one account. You must separately submit each proxy card that you receive in order for all of your Common Units to be voted at the meeting.

For additional information, see “Information about the Partnership Unitholder Meeting and Voting.”

Q:	WHAT HAPPENS IF I SELL MY COMMON UNITS BEFORE THE PARTNERSHIP UNITHOLDERS MEETING?

A:

The record date for Common Units entitled to vote at the Partnership Unitholders Meeting is earlier than both the date of the Partnership Unitholders Meeting and the consummation of the Transactions. If you transfer your Common Units after the record date of the Partnership Unitholders Meeting but before the

Partnership Unitholder Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your Common Units and each of you notifies the Partnership in writing of such special arrangements, you will retain your right to vote such Common Units at the Partnership Unitholder Meeting but will transfer the right to receive the Partnership Unaffiliated Unitholders Consideration, if the Transactions are completed, to the person to whom you transfer your Common Units.

For additional information, see “Information about the Partnership Unitholder Meeting and Voting.”

Q:	WHAT HAPPENS IF I SELL MY COMMON UNITS AFTER THE PARTNERSHIP UNITHOLDER MEETING BUT BEFORE THE CLOSING DATE?

A:

If you transfer your Common Units after the Partnership Unitholder Meeting but before the Closing Date, you will have transferred the right to receive the Partnership Unaffiliated Unitholders Consideration, if the Transactions are completed, to the person to whom you transfer your Common Units. In order to receive the Partnership Unaffiliated Unitholders Consideration, you must hold your Common Units through completion of the Transactions.

Q:	WHO WILL SOLICIT AND PAY THE COST OF SOLICITING PROXIES?

A:

The Partnership has engaged Okapi Partners LLC (“Okapi Partners”) to assist in the solicitation of proxies for the Partnership Unitholder Meeting. Okapi Partners will be paid approximately $                by the Partnership for these and other consulting, analytic and advisory services in connection with the Partnership Unitholder Meeting. In addition, the Partnership has agreed to reimburse Okapi Partners for certain fees and expenses and will also indemnify Okapi Partners, its subsidiaries and their respective directors, officers, employees and agents against certain claims, liabilities, losses, damages and expenses. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of Common Units, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses.

Proxies also may be solicited by the Partnership GP’s and its Affiliates’ directors, officers and employees by telephone, electronic mail, letter, facsimile or in person, but no additional compensation will be paid to them.

Q:	HOW WILL I RECEIVE THE PARTNERSHIP UNAFFILIATED UNITHOLDERS CONSIDERATION TO WHICH I AM ENTITLED?

A:

Promptly after the consummation of the Transactions,                , as paying agent (the “Paying Agent”), will mail or provide to each holder of record of Common Units certain transmittal materials and instructions for use in effecting the surrender of Common Units to the Paying Agent. If your Common Units are held in “street name” through a bank, broker or other nominee, you should contact your bank, broker or other nominee for instructions as to how to effect the surrender of your “street name” Common Units in exchange for the Partnership Unaffiliated Unitholders Consideration.

For additional information, see “The Transaction Agreement—Surrender of Common Units and Preferred Units.”

Q:	HOW MANY VOTES DO I HAVE?

A:	You are entitled to one vote for each Common Unit owned by you as of the record date, , 2021.

Q:	WHERE CAN I FIND THE VOTING RESULTS OF THE PARTNERSHIP UNITHOLDER MEETING?

A:

The preliminary voting results are expected to be announced at the Partnership Unitholder Meeting. In addition, within four business days following the certification of the final voting results, the Partnership will file the final voting results with the SEC on a Current Report on Form 8-K.

Q:	WHEN DO YOU EXPECT THE TRANSACTIONS TO BE COMPLETED?

A:	Assuming timely satisfaction of other closing conditions, including the approval by the Unitholders of the Transactions Proposal, the Transactions are targeted to close in the fourth quarter of 2021.

Q:	WHAT IF THE TRANSACTIONS ARE NOT COMPLETED?

A:

If the Transactions Proposal is not approved by the Unitholders, or if the Transactions are not completed for any other reason, you will not receive the Partnership Unaffiliated Unitholders Consideration for your Common Units in connection with the Transactions, you will continue to own the Common units that you currently own, and the Common Units will continue to be listed on the NASDAQ Global Market.

Q:	WHAT IS “HOUSEHOLDING”?

A:

The SEC has adopted rules that permit companies and intermediaries (such as brokers or banks) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single notice or proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for security holders and cost savings for companies.

Banks, brokers and other nominees may be participating in the practice of “householding” proxy statements and annual reports. As indicated in the notice provided by these banks, brokers and other nominees to Unitholders, a single proxy statement will be delivered to multiple Unitholders sharing an address unless contrary instructions have been received from an affected unitholder. Once you have received notice from your bank, broker or other nominee that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you would prefer to receive separate copies of the proxy statement either now or in the future, please contact your bank, broker or other nominee or contact Okapi Partners, the Partnership’s proxy solicitor, at                , or contact the Partnership by written or oral request to the Partnership at 400 Continental Blvd., Suite 500, El Segundo, California 90245 or by telephone at    .

Q:	WHO CAN HELP ANSWER MY QUESTIONS?

A:

If you have any questions about the Transactions Proposal, need additional copies of this proxy statement or the enclosed proxy card or require assistance in voting your Common Units, you should contact the Partnership’s proxy solicitor, Okapi Partners, at                .

THE TRANSACTIONS

This discussion of the Transactions is qualified in its entirety by reference to the Transaction Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read carefully the Transaction Agreement in its entirety because it, and not this proxy statement, is the legal document that governs the terms of the Transactions, including the First Partnership Merger and the Second Partnership Merger.

The Partnership is a limited partnership formed under Delaware law, and the Partnership GP serves as the general partner of the Partnership. The Board of the Partnership GP oversees the management of the Partnership, and unlike a corporation, the duties that the Partnership GP and its board members owe to the Partnership are determined solely by the terms of the Partnership Agreement and not by the fiduciary duties that are required by directors of a corporation. Under the Partnership Agreement, the standard of required conduct by the general partner is to make determinations and take actions in good faith (as defined in the Partnership Agreement), and the Partnership Agreement contains a broad waiver of any fiduciary duties. The general partner has an option, but not an obligation, under the Partnership Agreement to refer any matter that might constitute a potential conflict of interest to the Conflicts Committee, and, if the Conflicts Committee approves the matter, then approval shall be deemed to have been in good faith. The Board elected its option to refer the negotiation of the Transactions to the Conflicts Committee because of the conflict of interest, and the Conflicts Committee negotiated and approved the terms of the Transactions. The Partnership GP did not grant authority to the Conflicts Committee to negotiate the sale of the Partnership to a third party as the Partnership GP is not considering pursuing a third party sale and under the terms of the Partnership Agreement, the Partnership GP has no duty to pursue any sale of its interests in the Partnership.

Background of the Transactions

On May 15, 2021, Digital LD Management / Non-REIT Holdings, LP, an affiliate of the Buyer Parties (together with its affiliates, “DigitalBridge”) entered into a Purchase and Sale Agreement (the “PSA”) with Landmark Dividend Holdings II LLC, an affiliate of Landmark Dividend, providing for the acquisition (the “Sponsor Acquisition”) of Landmark Dividend and the Landmark Dividend Common Units from affiliates of American Infrastructure Funds LLC. From the initial public offering of the Partnership in 2014 until the Sponsor Acquisition, the Partnership GP and Landmark Dividend had been controlled by affiliates of American Infrastructure Funds LLC.

Prior to entering into the PSA with DigitalBridge, Landmark Dividend entered into customary non-disclosure agreements with potential acquirers of Landmark Dividend, pursuant to which such counterparties agreed to customary standstill provisions restricting their ability to purchase units of the Partnership.

Prior to the closing of the Sponsor Acquisition, on May 17, 2021, DigitalBridge informed the Board and issued a press release of its intent to submit a proposal to acquire all of the outstanding limited partner interests of the Partnership that were not already owned by DigitalBridge for cash consideration of $13.00 per Common Unit.

On May 18, 2021, in light of the publicly announced acquisition of the Partnership GP by DigitalBridge and DigitalBridge’s publicly announced intent to submit a proposal to acquire all of the outstanding limited partner interests of the Partnership that were not already owned by DigitalBridge, the independent members of the Board held an initial meeting to discuss expected key workstreams with respect to a potential proposal from the DigitalBridge.

In late May 2021, the independent members of the Board interviewed potential legal counsels and selected Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) as its legal counsel with respect to a potential proposal from DigitalBridge.

In late May and early June 2021, the independent members of the Board interviewed potential financial advisors and selected Evercore as its financial advisor with respect to a potential proposal from DigitalBridge.

Upon closing of the Sponsor Acquisition on June 2, 2021, DigitalBridge acquired control of the Partnership GP and the Partnership. On the same day, DigitalBridge submitted to the Board a written letter proposing to acquire all of the outstanding limited partner interests of the Partnership that were not already owned by DigitalBridge for cash consideration of $13.00 per Common Unit (the “Sponsor Proposal”).

On June 3, 2021, the independent members of the Board met with Gibson Dunn to discuss the written proposal letter submitted by DigitalBridge regarding the Sponsor Proposal.

On June 8, 2021, the independent members of the Board met with the remaining members of the Board and the Management regarding the Sponsor Proposal. Later that day, the independent members of the Board met with Gibson Dunn to discuss the Sponsor Proposal.

On June 9, 2021, Simpson Thacher & Bartlett LLP (“Simpson”), legal counsel to DigitalBridge and the Partnership GP, sent Gibson Dunn a draft written consent of the Board establishing and delegating authority to the Conflicts Committee to, among other things, review, consider and evaluate the Sponsor Proposal. Gibson Dunn sent a revised draft Board consent to Simpson the same day, which contained, among other things, the request to authorize and empower the Conflicts Committee to solicit, review and analyze alternative transactions and such strategic options for the Partnership as the Conflicts Committee deemed appropriate in its sole discretion. On June 11, 2021, Simpson sent Gibson Dunn a further revised draft Board consent rejecting such request. On June 14, 2021, Simpson finalized the draft Board consent establishing and delegating authority to the Conflicts Committee with respect to the Sponsor Proposal, which did not authorize the Conflicts Committee to solicit any alternative transactions or consider third-party proposals to acquire the Partnership or its assets.

On June 15, 2021, the Board met to receive a status update of the Sponsor Proposal. By resolution, the Board established the Conflicts Committee, comprising Messrs. Benson, Tywoniuk and White, and authorized and empowered the Conflicts Committee to, among other things: (i) review, consider and evaluate the Sponsor Proposal and the terms and conditions of the Sponsor Proposal and any agreements and arrangements related thereto on behalf of the Partnership and/or Unitholders other than the Partnership GP and its Affiliates; (ii) negotiate the terms and any documentation of the Sponsor Proposal and the related arrangements directly with each of DigitalBridge and its affiliates and/or the Management and the counsel and advisors to each of them, as it may deem necessary, appropriate or advisable, in the Conflicts Committee’s sole discretion; (iii) consult with, advise and/or direct the Management in connection with discussions and/or negotiations concerning potential terms and conditions of the Sponsor Proposal and the related arrangements; (iv) determine whether the Sponsor Proposal and the related arrangements are in the best interests of the Partnership; (v) determine whether to recommend that the Board approve or not approve, as applicable, the Sponsor Proposal and the related arrangements, with any such approval and related recommendation of the Conflicts Committee constituting “Special Approval” for all purposes under the Partnership Agreement; (vi) make a recommendation to the Board whether it should (a) approve the Sponsor Proposal and the related arrangements and (b) recommend the Sponsor Proposal and the related arrangements to the Partnership Unaffiliated Common Unitholders (it being understood that the Board, acting for and on behalf of the Partnership GP in its capacity as the general partner of the Partnership, shall ultimately make a determination to approve or not approve the Sponsor Proposal and the related arrangements on behalf of the Partnership).

On June 22, 2021, the Conflicts Committee met with representatives of Gibson Dunn and Evercore to discuss certain key issues and considerations in the evaluation and negotiation of the Sponsor Proposal, including the scope of the financial and legal due diligence to be conducted by Evercore and Gibson Dunn. The Conflicts Committee and Gibson Dunn also discussed materials prepared by Gibson Dunn regarding duties of directors of the Partnership GP, the framework for resolution of conflicts of interest involving the Partnership, and the process and recommendations for resolution of conflicts of interest in connection with the Sponsor Proposal.

On July 1, 2021, the Conflicts Committee met with representatives of Gibson Dunn, Evercore, DigitalBridge and Landmark Dividend. The Management presented to the Conflicts Committee the business plan prepared by Landmark Dividend, which included preliminary financial projections for the Partnership, in connection with the Conflicts Committee’s review, consideration and evaluation of the Sponsor Proposal.

On July 2, 2021, the Conflicts Committee met with representatives of Gibson Dunn and Evercore to discuss the business plan presented by the Management on the day before.

On July 16, 2021, Verde Investments, Inc. (“Verde”) submitted a written letter to the Board proposing to acquire all of the outstanding limited partner interests of the Partnership that were not already owned by Verde for cash consideration of $13.50 per Common Unit (the “Verde Proposal”).

Later that day, Gibson Dunn had a call with Simpson regarding interactions among the Management, Verde, Simpson, and legal counsel to Verde. Simpson stated, on behalf of DigitalBridge and the Partnership GP, that the Conflicts Committee was not authorized, and would not be authorized, by the Board to engage with Verde and the Partnership GP would not consider any third party offers, including the Verde Proposal. Gibson Dunn requested that the Partnership GP provide the Conflicts Committee with any valuation materials that might be provided by Verde. No valuation materials were provided by Verde.

After Gibson Dunn’s call with Simpson, the Conflicts Committee met with representatives of Gibson Dunn and Potter Anderson & Corroon LLP (“Potter Anderson”), Delaware counsel to the Conflicts Committee. Gibson Dunn reported on the call with Simpson. The Conflicts Committee and representatives of Gibson Dunn and Potter Anderson then discussed certain considerations with respect to DigitalBridge’s becoming the new owner of the Partnership GP and its business plan for the Partnership. The Conflicts Committee also discussed with Gibson Dunn and Potter Anderson the recommended practices of members of the Conflicts Committee in carrying out their other responsibilities as directors of the Board of the Partnership GP during the pendency of the Conflicts Committee’s review, consideration and evaluation of the Sponsor Proposal.

On July 19, 2021, the Conflicts Committee met with the Board and the Management at which the Management discussed the Verde Proposal, including the Management’s views of the shortcomings of the Verde Proposal, and confirmed that DigitalBridge was not considering the sale of the Partnership or any of its assets to any third parties and that the Conflicts Committee was not authorized to engage with Verde or any other third party. After the announcement of the Transactions on August 23, 2021, based on filings made with the SEC, Verde sold all of its Common Units at a price less than $16.50 per Common Unit.

On July 22, 2021, the Conflicts Committee met with representatives of Gibson Dunn and Evercore to discuss the preliminary discussion materials prepared by Evercore evaluating the Sponsor Proposal based on the preliminary data, including the preliminary financial projections provided by Management. Evercore discussed, among other things, (i) an overview of the Partnership; (ii) summary market data; (iii) research analyst estimates; (iv) rental revenue by segment; (v) an overview of the unitholders; and (vi) a preliminary analysis of assumptions and the preliminary financial projections in the business plan provided by Management. The Conflicts Committee and representatives of Gibson Dunn and Evercore also discussed the financial and legal due diligence conducted to date by Evercore and Gibson Dunn, respectively. The Conflicts Committee directed Evercore to, among other things, engage with Management and its advisors regarding the business plan and financial projections and prepare sensitivity analyses thereof.

On July 28, 2021, Evercore met with Management to discuss the preliminary financial projections provided on July 1, 2021. During the course of this discussion, Evercore posed a number of questions to Management and proposed certain minor changes based on Evercore’s observations related to balance sheet, leverage, interest expense, distribution rates and development projects. Management reviewed and agreed with the proposed changes on July 30, 2021.

On July 30, 2021, the Conflicts Committee met with representatives of Gibson Dunn and Evercore to discuss updated preliminary discussion materials prepared by Evercore evaluating the Sponsor Proposal based on additional data provided by DigitalBridge.

On August 2, 2021, the Conflicts Committee met with representatives of Gibson Dunn and Evercore to discuss the further updated discussion materials prepared by Evercore evaluating the Sponsor Proposal based on additional information provided by Management. After such discussion, the Conflicts Committee members unanimously agreed to make a counterproposal of $16.50 cash per Common Unit not already owned by DigitalBridge, with such counterproposal being subject to completion of certain tax analyses requested by the Conflicts Committee to be provided by DigitalBridge and negotiation of definitive transaction documents (the “Counterproposal”). The Conflicts Committee directed Evercore to deliver the Counterproposal orally to DigitalBridge’s financial advisor, TAP Advisors (“TAP”), which Evercore did on August 3, 2021.

On August 3, 2021, Melody Investment Advisors LP (“Melody”) delivered to the Partnership GP and publicly disclosed a letter addressed to the Conflicts Committee proposing the purchase by Melody of 100% of the assets currently owned by the Partnership through one or a series of transactions that would result in holders of the Partnership’s Common Units receiving $16.25 per Common Unit in cash (the “Melody Proposal”).

On August 4, 2021, the Conflicts Committee met with representatives of Gibson Dunn, Evercore and Potter Anderson to discuss the Melody Proposal.

On August 5, 2021, Gibson Dunn had several calls with Simpson about the Melody Proposal, the Sponsor Proposal and the Counterproposal. Simpson reported that DigitalBridge and the Partnership GP did not plan to engage with Melody with respect to the Melody Proposal. Simpson confirmed that the Board had not authorized the Conflicts Committee to engage with Melody. Gibson Dunn requested, on behalf of the Conflicts Committee, for the Board to delegate authority to the Conflicts Committee so that the Conflicts Committee would be authorized to review, consider and evaluate transactions or proposals that may be proposed or presented to the Board by third parties unaffiliated with DigitalBridge, including with respect to the Melody Proposal. Simpson, on behalf of DigitalBridge and the Partnership GP, rejected the request and indicated the request would not be reconsidered as DigitalBridge was not interested in selling the Partnership or its assets to any third party. Simpson, on behalf of DigitalBridge, inquired whether anything had changed with respect to the Conflicts Committee’s Counterproposal and whether the Conflicts Committee would engage in negotiations of transaction documents if DigitalBridge proposed a revised price per Common Unit of at least $16.00. Gibson Dunn requested that the Partnership GP provide the Conflicts Committee with any valuation materials that might be provided by Melody. No valuation materials were provided by Melody. Evercore also had calls with TAP with respect to the Melody Proposal, the Sponsor Proposal and the Counterproposal.

Later in the afternoon on August 5, 2021, the Conflicts Committee met with representatives of Gibson Dunn, Evercore and Potter Anderson. Evercore reported on the calls with TAP, and Gibson Dunn reported on the calls with Simpson. After a lengthy discussion, the Conflicts Committee determined that Gibson Dunn should deliver an oral response to Simpson that the Conflicts Committee reaffirmed its Counterproposal of $16.50 cash per Common Unit not already owned by DigitalBridge, subject to an expeditious process, completion of the pending tax analyses and negotiation of definitive transaction documents, which Gibson Dunn did later that day.

On August 7, 2021, Evercore had calls with TAP regarding the Conflicts Committee’s Counterproposal. Gibson Dunn also had a call with Simpson regarding the Melody Proposal and the Conflicts Committee’s Counterproposal. Simpson stated that DigitalBridge was not interested in selling the Partnership or its assets, and that DigitalBridge’s Sponsor Acquisition was premised on DigitalBridge’s eventual acquisition of all the limited partner interests of the Partnership or continued ownership of the Partnership’s general partner interest and incentive distribution rights. As a result, Simpson stated that DigitalBridge would not support a transaction with Melody or any third party, and that the Partnership GP would not grant the Conflicts Committee authority to consider third party offers or engage with any such offerors on behalf of the Partnership. Simpson, on behalf of DigitalBridge, asked for confirmation that the Conflicts Committee would engage in negotiations of transaction documents if DigitalBridge were to agree to the terms of the Counterproposal.

On August 8, 2021, the Conflicts Committee met with representatives of Gibson Dunn, Evercore and Potter Anderson. Evercore reported on the discussion with TAP, and Gibson Dunn reported on its call with Simpson. After a lengthy discussion, the Conflicts Committee agreed that Evercore and Gibson Dunn should deliver oral responses to TAP and Simpson, respectively, that the Conflicts Committee reaffirmed its Counterproposal and would engage in negotiations of transaction documents if DigitalBridge were to agree to the terms of the Counterproposal, but would not make a final decision or grant any approvals at that time. Evercore and Gibson Dunn conveyed such message to TAP and Simpson, respectively, later that day.

On August 13, 2021, a company that provides communications infrastructure services (“Party A”) submitted a letter addressed to the Conflicts Committee proposing the purchase by Party A of 100% of the wireless communications assets currently owned by the Partnership for a purchase price of $550 million in cash (the “Party A Proposal”).

On August 13, 2021, Simpson sent an initial draft of the Transaction Agreement to Gibson Dunn. The terms set forth in the draft Transaction Agreement included, among other things: (i) merger consideration of $16.50 cash per Common Unit; (ii) a “no-shop” provision prohibiting the Partnership, its subsidiaries and representatives, and the Partnership GP, from soliciting acquisition proposals, or negotiating with, or providing non-public information to, a person who makes an unsolicited acquisition proposal; (iii) a provision allowing the Conflicts Committee to make a Partnership Adverse Recommendation Change subject to any Intervening Event, which specifically excluded acquisition proposals; (iv) a provision specifying that a Partnership Adverse Recommendation Change would not affect the validity of Special Approval granted by the Conflicts Committee; and (v) a termination fee and a reverse termination fee in equal amounts payable by the Partnership and the Buyer Parties, respectively, if the Transaction Agreement were terminated in certain circumstances.

On August 16, 2021, Gibson Dunn had a call with Simpson. Simpson stated, on behalf of DigitalBridge, that DigitalBridge had not changed its prior position and would not consider any third party’s offer to purchase the Partnership or its assets. Simpson reiterated, on behalf of DigitalBridge and the Partnership GP, that the Board would not grant the Conflicts Committee authority to consider third-party offers or engage with any such offerors on behalf of the Partnership, including with respect to the Party A Proposal. Gibson Dunn requested that the Partnership GP provide the Conflicts Committee with any valuation materials that might be provided by Party A. No valuation materials were provided by Party A.

Later in the afternoon on August 16, 2021, the Conflicts Committee met with representatives of Gibson Dunn, Evercore and Potter Anderson to discuss status updates on the transaction process, the initial draft of the Transaction Agreement, and Gibson Dunn’s call with Simpson regarding the Party A Proposal. Evercore provided certain financial observations regarding the Party A Proposal.

On August 17, 2021, Gibson Dunn sent a revised draft of the Transaction Agreement to Simpson reflecting the revisions the Conflicts Committee and Gibson Dunn had discussed, including, among others, (i) adding Landmark Dividend and certain of its affiliates as parties to the Transaction Agreement; (ii) deleting the “no-shop” provision; (iii) allowing the Conflicts Committee to make a Partnership Adverse Recommendation Change not subject to any Intervening Event; (iv) deleting the provision specifying that a Partnership Adverse Recommendation Change would not affect the validity of Special Approval granted by the Conflicts Committee; (v) requiring the Partnership to continue to make distributions to the common unitholders through Closing; (vi) adding standstill provisions applicable to the Buyer Parties; (vii) requiring approval of the Transaction Agreement and the Transactions by holders of a majority of the outstanding Common Units excluding Common Units owned by DigitalBridge; (viii) requiring Landmark Dividend to vote all of its Common Units in favor of the approval of the Transaction Agreement and the Transactions; and (ix) increasing the Buyer Termination Fee and decreasing the Partnership Termination Fee payable by the Buyer Parties and the Partnership, respectively, if the Transaction Agreement were terminated in certain circumstances.

On August 18, 2021, Simpson sent a revised draft of the Transaction Agreement to Gibson Dunn. The revised drafted provided for, among other things, (i) the addition of Landmark Dividend as a party to the

Transaction Agreement for certain limited purposes; (ii) adding back the Intervening Event limitation for a Partnership Adverse Recommendation Change, which no longer specifically excluded acquisition proposals; (iii) adding back the provision specifying that a Partnership Adverse Recommendation Change would not affect the validity of Special Approval granted by the Conflicts Committee; (iv) deletion of standstill provisions; and (v) deletion of the requirement for approval of the Transaction Agreement and the Transactions by the holders of a majority of the outstanding Common Units excluding Common Units owned by DigitalBridge.

On August 19, 2021, the Conflicts Committee met with representatives of Gibson Dunn, Evercore and Potter Anderson to discuss the revised draft Transaction Agreement, and the Conflicts Committee directed Gibson Dunn pursue certain further changes to the draft Transaction Agreement, including to clarify that Intervening Event would be defined to include alternative proposals, to delete the provision specifying that a Partnership Adverse Recommendation Change provision would not affect the validity of Special Approval granted by the Conflicts Committee, and to reinsert the standstill provisions applicable to the Buyer Parties. Following the meeting, Gibson Dunn had a call with Simpson to discuss the draft Transaction Agreement, including the treatment of acquisition proposals for purposes of the definition of Intervening Event, the effect of a Partnership Adverse Recommendation Change on Special Approval, and the standstill provisions applicable to the Buyer Parties. Following the discussion, Simpson informed Gibson Dunn that DigitalBridge would not move forward on the basis of the Conflicts Committee’s proposal with respect to the aforementioned terms and would instead proceed with DigitalBridge’s business plan for the Partnership. Mr. Arthur Brazy, Chief Executive Officer of the Partnership, called Mr. Keith Benson, member of the Conflicts Committee, and conveyed the same message to Mr. Benson. Later that afternoon, the Conflicts Committee met again with representatives of Gibson Dunn, Evercore and Potter Anderson to discuss the revised draft Transaction Agreement, Gibson Dunn’s discussion with Simpson, and tax analyses with respect to the Transactions. The Conflicts Committee agreed to continue to progress the transaction on substantially the terms proposed by DigitalBridge on August 18, 2021, and authorized Gibson Dunn to convey that position to Simpson, which Gibson Dunn did later that evening.

From August 19, 2021 to the signing of the Transaction Agreement, Gibson Dunn and Simpson exchanged drafts of the Transaction Agreement, the Equity Commitment Letter, the Debt Commitment Letter and related documentation.

On August 20, 2021, the Conflicts Committee met with representatives of Gibson Dunn and Evercore to discuss the materials prepared by Gibson Dunn regarding the transaction structure of the Transactions and the tax implications thereof. Gibson Dunn reviewed the steps of the transaction structure, the tax treatment thereof, and the tax impact of the Transactions on the Partnership Unaffiliated Unitholders with the Conflicts Committee.

On August 21, 2021, the Conflicts Committee met with representatives of Gibson Dunn, Evercore and Potter Anderson to discuss final versions of the Transaction Agreement and related documentation, including the Debt Commitment Letter and the Equity Commitment Letter. Representatives of Evercore presented its financial analysis to the Conflicts Committee. Evercore discussed the valuation analyses conducted by Evercore, which had been reviewed and discussed by the Conflicts Committee members in detail during prior meetings. At the Conflicts Committee’s request, Evercore orally delivered its opinion (which was subsequently confirmed in writing) that as of August 21, 2021, subject to the assumptions, procedures, qualifications and limitations to be set forth in the written opinion, the Partnership Unaffiliated Unitholders Consideration was fair, from a financial point of view, to the Partnership Unaffiliated Unitholders. Evercore then left the meeting. Gibson Dunn next reminded the Conflicts Committee members of their responsibilities under the Partnership Agreement and the legal framework in which to consider the Potential Transaction. The members of the Conflicts Committee and representatives of Gibson Dunn and Potter Anderson then discussed the Transaction Agreement and the transactions contemplated thereby. Thereafter, the Conflicts Committee unanimously (i) determined that the Transaction Agreement and the transactions contemplated thereby, including the Transactions, are in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, (ii) approved the Transaction Agreement and the transactions contemplated thereby, including the Transactions, such approval constituting “Special Approval” of the Transaction Agreement and the transactions contemplated thereby, including the Transactions, for all purposes under the Partnership Agreement, and (iii) recommended that the Board approve the Transaction Agreement, the execution, delivery and performance of the Transaction Agreement, and the consummation of the transactions contemplated thereby, including the Transactions.

Later in the afternoon on August 21, 2021, at a telephonic meeting of the Board, the Board (a) determined that the Transaction Agreement and the transactions contemplated thereby, including the Transactions, are in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (b) approved the Transaction Agreement, the execution, delivery and performance of the Transaction Agreement and the consummation of the transactions contemplated thereby, including the Transactions, (c) resolved to submit the Transaction Agreement to a vote of the Unitholders and (d) recommended approval of the Transaction Agreement, including the Transactions, by the Unitholders.

Thereafter, on August 21, 2021, the Buyer Parties delivered to the Partnership Parties the executed Debt Commitment Letter and Equity Commitment Letter, and the parties executed the Transaction Agreement.

On the morning of August 23, 2021, the Partnership issued a press release announcing the execution of the Transaction Agreement.

On August 25, 2021, Landmark Dividend and certain of its affiliates amended the Schedule 13D filed with the SEC to describe certain terms and conditions of the Transactions and its intent in connection therewith, including that Landmark Dividend agreed to vote all Common Units then owned beneficially or of record by it in favor of the approval of the Transaction Agreement and the Transactions and Landmark Dividend and each of the Buyer Parties agreed not to, and to cause each of their subsidiaries not to, directly or indirectly, transfer, assign or otherwise dispose of any Common Units owned by Landmark Dividend, such Buyer Party or its subsidiaries, other than to any of their respective affiliates and that during the pendency of the Transactions Landmark Dividend or their affiliates may, at any time and from time to time, acquire additional securities of the Partnership in the open market or in privately negotiated transactions.

On September 3, 2021, Melody sent to the Board a letter addressed to the Conflicts Committee presenting a time-limited proposal to acquire all the assets of the Partnership in a transaction that would result in payment of $22.00 per Common Unit (the “Revised Melody Proposal”). Landmark Dividend believes Melody is a direct competitor whose proposal is not actionable primarily because Landmark Dividend is not evaluating third party offers. If a vote of the Unitholders on the Transactions that would result in Unitholders receiving $16.50 per Common Unit is not successful, Landmark Dividend intends for the Partnership to continue as a publicly traded limited partnership.

On the same day, Gibson Dunn had a call with Simpson regarding the Revised Melody Proposal, during which Simpson informed Gibson Dunn that DigitalBridge and the Partnership GP would not entertain the Revised Melody Proposal or otherwise engage with Melody.

On September 5, 2021, Simpson again informed Gibson Dunn that DigitalBridge and the Partnership GP had no intention to engage with Melody or to otherwise pursue a sale of the Partnership or its assets to any third party. Simpson reiterated that the Partnership GP would not grant the Conflicts Committee authority to consider third-party offers or engage with any such offerors on behalf of the Partnership, including with respect to the Revised Melody Proposal. Simpson stated, on behalf of DigitalBridge and the Partnership GP, that if the Unitholders would not approve the Transaction Agreement and the Transactions, the Partnership would continue as a publicly traded partnership under control of DigitalBridge. Gibson Dunn requested that the Partnership GP provide the Conflicts Committee with any materials that might be provided by Melody.

On September 7, 2021, the Conflicts Committee met with representatives of Gibson Dunn, Evercore and Potter Anderson to discuss the Revised Melody Proposal. Gibson Dunn reported on the discussions with Simpson regarding the Revised Melody Proposal. After a lengthy discussion, noting the Revised Melody Proposal did not include details about valuation of the Common Units, the general partner interest or the incentive distribution rights or financing sources, the Conflicts Committee members agreed that Gibson Dunn should ask Simpson for more information with respect to the Revised Melody Proposal, which Gibson Dunn did later that day.

On September 8, 2021, the Board held a meeting to discuss the Revised Melody Proposal. During the meeting, DigitalBridge explained that Landmark Dividend believed Melody was a direct competitor whose proposal was not actionable primarily because Landmark Dividend is not evaluating third party offers. The Conflicts Committee again requested authority to engage with Melody, and DigitalBridge and the Partnership GP rejected such request because Landmark Dividend is not considering third party offers. The Conflicts Committee also requested that the Partnership GP request valuation materials and other information from Melody, and DigitalBridge and the Partnership GP rejected such request. DigitalBridge confirmed that if the Transactions were not successful, Landmark Dividend intended for the Partnership to continue as a publicly traded limited partnership. Later that afternoon, the Conflicts Committee met with representatives of Gibson Dunn, Evercore and Potter Anderson to discuss the meeting with DigitalBridge.

On September 9, 2021, the Conflicts Committee authorized the filing of this proxy statement pursuant to the terms of the Transaction Agreement.

On September 13, 2021, Landmark Dividend acquired 152,400 Common Units through open market purchases.

On September 14, 2021, Landmark Dividend acquired 4,511 Common Units through open market purchases.

On September 15, 2021, Landmark Dividend acquired 1,350 Common Units through open market purchases, resulting in Landmark Dividend owning 3,518,569 Common Units, which represents approximately 13.8% of the total outstanding Common Units.

On September 17, 2021, Melody sent to the Board a letter addressed to the Conflicts Committee (the “Melody Confirmation Letter”) informing the Conflicts Committee that the Revised Melody Proposal would no longer be time limited and confirmed that the Revised Melody Proposal would continue to remain outstanding. In any event, Landmark Dividend is not considering third party offers. If a vote of the Unitholders on the Transactions that would result in Unitholders receiving $16.50 per Common Unit is not successful, Landmark Dividend intends for the Partnership to continue as a publicly traded limited partnership.

Reasons for the Conflicts Committee’s Recommendation

By vote at a meeting of the Conflicts Committee on August 21, 2021, the Conflicts Committee unanimously (i) determined that the Transaction Agreement and the transactions contemplated thereby, including the Transactions, are in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, (ii) approved the Transaction Agreement and the transactions contemplated thereby, including the Transactions, such approval constituting “Special Approval” of the Transaction Agreement and the transactions contemplated thereby, including the Transactions, for all purposes under the Partnership Agreement, and (iii) recommended that the Board approve the Transaction Agreement, the execution, delivery and performance of the Transaction Agreement, and the consummation of the transactions contemplated thereby, including the Transactions. In evaluating the Transaction Agreement and the transactions contemplated thereby, the Conflicts Committee considered information supplied by Management, consulted with its legal and financial advisors, and considered a number of factors in reaching its determination, approval and recommendation. The Conflicts Committee also consulted with its legal counsel regarding its authority and duties.

In the course of determining that the Transaction Agreement and the transactions contemplated thereby, including the Transactions, are in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, the Conflicts Committee considered the following factors to be generally positive or favorable in making its determination and grant of Special Approval, and the related recommendation to the Board:

•

Through negotiation, the Conflicts Committee was able to increase the Partnership Unaffiliated Unitholders Consideration by 26.9% as compared to the offer initially proposed by DigitalBridge on June 2, 2021, as discussed under “Background of the Transactions.”

•

The Conflicts Committee’s belief that $16.50 per Common Unit was DigitalBridge’s final offer and the conclusion reached by the Conflicts Committee that $16.50 per Common Unit was likely the highest price per Common Unit that DigitalBridge would be willing to pay at the time of the Conflicts Committee’s determination and grant of the Special Approval.

•

The Partnership Unaffiliated Unitholders Consideration constitutes a 16.5% premium to the closing price per Common Unit on August 20, 2021 (the last trading day prior to the approval of the Transactions) and a 38.4% premium to the closing price per Common Unit on May 14, 2021 (the last trading day prior to the day on which DigitalBridge publicly announced its intent to propose the acquisition of all of the Common Units held by the Unaffiliated Unitholders at $13.00 per Common Unit).

•

The financial analyses prepared by Evercore, as financial advisor to the Conflicts Committee, and the oral opinion of Evercore delivered to the Conflicts Committee on August 21, 2021 and subsequently confirmed in writing, which opinion the Conflicts Committee adopted as its own, that, based upon and subject to the factors, procedures, assumptions, qualifications, limitations and others matters set forth in its written opinion (as more fully described below under “Opinion of Evercore Group L.L.C.—Financial Advisor to the Conflicts Committee”), the Partnership Unaffiliated Unitholders Consideration was fair, from a financial point of view, to the Partnership Unaffiliated Unitholders.

•

The Partnership Unaffiliated Unitholders Consideration is an all-cash amount, which the Conflicts Committee believes provides greater value to the Partnership Unaffiliated Unitholders than the long-term value of the Partnership as a publicly traded partnership, after taking into account the opportunities for, as well as the risks and challenges facing, the Partnership’s current business and financial prospects.

•

In connection with the entry into the Transaction Agreement and to provide financing for the consideration to be paid in the Transactions, Digital Colony Partners II, LP entered into a $510,000,000 binding equity commitment letter with the Buyer Parties and LM DV Infra entered into a binding debt commitment letter providing for a $500,000,000 revolving credit facility.

•

In connection with its consideration of the Transactions, the Conflicts Committee retained and received advice from its own independent financial and legal advisors with knowledge and experience with respect to public merger and acquisition transactions, MLPs, REITs, the Partnership’s industry generally and the Partnership particularly, as well as substantial experience advising MLPs and other companies with respect to transactions similar to the Transactions.

•

The financial terms and conditions of the Transaction Agreement and the non-financial terms and conditions of the Transaction Agreement were determined as a result of arm’s-length negotiations between the Buyer Parties and the Conflicts Committee and their respective representatives and advisors.

•	Certain terms of the Transaction Agreement, principally:

•

Provisions requiring Landmark Dividend to pay to the Partnership the Buyer Termination Fee in the event the Transaction Agreement is terminated under certain circumstances. See “The Transaction Agreement—Remedies, Specific Performance.”

•

Provisions permitting the Conflicts Committee, subject to certain limitations, including the occurrence of an Intervening Event, to make a Partnership Adverse Recommendation Change if failure to do so would be inconsistent with its duties under applicable law, as modified by the Partnership Agreement.

•

The Partnership, subject to the requirements in the Partnership Agreement and applicable law, is required to declare and pay quarterly distributions of $0.20 per Common Unit to the holders of the Partnership’s Common Units through Closing.

•	The consummation of the Transactions is not conditioned upon financing, and the Buyer Parties are subject to a customary covenant to obtain the financing.

•	The limited nature of the operational representations and warranties given by the Partnership and Partnership GP.

•

Provisions restricting the ability of the Partnership GP or any Buyer Party to eliminate, or revoke or diminish the authority of, the Conflicts Committee, or remove any member of the Conflicts Committee between signing of the Transaction Agreement and the Closing.

•	Provisions requiring the consent of the Conflicts Committee to amend the Transaction Agreement, and to authorize other actions on behalf of the Partnership as specified in the Transaction Agreement.

•

Provisions prohibiting Landmark Dividend from transferring any Common Units and requiring Landmark Dividend to vote all of its Common Units in favor of the approval of the Transaction Agreement and the transactions contemplated thereby.

As part of its deliberative process, the Conflicts Committee considered the following factors to be generally negative or unfavorable in making its determination and grant of Special Approval, and the related recommendation to the Board:

•

The Conflicts Committee was not authorized to and did not engage in the review, solicitation, consideration or evaluation of acquisition proposals by third parties unaffiliated with DigitalBridge, including the Melody Proposal, the Verde Proposal, the Party A Proposal and the Revised Melody Proposal.

•	Certain terms of the Transaction Agreement, principally:

•

Provisions requiring the Partnership to pay to LM Infra the Partnership Termination Fee in the event the Transaction Agreement is terminated under certain circumstances. See “The Transaction Agreement—Remedies, Specific Performance.”

•	Provisions permitting LM Infra to terminate the Transaction Agreement, without any liability on the part of Buyer Parties, in the event of a Partnership Material Adverse Effect.

•	Provisions limiting the Partnership’s available remedies to the Buyer Termination Fee in the event the Transaction Agreement is terminated under certain circumstances.

•

The Partnership Unaffiliated Unitholders will not have any equity participation in the Partnership following the consummation of the Transactions, and the Partnership Unaffiliated Unitholders will accordingly cease to participate in the Partnership’s future earnings or growth, if any, or benefit from any increases, if any, in the value of the Common Units.

•

Risk associated with the debt and equity financing required to fund the full amount of the consideration to be paid in the Transactions, including the satisfaction of the conditions precedent to such debt and equity financing pursuant to the Debt Commitment Letter and the Equity Commitment Letter, respectively, though the Buyer Parties’ obligation to close the Transactions is not conditioned on its ability to obtain financing, and the Partnership’s lack of recourse to directly enforce the obligations of the debt and equity financing parties under the Debt Commitment Letter and Equity Commitment Letter.

•	The Transactions may result in a cash tax liability for certain Partnership Unaffiliated Unitholders.

•	The Partnership Unaffiliated Unitholders are not entitled to dissenters’ or appraisal rights under the Transaction Agreement, the Partnership Agreement or Delaware law.

•

The Buyer Parties and certain of the executive officers and directors of the Partnership GP have interests in the Transactions that are different from, or in addition to, the interests of the Partnership Unaffiliated Unitholders generally.

•	The Partnership has incurred and will continue to incur transaction costs and expenses in connection with the Transactions, whether or not the Transactions are completed.

•	Litigation may be commenced in connection with the Transactions, and such litigation may increase costs and result in a diversion of management focus.

•	The Transactions might not be completed in a timely manner, or at all, and failure to complete the Transactions could negatively affect the trading price of the Common Units.

In light of (i) Landmark Dividend’s ownership of the Partnership GP and its right to appoint all of the members of the Partnership GP board of directors, (ii) Partnership GP’s right to make decisions in its individual capacity free of any duties to the Partnership or its unitholders, (iii) the Conflicts Committee’s authority to consider and negotiate only the Sponsor Proposal and not alternative proposals received by the Partnership and (iv) DigitalBridge and Partnership GP’s stated intention to either acquire the Partnership or maintain the status quo and not pursue a sale of the Partnership or its assets to a third party, the Conflicts Committee also considered the following factors relating to the procedural safeguards that the Conflicts Committee believed were and are present to ensure the fairness of the Transactions and the Transaction Agreement and to permit the Conflicts Committee to make its determination and grant Special Approval, and the related recommendation to the Board, which the Conflicts Committee believes support its decision and provide assurance as to the procedural fairness of the Transactions and the Transaction Agreement to the Partnership Unaffiliated Unitholders:

•

The Conflicts Committee consists solely of directors who are not security holders (other than of Common Units), officers or employees of Partnership GP or affiliates of the Partnership GP, are not officers, employees or controlling shareholders of any of the DigitalBridge affiliates or the Partnership, are not otherwise affiliated with the Buyer Parties and are all independent of the Management.

•

The Conflicts Committee received the advice of financial advisors and legal counsel who represented that they are, and whom the Conflicts Committee determined to be, independent of the DigitalBridge entities and the Management in exercising their judgment and providing professional advice in connection with the Conflict Committee’s activities.

•	The Conflicts Committee and its independent advisors negotiated on an arm’s-length basis with the DigitalBridge Entities and their representatives.

•

The resolutions of the Board establishing the Conflicts Committee granted authority to the Conflicts Committee, including the authority to determine whether or not to grant Special Approval of the Transactions and to negotiate the terms and conditions of the Transaction Agreement and the Transactions, and the members of the Conflicts Committee were aware that they were under no obligation to recommend, and could reject, the Transactions.

The foregoing discussion of the information and factors considered by the Conflicts Committee is not intended to be exhaustive, but includes material factors the Conflicts Committee considered. In view of the variety of factors considered in connection with its evaluation of the Transactions and the complexity of these matters, the Conflicts Committee did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors considered in making its determination and recommendation. In addition, each of the members of the Conflicts Committee may have given differing weights to different factors. Overall, the Conflicts Committee believed that the positive factors supporting the Transactions outweighed the negative factors it considered. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Note Concerning Forward-Looking Statements.”

Reasons for the Board’s Recommendation

The Board consists of six directors, three of whom are independent (Keith Benson, Thomas Carey White III and Gerald A. Tywoniuk). As such, some of the directors on the Board may have different interests in the Transactions than the Partnership Unaffiliated Unitholders. For a complete discussion of these and other interest of the members of the Board in the Transactions, see “—Interests of Certain Persons in the Transactions—Interests of Directors and Executive Officers of the Partnership GP.” Because of such possible and actual conflicts of interests, in resolutions approved by the Board on June 15, 2021, the Board authorized and empowered the Conflicts Committee to, among other things, (a) review, consider and evaluate the Transactions and the terms and conditions of the Transactions and any agreements and arrangements related thereto on behalf of the Partnership and the Partnership Unaffiliated Unitholders, (b) negotiate the terms and any documentation of the Transactions and related agreements directly with each of DigitalBridge and its affiliates and/or the Partnership’s management and the counsel and advisors to each of them, as it deemed necessary, appropriate or advisable, in its sole discretion, (c) consult with, advise and/or direct management of the Partnership in connection with discussions and/or negotiations concerning potential terms and conditions of the Transactions and related agreements, (d) determine whether the Transactions and related agreements were in the best interests of the Partnership, (e) determine whether to recommend that the Board approve or not approve, as applicable, the Transactions and related agreements, with any such approval and related recommendation of the Conflicts Committee constituting “Special Approval” for all purposes under the Partnership Agreement, including Section 7.9(b) thereof, with respect to the Transactions and related agreements and (f) make a recommendation to the Board whether it should (i) approve the Transactions and related agreements and (ii) recommend the Transactions to the Partnership Unaffiliated Unitholders, with the Board, acting for and on behalf of the Partnership GP in its capacity as the general partner of the Partnership, ultimately making a determination to approve or not approve the Transactions and agreements on behalf of the Partnership.

By vote at a meeting of the Conflicts Committee on August 21, 2021, the Conflicts Committee unanimously (a) determined that the Transaction Agreement and the transactions contemplated thereby, including the Transactions, are in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, (b) approved the Transaction Agreement and the transactions contemplated thereby, including the Transactions, such approval constituting “Special Approval” of the Transaction Agreement and the transactions contemplated thereby, including the Transactions, for all purposes under the Partnership Agreement, and (c) recommended that the Board approve the Transaction Agreement, the execution, delivery and performance of the Transaction Agreement, and the consummation of the transactions contemplated thereby, including the Transactions. In evaluating the Transaction Agreement and the transactions contemplated thereby, the Conflicts Committee considered information supplied by DigitalBridge and Management, consulted with its legal and financial advisors, and considered a number of factors in reaching its determination, approval and recommendation. For a more complete discussion of these items, see “—Reasons for the Conflicts Committee’s Recommendation” above.

In determining that the Transaction Agreement and the transactions contemplated thereby, including the Transactions, are in the best interest of the Partnership and the Partnership Unaffiliated Unitholders, and recommending that Unitholders vote in favor of the Transactions Proposal, the Board considered a number of factors, including the following material factors:

•	the unanimous determination and recommendation of the Conflicts Committee; and

•	the factors considered by the Conflicts Committee, including the material factors considered by the Conflicts Committee described under “—The Conflicts Committee” above.

In doing so, the Board expressly adopted the analysis of the Conflicts Committee, which is discussed above. In addition, under the SEC rules governing “going private” transactions, the Partnership and the Partnership GP are engaged in a “going private” transaction and, therefore, are required to express their position as to the fairness of the proposed Transactions to the Partnership’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. The Board, on behalf of the Partnership GP and the Partnership, is making the following statements solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Board, on behalf of the Partnership GP and the Partnership, on the basis of the factors described above, believes that the Transactions (which is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement was filed with the SEC) is both procedurally and substantively fair to the Partnership Unaffiliated Unitholders.

The Board expressly adopted the analysis of the Conflicts Committee, which expressly adopted the analyses and opinion of Evercore, among other factors considered, in the course of reaching its decision to recommend that the Board approve the Transaction Agreement, the execution, delivery and performance of the Transaction Agreement, and the consummation of the transactions contemplated thereby, including the Transactions.

The Board believes that the Transactions are substantively and procedurally fair to the holders of Preferred Units, as Preferred Units will be entitled to receive in the Transaction the exact consideration the holders of such Preferred Units would have received had they instead been redeemed rather than cashed out in the Transaction. For additional information, see “The Transaction Agreement—The Transactions Consideration.”

Other than its review and adoption of the analysis of the Conflicts Committee, the Board did not conduct a going-concern valuation of the Partnership in evaluating the Transactions because of its belief that the financial analyses presented by Evercore to the Conflicts Committee, as more fully summarized below in the section entitled “Opinion of Evercore Group L.L.C.—Financial Advisor to the Conflicts Committee,” represented potential valuations of the Partnership as it continues to operate its business as a going concern. The Board did not consider net book value, which is an accounting concept, for purposes making its recommendation, because, in the Board’s view, net book value is indicative of neither the Partnership’s market value nor its value as a going concern, but rather is an indicator of historical costs. In the course of reaching its decision to recommend to the Unitholders that they approve the Transaction Agreement and the Transactions, the Board did not consider the liquidation value of the Partnership because it considered the Partnership to be a viable, going concern and therefore did not consider liquidation value to be a relevant methodology.

The foregoing discussion is not intended to be exhaustive, but is intended to address the material information and principal factors considered by the Board in considering the Transactions. In view of the various factors and information considered, the Board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was determinative of its ultimate determination, and individual members of the Board may have given different weights to different factors. The Board made its recommendation based on the totality of information presented to, and the investigation conducted by, the Board. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

The Board recommends that the Unitholders vote “FOR” the approval of the Transactions Proposal.

Unaudited Financial Projections of the Partnership

The Partnership does not, as a matter of course, publicly disclose long-term financial projections because of, among other reasons, the uncertainty of the underlying assumptions and estimates and the unpredictability of its business and competitive markets in which it operates. While the Partnership prepares forecasts annually for internal budgeting and business planning purposes, such forecasts generally focus on the current fiscal year and the immediately following fiscal year.

The summary financial projections included in this proxy statement should not be regarded as predictive of actual future results nor should they be construed as financial guidance. The summary of the financial projections is not intended to influence or induce any Unitholder to vote in favor of the Transactions Proposal but has been included solely because these financial projections were made available to the Conflicts Committee and used by Evercore in connection with the rendering of its fairness opinion to the Conflicts Committee and performing its related financial analyses, as described in the section entitled “—Opinion of Evercore Group L.L.C. Financial Advisor to the Conflicts Committee.”

Prior to providing the financial projections included in this proxy statement to the Conflicts Committee and Evercore, a preliminary version of the financial projections were shared with the Conflicts Committee and Evercore on July 1, 2021. On July 28, 2021, Evercore reviewed and reverted with questions and proposed a number of minor changes due to Evercore’s observations related to balance sheet, leverage, interest expense, distribution rates and development projects. The preliminary financial projections were substantially the same as the financial projections included in this proxy statement other than immaterial adjustments to correct calculations based on discussions between Evercore and Management.

The Partnership’s financial projections are subjective in many respects. There can be no assurance that these financial projections will be realized or that actual results will not be significantly higher or lower than forecasted. In addition, the financial projections were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles in the United States (“GAAP”), the published guidelines of the SEC regarding projections or the use of non-GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, the Partnership’s management. No Independent Registered Public Accounting Firm has either audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying prospective financial information and the Report of Independent Registered Public Accounting Firm incorporated by reference in this proxy statement relates to the Partnership’s historical financial information. It does not extend to the prospective financial information and should not be construed to express an opinion or any other form of assurance with respect thereto.

In developing the financial projections for the years 2021 through 2026, the Partnership made numerous material assumptions with respect to its business for the periods covered by the projections. The Partnership developed a management case (the “Management Case”) of financial projections, and the Management Case assumptions included, but were not limited to, the following:

•	the timing, construction and start-up of growth projects of the Partnership, as well as the annual expenditures and costs to the Partnership associated with such projects;

•	the amount and timing of distributions to the Unitholders by the Partnership;

•	the amounts and nature of future capital expenditures;

•	the amounts and timing of tenant churn on existing portfolio assets;

•	the sources of funding for future growth projects, including the structure, terms, amount, and timing of debt financings;

•	the expiration of the cap on the Partnership’s agreement for the Partnership GP to reimburse the Partnership for a portion of its general and administrative expenses on November 19, 2021;

•	the amount and timing of reimbursements paid by the Partnership to the Partnership GP for costs and expenses it incurs for services provided to the Partnership;

•	the amounts of revenue and expenses per budget; and

•	other general business, market, industry, and interest rate assumptions.

Important factors that may affect actual results and cause these financial projections not to be achieved include, but are not limited to, risks and uncertainties relating to the Partnership’s business (including the Partnership’s ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, general business and economic conditions, the regulatory environment and other factors described in or referenced under “Cautionary Statement Regarding Forward-Looking Statements” and those risks and uncertainties detailed in the Partnership’s public filings with the SEC. In addition, the projections also reflect assumptions that are subject to change and do not reflect revised prospects for the Partnership’s business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur following the time the financial projections were prepared. Accordingly, there can be no assurance that these financial projections will be realized or that the Partnership’s future financial results will not materially vary from these financial projections. In addition, different assumptions could result in different projections, which may or may not be realized. No one has made or makes any representation to any Unitholder regarding the information included in the financial projections set forth below.

THE FINANCIAL PROJECTIONS INCLUDED IN THIS PROXY STATEMENT WERE MADE AVAILABLE TO THE CONFLICTS COMMITTEE AND USED BY EVERCORE IN CONNECTION WITH THEIR EVALUATION OF THE TRANSACTIONS AND PRIOR TO EXECUTION OF THE TRANSACTION AGREEMENT. THE PARTNERSHIP DOES NOT INTEND TO REVISE ANY FINANCIAL PROJECTIONS INCLUDED IN THIS PROXY STATEMENT.

Management Case

LMRK – Summary Financials 5-Year Forecast

($ in thousands, except per unit data)	Forecast
Income Statement	2021	2022	2023	2024	2025	2026
Revenue
Rental revenue – cash	$66,871	$71,784	$74,403	$76,572	$78,143	$79,745
Rental revenue - non cash	1,748	1,711	1,675	1,640	1,606	1,572

Total Revenue	68,619	73,496	76,079	78,212	79,749	81,318
General and administrative	6,058	8,999	9,564	10,066	10,485	10,913
Property operating	2,956	3,453	3,624	3,783	3,041	3,103
Acquisition costs	88	—	—	—	—	—
Depreciation and amortization	18,295	18,262	18,396	18,550	18,550	18,550

Total expenses	27,397	30,714	31,584	32,400	32,076	32,566
Interest expense	19,362	19,779	18,752	19,457	17,871	16,666
Tax, interest income, and other income/expenses	(1,103)	(625)	(600)	(848)	(1,037)	(1,247)

Total other	18,259	19,154	18,153	18,610	16,835	15,419

Net income	22,963	23,628	26,342	27,202	30,838	33,332
Preferred unit distributions, NCI & Other	(12,342)	(12,240)	(12,240)	(12,240)	(12,240)	(12,240)

Net income available to common	$10,622	$11,388	$14,102	$14,963	$18,598	$21,093

AFFO/unit	$1.43	$1.35	$1.47	$1.50	$1.60	$1.66
LP distribution declared / Unit	$0.80	$0.80	$$0.80	$0.80	$0.80	$0.80
Weighted average common units	25,489	25,489	25,489	25,489	25,489	25,489

($ in thousands)	Forecast
Distributable cash flow	2021	2022	2023	2024	2025	2026
EBITDA	$61,021	$62,350	$64,171	$65,891	$67,941	$69,230
Less:
Straight-line rent adjustments	($818)	($816)	($816)	($816)	($816)	($816)
Amortization of above- and below-market rents	(930)	(895)	(859)	(824)	(790)	(756)
Add:
Acquisition-related expenses and other	88	—	—	—	—	—
Adjustments for investments in unconsolidated JVs	6,550	5,633	5,684	5,607	5,607	5,592
Unrealized (gains) loss on derivatives and other	(1,124)	—	—	—	—	—
Repayment of receivables and other	559	509	509	509	509	509
Expense reimbursement	3,349	—	—	—	—	—

Adjusted EBITDA	68,695	66,781	68,689	70,367	72,451	73,758
Less: cash interest expense	17,422	17,436	16,409	17,114	16,662	16,464
Less: Interest expense for JVs	2,565	2,496	2,566	2,605	2,605	2,589
Less: income tax	74	76	78	80	82	84
Less: preferred distributions, NCI and cash tax	12,248	12,240	12,240	12,240	12,240	12,240

Distributable Cash Flow	$36,386	$34,533	$37,328	$38,328	$40,862	$42,380

($ in thousands)	Forecast
Cash Flow Statement	2021	2022	2023	2024	2025	2026
Net cash provided by operating activities	$44,0424	$43,788	$46,672	$47,672	$50,258	$51,778
Net cash used in investing activities	(15,918)	(2,935)	(12,837)	—	—	—
Net cash provided by financing activities	(31,767)	(40,853)	(33,835)	(47,722)	(50,258)	(51,778)

Non-GAAP Financial Measures

The Partnership defines EBITDA as net income before interest, income taxes, depreciation and amortization, and defines Adjusted EBITDA as EBITDA before impairments, acquisition-related expenses, unrealized and realized gains and losses on derivatives, loss on extinguishment of debt, gains and losses on sale of real property interests, unit-based compensation, straight line rental adjustments, amortization of above- and below-market rents plus cash receipts applied toward the repayments of investments in receivable, the deemed capital contribution to fund the Partnership’s general and administrative expense reimbursement and adjustments for investments in unconsolidated joint ventures.

EBITDA and Adjusted EBITDA are non-GAAP supplemental financial measures that management and external users of the Partnership’s financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	the Partnership’s operating performance as compared to other publicly traded limited partnerships, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of the Partnership to generate sufficient cash to support the Partnership’s decision to make distributions to the Partnership’s unitholders;

•	the Partnership’s ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and the returns on investment of various investment opportunities.

The Partnership believes that the presentation of EBITDA and Adjusted EBITDA in these financial projections provide useful information in assessing the Partnership’s financial condition and results of operations. The GAAP measures most directly comparable to EBITDA and Adjusted EBITDA are net income and net cash provided by operating activities. EBITDA and Adjusted EBITDA should not be considered as an alternative to GAAP net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Each of EBITDA and Adjusted EBITDA has important limitations as analytical tools because they exclude some, but not all, items that affect net income and net cash provided by operating activities, and these measures may vary from those of other companies. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for an analysis of the Partnership’s results as reported under GAAP. As a result, because EBITDA and Adjusted EBITDA may be defined differently by other companies in the Partnership’s industry, EBITDA and Adjusted EBITDA as presented above may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO adjusts FFO for certain non-cash items that reduce or increase net income in accordance with GAAP. FFO is a non-GAAP financial measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO represents net income (loss) excluding real estate related depreciation and amortization expense, real estate related impairment charges, gains (or losses) on real estate transactions, adjustments for unconsolidated joint venture, and distributions to preferred unitholders and noncontrolling interests.

AFFO should not be considered an alternative to net earnings, as an indication of the Partnership’s performance or to cash flow as a measure of liquidity or ability to make distributions. Management considers AFFO a useful supplemental measure of the Partnership’s performance. The Partnership’s computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore, may not be comparable to such other REITs. The Partnership calculates AFFO by starting with FFO and adjusting for general and administrative expense reimbursement, acquisition-related expenses, unrealized gain (loss) on derivatives, straight line rent adjustments, unit-based compensation, amortization of deferred loan costs and discount on secured notes, deferred income tax expense, amortization of above and below market rents, loss on early extinguishment of debt, repayments of receivables, adjustments for investment in unconsolidated joint venture, adjustments for drop-down assets and foreign currency transaction gain (loss). The GAAP measures most directly comparable to AFFO is net income.

Opinion of Evercore Group L.L.C.—Financial Advisor to the Conflicts Committee

The Conflicts Committee retained Evercore as its financial advisor with respect to the provision of (i) financial advisory services and (ii) an opinion to the Conflicts Committee as to the fairness from a financial point of view to the Partnership Unaffiliated Common Unitholders of the merger consideration to be received by the Partnership Unaffiliated Common Unitholders in the First Partnership Merger. At the request of the Conflicts Committee at its meeting held on August 21, 2021, Evercore rendered its oral opinion to the Conflicts Committee that, as of August 21, 2021, based upon and subject to the assumptions, procedures, qualifications, limitations and other matters considered by Evercore in connection with the preparation of its opinion, the merger consideration to be received by the Partnership Unaffiliated Common Unitholders in the First Partnership Merger is fair, from a financial point of view, to the Partnership Unaffiliated Common Unitholders. Evercore subsequently confirmed its oral opinion in a written opinion (the “Written Opinion”) on the same date.

The opinion speaks only as of the date it was delivered and not as of the time the First Partnership Merger will be completed or any other date. The opinion does not reflect changes that may occur or may have occurred after August 21, 2021, that could alter the facts and circumstances on which Evercore’s opinion was based. It is understood that subsequent events may affect Evercore’s opinion, but Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore’s opinion was directed to the Conflicts Committee (in its capacity as such), and only addressed the fairness from a financial point of view, as of the date of the opinion, to the Partnership Unaffiliated Common Unitholders of the merger consideration to be received by the Partnership Unaffiliated Common Unitholders in the First Partnership Merger. Evercore’s opinion did not address any other term or aspect of the Transaction Agreement or the First Partnership Merger. The full text of the Written Opinion, which describes the assumptions made, procedures followed, qualifications and limitations of the review undertaken, and other matters considered by Evercore in rendering its opinion, is attached as Annex B to this proxy statement. The summary of Evercore’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Written Opinion. However, neither the Written Opinion nor the summary of such opinion and the related analyses set forth in this proxy statement are intended to be, and they do not constitute, a recommendation as to how unitholders of the Partnership or any other person should act or vote with respect to any matter relating to the First Partnership Merger or any related transactions or any other matter.

Evercore’s opinion to the Conflicts Committee was among several factors taken into consideration by the Conflicts Committee in making its recommendation to the Board regarding the First Partnership Merger and related transactions and the Transaction Agreement.

In connection with rendering its opinion, Evercore, among other things:

•

reviewed certain publicly available historical business and financial information relating to the Partnership that Evercore deemed relevant, including as set forth in the Annual Report on Form 10-K for the year ended December 31, 2020, the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, and certain Current Reports on Form 8-K, in each case as filed with or furnished to the SEC by the Partnership since December 31, 2020;

•

reviewed certain internal projected financial and operating data and assumptions relating to the Partnership that were prepared and furnished to Evercore by management of the Partnership (the “LMRK Financial Projections”);

•

discussed with management of the Partnership their assessment of the past and current operations of the Partnership, the current financial condition of the Partnership, the prospects of the Partnership, the historical financial and operating data of the Partnership, and the LMRK Financial Projections (including management’s views of the risks and uncertainties of achieving such projections);

•	reviewed the reported prices and the historical trading activity of the Common Units;

•	reviewed publicly available research analyst estimates for the Partnership’s future financial performance on a standalone basis;

•	performed a discounted cash flow analysis for the Partnership based on forecasts and other data provided by management of the Partnership;

•	performed a discounted distribution analysis on the Partnership based on forecasts and other data prepared and furnished to Evercore by management of the Partnership;

•	compared the financial performance of the Partnership and its stock market trading multiples with those of certain other publicly traded partnerships and companies that Evercore deemed relevant;

•	reviewed the financial metrics of certain historical transactions that Evercore deemed relevant and compared them to the forecasts and other data provided by management of the Partnership;

•	reviewed the premiums paid in certain historical transactions that Evercore deemed relevant and compared such premiums to those implied by the proposed First Partnership Merger;

•	reviewed the financial terms and conditions included in a draft of the Transaction Agreement, dated August 20, 2021; and

•

performed such other analyses and examinations, held such other discussions, reviewed such other information and considered such other factors that Evercore deemed appropriate for the purposes of providing the opinion contained herein.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by it, and Evercore assumes no liability therefor. With respect to the LMRK Financial Projections, Evercore assumed that such data was reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Partnership as to the future financial performance of the Partnership under the assumptions reflected therein. Evercore expresses no view as to the LMRK Financial Projections or the assumptions on which they are based. Evercore relied, at the Conflicts Committee’s direction, without independent verification, upon the assessments of the management of the Partnership as to the future financial and operating performance of the Partnership.

For purposes of its analysis and opinion, Evercore assumed, in all respects material to its analysis, that the executed Transaction Agreement would not differ from the draft form reviewed by Evercore, that the representations and warranties of each party contained in the Transaction Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Transaction Agreement and that all conditions to the consummation of the First Partnership Merger would be satisfied without waiver or modification thereof. Evercore assumed that any modification to the structure of the First Partnership Merger would not vary in any respect material to its analysis. Evercore further assumed, in respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the First Partnership Merger would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Partnership or the consummation of the First Partnership Merger or reduce the contemplated benefits of the First Partnership Merger to the Partnership Unaffiliated Common Unitholders. Evercore assumed that the final versions of all documents reviewed by it in draft form would not differ in any material respect from the drafts reviewed by Evercore.

Evercore did not make, and did not assume any responsibility for making, any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off balance sheet assets and liabilities) of the Partnership, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of the Partnership under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion is necessarily based upon information made available to it as of the date of its opinion and financial, economic, market, regulatory and other conditions and circumstances as they then existed and as could be evaluated by Evercore on the date of its opinion. It is understood that subsequent developments may affect the opinion and that Evercore does not have any obligation to update, revise or reaffirm the opinion.

Evercore did not conduct a physical inspection of the properties or facilities of the Partnership and was not asked to pass upon, and expressed no opinion with respect to, any matter other than whether, as of the date of its opinion, the consideration to be received by the Partnership Unaffiliated Common Unitholders in the First Partnership Merger is fair, from a financial point of view, to the Partnership Unaffiliated Common Unitholders. Evercore did not express any view on, and its opinion does not address, the fairness of the First Partnership Merger to, or any consideration received in connection therewith by, any other person, including the holders of any other class of securities, creditors or other constituencies of the Partnership, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Partnership or the Partnership GP, or any class of such persons, whether relative to the consideration or otherwise. Evercore was not asked to, nor did Evercore express any view on, and its opinion does not address, any other term or aspect of the Transaction Agreement or the First Partnership Merger, including, without limitation, the structure or form of the First Partnership Merger or the other transactions contemplated by the Transaction Agreement, or any term or aspect of any other agreement or instrument contemplated by the Transaction Agreement or entered into or amended in connection with the Transaction Agreement. Evercore’s opinion does not address the relative merits of the Transactions as compared to other business or financial strategies that might be available to the Partnership, nor does it address the underlying business decision of the Partnership to engage in the First Partnership Merger. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Common Units or any business combination or other extraordinary transaction involving the Partnership. The letter, and Evercore’s opinion, does not constitute a recommendation to the Conflicts Committee or any other persons in respect of the Transactions, including as to how any holder of Common Units should vote or act in respect of the First Partnership Merger. Evercore expressed no opinion as to the price at which the Common Units will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Partnership or the First Partnership Merger or as to the impact of the First Partnership Merger on the solvency or viability of the Partnership or the ability of the Partnership to pay its obligations when they come due. Evercore is not a legal, regulatory, accounting or tax expert and has assumed the accuracy and completeness of assessments by the Partnership and its advisors with respect to legal, regulatory, accounting and tax matters.

The following is a summary of the material financial analyses performed by Evercore in connection with the preparation of its opinion and reviewed with the Conflicts Committee on August 21, 2021. Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the closing price of the Common Units and the equity securities of the selected companies listed below as of August 21, 2021, and transaction values for the selected transactions analyses described below were calculated on an enterprise value basis based on the value of the equity consideration and other public information available at the time of the relevant transaction’s announcement. The analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed, the tables must be considered together with the textual summary of the analyses.

No company or transaction used in the analyses of companies or transactions summarized below is identical or directly comparable to the Partnership or the First Partnership Merger and related transactions. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful, and these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading value and acquisition value of the companies considered.

Analysis of the Partnership

Assumptions with Respect to the Partnership

Evercore performed its analyses utilizing the LMRK Financial Projections. A summary of the LMRK Financial Projections are available above in “—Unaudited Financial Projections of the Partnership” above. The LMRK Financial Projections were not adjusted by Evercore.

Analysis of the Partnership

Evercore performed a series of analyses to derive indicative valuation ranges for the Common Units and compared each of the resulting valuation ranges to the proposed merger consideration. Evercore performed its analyses utilizing the LMRK Financial Projections.

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of the Partnership by valuing the cash flows to be received by the Partnership based on the LMRK Financial Projections. Evercore calculated the per unit value range for the Common Units by utilizing a range of discount rates with a mid-point equal to the Partnership’s weighted average cost of capital (“WACC”), as estimated by Evercore based on the Capital Asset Pricing Model (“CAPM”), and terminal values based on a range of estimated EBITDA exit multiples as well as perpetuity growth rates. Evercore assumed a range of discount rates of 6.5% to 7.5% based on the Partnership’s WACC range of 6.6% to 7.2%, a range of EBITDA exit multiples of 13.0x to 17.0x based on Evercore’s peer group trading analysis and a range of perpetuity growth rates of 2.0% to 3.0% based on the Partnership’s compound annual growth rate of projected Adjusted EBITDA from 2022A through 2026A of 2.5%, resulting in an implied equity value per unit range of $9.19 per unit to $25.25 per unit utilizing the LMRK Financial Projections.

Discounted Distribution Analysis

Evercore performed a discounted distribution analysis of the Common Units based on the present value of the future cash distributions to the Partnership Unaffiliated Common Unitholders. The projected distributions utilized by Evercore were based on the LMRK Financial Projections. Evercore assumed (i) a terminal yield range of 6.0% to 7.5% based on trading of the Common Units over the last twelve months, (ii) a cost of equity of 12.5% to 14.5% based on CAPM and (iii) a cost of equity of 10.5% to 12.5% based on expected market total return for peers of the Partnership. Using the LMRK Financial Projections, Evercore determined an implied equity value per unit range of (a) $8.24 per unit to $10.31 per unit using the cost of equity based on CAPM, and an implied equity value per unit range of (b) $8.88 per unit to $11.16 per unit using the cost of equity based on expected market total return.

Precedent M&A Transaction Analysis

Evercore reviewed selected publicly available information for historical transactions involving terminalling assets and businesses announced since December 2017 and selected 14 transactions that involved assets or businesses that Evercore deemed to have certain characteristics similar to those of the Partnership, although

Evercore noted that none of the selected transactions or the selected companies or partnerships that participated in, or assets involved in, the selected transactions were directly comparable to the Partnership:

Transaction Industry	Date Announced	Acquiror / Target (Seller)	Relevant Multiple
Target EV/EBITDA
Data Center	6/7/21	The Blackstone Group Inc. / 28 data centers across North America and Europe (“QTS”, QTS Realty Trust)	29.7x
	5/3/21	Switch, Inc. / 4 data centers in Austin and Houston (“Data Foundry”, Data Foundry, Inc.)	19.0x
	9/29/20	DataBank / 44 data centers across the United States and Europe (“zColo”, Zayo Group Holdings, Inc.)	13.5x
	7/7/20	Colony Capital, Inc. / Stake in 12 North American data centers comprising 150MW of IT capacity (Vantage Data Centers)	21.0x
	6/1/20	Equinix, Inc. / 13 data center sites comprising ~2 million gross square feet of data center space (“Bell”, BCE Inc.)	15.0x
	10/29/19	Digital Realty Trust Inc. / 54 data centers across 11 European countries (“InterXion”, InterXion Holding N.V.)	29.0x
	12/21/17	CyrusOne Inc. / 4 data centers in London and Frankfurt (“Zenium”, Zenium Topco Ltd.)	18.0x

Target EV/TCF
Communication and Carrier Towers	2/3/21	SBA Communications Corporation / License agreements granting 100-year rights to lease 700+ transmission towers to wireless providers (PG&E Corporation)	24.6x
	11/5/20	American Tower Corporation / InSite Wireless Group, LLC	30.4x
	8/11/20	Vertical Bridge Holdings, LLC / Cumulus Media New Holdings Inc.	14.3x
	7/7/20	Melody Communications Infrastructure Fund II (Melody Investment Advisors LP) / 90% of Uniti Group Inc.	34.0x

Target EV/EBITDA
Wind Energy Infrastructure	4/19/21	Next Era Energy Partners, LP / 4 long-term contracted wind energy assets located in California and New Hampshire (Brookfield Renewable Partners L.P.)	11.6x
	4/8/21	Atlantica Sustainable Infrastructure / 4 wind energy assets located in Illinois, Texas, Oregon and Minnesota (“Vento II”, OMERS Infrastructure)	5.9x

Target EV/EBITDA
Outdoor Advertising	12/5/18	Lamar Advertising Company / Fairway Outdoor Advertising billboard operations (GTCR, LLC)	11.6x

Evercore reviewed the EBITDA multiples paid in the selected historical asset transactions and derived a range of relevant implied multiples of market value of equity, plus debt and preferred units, less cash (“Enterprise Value”) to EBITDA of 15.0x to 20.0x for its precedent transactions analysis. Evercore then applied these ranges of selected multiples to estimated 4Q 2021 Annualized EBITDA and estimated 2022 EBITDA. For the value implied by the Enterprise Value to EBITDA multiple, Evercore discounted valuations to a projected September 30, 2021 transaction date using a 7.0% discount rate and subtracted the present value of growth capital expenditures between September 30, 2021 and December 31, 2021 based on the same 7.0% discount rate. Evercore determined an implied equity value per unit range by utilizing the LMRK Financial Projections of $13.83 per unit to $27.27 per unit.

Peer Group Trading Analysis

Evercore performed a peer group trading analysis of the Partnership by reviewing and comparing the market values and trading multiples of the following 24 publicly traded partnerships and companies that Evercore deemed to have certain characteristics that are similar to those of the Partnership, divided into Master Limited Partnerships and Real Estate Investment Trust Companies:

Master Limited Partnerships	Enterprise Value / 2021 EBITDA	Enterprise Value / 2022 EBITDA
Alliance Resource Partners, L.P.	3.2x	3.5x
Calumet Specialty Products Partners, L.P.	13.7x	6.7x
Cheniere Energy Partners, L.P.	12.6x	11.5x
CSI Compressco LP	7.7x	6.5x
CVR Partners, LP	NM	NM
Cypress Environmental Partners, L.P.	NM	NM
Enviva Partners, LP	11.9x	9.6x
Green Plains Partners LP	6.8x	6.8x
Martin Midstream Partners L.P.	6.5x	6.3x
NGL Energy Partners LP	8.7x	7.8x
Suburban Propane Partners, L.P.	7.5x	7.4x
USA Compression Partners, LP	9.5x	8.8x
Westlake Chemical Partners LP	11.2x	12.0x

Real Estate Investment Trusts	Enterprise Value / 2021 EBITDA	Enterprise Value / 2022 EBITDA
Agree Realty Corporation	23.6x	18.8x
CorEnergy Infrastructure Trust, Inc.	13.3x	11.0x
CoreSite Realty Corporation	26.0x	24.1x
Crown Castle International Corp.	27.7x	26.2x
CyrusOne, Inc.	21.9x	20.0x
DigitalBridge	36.1x	32.2x
Essential Properties Trust	24.7x	19.6x
Hannon Armstrong	69.1x	61.0x
Lamar Advertising Company	17.5x	16.4x
OUTFRONT Media Inc.	23.5x	15.2x
SBA Communications Corp.	32.8x	30.9x

Although the peer group was compared to the Partnership for purposes of the analysis, no partnership, trust or company used in the peer group analysis is identical or directly comparable to the Partnership. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and other regulatory agencies and equity research analyst estimates.

For each of the peer group partnerships and companies, Evercore calculated the following trading multiples:

•	Enterprise Value/2021 EBITDA, which is defined as Enterprise Value, divided by estimated EBITDA for the calendar year 2021; and

•	Enterprise Value/2022 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2022.

The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of the Partnership noted by Evercore.

Benchmark (Master Limited Partnerships)	Mean	Median
Enterprise Value/2021 EBITDA	9.0x	8.7x
Enterprise Value/2022 EBITDA	7.9x	7.4x

Benchmark (Real Estate Investment Trusts)	Mean	Median
Enterprise Value/2021 EBITDA	28.7x	24.7x
Enterprise Value/2022 EBITDA	25.0x	20.0x

Benchmark	Reference Range
Enterprise Value/2021 EBITDA	13.0x-17.0x
Enterprise Value/2022 EBITDA	13.0x-17.0x

Utilizing the multiples illustrated above, Evercore determined an implied equity value per unit range of $8.59 per unit to $19.36 per unit using the LMRK Financial Projections.

Premiums Paid Analysis

Evercore also reviewed selected publicly available information for historical premiums paid in MLP acquisitions since January 2017 in (i) all transactions generally, and (ii) cash transactions specifically. Such analysis and presentation were prepared for reference only and are illustrative and presented for informational purposes only. Evercore considered that historically, merger and cash transaction premiums have varied widely based on specific considerations with respect to each transaction, with a range for cash transactions of (8.6%) to 63.7% premium to the one-day trailing price and a median premium for cash transactions of (i) 20.1% to the one-day trailing price, (ii) 9.8% to the 30-day trailing price and (iii) 13.4% to the 60-day trailing price, and a range for all transactions of (8.6%) to 65.4% premium to the one-day trailing price and a median premium for all transactions of (i) 13.5% to the one-day trailing price, (ii) 14.9% to the 30-day trailing price and (iii) 13.5% to the 60-day trailing price. Evercore noted that none of the selected transactions or the selected MLPs or companies that participated in the selected transactions was directly comparable to the First Partnership Merger and related transactions of the Partnership.

The selected transactions and resulting minimum, maximum, mean and median data were as follows:

Date Announced	Acquiror (s) / Target
3/5/21	Chevron Corporation / Noble Midstream Partners LP
12/15/20	TC Energy Corporation / TC PipeLines, LP
7/27/20	CNX Resources Corporation / CNX Midstream Partners
2/27/20	Equitrans Midstream Corporation / EQM Midstream Partners, LP
12/17/19	Blackstone Infrastructure Partners / Tallgrass Energy LP
10/1/19	Brookfield Business Partners L.P. / Teekay Offshore Partners L.P.
9/16/19	Energy Transfer LP / SemGroup Corporation
8/21/19	Pembina Pipeline Corporation / Kinder Morgan Canada Limited
5/10/19	IFM Investors / Buckeye Partners, L.P.
5/8/19	MPLX LP / Andeavor (Marathon Petroleum Corporation; Andeavor Logistics LP)
4/2/19	UGI Corporation / AmeriGas Partners, L.P.
3/18/19	ArcLight Energy Partners Fund V, L.P. / American Midstream, LP
2/5/19	SunCoke Energy, Inc. / SunCoke Energy Partners, L.P.
11/26/18	Dominion Energy, Inc. / Dominion Energy Midstream Partners, LP
11/26/18	ArcLight Energy Partners Fund VI, L.P. / TransMontaigne Partners L.P.
11/8/18	Western Gas Equity Partners, LP / Western Gas Partners, LP
10/22/18	EnLink Midstream, LLC / EnLink Midstream Partners, LP
10/18/18	Valero Energy Corporation / Valero Energy Partners LP

Date Announced	Acquiror (s) / Target
10/9/18	Antero Midstream GP LP / Antero Midstream Partners LP
8/1/18	Energy Transfer Equity, L.P. / Energy Transfer Partners, L.P.
6/9/18	Cheniere Energy, Inc. / Cheniere Energy Partners LP Holdings, LLC
5/17/18	The Williams Companies, Inc. / Williams Partners L.P.
5/17/18	Enbridge Inc. / Enbridge Energy Partners, L.P.
5/17/18	Enbridge Inc. / Spectra Energy Partners, LP
3/26/18	Tallgrass Energy GP, LP / Tallgrass Energy Partners, L.P.
2/8/18	Nustar Energy L.P. / Nustar GP Holdings, LLC
1/2/18	Archrock, Inc. / Archrock Partners, L.P.
6/2/17	World Point Terminals, Inc. / World Point Terminals, LP
5/18/17	Energy Transfer Partners, LP / PennTex Midstream Partners, LP
3/2/17	VTTI B.V. / VTTI Energy Partners LP
2/1/17	ONEOK, Inc. / ONEOK Partners, L.P.
1/27/17	Enbridge Energy Co, Inc. / Midcoast Energy Partners, L.P.

	Cash-for-Unit / Stock Only Transactions
	1-Day	30-Day	60-Day
Median	20.1%	9.8%	13.4%
Mean	22.6%	13.6%	15.3%
Max	63.7%	32.0%	32.1%
Min	(8.6%)	3.4%	3.2%

	All Transactions
	1-Day	30-Day	60-Day
Median	13.5%	14.9%	13.5%
Mean	17.8%	16.2%	15.5%
Max	65.4%	80.2%	62.1%
Min	(8.6%)	(11.2%)	(16.8%)

Based on the relevant median premiums, Evercore calculated implied equity value per unit ranges of: (i) $13.53 to $14.13 for all transactions and (ii) $13.36 to $14.32 for cash transactions.

Other Presentations by Evercore

In addition to the presentation made to the Conflicts Committee on August 21, 2021, the date on which Evercore delivered its fairness opinion, as described above, Evercore made other written and oral presentations to the Conflicts Committee on July 22, 2021, July 30, 2021, and August 2, 2021, which are referred to as the preliminary Evercore presentations. Copies of the preliminary Evercore presentations have been attached as exhibits to the transaction statement on Schedule 13E-3 filed with the SEC with respect to the proposed First Partnership Merger. These written presentations will be available for any interested unitholder of the Partnership to inspect and copy at the Partnership’s executive offices during regular business hours.

None of these other written and oral presentations by Evercore, alone or together, constitutes an opinion of Evercore with respect to the merger consideration. The information contained in the written and oral presentations made to the Conflicts Committee on July 22, 2021, July 30, 2021, and August 2, 2021 is substantially similar to the information provided in Evercore’s written presentation to the Conflicts Committee on August 21, 2021, as described above.

Each of the analyses performed in these preliminary Evercore presentations was subject to further updating and subject to the final analyses presented to the Conflicts Committee on August 21, 2021 by Evercore. Each of

these analyses was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Evercore as of, the dates on which Evercore performed such analyses. Accordingly, the results of the financial analyses may have differed due to changes in those conditions and other information, and not all of the written and oral presentations contained all of the financial analyses included in the August 21, 2021 presentation.

The July 22, 2021 presentation referenced, for informational purposes, among other things, (i) the Common Unit price performance during the period of July 19, 2020 to July 19, 2021, (ii) an overview of the Partnership including historical and projected annual revenue by business segment from 2016 through 2026, (iii) selected Wall Street research analysts’ price targets for the Common Units, (iv) the 15 largest institutional unitholders and five largest insider unitholders of the Partnership as of July 19, 2021, (v) a review of the Partnership’s financial projections from 4Q 2021 through 2026, (vi) a review of the Partnership’s projected growth projects including a comparison of growth projects that were previously provided to the Board in materials delivered in April 2021, (vii) a review of the Partnership’s historical and projected general and administrative expenses and customer churn, (viii) a preliminary discounted cash flow analysis of the Common Units resulting in a price range of $8.84 to $24.73, (ix) a preliminary discounted distribution analysis of the Common Units resulting in a price range of $8.55 to $12.10, (x) a preliminary precedent M&A transaction analysis of the Partnership resulting in a Common Unit price range of $13.44 to $26.89 and (xi) a preliminary peer group trading analysis of the Partnership resulting in a Common Unit price range of $8.29 to $21.63.

The July 30, 2021 presentation referenced, for informational purposes, updates to the July 22, 2021 presentation including, among other things, (i) updated count of outstanding Common Units and inclusion of the Series C Preferred Units at liquidation preference value in the illustrative capital structure summary, (ii) updated Partnership financial projections from 4Q 2021 through 2026 as provided by Partnership management, (iii) additional analysis of select growth projects, general and administrative expenses and customer churn, (iv) a review of the Partnership’s historical and projected distribution coverage, (v) a review of select financial projection sensitivities and the corresponding effects on the Partnership’s projected financial performance and Evercore’s preliminary valuation of the Partnership, (vi) an updated preliminary discounted cash flow analysis of the Common Units resulting in a price range of $8.80 to $24.86 and (vii) an updated preliminary peer group trading analysis of the Partnership resulting in a Common Unit price range of $8.20 to $18.97.

The August 2, 2021 presentation referenced, for informational purposes, updates to the July 29, 2021 presentation including, among other things, (i) updated Partnership financial projections from 4Q 2021 through 2026 as provided by Partnership management, (ii) additional analysis of select growth projects, general and administrative expenses, customer churn and historical and projected distribution coverage, (iii) an updated review of select financial projection sensitivities and the corresponding effects on the Partnership’s projected financial performance and Evercore’s preliminary valuation of the Partnership, (iv) an updated preliminary discounted cash flow analysis of the Common Units resulting in a price range of $9.19 to $25.25, (v) an updated preliminary precedent M&A transaction analysis of the Partnership resulting in a Common Unit price range of $13.83 to $27.27 and (vi) an updated preliminary peer group trading analysis of the Partnership resulting in a Common Unit price range of $8.59 to $19.36.

General

Evercore and its affiliates engage in a wide range of activities for their own accounts and the accounts of customers. In connection with these businesses or otherwise, Evercore and its affiliates and/or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products relating to the Partnership and its affiliates.

Evercore and its affiliates also engage in securities trading and brokerage, private equity and investment management activities, equity research and other financial services, and in the ordinary course of these activities,

Evercore and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Partnership and (ii) any currency or commodity that may be involved in the First Partnership Merger and related transactions and the other matters contemplated by the Transaction Agreement.

Evercore and its affiliates and certain of its employees, including members of the team performing services in connection with the First Partnership Merger and related transactions, as well as certain private equity or other investment funds associated or affiliated with Evercore in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including the Partnership, other actual or potential transaction participants and their respective affiliates.

The Conflicts Committee selected Evercore to provide financial advice in connection with its evaluation of the First Partnership Merger because of, among other reasons, Evercore’s experience, reputation and its investment banking professionals’ experience in transactions similar to the First Partnership Merger.

Copies of written materials provided to the Conflicts Committee by Evercore have been filed as exhibits to the Schedule 13E-3 filed by the Partnership with the SEC in connection with the Transactions and related transactions.

Evercore’s opinion was furnished for the use of the Conflicts Committee (in its capacity as such) in connection with the Conflicts Committee’s evaluation of the First Partnership Merger, and may not be used for any other purpose without Evercore’s prior written consent. Evercore’s opinion was not intended to be, and did not constitute, a recommendation to the Conflicts Committee, the Board, any security holder, or any other party as to how to act or vote with respect to any matter relating to the merger or otherwise. Evercore has consented to the inclusion in the Schedule 13E-3 and this proxy statement of its opinion in its entirety and the description thereof and the related disclosure content.

The preliminary Evercore presentations and final presentation, as set out in Exhibits (c)-(2) through (5) to the Schedule 13E-3, were prepared by Evercore for the information of the Conflicts Committee in connection with the Conflicts Committee’s consideration of the First Partnership Merger. Subject to the assumptions and qualifications set forth in the Evercore presentations, the Partnership Unaffiliated Unitholders may rely upon the information disclosed in the Evercore presentations. Evercore has consented to the inclusion of the Evercore presentations in their entirety as exhibits to the Schedule 13E-3.

The description set forth above constitutes a summary of the analyses employed and factors considered by Evercore in rendering its opinion to the Conflicts Committee. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.

Pursuant to the terms of the engagement of Evercore, Evercore will receive a fee of $2,500,000 for its services, of which $250,000 became payable upon the execution of its engagement, $1,250,000 became payable upon delivery of its opinion on August 21, 2021, and $1,000,000 will become payable upon successful completion of the proposed First Partnership Merger. In addition, the Partnership has agreed to reimburse certain of Evercore’s expenses and indemnify Evercore and certain related parties against certain liabilities arising out of its engagement. At the conclusion of the assignment, Evercore may receive an additional discretionary fee in an amount not to exceed $250,000, based upon, among other things, the resources expended by Evercore in the course of the assignment, the Conflict Committee’s satisfaction with the services rendered and the benefit to the Partnership of the successful conclusion of the assignment; provided, however, that the amount of any such discretionary payment, if any, shall be determined by the Conflicts Committee in its sole and absolute discretion.

During the two-year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Conflicts Committee, on behalf of the Partnership, and Evercore has not received compensation from Partnership GP, the Partnership, or Digital Colony Acquisitions, LLC during such period. Evercore may provide financial advisory or other services to the Partnership, Partnership GP and Digital Colony Acquisitions, LLC or its affiliates in the future, and in connection with any such services it may receive compensation, except that, until Evercore’s engagement by the Conflicts Committee terminates, Evercore may not provide such services to the Partnership GP, Landmark Dividend or certain affiliates of Digital Colony Acquisitions, LLC, in each case, without the prior written consent of the Conflicts Committee.

Position of the Buyer Parties as to the Fairness of the Transactions

Under the SEC rules governing “going private” transactions, each of the Buyer Parties is an Affiliate of the Partnership that is engaged in the “going private” transaction and, therefore, is required to express its position as to the fairness of the Transactions to the Partnership’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. The Buyer Parties are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Parties as to the fairness of the Transactions (which is the Rule 13e-3 transaction for which a Schedule 13E-3 was filed with the SEC) should not be construed as a recommendation to any Partnership Unaffiliated Unitholder as to how such unitholder should vote on the proposal to approve the Transaction Agreement.

The Buyer Parties did not undertake an independent evaluation of the fairness of the Transactions to the Partnership Unaffiliated Unitholders or to the holders of Preferred Units or engage a financial advisor for such purpose. However, based on the procedural safeguards implemented during the negotiation of the Transaction Agreement, which included the delegation by the Board to the Conflicts Committee of the full power, authority and responsibilities of the Board to, on behalf of the Partnership, the Partnership Unaffiliated Unitholders and the Partnership GP in its capacity as general partner of the Partnership, to, among other things, (a) review, consider and evaluate the Transactions and the terms and conditions of the Transactions and any agreements and arrangements related thereto on behalf of the Partnership and the Partnership Unaffiliated Unitholders, (b) negotiate the terms and any documentation of the Transactions and related agreements directly with each of DigitalBridge and its affiliates and/or the Partnership’s management and the counsel and advisors to each of them, as it deemed necessary, appropriate or advisable, in its sole discretion, (c) consult with, advise and/or direct management of the Partnership in connection with discussions and/or negotiations concerning potential terms and conditions of the Transactions and related agreements, (d) determine whether the Transactions and related agreements were in the best interests of the Partnership, (e) determine whether to recommend that the Board approve or not approve, as applicable, the Transactions and related agreements, with any such approval and related recommendation of the Conflicts Committee constituting “Special Approval” for all purposes under the Partnership Agreement, including Section 7.9(b) thereof, with respect to the Transactions and related agreements and (f) make a recommendation to the Board whether it should (i) approve the Transactions and related agreements and (ii) recommend the Transactions to the Partnership Unaffiliated Unitholders, with the Board, acting for and on behalf of the Partnership GP in its capacity as the general partner of the Partnership, ultimately making a determination to approve or not approve the Transactions and agreements on behalf of the Partnership, and the other factors considered by the Buyer Parties in the section entitled “—The Buyer Parties’ Purpose and Reasons for the Transactions,” the Buyer Parties believe that the Transactions are substantively and procedurally fair to the Partnership Unaffiliated Unitholders. The Buyer Parties believe that the Transactions are substantively and procedurally fair to the holders of Preferred Units, as Preferred Units will be entitled to receive in the Transaction the exact consideration the holders of such Preferred Units would have received had they instead been redeemed rather than cashed out in the Transaction. For additional information, see “The Transaction Agreement—The Transactions Consideration.”

The Buyer Parties did not consider net book value, which is an accounting concept, for purposes of determining the fairness of the Transactions Consideration to the Partnership Unaffiliated Unitholders or of the Preferred Units Consideration because, in the Buyer Parties’ view, net book value is indicative of neither the Partnership’s market value nor its value as a going concern, but rather is an indicator of historical costs. The Buyer Parties did not consider the liquidation value of the Partnership for purposes of determining the fairness of the Transactions Consideration to the Partnership Unaffiliated Unitholders and of the Preferred Units Consideration to the holders of Preferred Units because it considered the Partnership to be a viable, going concern and therefore did not consider liquidation value to be a relevant methodology. The Buyer Parties did not conduct a going-concern valuation of the Partnership in evaluating the Transactions because of their belief that the financial analyses presented by Evercore to the Conflicts Committee, as more fully summarized below in the section entitled “Opinion of Evercore Group L.L.C.—Financial Advisor to the Conflicts Committee,” included potential valuations of the Partnership as it continues to operate its business as a going concern.

The foregoing discussion of the information and factors considered and given weight by the Buyer Parties is not intended to be exhaustive, but includes the factors considered by the Buyer Parties that each believes to be material to the fairness determination regarding the fairness of the Transactions for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The Buyer Parties did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Transactions. Rather, the Buyer Parties made their fairness determination after considering all of the factors as a whole.

The Buyer Parties’ Purpose and Reasons for the Transactions

Under the SEC rules governing “going private” transactions, each of the Buyer Parties is an Affiliate of the Partnership that is engaged in the “going private” transaction and, therefore, each is required to express its purposes and reasons for the Transactions to the Partnership’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. The Buyer Parties are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

If the Transactions are completed, (a) all of the assets of the Partnership Parties will be owned by LM Infra, (b) the holders of Common Units and Preferred Units will no longer have an equity interest in the Partnership, (c) the Common Units and the Preferred Units will no longer be listed on the NASDAQ Global Market and cease to exist and (d) the registration of the Common Units and the Preferred Units under the Exchange Act will be terminated. For the Buyer Parties, the purpose of the Transactions is to effectuate the transactions contemplated by the Transaction Agreement and to bear the rewards and risks of such ownership after the Common Units and Preferred Units cease to be publicly traded and cease to exist. The Buyer Parties did not consider any alternatives for achieving these purposes.

The Buyer Parties believe that the Partnership could operate more efficiently and effectively as a private entity free from the pressures imposed on a publicly traded partnership. In particular, the Buyer Parties believe that telecom infrastructure assets are ill-suited to management through a master limited partnership structure, support for which can be seen by the disparities in stock prices between master limited partnerships managing telecom assets and REIT structures managing such assets. The Transaction Proposal, in the belief of the Buyer Parties, offers Unitholders and holders of Preferred Units greater certainty of value in exchange for the opportunity to eventually optimize the business under such an internally managed structure. Additionally, the Buyer Parties also believe the Transaction Proposal advantageously situates Unitholders and holders of Preferred Units to avoid increased general and administrative expenses as certain cost reimbursement mechanisms fall away over time. Further, the Buyer Parties considered what they believed were competitive advantages of the Partnership’s ceasing to exist and the assets ceasing to be owned by a public entity, including less transparency to competitors. Finally, absent the reporting and other substantial burdens placed on public entities, the Buyer Parties believe that the management and employees of Landmark Dividend will be able to better execute on its future strategic plans due to increased time and narrowed focus.

The Buyer Parties have undertaken to pursue the Transactions at this time for the reasons described above, as well as due to the Buyer Parties’ desire to maximize long-term investment returns for their partners.

Although the Buyer Parties believe that there will be certain opportunities associated with their ownership of the assets of the Partnership if the Transactions are completed, the Buyer Parties realize that there are also substantial risks (including the risks and uncertainties relating to the prospects of the Partnership) and that such opportunities may never be fully realized.

The Buyer Parties believe that a merger transaction is preferable to other transaction structures because the Transactions, including the First Partnership Merger and the Second Partnership Merger (a) will enable Buyer Parties to acquire all of the outstanding Common Units not owned by Landmark Dividend at the same time and all of the assets owned by the Partnership, (b) will enable the Buyer Parties to redeem all of the outstanding Preferred Units at the same time and (c) represents an opportunity for the Partnership Unaffiliated Unitholders to receive price certainty at a premium for their Common Units in the form of the Partnership Unaffiliated Unitholders Consideration based on the Partnership Unaffiliated Unitholders Consideration representing a premium of approximately (i) 38% to the $11.92 unaffected closing price on May 14, 2021, the last business day prior to the announcement of Landmark Dividend’s proposed acquisition of the Partnership for $13.00 per Common Unit and (ii) 16.5% to the $14.16 closing price per Common Unit on August 20, 2021, the last trading day before the announcement of the Transactions. Further, the Buyer Parties believe that the Transactions are substantively and procedurally fair to the holders of Preferred Units, as Preferred Units will be entitled to receive in the Transaction the exact consideration the holders of such Preferred Units would have received had they instead been redeemed rather than cashed out in the Transaction. For additional information, see “The Transaction Agreement—The Transactions Consideration.” Furthermore, the Buyer Parties believe that structuring the transaction as a merger transaction provides the most prompt payment to all of the Partnership Unaffiliated Unitholders in light of anticipated timing to obtain requisite regulatory approvals and the absence of a short form merger statute that would allow the Partnership to avoid the need to hold the Partnership Unitholder Meeting even if the Buyer Parties acquired a majority of the Common Units in a tender offer.

Effects of the Transactions

If the Transactions are completed, (a) at the effective time of the First Partnership Merger (the “First Partnership Merger Effective Time”), (i) each issued and outstanding Common Unit, other than the Landmark Dividend Common Units, will be converted into the right to receive $16.50 per Common Unit in cash without any interest thereon, (ii) each issued and outstanding Series A Preferred Unit will be converted into the right to receive $25.00 plus the amount of any accumulated and unpaid distributions per Series A Preferred Unit in cash without any interest thereon, (iii) each issued and outstanding Series B Preferred Unit will be converted into the right to receive $25.00 plus the amount of any accumulated and unpaid distributions per Series B Preferred Unit in cash without any interest thereon and (iv) each issued and outstanding Series C Preferred Unit will be converted into the right to receive the greater of (1) $25.00 plus the amount of any accumulated and unpaid distributions per Series C Preferred Unit to, but not including, the date of the First Partnership Merger Effective Time plus the amount of any distributions that would have accrued from the date of the First Partnership Merger Effective Time to, but not including, the 50th Business Day following the First Partnership Merger Effective Time and (2) the sum of (A) the product of (x) the Alternative Conversion Amount multiplied by (y) Partnership Unaffiliated Unitholders Consideration plus (B) the amount of any accumulated and unpaid distributions for all prior Series C Distribution Periods ending on or prior to the 20th Business Day following the First Partnership Merger Effective Time, per Series C Preferred Unit in cash without any interest thereon, (b) all of the Common Units converted into the right to receive the Partnership Unaffiliated Unitholders Consideration will no longer be outstanding and will automatically be cancelled and cease to exist, (c) all of the assets of the Partnership Parties will be owned by LM Infra, (d) the holders of Common Units and Preferred Units will no longer have an equity interest in the Partnership, (e) the Common Units and the Preferred Units will no longer be listed on the NASDAQ Global Market and cease to exist and (f) the registration of the Common Units and the Preferred Units under the Exchange Act will be terminated.

At the effective time of the Second Partnership Merger, each issued and outstanding Landmark Dividend Common Unit and all Incentive Distribution Rights (as defined in the Partnership Agreement) will be converted into the right for Landmark Dividend or its affiliates to receive a certain promissory note in an amount specified by LM DV Infra and the General Partner Interest (as defined in the Partnership Agreement) will be cancelled and retired and will cease to exist. No consideration will be delivered for such cancelled General Partner Interest.

At the Second Partnership Merger Effective Time the Partnership will merge with and into Merger Sub, the separate existence of the Partnership will cease and Merger Sub will survive and continue to exist as a Delaware limited liability company and all the property, rights, privileges and powers of the Partnership will vest in Merger Sub, and all debts, liabilities and duties of the Partnership will become the debts, liabilities and duties of Merger Sub

Landmark Dividend owns, in the aggregate, (a) 3,518,569 Common Units, which represents approximately 13.8% of the total outstanding Common Units as of June 30, 2021, (b) all of the General Partner Interests and (c) all of the Incentive Distribution Rights. Landmark Dividend also owns 100% of the membership interests in the Partnership GP. Landmark Dividend does not own any of the Preferred Units. Subject to certain limitations in the Transaction Agreement with respect to members of the Conflicts Committee, Landmark Dividend has the right to appoint and remove all of the members of the Partnership GP board of directors. Thus, Landmark Dividend has a controlling interest in the Partnership GP, which manages the operations and activities of the Partnership.

The Partnership’s net book value (calculated as total assets minus total liabilities) as of December 31, 2020 was approximately $371.4 million, and the Partnership’s net income for the fiscal year ended December 31, 2020 was $29.1 million. As of December 31, 2020, Landmark Dividend owned, in the aggregate, 3,360,308 Common Units, which represents approximately 13.2% of the total outstanding Common Units as of December 31, 2020, representing an effective beneficial ownership by Landmark Dividend as of December 31, 2020, of 13.2% of the Partnership’s net book value attributable to such Common Units ($49.6 million), which in combination with Landmark Dividend also owning the all of the General Partner Interest in the Partnership and all of the Incentive Distribution Rights, represented an effective beneficial ownership by Landmark Dividend attributable to approximately 7.5% of the Partnership’s net income for the fiscal year ended December 31, 2020 ($2.2 million). If the Transactions are consummated, the Buyer Parties, as affiliates of Landmark Dividend will have beneficial ownership of 100% of the Partnership’s net book value and net earnings, through their ownership of all of the assets of the Partnership, having an aggregate beneficial interest in the Partnership’s net book value and net income of $371.4 million and $29.1 million, respectively (based on the Partnership’s December 31, 2020 financial data). The Buyer Parties will also be entitled to any future increase in the value and all income generated by the Partnership’s assets and operations going forward.

Primary Benefits and Detriments of the Transactions

Benefits and Detriments to Unitholders

The primary benefits of the Transactions to the holders of Common Units and Preferred Units that will not have a continuing interest in the Partnership following the Transactions include the following:

•

The receipt by such holders of Common Units of $16.50 in cash per Common Unit held by them, without any interest thereon, representing a premium of approximately (a) 38% to the $11.92 unaffected closing price on May 14, 2021, the last business day prior to the announcement of Landmark Dividend’s proposed acquisition of the Partnership for $13.00 per Common Unit and (b) 16.5% to the $14.16 closing price per Common Unit on August 20, 2021, the last trading day before the announcement of the Transactions.

•

The receipt by such holders of Preferred Units of the exact consideration the holders of such Preferred Units would have received had they instead been redeemed rather than cashed out in the Transaction.

•

The avoidance of all downside risk associated with the continued ownership of Common Units or Preferred Units, including any possible decrease in the future revenues and free cash flow, growth or value of the Partnership following the Transactions.

The primary detriment of the Transactions to the holders of Common Units and Preferred Units that will not have a continuing interest in the Partnership following the Transactions include the following:

•

Such holders will cease to have an interest in the Partnership and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the assets of the Partnership.

•

In general, the Second REIT Merger will be treated as a taxable event by the Partnership. The First Partnership Merger combined with the Second Partnership Merger will be part of a plan of liquidation of the Partnership where holders of Common Units will receive distributions of cash in liquidation of their Common Units. The Second REIT Merger and/or the distribution of cash to holders of Common Units in the First Partnership Merger may subject holders of Common Units to United States federal income tax depending on such holder’s own tax situation. Accordingly, you are strongly urged to consult your own tax advisor for a full understanding of the particular tax consequences of the Transactions to you.

Please read “Certain Material United States Federal Income Tax Consequences” for a more complete discussion of certain material United States federal income tax consequences to holders of Common Units of the Second REIT Merger and the receipt of cash by such holders in the First Partnership Merger.

Benefits and Detriments to the Partnership, the Buyer Parties and Landmark Dividend

The primary benefits of the Transactions to the Partnership, the Buyer Parties and Landmark Dividend include the following:

•

If Buyer Parties successfully execute their business strategy, the value of the equity investment of the affiliates of Landmark Dividend could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the assets formerly owned by the Partnership or the payment of distributions, if any, that would accrue to the affiliates of Landmark Dividend.

•

The Partnership, which will cease to exist, will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Partnership currently faces public unitholders and investment analyst pressure to make decisions that may produce better short-term results, but which may not over the long-term lead to a maximization of their equity value.

•	The Buyer Parties will have more flexibility to change capital spending strategies without public market scrutiny or analysts’ quarterly expectations.

•

The directors, officers and beneficial owners of more than 10% of the Common Units will be relieved of the reporting requirements and liabilities for short-swing profit recovery under Section 16 of the Exchange Act.

The primary detriments of the Transactions to the Partnership and the Buyer Parties include the following:

•	Following the Transactions, there will be no trading market for the equity securities of Merger Sub, as the surviving entity.

•	The risk that potential benefits sought in the Transactions may not be realized.

Interests of Certain Persons in the Transactions

General

In considering the recommendation of the Conflicts Committee with respect to the Transactions Proposal, the Unitholders and holders of Preferred Units should be aware that certain of the executive officers and directors of the Partnership GP have interests in the transaction that differ from, or are in addition to, the interests of the holders of Common Units and Preferred Units generally. These interests are summarized below.

The members of the Conflicts Committee were aware of these interests and the relationships described below and considered them in making their determinations and recommendations with respect to the Transaction Agreement and the Transactions. These interests and relationships, to the extent material, are further described below. For additional information, please read “—Background of the Transactions,” and “—Reasons for the Conflicts Committee’s Recommendation.”

Equity Interests of Directors and Executive Officers in the Partnership GP

Certain Partnership GP executive officers and directors own Common Units, as further described below in “Security Ownership of Certain Beneficial Owners, Management, Landmark Dividend and the Buyer Parties—Ownership of Landmark Infrastructure Partners LP by the Partnership GP’s Directors and Officers.” All Common Units held by the Partnership GP executive officers and directors will be converted into the Partnership Unaffiliated Unitholders Consideration in connection with the Transactions.

The following tables set forth certain information regarding the beneficial ownership of Common Units as of September 7, 2021 owned by:

•	the named executive officers of the Partnership GP;

•	each of the directors of the Partnership GP; and

•	all the directors and executive officers of the Partnership GP as a group.

Name of Beneficial Owner	Positions with the Partnership GP	Common Units Beneficially Owned(1)	Percentage of Common Units Beneficially Owned
Arthur P. Brazy, Jr.	Chief Executive Officer and Director	180,872	*
George P. Doyle	Chief Financial Officer and Treasurer	19,439	*
Keith Benson	Director	10,195	*
Thomas Carey White III	Director	20,541	*
Gerald A. Tywoniuk	Director	19,371	*
Steven Sonnenstein	Chairman of the Board of Directors	—	—
Sadiq Malik	Director	—	—

All Directors and Executive Officers as a group (7 persons)		250,418	*

*	Less than 1%.
(1)

Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days.

Such persons do not own any Preferred Units.

The following tables set forth certain information regarding the beneficial ownership of Common Units as of September 7, 2021 owned by:

•	each of the former directors of the Partnership GP who was a director at any time since December 31, 2020:

Name of Beneficial Owner	Positions with the Partnership GP	Common Units Beneficially Owned(1)	Percentage of Common Units Beneficially Owned
Matthew P. Carbone(2)	Former Chairman of the Board of the Directors	19,853	*
James F. Brown(2)	Former Director	—	—
Edmond G. Leung(2)	Former Director	3,410	*

All Former Directors as a group (3 persons)		23,263	*

*	Less than 1%.
(1)

Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days.

(2)	In connection with the consummation of the Sponsor Acquisition, Matthew P. Carbone, Edmond G. Leung and James F. Brown stepped down from their respective roles as members of the Board on June 2, 2021.

Such persons do not own any Preferred Units.

Treatment of Equity Awards

Immediately prior to the First Partnership Merger Effective Time, each award of Equity Participation Units issued under the Partnership LTIP then outstanding and unsettled will be settled by a cash payment equal to the Partnership Unaffiliated Unitholders Consideration per Equity Participation Unit and, solely to the extent provided in the applicable award agreement and unpaid, an additional cash payment equal to product of (a) the number of outstanding Equity Participation Units and (b) the value of any distribution equivalent rights. No Equity Participation Units are currently outstanding. Equity Participation Units were only granted to independent directors of the Board at the time of grant with such grants (usually made in January of each year) being vested upon grant and immediately settled in Common Units.

Director and Officer Insurance; Indemnification

From and after the Closing, the Buyer Parties and the surviving entity have agreed to indemnify and hold harmless any person who is or was, or at any time prior to the Closing Date (i) becomes, an officer, director or manager of any Partnership Entity or (ii) serves, at the request of any Partnership Entity as an officer, director, member, general partner, fiduciary or trustee of another person (each, a “Covered Person”) from and against any and all losses, claims, damages, liabilities, expenses, judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending, or completed claims, demands, actions, suits or proceedings, relating to or arising out of the Transaction Agreement, the other transaction documents or the Transactions, in which any such Covered Person may be involved by reason of its status as a Covered Person and acting (or omitting or refraining to act) in such capacity on behalf of or for the benefit of the Partnership. The Buyer Parties and the surviving entity have also agreed to advance to any such Covered Person expenses (including legal fees and expenses) incurred by such Covered Person in connection therewith. The rights to indemnification and advancement of expenses described in this paragraph are limited to the extent provided in, and in accordance with, the organizational documents of the Partnership Entities as of the date of execution of the Transaction Agreement.

Additionally, the Buyer Parties have agreed to, for a period of six years following the Closing Date (or until the disposition of claims for indemnification or advancement asserted during such six-year period):

•

cause each Partnership Entity and the surviving entity to honor and maintain in effect all rights to indemnification, exculpation and advancement of expenses, elimination of liability and exculpation from liabilities existing in favor of any Covered Person as provided in the organizational documents of any Partnership Entity as in effect on the date of execution of the Transaction Agreement or pursuant to any other agreements set forth in the disclosure schedules delivered by the Partnership;

•

refrain, and to refrain from causing or permitting any Partnership Entity or the surviving entity to, amend, restate, waive or terminate any organizational documents of any Partnership Entity in any manner that would adversely affect the indemnification or exculpation rights of any Covered Person; and

•

maintain fiduciary liability coverage for acts, events, occurrences or omissions occurring or arising at or prior to the Closing Date that is no less advantageous to each Covered Person than existing officers’ and directors’ liability insurance policies as of the date of execution of the Transaction Agreement, except that Buyer Parties and the Partnership Entities will not be required to pay an annual premium in excess of 300% of the current annual premium, but will purchase as much of such coverage as possible for such applicable amount.

In the event that any Buyer Party or any Partnership Entity consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its properties and assets to any person or entity (whether by consolidation, merger or otherwise), then, and in each such case, proper provision will be made so that such continuing or surviving entity or transferee of such assets, as the case may be, assumes the obligations described in this section.

All of the directors of the Partnership GP have the right to indemnification pursuant to the terms of the Partnership Agreement and the limited liability company agreement of the Partnership GP. The executive officers of the Partnership GP have the right to indemnification pursuant to the terms of the Partnership Agreement and the limited liability company agreement of the Partnership GP.

Officers of Partnership GP

Each of the executive officers of Partnership GP are expected to continue to serve as executive officers of the Partnership GP following the Transactions.

No Golden Parachute or Other Compensation Payable to the Named Executive Officers of the Partnership by the Buyer Parties or the Partnership in Connection with the Transactions

None of the executive officers of the Partnership GP are entitled to any compensation from the Buyer Parties or the Partnership as a result of any agreement or understanding between such executive officer and the Partnership or the Buyer Parties that is enhanced by reason of the occurrence of the Transactions.

Section 14A(b) of the Exchange Act and Item 402(t) of Regulation S-K under the Exchange Act require that companies provide their shareholders with the opportunity to vote to approve, on an advisory non-binding basis, any “golden parachute compensation” for its named executive officers regarding any agreement or understanding, between such named executive officer and the acquiring company or target company that is based on or otherwise relates to the Transactions. Because no “golden parachute” or similar compensation arrangements are to be received by any of the named executive officers of the Partnership as a result of any agreement or understanding between such executive officer and the Partnership or the Buyer Parties based on or otherwise relating to the Transactions, no disclosure is required under Item 402(t) of Regulation S-K and no advisory vote is required by Section 14A(b) and Rule 14(a)-21(c) under the Exchange Act.

Pursuant to their employment agreements with Landmark Dividend, each of the executive officers of Partnership GP are entitled to a cash transaction bonus payable within 30 days following the closing of the Transactions.

Certain Material United States Federal Income Tax Consequences

In general, the Second REIT Merger will be treated as a taxable event by the Partnership. The First Partnership Merger combined with the Second Partnership Merger will be part of a plan of liquidation of the Partnership where holders of Common Units will receive distributions of cash in liquidation of their Common Units. The Second REIT Merger and/or the distribution of cash to holders of Common Units in the First Partnership Merger may subject holders of Common Units to United States federal income tax depending on such holder’s own tax situation. Accordingly, you are strongly urged to consult your own tax advisor for a full understanding of the particular tax consequences of the Transactions to you.

Please read “Certain Material United States Federal Income Tax Consequences” for a more complete discussion of certain material United States federal income tax consequences to holders of Common Units of the Second REIT Merger and the receipt of cash by such holders in the First Partnership Merger.

Regulatory Approvals and Clearances Required for the Transaction

The following is a summary of the material regulatory requirements for completion of the transactions contemplated by the Transaction Agreement. There can be no guarantee if and when any of the consents or approvals required for the transactions contemplated by the Transaction Agreement will be obtained or as to the conditions that such consents and approvals may contain.

Under the HSR Act and related rules, certain transactions, including the Transactions, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. The initial waiting period is 30 days following the submission of the HSR filings. This period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the ultimate parent entity, as defined under the HSR Act, of LM Infra voluntarily withdraws and refiles to allow a second 30-day waiting period, or the reviewing agency issues a formal request for additional information and documentary material (known as a “Second Request”).

At any time before or after the Closing Date, the Antitrust Division or the FTC could take action under the antitrust laws, including seeking to prevent the Transactions, to rescind the Transactions or to conditionally approve the Transactions upon the divestiture of assets of the parties or subject to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the Transactions or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the Transactions on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

The parties determined that a Premerger Notification and Report Forms with the Antitrust Division and the FTC in connection with the Transactions was not required.

Pursuant to the Foreign Acquisitions and Takeovers Act 1975 of Australia, certain acquisitions by foreign persons of Australian companies, businesses and real property assets, including the Transactions, must be notified to the Foreign Investment Review Board (“FIRB”) for approval by the Australian Treasurer. Landmark Dividend, LM DV Infra and their affiliates submitted a FIRB application on September 10, 2021.

Each party to the Transaction Agreement agreed to, and to cause their respective affiliates to, (including to cause their respective subsidiaries to) use reasonable best efforts to obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions contemplated by the Transaction Agreement, including making the required filings under the HSR Act, if required, and FIRB within 10 business days after the date of the Transaction Agreement. Notwithstanding the foregoing, none of the Buyer Parties, Landmark Dividend or any of their respective affiliates are under any obligation to dispose, transfer or separate any assets or operations in order to obtain any approval or consent.

Financing of the Transactions

The Buyer Parties anticipate that the total amount of funds necessary to consummate the Transactions and the related transactions will be approximately $1.1 billion. The Buyer Parties have represented to the Partnership Parties that the aggregate proceeds contemplated by the Debt Commitment Letter (subject to any replacement thereof with other debt financing as permitted by the Transaction Agreement) and the Equity Commitment Letter will be sufficient to consummate the Transactions and the related transactions, including payment of the Required Amount. The Buyer Parties’ obligations to close the Transactions is not conditioned on its ability to obtain financing.

Debt Commitment Letters

Concurrently with the execution of the Transaction Agreement, LM DV Infra entered into the Debt Commitment Letter Commitment Letter with the Financing Banks, pursuant to which the Financing Banks committed, subject to the terms and conditions set forth therein, to provide revolving loans to LM DV Infra pursuant to a senior secured revolving credit facility in an aggregate principal amount of up to $500 million (to fund, among other uses, a portion of the Transactions Consideration and to pay related costs and expenses).

Senior Secured Revolving Credit Facility.

The senior secured revolving credit facility is contemplated to terminate, with all amounts outstanding thereunder due and payable in full, five years after the Closing Date. Interest on the drawn revolving loans is contemplated by the Debt Commitment Letter to accrue at adjusted LIBOR plus 225 or 250 basis points, (based upon the calculation of the total net leverage ratio). The senior secured revolving credit facility would contain customary mandatory prepayments, representations and warranties and covenants for a facility of that type. The senior secured revolving credit facility will also include financial covenants requiring compliance with (a) a minimum interest coverage ratio of 2.00 to 1.00 and (b) a maximum total net leverage ratio of 8.50 to 1.00 (which can, at the election of LM DV Infra, be increased to 9:50 to 1:00 for two specified periods in connection with permitted asset acquisitions), in each case of clauses (a) and (b), tested at the end of each fiscal quarter. The senior secured revolving credit facility will be secured by substantially all of the real and personal property of LM DV Infra and its subsidiaries (including certain subsidiary borrowers), subject to certain customary exceptions.

Although the debt financing described in this proxy statement is not subject to due diligence or a “market out” provision, which would have allowed lenders not to fund their commitments if certain conditions in the financial markets prevail, there is still a risk that such debt financing may not be funded when required. In the event that any portion of the debt financing described herein becomes unavailable, or the Buyer Parties become aware of any event or circumstance that makes any portion of the debt financing unavailable, the Buyer Parties are obligated to use their reasonable best efforts to obtain, as promptly as practicable after such occurrence, alternative financing in an amount at least equal to the commitment under the Debt Commitment Letter or such unavailable portion thereunder, which among other things, shall not be subject to any conditions precedent that would constitute “Prohibited Conditions” under the Transaction Agreement and shall otherwise be on terms not materially less favorable to the Buyer Parties than the terms and conditions set forth in the Commitment Letters and not materially less favorable to the parties to the Equity Commitment Letter. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated. Except as described herein, there is no plan or arrangement regarding the refinancing or repayment of the debt financing.

The availability of the senior secured revolving credit facility is subject to certain customary closing conditions, including, but not limited to:

•

the execution and delivery by the borrower and guarantors of definitive documentation with respect to the senior secured revolving credit facility consistent with the Debt Commitment Letter, together with customary closing deliverables;

•

the accuracy of certain representations and warranties in the Transaction Agreement that are material to the interests of the lenders under the senior secured revolving credit facility and the accuracy of certain specified representations and warranties in the definitive credit documentation;

•	since the date of the Transaction Agreement, there shall not have occurred a “Partnership Material Adverse Effect” (as defined in “The Transaction Agreement—Representations and Warranties”);

•

the consummation of the Transactions in all material respects on terms described in the Transaction Agreement, after giving effect to any amendment, waiver, consent or other modification thereof other than any amendment, waiver, consent or other modification that is materially adverse to interest of the lenders under the senior secured revolving credit facility (in their capacity as such) unless consented to by the Financing Banks, such consent not to be unreasonably withheld, delayed or conditioned;

•	the delivery of customary information with respect to “know-your-customer” and anti-money laundering rules and regulations;

•	the consummation of the equity contribution contemplated by the Equity Commitment Letter;

•	the substantially concurrent consummation of the refinancings of certain outstanding indebtedness at the Partnership Parties;

•	delivery of certain audited and unaudited financial statements;

•	to the extent required by the definitive documentation, delivery of all documents and instruments required to create and perfect the administrative agent’s security interests in the collateral;

•	the expiration of a 45 calendar day period following execution of the Debt Commitment Letter; and

•	payment of all applicable fees and expenses.

The Debt Commitment Letter will terminate on the earliest to occur of (a) the date that is five business days after the Outside Date and (b) the valid termination of the Transaction Agreement prior to the consummation of the Transaction.

Equity Commitment Letter

Concurrently with the execution of the Transaction Agreement, the Buyer Parties entered into the Equity Commitment Letter with the Equity Investor, pursuant to which the Equity Investor has agreed to directly or indirectly, contribute proceeds to LM DV Infra for an aggregate amount of $510 million, solely for the purposes of financing the transactions contemplated by the Transaction Agreement, including the payment of a portion of the Transactions Consideration. The obligation of the Equity Investor to fund or cause the funding of its equity commitment is subject to the satisfaction or waiver of various conditions, including (a) the satisfaction or waiver of the conditions to Buyer Parties’ obligations to effect closing under the Transaction Agreement, (b) the substantially simultaneous receipt by the Buyer Parties of the proceeds of the debt financing (or confirmation that the debt financing will be promptly funded if the equity commitment is funded) and (c) the substantially simultaneous consummation of the Closing.

Estimated Fees and Expenses

Under the terms of the Transaction Agreement, except for any termination fees described in “The Transaction Agreement—Termination Fees” and certain expenses related to the debt financing, all fees and expenses incurred in connection with the Transactions, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of the Transaction Agreement and the Transactions, including expenses incurred in connection with the preparation, printing, filing and mailing of this proxy statement and the Schedule 13E-3 and any amendments or supplements thereto, will be borne by the respective party incurring such fees and expenses.

For more information about Evercore’s compensation, see “—Opinion of Evercore—Financial Advisor to the Conflicts Committee.”

The Partnership has retained Okapi Partners as a proxy solicitation and information agent and                as the paying agent in connection with the Transactions. Okapi Partners may contact Unitholders by mail, telephone, facsimile, email and personal interview and may request banks, brokers, dealers and other nominee unitholders to forward materials relating to the Transactions to beneficial owners.

As compensation for acting as a proxy solicitation and information agent in connection with the Transactions, Okapi Partners will receive a fee of $        , a per-call fee of $        and the reimbursement of out-of-pocket expenses. The Partnership will pay the paying agent $        , and will indemnify the paying agent against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Partnership for customary handling and mailing expenses incurred by them in forwarding materials to their customers.

The following is an estimate of fees and expenses to be incurred by the Partnership in connection with the Transactions:

Description	Amount
Legal	$
Financial Advisors	$
Printing and Mailing	$
SEC Filing Fees	$
Paying Agent	$
Proxy Solicitation and Information Agent	$
Miscellaneous	$
Total	$

Certain Legal Matters

General

In the Transaction Agreement, the parties have agreed to cooperate with each other to make all filings with governmental authorities and to obtain all governmental approvals and consents necessary to consummate the Transactions, subject to certain exceptions and limitations. It is a condition to the consummation of the Transactions that required governmental consents and approvals have been obtained before the effective date of the Transactions.

Certain Litigation

Between September 13 and October 1, 2021, five purported Unitholders filed lawsuits under the federal securities laws in the United States District Court for the Southern District of New York, the United States

District Court for the District of New Jersey and the United States District Court for the Central District of California challenging the accuracy of the disclosures made in this proxy statement in connection with the Transactions. The cases filed in the United States District Court for the Southern District of New York are captioned O’Dell v. Landmark Infrastructure LP et al., Case No. 1:21-cv-07635 (S.D.N.Y.) (the “O’Dell Action”), Whitfield v. Landmark Infrastructure Partners LP et al., Case No. 1:21-cv-07731 (S.D.N.Y.) (the “Whitfield Action”) and Robinson v. Landmark Infrastructure Partners LP, et al., Case No. 1:21-cv-07988 (S.D.N.Y.) (the “Robinson Action”). The case filed in the United States District Court for the District of New Jersey is captioned Delancy v. Landmark Infrastructure Partners LP et al., Case No. 2:21-cv-17971 (D. N.J.) (the “Delancy Action”). The case filed in the United States District Court for the Central District of California is captioned Unger v. Landmark Infrastructure Partners LP, et al., Case No. 2:21-cv-07849 (C.D. Cal.) (the “Unger Action” and, collectively with the O’Dell Action, the Whitfield Action, the Robinson Action and the Delancy Action, the “Actions”). The Actions are brought only on behalf of each named plaintiff.

Each of the Actions allege violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder based on various alleged omissions of material information from the Partnership’s September 10, 2021 preliminary proxy statement (the “Proxy”) filed in connection with the Transactions. The O’Dell Action, the Whitfield Action, the Robinson Action, and the Delancy Action name as defendants the Partnership and each of the Partnership GP’s directors, individually. The Unger Action names as a defendant the Partnership, four of the Partnership GP’s directors, individually (Arthur P. Brazy, Keith Benson, Thomas Carey White III, and Gerald A. Tywoniuk), and three of the Partnership GP’s former directors individually (Matthew P. Carbone, James F. Brown and Edmund G. Leung). All five Actions seek damages, expert and attorneys’ fees, and to enjoin the Unitholders vote required to consummate the proposed Transactions unless and until the defendants disclose the allegedly omitted material information. The Delancy Action, the O’Dell Action, and the Whitfield Action also seek a rescission of the proposed Transactions to the extent already consummated, or an award of rescissory damages.

Each of the Partnership and the Partnership GP believes that the Actions are without merit and, along with the individual defendants, intends to defend against the Actions; however, neither the Partnership nor Partnership GP can predict the amount of time and expense that will be required to resolve the Actions or their outcomes. Additional lawsuits arising out of or related to the proposed Transactions may also be filed in the future.

Provisions for Unaffiliated Security Holders

No provision has been made to grant Partnership Unaffiliated Unitholders access to the partnership files of the Partnership, Partnership GP or the Buyer Parties or to obtain counsel or appraisal services at the expense of the foregoing parties.

Delisting and Deregistration of Common Units and Preferred Units

If the First Partnership Merger is completed, the Common Units and Preferred Units will cease to be listed on the NASDAQ Global Market and will be deregistered under the Exchange Act.

No Dissenters’ or Appraisal Rights for Unitholders or Holders of Preferred Units

Under the Delaware Revised Uniform Limited Partnership Act and the Partnership Agreement, there are no dissenters’ or appraisal rights for the Unitholders or holders of Preferred Units with respect to the Transactions.

Accounting Treatment

The Transactions will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification. As the Partnership and the Buyer Parties are under common control, the Transactions will be accounted for as equity transactions and no gain or loss on the Transactions will be recognized in the Partnership’s consolidated statements of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated herein by reference contain forward-looking statements concerning the Partnership’s operations, economic performance or financial condition. Forward-looking statements give the Partnership’s current expectations, contain projections of results of operations or of financial condition or forecasts of future events. Words such as “could,” “will,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this proxy statement include the Partnership’s expectations of plans, strategies, objectives, growth and anticipated financial and operational performance. Forward-looking statements can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed.

All statements other than statements of historical fact included or incorporated by reference in this proxy statement, including statements regarding the Partnership’s financial position, business strategy and other plans and objectives for future operations or transactions, and including statements regarding the approval of the Transaction Agreement and the Transactions, the satisfaction of the closing conditions to the Transactions, the timing of the completion of the Transactions, certain expected material United States federal income tax consequences, expectations and intentions regarding outstanding litigation, expectations with respect to the synergies, costs and other anticipated effects of the Transactions and expectations regarding the Partnership’s business and the Common Units if the Transactions do not occur, are forward-looking statements.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Partnership believes that it has chosen these assumptions or bases in good faith and that they are reasonable. However, when considering these forward-looking statements, you should keep in mind the risk factors contained in the documents incorporated by reference herein and cautionary statements in this proxy statement. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause actual results to differ materially from the results contemplated by such forward-looking statements include:

•	the possibility that the Transactions are not consummated in a timely manner or at all;

•	the diversion of management in connection with the Transactions and the Partnership’s and the Buyer Parties’ ability to realize fully or at all the anticipated benefits of the Transactions;

•	the Partnership’s ability to complete and integrate acquisitions;

•	the Partnership’s ability to successfully implement its business plan;

•	changes in general economic conditions;

•	competitive conditions in the Partnership’s industry;

•	the effects of existing and future laws and governmental regulations;

•	the Partnership’s ability to complete internal growth projects on time and on budget;

•	the price and availability of debt and equity financing;

•

the number of real property interests that the Partnership is able to acquire, and whether we are able to complete such acquisitions on favorable terms, which could be adversely affected by, among other things, general economic conditions, operating difficulties, and competition;

•	the number of completed infrastructure developments;

•	the return on acquisitions and infrastructure developments;

•	the prices the Partnership pays for our acquisitions of real property;

•

the rent increases the Partnership is able to negotiate with its tenants, and the possibility of further consolidation among a relatively small number of significant tenants in the wireless communication and outdoor advertising industries;

•	changes in the price and availability of real property interests;

•	changes in prevailing economic conditions;

•	unanticipated cancellations of tenant leases;

•	a decrease in the Partnership’s tenants’ demand for real property interest due to, among other things, technological advances or industry consolidation;

•	inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change, unanticipated ground, grade or water conditions, and other environmental hazards;

•	inability to acquire or maintain necessary permits;

•	changes in laws and regulations (or the interpretation thereof), including zoning regulations;

•	difficulty collecting receivables and the potential for tenant bankruptcy;

•	additional expenses associated with being a publicly traded partnership;

•	the Partnership’s ability to borrow funds and access capital markets, and the effects of the fluctuating interest rate on our existing and future borrowings;

•	restrictions in the Partnership’s revolving credit facility on its ability to issue additional debt or equity or pay distributions;

•	mergers or consolidations among wireless carriers;

•	performance of the Partnership’s joint ventures;

•	fluctuations in foreign currency exchange rates;

•

epidemic or pandemic (such as the outbreak and worldwide spread of COVID-19), and the measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may (as with COVID-19) precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period;

•	changes in tax laws, regulations and status;

•	the effects of future litigation; and

•	certain factors discussed elsewhere in this proxy statement.

The Partnership cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risks is contained in the Partnership’s most recently filed Annual Reports on Form 10-K, previous Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings. In addition, the Partnership may be subject to currently unforeseen risks that may have a materially adverse effect on it. All subsequent written and oral forward-looking statements concerning the Partnership, the proposed Transactions or other matters and attributable to the Partnership or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. The forward-looking statements speak only as of the date made and, other than as required by law, the Partnership does not undertake any obligation to update publicly or revise any of these forward-looking statements.

INFORMATION ABOUT THE PARTNERSHIP UNITHOLDER MEETING AND VOTING

Date, Time and Place

The Partnership Unitholder Meeting will be held on                , 2021 at                , Pacific Time, located at                . The meeting may be adjourned or postponed by the Partnership GP to another date or place for proper purposes, including for the purpose of soliciting additional proxies.

Purpose

The Unitholders will be asked to consider and vote upon the Transactions Proposal.

The Partnership will transact no other business at the Partnership Unitholder Meeting except such business as may properly be brought before Partnership Unitholder Meeting or any adjournments or postponements thereof. At this time, the Partnership knows of no other matters that will be presented for the consideration of the Unitholders at the Partnership Unitholder Meeting.

Record Date and Quorum Requirement

The Board has fixed the close of business on                , 2021 as the record date for the Partnership Unitholder Meeting. Unitholders that own Common Units at the close of business on the record date may vote at the Partnership Unitholder Meeting. You may cast one vote for Common Unit that you own as of the close of business on the record date. Votes may be cast at the Partnership Unitholder Meeting in person or by proxy.

The presence, in person or by proxy, at the Partnership Unitholder Meeting of holders of a majority of the Common Units, as of the record date, will constitute a quorum and will permit the Partnership to conduct the proposed business at the Partnership Unitholder Meeting. Common Units will be counted as present at the Partnership Unitholder Meeting if the Unitholder is present in person at the Partnership Unitholder Meeting or has submitted and not revoked a properly executed proxy card or properly submitted and not revoked a proxy via telephone or the Internet. Proxies received but marked as abstentions will be counted as Common Units that are present and entitled to vote for purposes of determining the presence of a quorum. A broker non-vote will also be considered present at the Partnership Unitholder Meeting for purposes of determining the presence of a quorum but cannot be included in the vote. Abstentions and broker non-votes have the same effect as a vote against the Transactions for purposes of the vote required under the Transactions Agreement and the Partnership Agreement.

Submitting a Proxy Card

Unitholders holding Common Units in their own name may submit their proxy by completing, signing, dating and mailing the enclosed proxy card in the enclosed postage-prepaid envelope. Submitting a proxy by this method will not affect your right to attend the Partnership Unitholder Meeting.

Unitholders holding Common Units in “street name” by a bank, broker or other nominee should follow the separate voting procedures, if any, provided by the bank, broker or other nominee with this proxy statement.

Submitting a Proxy via Telephone or Internet

Unitholders holding Common Units in their own name who choose to submit their proxy via telephone or the Internet should follow the instructions set forth on the enclosed proxy card. The telephone and Internet proxy procedures are designed to authenticate proxies by use of a personal control number, which appears on the proxy card. These procedures, which comply with Delaware law, allow you to appoint a proxy to vote your Common Units, and to confirm that your instructions have been properly recorded. If you submit your proxy via telephone or the Internet, you do not have to mail in your proxy card, but your proxy must be received by 11:59 p.m., Pacific Standard Time, on                , 2021, which may be extended in the sole discretion of the Partnership GP.

Unitholders holding Common Units in “street name” by a bank, broker or other nominee should follow the instructions provided with the proxy materials to determine if Internet or telephone proxy submission is available. If your bank, broker or other nominee does make Internet or telephone proxy submission available, please follow the instructions provided on the voting form supplied by your bank, broker or other nominee.

Revoking Your Proxy

If your Common Units are registered directly in your name with the transfer agent, you may revoke your proxy with regard to such shares at any time before it is voted at the Partnership Unitholder Meeting by:

•	submitting a proxy again prior to the Partnership Unitholder Meeting through any of the methods available to you;

•

giving written notice of revocation to the general counsel of the Partnership GP, which must be received by the general counsel]of the Partnership GP by the time Partnership Unitholder Meeting begins; or

•	attending the Partnership Unitholder Meeting and voting your Common Units in person.

If your Common Units are held through a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies. If your bank, broker or other nominee allows you to submit your proxy via telephone or Internet, you may be able to change your proxy by submitting a proxy again by telephone or Internet.

Questions and Additional Information

If you have any questions about the Transactions Proposal, need additional copies of this proxy statement or the enclosed proxy card or require assistance in voting Common Units, you should contact the Partnership’s proxy solicitor,                , at                .

Voting at the Partnership Unitholder Meeting

Submitting a proxy now will not limit your right to vote at the Partnership Unitholder Meeting if you decide to attend in person. If you plan to attend the Partnership Unitholder Meeting and wish to vote in person, you will be given a ballot at the Partnership Unitholder Meeting. Please note, however, that if your Common Units are held in “street name” by a bank, broker or other nominee, and you wish to vote at the Partnership Unitholder Meeting, you must bring to the Partnership Unitholder Meeting a proxy from the bank, broker or other nominee authorizing you to vote at the Partnership Unitholder Meeting. Please contact your bank, broker or other nominee for specific instructions.

Vote Required; How Common Units are Voted

Pursuant to the Transaction Agreement and the Partnership Agreement, holders of at least a majority of the issued and outstanding Common Units must affirmatively vote or consent in favor of the Transactions Proposal in order for it to be approved. Failures to vote, in addition to abstentions and broker non-votes, will have the same effect as a vote against the Transactions Proposal for purposes of the vote required under the Transaction Agreement and the Partnership Agreement.

If you have timely and properly submitted your proxy, clearly indicated your vote and have not revoked your proxy, your Common Units will be voted as indicated on your proxy. If you have timely and properly submitted your proxy but have not clearly indicated your vote, your Common Units will be voted “FOR” approval of the Transactions Proposal.

If any person or group other than the Partnership GP and its Affiliates acquires beneficial ownership of 20% or more of any class of units of the Partnership, that person or group loses voting rights on all of its shares. This loss of voting rights does not apply to any person or group that acquires the shares from the Partnership GP or its Affiliates and any transferees of that person or group who are notified by the Partnership GP that they will not lose their voting rights, to any person or group who acquires the shares with the prior approval of the Board or to transferees of such person or group, provided such transferee is an Affiliate of the transferor.

If any other matters are properly presented for consideration at the Partnership Unitholder Meeting or any adjournment or postponement thereof, the persons named in the proxy will have the discretion to vote on these matters.

Common Units Beneficially Owned by the Partnership GP Directors and Executive Officers

The Partnership GP’s directors and executive officers beneficially own, collectively, 250,418 Common Units as of September 7, 2021. These Common Units represent, collectively, approximately 0.98% of the total voting power of The Partnership’s outstanding voting securities as of such date. The Partnership currently expects that all of its directors and executive officers will vote their Common Units in favor of the Transactions Proposal to be voted on at the Partnership Unitholder Meeting.

Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by the Partnership GP on behalf of the Conflicts Committee. The expenses of such solicitation, including the expenses of preparing, printing and mailing the proxy statement and materials used in the solicitation, will be borne by the party incurring such expenses. In addition to the mailing of this proxy statement, proxies also may be solicited by the Partnership GP’s and its Affiliates’ directors, officers and employees by telephone, electronic mail, letter, facsimile or in person, but no additional compensation will be paid to them. The Partnership may also reimburse brokers, custodians, nominees, fiduciaries and others for expenses incurred in forwarding proxy materials to the beneficial owners of Common Units.

THE TRANSACTIONS PROPOSAL

The Proposal

At the Partnership Unitholder Meeting, Unitholders are being asked to consider and approve the Transaction Agreement and the Transactions. A copy of the Transaction Agreement is attached as Annex A to this proxy statement.

Board Recommendation

The Board, after considering various factors, including the unanimous determination and recommendation of the Conflicts Committee, has determined that the Transaction Agreement and the transactions contemplated thereby, including the Transactions, are in the best interests of the Partnership and the Partnership Unaffiliated Unitholders and has approved the Transaction Agreement and the transactions contemplated thereby, including the Transactions.

Accordingly, the Board recommends that the Unitholders vote “FOR” the Transactions Proposal.

Vote Required

Pursuant to the Transaction Agreement and the Partnership Agreement, holders of at least a majority of the issued and outstanding Common Units must affirmatively vote or consent in favor of the Transactions Proposal in order for it to be approved. Failures to vote, in addition to abstentions and broker non-votes, will have the same effect as a vote against the Transactions Proposal for purposes of the vote required under the Transaction Agreement and the Partnership Agreement.

POSTPONEMENT OR ADJOURNMENT

Pursuant to the Partnership Agreement, prior to the date of the Partnership Unitholder Meeting, the Partnership GP, as the general partner of the Partnership, may postpone the Partnership Unitholder Meeting one or more times for any reason by giving no fewer than two days’ notice to each Unitholder entitled to vote at the meeting and a new record date does not need to be fixed if the postponement is not for more than 45 days. No vote of the Unitholders is required for any adjournment or postponement. If the requisite unitholder vote to approve the Transactions Proposal has not been received at the time of the Partnership Unitholder Meeting (or such adjourned meeting), the Partnership may choose to solicit additional proxies in favor of the Transactions Proposal.

OTHER MATTERS

Other Matters for Action at the Partnership Unitholder Meeting

As of the date of this proxy statement, the Board knows of no other matters that will be presented for consideration at the Partnership Unitholder Meeting other than as described in this proxy statement.

Householding of Partnership Unitholder Meeting

The SEC has adopted rules that permit companies and intermediaries (such as brokers or banks) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single notice or proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for security holders and cost savings for companies. Banks, brokers and other nominees may be participating in the practice of “householding” proxy statements and annual reports. As indicated in the notice provided by these banks, brokers and other nominees to Unitholders, a single proxy statement will be delivered to multiple Unitholders sharing an address unless contrary instructions have been received from an affected Unitholder. Once you have received notice from your bank, broker or other nominee that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you would prefer to receive separate copies of the proxy statement either now or in the future, please contact your bank, broker or other nominee or contact Okapi Partners, the Partnership’s proxy solicitor, or contact the Partnership by written or oral request to the Partnership at 400 Continental Blvd., Suite 500, El Segundo, CA 90245 or by telephone at (213) 788-4528.

THE TRANSACTION AGREEMENT

The following is a summary of the material terms of the Transaction Agreement. The provisions of the Transaction Agreement are extensive and not easily summarized. The following summary is qualified in its entirety by reference to the Transaction Agreement, a copy of which is attached to this proxy statement as Annex A and is incorporated into this proxy statement by reference. You should read carefully the Transaction Agreement in its entirety because it, and not this proxy statement, is the legal document that governs the terms of the Transactions.

The Transaction Agreement contains representations and warranties by each of the parties to the Transaction Agreement (each referred to individually as a “party” and collectively as the “parties”). The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Transaction Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Transaction Agreement. Accordingly, you should keep in mind that the representations and warranties are modified in part by the underlying disclosure schedules. The disclosure schedules contain information that has been included in the Partnership’s prior public disclosures, as well as additional information, some of which may be non-public. Information concerning the subject matter of the representations and warranties may have also changed since the date of the Transaction Agreement, and all of this information may or may not be fully reflected in the Partnership’s public disclosures. Accordingly, the representations, warranties and covenants in the Transaction Agreement and the description of them in this proxy statement should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings of the Partnership filed with the SEC.

The Transactions

Pursuant to the Transaction Agreement and subject to the satisfaction or waiver of certain conditions therein, LM Infra will acquire all of the assets of the Partnership through the following series of transactions: (a) LM DV Infra and its subsidiaries will acquire subsidiaries of REIT Subsidiary and REIT LLC, (b) REIT LLC will then merge with and into REIT Subsidiary, with REIT Subsidiary surviving the merger, (c) REIT Subsidiary will then merge with and into the Partnership, with the Partnership surviving the merger, (d) Merger Sub II will then merge with and into the Partnership, with the Partnership surviving the First Partnership Merger and (e) the Partnership will then merge with and into Merger Sub, with Merger Sub surviving the Second Partnership Merger. As a result of the Transactions, the Common Units will be delisted from the NASDAQ Global Market.

Under the terms of the Transaction Agreement, at the First Partnership Merger Effective Time, (a) each issued and outstanding Common Unit, other than the Landmark Dividend Common Units, will be converted into the right to receive $16.50 per Common Unit in cash without any interest thereon, (b) each issued and outstanding Series A Preferred Unit will be converted into the right to receive $25.00 plus the amount of any accumulated and unpaid distributions per Series A Preferred Unit in cash without any interest thereon, (c) each issued and outstanding Series B Preferred Unit will be converted into the right to receive $25.00 plus the amount of any accumulated and unpaid distributions per Series B Preferred Unit in cash without any interest thereon and (d) each issued and outstanding Series C Preferred Unit will be converted into the right to receive the greater of (1) $25.00 plus the amount of any accumulated and unpaid distributions per Series C Preferred Unit to, but not including, the date of the First Partnership Merger Effective Time plus the amount of any distributions that would have accrued from the date of the First Partnership Merger Effective Time to, but not including, the 50th Business Day following the First Partnership Merger Effective Time and (2) the sum of (i) the product of (x) the Alternative Conversion Amount multiplied by (y) Partnership Unaffiliated Unitholders Consideration plus (ii) the amount of any accumulated and unpaid distributions for all prior Series C Distribution Periods ending on or prior to the 20th Business Day following the First Partnership Merger Effective Time, per Series C Preferred Unit in cash without any interest thereon.

At the effective time of the Second Partnership Merger, each issued and outstanding Landmark Dividend Common Unit and all Incentive Distribution Rights will be converted into the right for Landmark Dividend or its affiliates to receive the Equity Sales Note and the General Partner Interest will be cancelled and retired and will cease to exist. No consideration will be delivered for such cancelled General Partner Interest.

In connection with the entry into the Transaction Agreement and to provide financing for the Transactions Consideration, the Equity Investor entered into a $510,000,000 binding equity commitment letter with the Buyer Parties and LM DV Infra entered into a binding debt commitment letter providing for a $500,000,000 revolving credit facility.

Regulatory Approvals Required for the Transactions

In connection with the Transactions, the Partnership intends to make all required filings under the Exchange Act, as well as any required filings with the NASDAQ Global Market and the Secretary of State of the State of Delaware. Prior to completion of the Transactions, filings by the applicable Buyer Parties and Partnership Parties pursuant to the HSR Act, if required, and the foreign investment laws of Australia, shall have been made, and the waiting period (and any extension thereof) under the HSR Act and the foreign investment laws of Australia shall have expired or been terminated, and all approvals or clearances pursuant to the foreign investment laws of Australia shall have been obtained.

Effective Time; Closing

The First REIT Merger Effective Time, Second REIT Merger Effective Time, First Partnership Merger Effective Time, and Second Partnership Merger Effective Time, will each occur upon the filing of a properly executed certificate of merger with the Secretary of State of the State of Delaware or at such later date and time as may be agreed to by the parties and expressed in the applicable certificate of merger as the effective date and time of the Transactions. From and after the Second Partnership Merger Effective Time, the Partnership shall merge with and into Merger Sub, the separate existence of the Partnership will cease and Merger Sub shall survive and continue to exist as a Delaware limited liability company (Merger Sub as the surviving entity in the Second Partnership Merger, sometimes being referred to herein as the “Surviving Entity”) and (a) the certificate of formation of Merger Sub will be the certificate of formation of the Surviving Entity, until duly amended in accordance with applicable law and (b) the limited liability company agreement of Merger Sub will be the limited liability company agreement of the Surviving Entity, until duly amended in accordance with the terms thereof, applicable law and the Transaction Agreement.

Unless otherwise agreed by the parties in writing, the closing of the Transactions (“Closing”) will take place on the twelfth business day after the date on which the last of the conditions set forth in the Transaction Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived in accordance with the terms of the Transaction Agreement, provided that the Buyer Parties shall not be required to consummate the Closing prior to the date that is 45 days after the date of the Transaction Agreement.

Conditions to the Transactions

Conditions of Each Party to Effect the Equity Sales

The respective obligations of the parties to effect the Equity Sales are subject to the satisfaction (or waiver, if legally permissible) on or prior to the Closing Date of each of the following conditions:

•	the Partnership Unitholder Approval must have been obtained;

•

each filing or applicable approval required or requested, formally or informally, by any Australian or U.S. federal governmental authority (if required) in connection with the Transaction Agreement, the other transaction documents or the Transactions must have been made, any applicable waiting period must have expired or terminated and any clearance or approval by such governmental authority with respect thereto, as applicable, including a no-objections letter from the Treasurer of the Commonwealth of Australia under section 81 of the Foreign Acquisitions and Takeovers Act 1975 (Cth) must have been obtained and be in full force and effect; and

•

no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority is in effect enjoining, restraining, preventing or prohibiting the consummation of the Equity Sales or any of the other Transactions or making the consummation of the Equity Sales or any other Transactions illegal.

Additional Conditions to the Obligations of LM DV Infra to Effect the Equity Sales

The obligations of LM DV Infra to effect the Equity Sales are subject to the satisfaction (or waiver, if legally permissible) on or prior to the Closing Date of the following conditions:

•

(i) the representations and warranties of the Partnership Parties relating to (a) legal organization, existence, general authority and good standing, (b) power and authorization to enter into and carry out the obligations of the Transaction Agreement, and enforceability of the Transaction Agreement, (c) capitalization, title and the subsidiaries of the Partnership, (d) the absence of defaults, breaches and other conflicts caused by entering into the Transactions Agreement and completing the Transactions and absence of required governmental consents and approvals, other than those noted in the Transaction Agreement and related disclosure schedules, (e) absence of certain changes or events and (f) REIT Subsidiary and REIT LLC regarding certain tax matters must be true and correct in all material respects and (ii) the other representations and warranties of the Partnership Parties contained in the Transaction Agreement must be true and correct, in each of clauses (i) and (ii), as of the date of the execution of the Transaction Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to the Partnership Entities, taken as a whole;

•

each Partnership Party must have performed or complied in all material respects with all covenants and obligations required to be performed by it under the Transaction Agreement on or prior to the Closing Date;

•	there must not have occurred a material adverse effect on the Partnership Entities, taken as a whole, between the date of execution of the Transaction Agreement and the Closing Date;

•	LM DV Infra must have received a certificate of an executive officer of the Partnership GP, dated as of the Closing Date, certifying that the conditions set forth above have been fulfilled; and

•	LM DV Infra must have received an assignment agreement from each of REIT LLC and REIT Subsidiary, assigning all of their respective Equity Interests to LM DV Infra.

Additional Conditions to the Obligations of REIT Subsidiary and REIT LLC to Effect the Equity Sales

The obligation of REIT Subsidiary and REIT LLC to effect the Equity Sales is subject to the satisfaction (or waiver, if legally permissible) on or prior to the Closing Date of the following conditions:

•

(i) the representations and warranties of the Buyer Parties relating to (a) legal organization, existence, general authority and good standing, (b) ownership of equity securities in the Partnership, (c) the absence of defaults, breaches and other conflicts caused by entering into the Transactions Agreement and completing the Transactions and (d) the absence of required governmental consents and approvals, other than those noted in the Transaction Agreement and related disclosure schedules must be true and correct in all material respects, and (ii) the other representations and warranties of the Buyer Parties contained in the Transaction Agreement are true and correct, in each of clauses (i) and (ii), as of the date of the execution of the Transaction Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to the Buyer Parties;

•

each Buyer Party must have performed or complied in all material respects with all covenants and obligations required to be performed by it under the Transaction Agreement on or prior to the Closing Date;

•	the Partnership must have received a certificate of an executive officer of LM DV Infra, dated as of the Closing Date, certifying that the conditions set forth above have been fulfilled;

•	the Partnership and each of REIT LLC and REIT Subsidiary must have received an assignment agreement, duly executed by LM DV Infra; and

•	REIT LLC, REIT Subsidiary or the Partnership (or their designees) shall have received the Transactions Consideration in the manner set forth in each assignment agreement described above.

Conditions of Each Party to Effect the First REIT Merger

The respective obligations of the parties to effect the First REIT Merger are subject to the satisfaction (or waiver, if legally permissible) on or prior to the Closing Date of each of the following conditions:

•	the Equity Sales must have occurred on the Closing Date; and

•

no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority is in effect enjoining, restraining, preventing or prohibiting the consummation of the First REIT Merger or any of the other Transactions or making the consummation of the First REIT Merger or any of the other Transactions illegal.

Conditions of Each Party to Effect the Second REIT Merger

The respective obligations of the parties to effect the Second REIT Merger are subject to the satisfaction (or waiver, if legally permissible) on or prior to the Closing Date of each of the following conditions:

•	the First REIT Merger must have occurred on the Closing Date; and

•

no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority is in effect enjoining, restraining, preventing or prohibiting the consummation of the Second REIT Merger or any of the other Transactions or making the consummation of the Second REIT Merger or any of the other Transactions illegal.

Conditions of Each Party to Effect the First Partnership Merger

The respective obligations of the parties to effect the First Partnership Merger are subject to the satisfaction (or waiver, if legally permissible) on or prior to the Closing Date of each of the following conditions:

•	the Second REIT Merger must have occurred on the Closing Date; and

•

no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority is in effect enjoining, restraining, preventing or prohibiting the consummation of the First Partnership Merger or any of the other Transactions or making the consummation of the First Partnership Merger or any of the other Transactions illegal.

Conditions of Each Party to Effect the Second Partnership Merger

The respective obligations of the parties to effect the Second Partnership Merger are subject to the satisfaction (or waiver, if legally permissible) on or prior to the Closing Date of each of the following conditions:

•	the First Partnership Merger must have occurred on the Closing Date; and

•

no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority is in effect enjoining, restraining, preventing or prohibiting the consummation of the Second Partnership Merger or any of the other Transactions or making the consummation of the Second Partnership Merger or any of the other Transactions illegal.

Please read “—Representations and Warranties” for a summary of the definition of material adverse effect in the Transaction Agreement.

Board Recommendation and Partnership Adverse Recommendation Change

By vote at a meeting of the Conflicts Committee on August 21, 2021, the Conflicts Committee unanimously (a) determined that the Transaction Agreement and the transactions contemplated thereby, including the Transactions, are in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, (b) approved the Transaction Agreement and the transactions contemplated thereby, including the Transactions, such approval constituting “Special Approval” of the Transaction Agreement and the transactions contemplated thereby, including the Transactions, for all purposes under the Partnership Agreement, and (c) recommended that the Board approve the Transaction Agreement, the execution, delivery and performance of the Transaction Agreement, and the consummation of the transactions contemplated thereby, including the Transactions. In evaluating the Transaction Agreement and the transactions contemplated thereby, the Conflicts Committee considered information supplied by DigitalBridge and Management, consulted with its legal and financial advisors, and considered a number of factors in reaching its determination, approval and recommendation. For a more complete discussion of these items, see “The Transactions—Reasons for the Conflicts Committee’s Recommendation.”

The Board (acting in part based upon the recommendation of the Conflicts Committee), at a meeting duly called and held, (a) determined that the Transaction Agreement and the consummation of the transactions contemplated thereby, including the Transactions, were in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (b) approved the Transaction Agreement, the execution, delivery and performance the Transaction Agreement and the consummation of the transactions contemplated thereby, including the Transactions, (c) resolved to submit the Transaction Agreement to a vote of the holders of Common Units and (d) resolved to recommend approval of the Transaction Agreement, including the Transactions, by the holders of Common Units.

The Transaction Agreement provides that the Partnership Parties will not, and will cause their respective subsidiaries and their respective representatives not to, directly or indirectly (a) withdraw, modify or qualify, or propose to publicly withdraw, modify or qualify, in a manner adverse to the Buyer Parties, the Board Recommendation or the Committee Recommendation or (b) fail to include the Board Recommendation in this proxy statement (any such action, a “Partnership Adverse Recommendation Change”).

Notwithstanding anything to the contrary in the Transaction Agreement, at any time prior to obtaining the Partnership Unitholder Approval, the Conflicts Committee may make a Partnership Adverse Recommendation Change in response to an Intervening Event if the Conflicts Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to effect such Partnership Adverse Recommendation Change would be inconsistent with its duties under applicable law, as modified by the Partnership Agreement. Any Partnership Adverse Recommendation Change shall have no effect on the validity of the Special Approval granted by the Conflicts Committee, which shall remain in full force and effect for all purposes under the Partnership Agreement. The Conflicts Committee may not effect a Partnership Adverse Recommendation Change pursuant to the foregoing unless:

•

the Conflicts Committee has provided prior written notice to LM Infra specifying in reasonable detail the reasons for such action at least three business days in advance of its intention to make a Partnership Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are fewer than three business days prior to the expected date of the Partnership Unitholder Approval, in which case such notice will be provided as far in advance as practicable (the period inclusive of all such days, the “Partnership Notice Period”); and

•

during the Partnership Notice Period, the Conflicts Committee has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with LM Infra in good faith (to the extent LM Infra desires to negotiate in its sole discretion) to make such adjustments in the terms and conditions of the Transaction Agreement so that the failure to effect such Partnership Adverse Recommendation Change in response to an Intervening Event would not be inconsistent with the Conflicts Committee’s duties under applicable law, as modified by the Partnership Agreement, provided that the Conflicts Committee must take into account all changes to the terms of the Transaction Agreement proposed by LM Infra in determining whether to make a Partnership Adverse Recommendation Change.

Unitholder Approval

Subject to the terms and conditions of the Transaction Agreement, the Partnership has agreed to, with the Buyer Parties’ cooperation, as promptly as practicable following the date of execution of the Transaction Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Unitholders (including any postponements, adjournments or recesses thereof) for purposes of obtaining Unitholder Approval. See “Information About the Unitholder Meeting and Voting.”

Subject to the provisions of the Transaction Agreement relating to a Partnership Adverse Recommendation Change (as discussed above in “—Board Recommendation and Partnership Adverse Recommendation Change”), the Partnership has agreed to (unless the Conflicts Committee has made a Partnership Adverse Recommendation Change in accordance with the terms of the Transaction Agreement) through the Board, recommend to the Unitholders approval of the Transaction Agreement and the Transactions (collectively, the “Board Recommendation”) and use reasonable best efforts to obtain Partnership Unitholder Approval. The Partnership has further agreed to advise LM Infra promptly of any material communication received by the Partnership in writing after the date of execution of the Transaction Agreement related to any potential vote against the Transactions by any Unitholder having beneficial ownership of 5% or more of all of the issued and outstanding Common Units or any Unitholder that has notified the Partnership in writing that such Unitholder beneficially owns 2% or more of all of the issued and outstanding Common Units.

Unless the Transaction Agreement is validly terminated in accordance with its terms, the Partnership, with the Buyer Parties’ cooperation, must submit the Transaction Agreement to the Unitholders for approval at the Partnership Unitholder Meeting even if the Conflicts Committee has effected a Partnership Adverse Recommendation Change.

The Transaction Consideration

Under the terms of the Transaction Agreement, at the First Partnership Merger Effective Time, (a) each issued and outstanding Common Unit, other than the Landmark Dividend Common Units, will be converted into the right to receive $16.50 per Common Unit in cash without any interest thereon, (b) each issued and outstanding Series A Preferred Unit will be converted into the right to receive $25.00 plus the amount of any accumulated and unpaid distributions per Series A Preferred Unit in cash without any interest thereon, (c) each issued and outstanding Series B Preferred Unit will be converted into the right to receive $25.00 plus the amount of any accumulated and unpaid distributions per Series B Preferred Unit in cash without any interest thereon and (d) each issued and outstanding Series C Preferred Unit will be converted into the right to receive the greater of (1) $25.00 plus the amount of any accumulated and unpaid distributions per Series C Preferred Unit to, but not including, the date of the First Partnership Merger Effective Time plus the amount of any distributions that would have accrued from the date of the First Partnership Merger Effective Time to, but not including, the 50th Business Day following the First Partnership Merger Effective Time and (2) the sum of (i) the product of (x) the Alternative Conversion Amount multiplied by (y) Partnership Unaffiliated Unitholders Consideration plus (ii) the amount of any accumulated and unpaid distributions for all prior Series C Distribution Periods ending on or prior to the 20th Business Day following the First Partnership Merger Effective Time, per Series C Preferred Unit in cash without any interest thereon.

At the effective time of the Second Partnership Merger, each issued and outstanding Landmark Dividend Common Unit and all Incentive Distribution Rights will be converted into the right for Landmark Dividend or its affiliates to receive the Equity Sales Note and the General Partner Interest will be cancelled and retired and will cease to exist. No consideration will be delivered for such cancelled General Partner Interest.

Treatment of Equity Awards

As promptly as practicable following the date of the Transaction Agreement, and in any event prior to the First Partnership Merger effective time, the Board (or, if appropriate, any committee of the Board administering the Partnership LTIP) will adopt resolutions, and the Partnership will take or cause to be taken all other actions as may be necessary or required in accordance with applicable law and the Partnership LTIP (including the award agreements in respect of awards granted thereunder) to give effect to the below treatment of Equity Participation Units and to terminate the Partnership LTIP effective as of the First Partnership Merger Effective Time.

Immediately prior to the First Partnership Merger Effective Time, each award of Equity Participation Units then outstanding and unsettled shall be settled, in accordance with the terms of the Partnership LTIP and the applicable award agreement, by a cash payment equal to the Partnership Unaffiliated Unitholders Consideration per Equity Participation Unit and, solely to the extent provided in the applicable award agreement and unpaid, an additional cash payment equal to the product of (a) the number of outstanding Equity Participation Units and (b) the value of any distribution equivalent rights.

All cash amounts payable to holders of Equity Participation Units to non-employee directors shall be payable to the paying agent to be paid to accounts designated by such holder of Equity Participation Units.

Distributions

Under the Transaction Agreement, the Partnership GP shall, subject to the requirements of the Partnership Agreement and the limitations of applicable law, cause the Partnership to declare and pay regular quarterly cash dividends of $0.20 per Common Unit to the holders of the Common Units with declaration, record and payment dates consistent with past practice. Under the Transaction Agreement, the Partnership is permitted to declare and pay distributions as required by the terms of the Series A Preferred Units, Series B Preferred Units and Series C Preferred Units.

To the extent applicable, holders of Common Units and Preferred Units, as applicable, immediately prior to the First Partnership Merger Effective Time will have continued rights to receive any distributions, without interest, with respect to such Common Units or Preferred Units, as applicable, with a record date occurring prior to the First Partnership Merger Effective Time that has been declared by the Partnership GP prior to the First Partnership Merger Effective Time or made by the Partnership with respect to such Common Units and Preferred Units, as applicable, in accordance with the terms of the Transaction Agreement and that remain unpaid as of the First Partnership Merger Effective Time.

Surrender of Common Units and Preferred Units

Prior to the Closing Date, LM Infra will appoint the Paying Agent for the purpose of exchanging Common Units, Series A Preferred Units, Series B Preferred Units and Series C Preferred Units, as applicable, for the

Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference or the Series C Fundamental Change Redemption Price, as applicable. As promptly as practicable after the effective time for the applicable merger, the surviving entity or its designee will send, or will cause the Paying Agent to send, to each applicable holder of record of Common Units, Series A Preferred Units, Series B Preferred Units or Series C Preferred Units, as applicable, other than The Depository Trust Company (“DTC”) as of the effective time of the applicable merger whose Common Units, Series A Preferred Units, Series B Preferred Units or Series C Preferred Units, as applicable, were converted into the right to receive the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference or the Series C Fundamental Change Redemption Price a letter of transmittal including instructions explaining how to surrender Common Units or Preferred Units, as applicable, to the Paying Agent in exchange for the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference or the Series C Fundamental Change Redemption Price, as applicable.

The Partnership will (i) deposit, or will cause to be deposited, with the Paying Agent an amount of cash equal to the amount of the aggregate Transactions consideration, including the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference and the Series C Fundamental Change Redemption Price, as applicable payable pursuant to the Transaction Agreement and (ii) instruct the Paying Agent to deliver the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference or the Series C Fundamental Change Redemption Price, as applicable pursuant to the terms of the Transaction Agreement. All such cash deposited with the Paying Agent is referred to as the “exchange fund.” The exchange fund will be used only for the purposes contemplated by the Transaction Agreement.

Holders of Common Units, Series A Preferred Units, Series B Preferred Units or Series C Preferred Units, as applicable, who deliver a properly completed and signed letter of transmittal and any other documents required by the Paying Agent will be entitled to receive a check in an amount equal to the aggregate amount of cash that such holder has a right to receive under the Transaction Agreement, provided that no person beneficially owning Common Units or Preferred Units through DTC will be required to deliver a letter of transmittal to receive the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference or the Series C Fundamental Change Redemption Price, as applicable, that such holder is entitled to receive through DTC and will receive its Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference or the Series C Fundamental Change Redemption Price, as applicable, in accordance with the customary payment procedures of DTC and its participants following the effective time of the applicable merger.

From and after the effective time of the applicable Merger, there will be no further registration on the books of the Partnership of transfers of Common Units, Series A Preferred Units, Series B Preferred Units or Series C Preferred Units converted into the right to receive the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference or the Series C Fundamental Change Redemption Price, as applicable. If Common Units or Preferred Units are presented to the Surviving Entity or the Paying Agent for transfer, they will be cancelled and exchanged for the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference or the Series C Fundamental Change Redemption Price, as applicable, provided for and in accordance with the procedures set forth in the Transaction Agreement.

Anti-Dilution Provisions

If between the date of execution of the Transaction Agreement and the First Partnership Merger Effective Time, the number of outstanding Common Units changes into a different number of units or a different class or series by reason of the occurrence or record date of any Unit dividend, subdivision, reclassification, recapitalization, split, split-up, Unit distribution, combination, exchange of Units or similar transaction, the Partnership Unaffiliated Unitholders Consideration and any other similar dependent item will be appropriately adjusted to reflect fully the effect of such transaction and to provide the holders of Common Units, Series A Preferred Units, Series B Preferred Units or Series C Preferred Units, as applicable, the same economic effect as contemplated by the Transaction Agreement prior to such transaction.

Withholding

Each of the Buyer Parties, the surviving entity and the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Transaction Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Code (as defined in “Certain Material United States Federal Income Tax Consequences”) and the United States Treasury Regulations, or under any provision of state, local or foreign tax law. To the extent that amounts are withheld and timely paid over to the appropriate taxing authority, such amounts will be treated for all purposes of the Transaction Agreement as having been paid to the person or entity in respect of whom such withholding was made.

Regulatory and Consent Matters

See “The Transactions—Regulatory Approvals Required for the Transactions” for a description of the material regulatory requirements for the completion of the Transactions.

The parties have agreed to, and to cause their respective Affiliates to (a) make or cause to be made any filings to the extent required or requested of such party or any of its subsidiaries under any applicable laws or by any governmental authority with competent jurisdiction with respect to the Transaction Agreement and the Transactions as promptly as is reasonably practicable (including making the required filings under the required approvals within ten (10) Business Days after the date of the Transaction Agreement), (b) reasonably cooperate with the other parties and furnish all information in such party’s possession that is necessary in connection with any other party’s filings, (c) use commercially reasonable efforts to secure the expiration or termination of any applicable waiting period and clearance or approval by any relevant governmental authority with respect to the Transaction Agreement and Transactions as promptly as is reasonably practicable, (d) promptly inform the other parties of (and, at any other party’s reasonable request, supply to such other party) any communication, correspondence, submission or memoranda from or to, and any proposed understanding or agreement with, any governmental authority in respect of any applicable filings, (e) comply, as promptly as is reasonably practicable and with due regard to maintaining the confidentiality of information that would be commercially harmful if publicly disclosed, with any requests received by such party or any of its Affiliates under any laws for additional information, documents, submissions or other materials, (f) use commercially reasonable efforts to respond to and resolve any questions that may be raised, or objections as may be asserted, by any governmental authority with respect to Transaction Agreement, the other transaction documents and the Transactions and (g) use commercially reasonable efforts to contest and resist any proceeding instituted (or threatened in writing to be instituted) by any governmental authority challenging the Transaction Agreement or the Transactions as violative of any law. All cooperation will be conducted in such a manner so as to preserve all applicable privileges.

Termination

The Transaction Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date:

•	by the mutual written consent of the Partnership and LM Infra;

•	by either of the Partnership or LM Infra:

•

if any law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority enjoining, restraining, preventing or prohibiting the consummation of the Transactions or making the consummation of the Transactions illegal is in effect and has become final and nonappealable, except that the right to terminate the Transaction Agreement on this basis shall not be available to the Partnership or LM Infra, as applicable, if the law, injunction, judgment or ruling in effect was primarily due to the failure of, in the case of the Partnership, any Partnership Party, and in the case of LM Infra, any Buyer Party, to perform in all material respects any of its obligations under the Transaction Agreement;

•

if the Closing has not been consummated on or before the Outside Date, except that the right to terminate the Transaction Agreement on this basis shall not be available to the Partnership or LM Infra, as applicable, if the failure of the Closing to occur by the Outside Date was primarily due to the failure of, in the case of the Partnership, any Partnership Party, and in the case of LM Infra, any Buyer Party, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing Date; or

•	if the Partnership Unitholder Meeting has concluded and the Partnership Unitholder Approval has not been obtained.

•	by LM Infra, if:

•	a Partnership Adverse Recommendation Change has occurred, unless the Partnership Unitholder Approval has occurred; or

•

any Partnership Party has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Transaction Agreement, or if any of the representations or warranties of the Partnership Parties set forth in the Transaction Agreement fail to be true, which breach or failure (a) would give rise to the failure of a condition to Closing if it occurred or was continuing as of the Closing Date and (b) cannot be cured, or is not cured, by the Partnership Parties, by the earlier of (i) 30 days following receipt of written notice from LM Infra of such breach or failure or (ii) the Outside Date; provided, however, that LM Infra does not have the right to terminate the Transaction Agreement on this basis if any Buyer Party is then in material breach of any of its representations, warranties, covenants or agreements contained in the Transaction Agreement;

•	by the Partnership, if:

•

any Buyer Party has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Transaction Agreement, or if any such representations or warranties of the Buyer Parties set forth in the Transaction Agreement fail to be true, which breach or failure (a) would give rise to the failure of a condition to Closing if it occurred or was continuing as of the Closing Date and (b) cannot be cured, or is not cured, by the Buyer Parties, by the earlier of (x) 30 days following receipt of written notice from the Partnership of such breach or failure or (y) the Outside Date; provided, however, that the Partnership does not have the right to terminate the Transaction Agreement on this basis if either Partnership Party is then in material breach of any of its representations, warranties, covenants or agreements contained in the Transaction Agreement; or

•

(a) all of the closing conditions set forth in the Transaction Agreement (other than such conditions relating to the representations, warranties, covenants or agreements of LM Infra with respect to the obligation of REIT Subsidiary and REIT LLC to effect the Equity Sales) were and continue to be satisfied (other than such conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of satisfaction), and Closing has not occurred by the time required by the Transaction Agreement, (b) the Partnership GP has confirmed by irrevocable written notice delivered to LM Infra that (i) all conditions relating to the representations, warranties, covenants or agreements of LM Infra with respect to the obligation of REIT Subsidiary and REIT LLC to effect the Equity Sales have been and remain satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of satisfaction) or that the Partnership has irrevocably waived any such unsatisfied conditions and (ii) each Partnership Party stands ready, willing and able to consummate the Transactions on the date of such notice and at all times during the five business day period immediately thereafter (such notice, a “Closing Failure Notice”), and (c) the Buyer Parties fail to consummate the Transactions within such five business day period after the date of the delivery of a Closing Failure Notice.

Termination Fees

If the Transaction Agreement is terminated by LM Infra in connection with a Partnership Adverse Recommendation Change or is terminated by the Partnership or LM Infra if the Closing has not been consummated on or before the Outside Date at a time when LM Infra could have terminated the Transaction Agreement in connection with a Partnership Adverse Recommendation Change, the Partnership will promptly, but in no event later than ten business days after the date of such termination, pay to LM Infra or its designee a termination fee in an amount equal to $7.30 million. If the Transaction Agreement is terminated by the Partnership following a Closing Failure Notice or is terminated by the Partnership or LM Infra if the Closing has not been consummated on or before the Outside Date at a time when the Partnership could have terminated the Transaction Agreement following a Closing Failure Notice, Landmark Dividend or its designee will promptly, but in no event later than ten business days after the date of such termination, pay or cause to be paid to the Partnership a termination fee in an amount equal to $18.25 million.

Effect of Termination; Remedies

In the event of termination of the Transaction Agreement in accordance with the provisions described in “—Termination,” the Transaction Agreement (other than the provisions described in “—Termination Fees” and certain other specific sections of the Transaction Agreement) will become null and void and of no further force and effect, and each of the parties shall be relieved of their duties and obligations arising under the Transaction Agreement after the date of such termination and the parties will have no further liability under the Transaction Agreement, except that the parties will continue to be liable under certain indemnification, distribution, termination and specific performance provisions for fraud or willful breach of the Transaction Agreement.

Without limiting the rights of the parties pursuant to the provisions of the Transaction Agreement described in “—Specific Performance; Remedies” below, the enforcement of the Transaction Agreement in accordance with the provisions of the Transaction Agreement described in “—Specific Performance; Remedies” and termination of the Transaction Agreement in accordance with its terms and any receipt of any termination fees in connection therewith pursuant to the provisions of the Transaction Agreement described in this section are the sole and exclusive remedies of the parties for any losses or liabilities suffered or incurred by any party with respect to the Transaction Agreement and the Transactions as a result of the failure of the Closing to occur or the Transactions to be consummated for any or no reason or, in the event of a failure of the Closing to occur or the Transactions to be consummated for any reason or for no reason, for any breach of the Transaction Agreement by any party. Under no circumstance will any person or entity be permitted or entitled both to obtain specific performance and to receive any portion of any termination fee.

Conduct of Business Pending the Transactions

From the date of execution of the Transaction Agreement until the Closing Date, (a) the Partnership GP will cause the Partnership and its subsidiaries to, operate in the ordinary course of business consistent with past practices in all material respects except as prohibited by applicable law or as otherwise contemplated by the Transaction Agreement or any other transaction documents, provided, that the Partnership Entities shall not be prohibited from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to (i) changes or developments resulting from the COVID-19 pandemic or (ii) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to the Partnership Entities to take commercially reasonable actions outside of the ordinary course of business consistent with past practice and in a manner not involving the entry by any Partnership Entity into businesses that are materially different from the businesses of the Partnership Entities on the date of the Transaction Agreement and (b) the Partnership GP shall, subject to the requirements of the Partnership Agreement and the limitations of applicable Law, cause the Partnership to declare and pay regular quarterly cash dividends of $0.20 per Common Unit to the holders of the Common Units with declaration, record and payment dates consistent with past practice.

Except (a) as provided in the Transaction Agreement or any other transaction documents, (b) as set forth on the disclosure schedules delivered by the Partnership, (c) as required by applicable law or COVID-19 measures or (d) as consented to in writing by LM Infra (which consent may not be unreasonably withheld, delayed or conditioned), prior to the Closing Date, the Partnership GP will not, and will cause the other Partnership Entities not to, as applicable:

•	amend the organizational documents of the Partnership, the Partnership GP, REIT LLC or REIT Subsidiary;

•

amend the organizational documents of any other subsidiaries of the Partnership, if such amendment is adverse to the Buyer Parties in any material respects or would reasonably be expected to materially impair or impede the ability of the parties to perform their respective obligations or to consummate the Transactions under the Transaction Agreement;

•

declare or pay any distribution payable in cash, stock or property, other than distributions pursuant to the Transaction Agreement or as required by the terms of the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, preferred units of REIT LLC and preferred stock of REIT Subsidiary;

•

make or enter into any transaction or series of related transactions for the acquisition or disposition of material assets, rights or property or the expansion of, or other capital projects relating to, existing material assets, rights or properties that involves a total purchase price or cost exceeding $50,000,000 individually or in the aggregate, other than any expansion projects, capital projects and other authorizations for expenditure, in each case, approved prior to the date of execution of the Transaction Agreement;

•	split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of such entity’s capital stock or other equity interests;

•

enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization or other reorganization, in each case, that would reasonably be expected to materially impair or impede the ability of the parties to perform their respective obligations or to consummate the Transactions under the Transaction Agreement;

•

issue, deliver, grant, pledge, transfer, dispose of, encumber or sell any equity securities in the Partnership Entities (other than in connection with the debt financing), provided that such restriction will not be deemed to restrict (a) the vesting or payment, or the acceleration of the vesting or payment, of any awards consisting of Common Units or other equity awards in accordance with the terms of any existing equity-based, bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan (including in connection with any equity award holder’s termination of service) or (b) the issuance of Common Units upon conversion of any Series A Preferred Units, Series B Preferred Units or Series C Preferred Units in accordance with the Partnership Agreement;

•	repurchase, redeem or otherwise acquire any securities of any Partnership Entity;

•

(a) grant any awards consisting of Common Units, Equity Participation Units or other equity securities in any Partnership Entity under the Partnership LTIP or any other equity incentive plan, (b) terminate, adopt, amend or enter into any employee benefit plan, program or arrangement, (c) hire or terminate the employment of any executive officer or (d) modify the compensation or benefits of any employee in existence as of the date of the Transaction Agreement;

•

waive, release, assign, settle or compromise any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit to which a Partnership Entity is a party, including any state or federal regulatory proceeding, seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a material adverse effect with respect to the Partnership Entities, taken as a whole (please read “—Representations and Warranties” for a summary of the definition of material adverse effect in the Transaction Agreement);

•

create, assume, incur, modify, guarantee or otherwise become liable for, either directly or indirectly, any material indebtedness except for indebtedness that does not violate the terms of any other then-existing indebtedness of any Partnership Entity; provided that the Partnership GP will not create, assume, incur or modify, either directly or indirectly, any indebtedness; or

•

(a) agree, in writing or otherwise, to take any of the foregoing actions, or (b) take any action or agree, in writing or otherwise, to take any action that would reasonably be expected to materially impair or impede the ability of the parties to perform their respective obligations or to consummate the Transactions under the Transaction Agreement.

Indemnification and Insurance

From and after the Closing, the Buyer Parties and the surviving entity have agreed to indemnify and hold harmless each Covered Person from and against any and all losses, claims, damages, liabilities, expenses, judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending, or completed claims, demands, actions, suits or proceedings, relating to or arising out of the Transaction Agreement, the other transaction documents or the Transactions, in which any such Covered Person may be involved by reason of its status as a Covered Person and acting (or omitting or refraining to act) in such capacity on behalf of or for the benefit of the Partnership. The Buyer Parties and the surviving entity have also agreed to advance to any such Covered Person expenses (including legal fees and expenses) incurred by such Covered Person in connection therewith. The rights to indemnification and advancement of expenses described in this paragraph are limited to the extent provided in, and in accordance with, the organizational documents of the Partnership Entities as of the date of execution of the Transaction Agreement.

Additionally, the Buyer Parties have agreed to, for a period of six years following the Closing Date (or until the disposition of claims for indemnification or advancement asserted during such six-year period):

•

cause each Partnership Entity and the surviving entity to honor and maintain in effect all rights to indemnification, exculpation and advancement of expenses, elimination of liability and exculpation from liabilities existing in favor of any Covered Person as provided in the organizational documents of any Partnership Entity as in effect on the date of execution of the Transaction Agreement or pursuant to any other agreements set forth in the disclosure schedules delivered by the Partnership;

•

refrain, and to refrain from causing or permitting any Partnership Entity or the surviving entity to, amend, restate, waive or terminate any organizational documents of any Partnership Entity in any manner that would adversely affect the indemnification or exculpation rights of any Covered Person; and

•

maintain fiduciary liability coverage for acts, events, occurrences or omissions occurring or arising at or prior to the Closing Date that is no less advantageous to each Covered Person than existing officers’ and directors’ liability insurance policies as of the date of execution of the Transaction Agreement, except that Buyer Parties and the Partnership Entities will not be required to pay an annual premium in excess of 300% of the current annual premium, but will purchase as much of such coverage as possible for such applicable amount.

In the event that any Buyer Party or any Partnership Entity consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its properties and assets to any person or entity (whether by consolidation, merger or otherwise), then, and in each such case, proper provision will be made so that such continuing or surviving entity or transferee of such assets, as the case may be, assumes the obligations described in this section.

Conflicts Committee

Prior to the First REIT Merger Effective Time and the termination of the Transaction Agreement in accordance with its terms, neither the Partnership GP nor any Buyer Party will, without the consent of the Conflicts Committee, eliminate the Conflicts Committee, or revoke or diminish the authority of the Conflicts Committee, or remove or cause the removal of any member of the Board that is a member of the Conflicts Committee either as a member of such board or such committee, without the affirmative vote of the members of the Board, including the affirmative vote of each of the other members of the Conflicts Committee. For the avoidance of doubt, these restrictions will not apply to the filling of any vacancies caused by the death, incapacity or resignation of any such director in accordance with the provisions of the limited liability agreement of the Partnership GP.

Voting

Pursuant to the terms of the Transaction Agreement, each of Landmark Dividend and the Buyer Parties agreed (i) to vote all Common Units then owned beneficially or of record by it or any of its subsidiaries in favor of the approval of the Transaction Agreement and the Transactions and (ii) not to, and to cause each of their subsidiaries not to, directly or indirectly, transfer, assign or otherwise dispose of any Common Units owned by Landmark Dividend, such Buyer Party or its subsidiaries, other than to any of their respective Affiliates so long as such Affiliates agree to be bound by such obligations to the same extent as the Buyer Parties and Landmark Dividend.

Amendments and Supplements

Prior to the Closing, any provision of the Transaction Agreement may be amended or supplemented in any and all respects at any time, whether before or after the Partnership Unitholder Approval is obtained, by an agreement in writing between the parties, which must be authorized on behalf of the Buyer Parties by LM Infra and on behalf of the Partnership Parties by the Conflicts Committee. Notwithstanding the foregoing, following receipt of the Partnership Unitholder Approval, no amendment to the Transaction Agreement may be made that requires the approval of the Unitholders without obtaining such approval.

Waiver

Prior to the First REIT Merger Effective Time, any party may, subject to applicable law, (a) waive any inaccuracies in the representations and warranties of any other party, (b) extend the time for performance of any of the obligations or acts of any other party, (c) waive compliance by any other party with any agreements contained in the Transaction Agreement or, except as otherwise provided in the Transaction Agreement, conditions of such party, or (d) make or grant any consent under the Transaction Agreement, which must be authorized on behalf of the Partnership Parties by the Conflicts Committee.

Action by the Partnership

Any determination, decision, action, approval, consent, waiver or agreement of the Partnership Parties that is required or may be given pursuant to the Transaction Agreement (including any determination to exercise any termination rights under the Transaction Agreement or enforce specifically the terms of the Transaction Agreement) or any other transaction document must be authorized by the Conflicts Committee and, unless otherwise required by the Partnership Agreement or applicable law, such action shall not require approval of the

Common Units. Actions or inactions by the Partnership, the Partnership GP or any other Partnership Entity shall not be deemed to be breaches or violations or failures to perform by the Partnership Parties of any of the provisions of the Transaction Agreement if such action or inaction was or was not taken, as applicable, at the written direction or with the written consent of the Buyer Parties or Landmark Dividend or any of their respective Affiliates or representatives.

Specific Performance; Remedies

The Transaction Agreement provides that the parties are entitled to an injunction or injunctions to prevent breaches of the Transaction Agreement and to enforce specifically the terms and provisions of the Transaction Agreement.

Governing Law

The Transaction Agreement is governed by and interpreted under Delaware law.

Representations and Warranties

The Transaction Agreement contains representations and warranties of the parties to the Transaction Agreement. These representations and warranties, as applicable, concern, among other things:

•	legal organization, existence, general authority and good standing;

•	power and authorization to enter into and carry out the obligations of the Transaction Agreement, and enforceability of the Transaction Agreement;

•	the absence of defaults, breaches and other conflicts caused by entering into the Transaction Agreement and completing the Transaction;

•	required board and committee consents and approvals;

•	the absence of required governmental consents and approvals, other than those noted therein;

•	capitalization, title and subsidiaries;

•	the due authorization and issuance, when issued, of the Common Units;

•	the absence of any party’s ownership of any equity interests other than in its subsidiaries;

•	the absence of pending claims, lawsuits, arbitration, investigations or similar actions or violations of applicable laws;

•	the accuracy of financial statements and reports filed with the SEC;

•	the absence of undisclosed liabilities;

•	intellectual property and privacy matters;

•	compliance with applicable laws;

•	the non-applicability of the Investment Company Act of 1940 to any party;

•	the absence of any material adverse effects with respect to a party and its subsidiaries;

•	certain tax matters;

•	the availability of funds to pay the Transactions consideration and to satisfy the Buyer Parties’ other obligations under the Transaction Agreement;

•	real property;

•	the absence of brokers other than those noted therein; and

•	the fairness opinion delivered to the Conflicts Committee.

Many of the representations and warranties in the Transaction Agreement provide that such representation and warranty does not extend to matters where the failure of the representation and warranty to be accurate would not result in a material adverse effect on the party making the representation and warranty. For purposes of the Transaction Agreement, “material adverse effect,” when used with respect to a Buyer Party means any event, change, fact, development, circumstance, condition or occurrence that would materially impair or impede the ability of the Buyer Parties or their Affiliates to perform their respective obligations or to consummate the transactions under the Transaction Agreement or any other transaction documents, including the Transactions, or the Commitment Letters. For purposes of the Transaction Agreement, “material adverse effect,” when used with respect to a Partnership Entities means any event, change, fact, development, circumstance, condition or occurrence that is materially adverse to, or has had or would reasonably be expected to have a material adverse effect on or change in, on or to the business, condition (financial or otherwise) or operations of the Partnership Entities, taken as a whole.

The following (either alone or in combination) will not be taken into account for purposes of determining whether or not a material adverse effect has occurred when such term is used with respect to a Partnership Entity:

•

changes in general local, domestic, foreign or international economic conditions, except to the extent disproportionately affecting the Partnership Entities as compared with other entities operating in the same industry in the United States, and then only such disproportionate impact will be taken into account;

•

changes affecting generally the industries or markets in which such entity operates (including changes in commodity prices or interest rates), except to the extent disproportionately affecting the Partnership as compared with other entities operating in the same industry in the United States, and then only such disproportionate impact will be taken into account;

•

acts of war, sabotage or terrorism, military actions or the escalation thereof, weather conditions or other force majeure events or acts of God, or the continuation or worsening of COVID-19, including any material worsening of any of the foregoing conditions threatened or existing as of the date of execution of the Transaction Agreement (including COVID-19 measures), except to the extent disproportionately affecting the Partnership Entities as compared with other entities operating in the same industry in the United States, and then only such disproportionate impact will be taken into account;

•

the announcement (in accordance with the terms of the Transaction Agreement) or performance of the Transaction Agreement, the other transaction documents and the Transactions, including any disruption of customer or supplier relationships, loss of any employees or independent contractors of any Partnership Entity;

•

any changes in the applicable laws or accounting rules or principles, including changes required by GAAP or interpretations thereof, except to the extent disproportionately affecting the Partnership Entities as compared with other entities operating in the same industry in the United States, and then only such disproportionate impact will be taken into account;

•

any failure of any Partnership Entity to meet any internal or published projections, estimates or expectations of such Partnership Entity’s revenue, earnings or other financial performance or results of operations for any period, or any failure by any Partnership Entity to meet its internal budgets, plans or forecasts of its revenue, earnings or other financial performance or results of operation, provided that, in each case, the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the determination of whether or not a material adverse effect has occurred may be taken into account; and

•

any changes in the market price or trading volume of the equity securities of any Partnership Entity (and the associated costs of capital) or the credit rating of any Partnership Entity or the indebtedness of any Partnership Entity, provided that in each case the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the determination of whether or not a material adverse effect has occurred may be taken into account.

Additional Agreements

The Transaction Agreement also contains covenants relating to cooperation in the preparation of this proxy statement and the Schedule 13E-3 transaction statement and additional agreements relating to, among other things, access to information, confidentiality, applicability of takeover statutes, public announcements, litigation and the cooperation of the parties with respect to the debt financing to be obtained by the Buyer Parties in connection with the Transactions.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of United States federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below) of the Second REIT Merger and the receipt of cash by such U.S. Holders and Non-U.S. Holders in the First Partnership Merger. This discussion is limited to holders of Common Units that hold their Common Units as capital assets for United States federal income tax purposes (generally, property held for investment). This discussion does not address tax consequences that may be relevant to particular holders in light of their individual circumstances, including, without limitation:

•	banks, financial institutions or insurance companies;

•	real estate investment trusts;

•	regulated investment companies or mutual funds;

•	“controlled foreign corporations” or “passive foreign investment companies”;

•	dealers and brokers in stocks and securities or currencies;

•	traders in securities that use a mark-to-market method of tax accounting;

•	tax-exempt entities;

•	certain former citizens or long-term residents of the United States;

•	persons that received Common Units as compensation for the performance of services;

•	holders of options, restricted units or bonus units granted under any Partnership benefit plan;

•

persons that hold Common Units as part of a hedge, straddle, appreciated financial position, conversion or other “synthetic security” or integrated investment or risk reduction transaction for United States federal income tax purposes;

•	S-corporations or other pass-through entities (or investors in S-corporations or other pass-through entities);

•	a U.S. Holder (as defined below) whose “functional currency” is not the United States Dollar;

•

“qualified foreign pension funds” as defined in Section 897(l)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) and entities all of the interests of which are held by qualified foreign pension funds; or

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the Common Units being taken into account in an applicable financial statement.

If a partnership, or any entity or arrangement treated as a partnership for United States federal income tax purposes, holds Common Units, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding Common Units should consult its own tax advisor.

Moreover, this discussion does not address any tax consequences arising under the net investment income tax, United States federal estate and gift tax or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income taxes.

This discussion is based upon provisions of the Code, and United States Treasury regulations, administrative rulings and judicial decisions thereunder as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. We have not sought and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences to holders of Common Units that are different from those discussed below.

As used herein, a “U.S. Holder” is a beneficial owner of Common Units that is, for United States federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Common Units that is, for United States federal income tax purposes, an individual, corporation, estate or trust and is not a United States Holder.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS. EACH HOLDER OF COMMON UNITS IS STRONGLY URGED TO CONSULT WITH AND RELY UPON ITS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO SUCH HOLDER OF THE TRANSACTIONS, TAKING INTO ACCOUNT ITS OWN PARTICULAR CIRCUMSTANCES.

Tax Consequences of the Second REIT Merger

Tax Characterization of the Second REIT Merger

The Second REIT Merger will be a taxable transaction to the Partnership for United States federal income tax purposes, and the Partnership will recognize all of its gain or loss. Gain or loss recognized by the Partnership on the Second REIT Merger will generally be taxable as capital gain or loss. Capital gain or loss recognized by the Partnership will generally be long-term capital gain or loss if the Partnership has held its interest in the REIT Subsidiary for more than twelve months as of the Second REIT Merger Effective Time.

Allocation of Gain or Loss to U.S. Holders in the Second REIT Merger

As a partnership, the Partnership generally will not be subject to United States federal income tax. Instead, each U.S. Holder will be allocated its share of the Partnership’s items of income, gain, loss, and deduction realized in the Second REIT Merger in accordance with the terms of the Partnership Agreement.

The Partnership has made the election permitted by Section 754 of the Code. The election generally permits the Partnership to adjust a Common Unit purchaser’s tax basis in the Partnership’s assets (“inside basis”) under Section 743(b) of the Code to reflect their purchase price (the “Section 743(b) Adjustment”). This election does not apply with respect to a person who purchases Common Units directly from the Partnership. The Section 743(b) Adjustment belongs to the purchaser of Common Units and not to other Unitholders. If a U.S. Holder has a Section 743(b) Adjustment, their allocable share of any gain or loss in the Second REIT Merger may be greater or lower than if they did not have such Section 743(b) Adjustment. The calculations involved in the Section 754 election, and resulting Section 743(b) Adjustment, are complex and will be made on the basis of assumptions as to the value of the Partnership’s assets and other matters.

Any such income and gain allocated to a U.S. Holder will increase the U.S. Holder’s tax basis in the Common Units held and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. Holder resulting from the distribution of cash in the First Partnership Merger. Any losses or deductions allocated to a U.S. Holder will decrease the U.S. Holder’s tax basis in the Common Units held and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. Holder resulting from the distribution of property in the First Partnership Merger. Each U.S. Holder will be required to include in income his allocable share of the Partnership’s income, gains, losses and deductions for the Partnership’s taxable year ending with or within his taxable year. The Partnership’s taxable year ends on December 31. Each item of income, gain, loss and deductions will have the same character in the hands of a U.S. Holder as in the hands of the Partnership, as though the U.S. Holder realized the item directly.

Allocation of Gain or Loss to Non-U.S. Holders in the Second REIT Merger

As a partnership, the Partnership generally will not be subject to United States federal income tax. Subject to the discussion below regarding FIRPTA (as defined below), a Non-U.S. Holders will not be taxable for United States federal income tax on their allocable share of the Partnership’s items of income, gain, loss, and deduction realized by the Partnership in the Second REIT Merger unless (i) such Non-U.S. Holder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and some other conditions apply or (ii) such income or gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States.

A Non-U.S. Holder will be subject to United States federal income tax on the Non-U.S. Holder’s allocable share of the Partnership’s gain recognized on the Equity Sales to the extent any portion of the Equity Sales are treated as dispositions by the REIT LLC and/or REIT Subsidiary of “United States real property interests,” (“USRPIs”), under the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”). A USRPI includes certain interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. All or a portion of the Equity Sales will be treated as dispositions of USRPIs by the REIT LLC and REIT Subsidiary, and all or a portion of the gain allocable to a Non-U.S. Holder will be with respect to “capital gain distributions” from the REIT LLC and REIT Subsidiary and will be subject to tax under FIRPTA. Non-U.S. Holders generally will be subject to United States federal income tax upon the allocation of gain with respect to “capital gain distributions” as if such amounts were effectively connected to the United States trade or business of such Non-U.S. Holder. A Non-U.S. Holder thus would be taxed on such allocation at the normal United States federal capital gains rates applicable to U.S. Holders and will be required to file a United States federal income tax return reporting such amounts. A Non-U.S. Holder that is a corporation also may be subject to a 30% branch profits tax with respect to such allocation, unless reduced by an applicable tax treaty. The Partnership or the applicable withholding agent must withhold 21% of any distributions to a Non-U.S. Holder to the extent such Non-U.S. Holder has been allocated income with respect to “capital gain distributions.” Each Non-U.S. Holder may receive a credit against its tax liability for the amount the Partnership withholds.

Tax Consequences of the First Partnership Merger

U.S. Holders

A U.S. Holder who receives a cash distribution pursuant to the First Partnership Merger, which combined with the Second Partnership Merger will be part of a plan of liquidation of the Partnership, will recognize gain or loss in an amount equal to the difference between (i) the sum of (A) the amount of cash received by such U.S. Holder and (B) such U.S. Holder’s share of the Partnership’s nonrecourse liabilities immediately prior to the First Partnership Merger and (ii) such U.S. Holder’s adjusted tax basis in the Common Units (which includes such U.S. Holder’s share of the Partnership’s nonrecourse liabilities immediately prior to the First Partnership Merger).

A U.S. Holder’s initial tax basis in Common Units purchased with cash equaled, at the time of such purchase, the amount such U.S. Holder paid for the Common Units plus the U.S. Holder’s share of the

Partnership’s nonrecourse liabilities. Over time that basis has (i) increased by the U.S. Holder’s share of the Partnership’s income and gain (including gain from the Second REIT Merger) and by any increases in the U.S. Holder’s share of the Partnership’s nonrecourse liabilities, and (ii) decreased, but not below zero, by distributions from the Partnership, by the U.S. Holder’s share of the Partnership’s losses (including losses from the Second REIT Merger), by any decreases in the U.S. Holder’s share of the Partnership’s nonrecourse liabilities and by the U.S. Holder’s share of the Partnership’s expenditures that are not deductible in computing taxable income and are not required to be capitalized. Upon the liquidation of a Common Unit in the First Partnership Merger combined with the Second Partnership Merger, a U.S. Holder’s basis in their Common Units will be increased by the U.S. Holder’s share of certain items related to business interest not yet deductible by such U.S. Holder due to applicable limitations on the deductibility of such business interest.

Except as noted below, gain or loss recognized by a U.S. Holder on the distribution of cash in liquidation of Common Units in the First Partnership Merger combined with the Second Partnership Merger will generally be taxable as capital gain or loss. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by the Partnership and its subsidiaries. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the receipt of cash in the First Partnership Merger and may be recognized even if there is a net taxable loss realized on the receipt of such cash. The Partnership, however, does not expect a significant amount of gain or loss to be subject to this recharacterization.

Capital gain or loss recognized by a U.S. Holder will generally be long-term capital gain or loss if the U.S. Holder has held its Common Units for more than twelve months as of the First Partnership Merger Effective Time. If the U.S. Holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. Holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S. Holders that are corporations may only be used to offset capital gains.

The amount of gain or loss recognized by each U.S. Holder in on the receipt of cash in the First Partnership Merger will vary depending on each U.S. Holder’s particular situation, including the adjusted tax basis of the Common Units held by each U.S. Holder, and the amount of any suspended passive losses that may be available to a particular U.S. Holder to offset a portion of the gain recognized. Passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded a U.S. Holder’s share of the Partnership’s income may be deducted in full upon the U.S. Holder’s taxable liquidation of its Common Units pursuant to the First Partnership Merger combined with the Second Partnership Merger. Each U.S. Holder is strongly urged to consult its own tax advisor with respect to such U.S. Holder’s specific tax consequences of the Transactions, taking into account its own particular circumstances.

Non-U.S. Holders.

A Non-U.S. Holder who receives a cash distribution pursuant to the First Partnership Merger, which combined with the Second Partnership Merger will be part of a plan of liquidation of the Partnership, will not be subject to United States federal income tax unless (i) such Non-U.S. Holder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and some other conditions apply or (ii) such distribution is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States. As discussed above under “Tax Consequences of the Second REIT Merger—Allocation of Gain or Loss to Non-U.S. Holders in the Second REIT Merger,” the Partnership must withhold 21% of any distributions to a Non-U.S. Holder to the extent such Non-U.S. Holder has been allocated income with respect to “capital gain distributions.”

Information Reporting and Backup Withholding

The Partnership may be required to file information returns with the IRS in connection with cash distributions pursuant to the First Partnership Merger. A U.S. Holder may be subject to United States backup withholding (currently at a rate of 24%) on such distributions unless such U.S. Holder provides the applicable withholding agent with proof of its exemption from backup withholding or furnishes the applicable withholding agent with its taxpayer identification number, certified under penalties of perjury, and otherwise complies with all applicable requirements of the backup withholding rules. Backup withholding will generally not apply to distributions to a Non-U.S. Holder provided that the Non-U.S. Holder provides the applicable withholding agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or certain other requirements are met.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against United States federal income tax liability, if any, provided that certain required information is timely furnished to the IRS.

INFORMATION CONCERNING THE PARTNERSHIP

This section summarizes information from the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2020, the Partnership Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021 and the other filings incorporated into this proxy statement by reference. For a more detailed discussion of the Partnership’s business, please read the “Business” section contained in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2020, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in the Partnership’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021 and the other filings incorporated into this document by reference.

About The Partnership

The Partnership is a partnership formed by Landmark Dividend to acquire, develop, own and manage a portfolio of real property interests and infrastructure assets that are leased to companies in the wireless communication, digital infrastructure, outdoor advertising and renewable power generation industries. The Partnership is a master limited partnership organized in the State of Delaware and has been publicly traded since its initial public offering on November 19, 2014. The Partnership holds substantially all of its assets in a consolidated subsidiary, REIT Subsidiary, which elected to be taxed as a real estate investment trust under Code commencing with its taxable year ending December 31, 2017.

The Partnership’s real property interests underlie its tenants’ infrastructure assets, which include freestanding cellular towers and rooftop wireless sites, powered shell spaces for data centers, billboards, wind turbines, solar arrays and development equipment. These assets are essential to the operations and profitability of our tenants. The Partnership seeks to acquire real property interests subject to triple net or effectively triple net lease arrangements containing contractual rent increase clauses, or “rent escalators,” which it believes provide us with stable, predictable and growing cash flow. In certain instances, the Partnership owns the infrastructure and lease the infrastructure to our tenants.

The Partnership’s real property interests generally consist of a diversified portfolio of long-term and perpetual easements, tenant lease assignments, fee simple properties and infrastructure assets located primarily in the United States and Canada. These real property interests and other infrastructure entitle the Partnership to receive rental payments from leases on our 1,986 tenant sites as of December 31, 2020.

The Partnership GP is a Delaware limited liability company and is the general partner of the Partnership. The Partnership GP is responsible for conducting the Partnership’s business and managing its operations.

During the last five years, none of the Partnership Entities has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

The Common Units are listed on the NASDAQ Global Market under the symbol “LMRK.” The principal executive offices of the Partnership and the Partnership GP are located at 400 Continental Blvd., Suite 500, El Segundo, CA 90245, and its telephone number is (310) 598-3173.

Business and Background of Natural Persons Related to the Partnership and the Partnership GP

Set forth below are the names, country of citizenship, the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted and the five-year employment history of the current directors and executive officers of the Partnership GP. The Partnership GP’s board of directors and executive officers manage The Partnership’s operations and activities.

During the past five years, none of the directors or executive officers of the Partnership GP has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

The address of each director and executive officer named in the charts below is 400 Continental Blvd., Suite 500, El Segundo, CA 90245, Attn: General Counsel.

Name	Citizenship	Position with the Partnership GP
Arthur P. Brazy, Jr.	USA	Chief Executive Officer and Director
George P. Doyle	USA	Chief Financial Officer and Treasurer
Daniel R. Parsons	USA	Senior Vice President—Information Systems and Technology
Josef Bobek	USA	General Counsel and Secretary
Keith Benson	USA	Director
Thomas Carey White III	USA	Director
Gerald A. Tywoniuk	USA	Director
Steven Sonnenstein	Canada	Chairman of the Board of Directors
Sadiq Malik	USA	Director

Arthur P. Brazy, Jr. was appointed Chief Executive Officer and a Director of our general partner. Mr. Brazy has served as Chief Executive Officer of our sponsor, Landmark Dividend LLC, since October 2015. He has served as President of Landmark Dividend LLC since co-founding the company in February 2010 through October 2015, and as a member of the board of managers of Landmark Dividend Holdings LLC and its predecessor since February 2010. From December 2005 to March 2009, Mr. Brazy served as Chief Executive Officer of Church Mortgage Acceptance Co., LLC, a private company he co-founded focused on direct lending to churches. From January 2001 to December 2005, Mr. Brazy served as Chief Executive Officer of Lakefront Ventures LLC, a private investment firm specializing in commercial and mortgage finance, private equity, real estate and structured finance advisory services. Prior to this, Mr. Brazy founded and led numerous private investment partnerships including Atherton Capital and worked as an officer of Eastdil Secured, a real estate investment bank. Mr. Brazy holds a B.S. in Economics from the California Institute of Technology and an M.B.A. from Stanford University. In addition to his other skills and qualifications, we believe that Mr. Brazy’s extensive experience with private investment funds, his in-depth knowledge of the real property industry generally and in successfully operating several different companies makes him qualified to be Chief Executive Officer and a member of the Board of Directors of our general partner.

George P. Doyle was appointed Chief Financial Officer and Treasurer of our general partner. Mr. Doyle has served as Chief Financial Officer and Treasurer of our sponsor, Landmark Dividend LLC, since August 2011. From June 2010 to October 2010, Mr. Doyle served as the Executive Vice President, Chief Financial Officer, Secretary and Treasurer of Clearview Hotel Trust, Inc., a REIT that invests primarily in the hospitality industry. Prior to joining Clearview Hotel Trust, Inc., Mr. Doyle served, from November 2009 to June 2010, as the Vice President of Finance for Steadfast Income Advisor, LLC, the external advisor for Steadfast Income REIT, Inc., a REIT that invests primarily in multi-family residential properties. Mr. Doyle was also the Chief Accounting Officer for Steadfast Income REIT, Inc. Previously, Mr. Doyle served in various capacities from November 2003 to June 2009, including from July 2004 to June 2009 as the Senior Vice President—Chief Accounting Officer, at HCP, Inc., an S&P 500 REIT traded on the NYSE that invests primarily in real estate serving the healthcare industry. From September 1995 to October 2003, Mr. Doyle served in various positions with the accounting firm KPMG LLP, including as a senior manager. Mr. Doyle holds a B.A. in Business Administration from Western Washington University and a Certificate of Accounting from Seattle University. We believe that Mr. Doyle’s extensive financial and accounting background and experience with several different real estate companies makes him qualified to be Chief Financial Officer and Treasurer of our general partner.

Daniel R. Parsons was appointed as Senior Vice President—Information Systems and Technology of our general partner. Mr. Parsons has served as Chief Operations Officer of our sponsor, Landmark Dividend LLC, since August 2015 and previously served as Chief Information Officer of our sponsor, Landmark Dividend LLC since May 2010. From January 1998 to May 2010, Mr. Parsons served as the Chief Information Officer of Budget Finance Company, a company specializing in residential and commercial mortgage loans. Previous to this, Mr. Parsons worked in the software development and technology management sectors for 12 years. Mr. Parsons received a B.S. in Business Administration and an M.B.A. from the University of Southern California. We believe that Mr. Parsons’ experience in the software development and technology management fields makes him qualified to be Senior Vice President—Information Systems and Technology of our general partner.

Josef Bobek was appointed General Counsel and Secretary of our general partner in 2016. Mr. Bobek has served as General Counsel and Secretary of our sponsor, Landmark Dividend LLC, since January of 2016, as Chief Compliance Officer since 2021, and previously served as Deputy General Counsel and Associate General Counsel of our sponsor since December of 2012. From August 2012 until December 2012, Mr. Bobek served as Senior Counsel to Sun West Mortgage Company, Inc., a company specializing in residential and multi-family mortgage loans. From April 2005 to August of 2012, Mr. Bobek, served in various positions, including as a partner, with the law firm of Glaser Weil Fink Howard Avchen & Shapiro LLP, a full-service law firm based in Los Angeles, California. Prior to joining Glaser Weil Fink Howard Avchen & Shapiro LLP, Mr. Bobek served as an associate attorney with the law firm of Jennings Strouss, a national firm based in Phoenix, Arizona, from May of 2001 to April of 2005. Mr. Bobek holds a B.S. in Accounting from the University of Southern California, and received a Juris Doctorate from the School of Law at Pepperdine University. We believe Mr. Bobek’s extensive legal background and experience serving as a legal advisor (internally and externally) to real estate focused companies and investors makes him qualified to be General Counsel and Secretary of our general partner.

Keith Benson was appointed a Director of our general partner in November 2018. Mr. Benson served as Co-General Counsel of USD Group LLC, a developer, builder, operator, and manager of energy-related midstream infrastructure, since March 2015. From January 2008 through February 2015, Mr. Benson was a partner with the international law firm of Latham & Watkins LLP in their Houston and San Francisco offices. Mr. Benson’s practice focused on public company representation, corporate governance, capital markets and mergers & acquisitions, with a focus on midstream and upstream energy companies, master limited partnerships and real estate investment trusts. From July 2000 through December 2007, Mr. Benson was an associate with Latham & Watkins LLP and from October 1998 through June 2000. Mr. Benson was an associate with the law firm of Cahill, Gordon & Reindel LLP. Mr. Benson received a JD with high honors from Rutgers School of Law and a BA in political science from The College of New Jersey.

Thomas Carey White III was appointed a Director of our general partner. Mr. White has served as the Chief Executive Officer of Positive Arts LLC, a systems architecture firm specializing in building and operating infrastructure, since January 2011. Mr. White has also served as Chief Financial Officer and a member of the board of managers of Active Wellness LLC, a management company operating corporate fitness centers, since he co-founded Active Wellness in January 2014. Mr. White has also served as Chairman of the Feeding Your Kids Foundation, a nonprofit organization operating an international program teaching parents how to feed their children healthier food, since he co-founded the Foundation in May 2010. From November 2011 to February 2016, Mr. White served as the Chief Financial Officer of Itrim US LLC, a fitness and health company. Mr. White also served as the Chief Financial Officer and Chief Technology Officer of Club One, a fitness company, from January 2004 to December 2010. Mr. White received a BA from Stanford University and an MBA from Harvard Business School. He is a certified public accountant (inactive) in the state of California. We believe that Mr. White’s expertise in accounting and financial matters, along with his extensive management experience, qualifies him for service as a Director of our general partner.

Gerald A. Tywoniuk was appointed a Director of our general partner in January 2015. Mr. Tywoniuk serves on the Board of Managers of TF-CO Asset Management LLC, and provides consulting services. These consulting services currently include his roles as: CEO of Kemmerer Holdings, LLC and Kemmerer Operations, LLC; and as Trustee for the WMLP Liquidation Trust. Mr. Tywoniuk served as an independent director and audit committee chairperson at American Midstream GP, LLC, the general partner of American Midstream Partners, L.P., from 2011 to July 2019. He also served on the board of directors of Westmoreland Resources GP, LLC, the general partner of Westmoreland Resource Partners, LP from 2009 to June 2019, and served as Acting CEO of that entity from March 2019 until June 2019. Mr. Tywoniuk has 39 years of experience in accounting and finance and has previously served a number of public companies in senior executive and management roles, including: chief financial officer of MarkWest Energy Partners, L.P. and its predecessor from 1997 to 2002, including at the time of its 2002 initial public offering; chief financial officer of Pacific Energy Partners, L.P. from 2002 to 2006; and roles as CFO, Acting CEO and Plan Representative for Pacific Energy Resources Ltd. from 2008 – 2013. Mr. Tywoniuk received a Bachelor of Commerce from the University of Alberta and is a Chartered Professional Accountant in Canada. We believe that Mr. Tywoniuk’s expertise in accounting and financial matters, along with his extensive management experience, qualifies him for service as a Director of our general partner.

Steven Sonnenstein was appointed Chairman of the Board of Directors of the Partnership GP in connection with his affiliation with Landmark Dividend LLC, which controls the Partnership GP. Mr. Sonnenstein is a Senior Managing Director, DigitalBridge Investment Management, where he has worked since 2018, and is an accomplished telecommunications infrastructure executive with over 25 years of global mergers and acquisitions, asset management and operations experience. Mr. Sonnenstein is responsible for the origination, evaluation, completion, and ongoing asset management of new investments for DigitalBridge Investment Management on a global basis. Prior to joining DigitalBridge, Mr. Sonnenstein was a Senior Director at Public Sector Pension Investment Board (PSP Investments), one of Canada’s largest pension investment managers, from 2012 to 2018, where he initiated and led telecommunications infrastructure investing within the broader infrastructure group in addition to his other investment management responsibilities. Before joining PSP Investments, Mr. Sonnenstein worked for Brookfield Asset Management from 2006 to 2010 in its Private Equity and Infrastructure Groups with a particular focus on and experience in South America. From 1996 – 2006, Mr. Sonnenstein spent several years working in mergers and acquisitions and distressed advisory. Mr. Sonnenstein shares management oversight of Andean Telecom Partners and currently serves on the Board of Directors of Highline do Brasil, Beanfield Metroconnect, Landmark Dividend, Wildstone and EdgePoint. Mr. Sonnenstein received a Bachelor of Commerce from McGill University, and a post graduate degree in Chartered Accountancy.

Sadiq Malik was appointed a Directors of the Partnership GP in connection with his affiliation with Landmark Dividend LLC, which controls the Partnership GP. Mr. Malik is a Managing Director of DigitalBridge Investment Management where he has worked since 2016. Mr. Malik is a seasoned investment professional with in-depth investing experience in private, distressed and public equities across a variety of industries. Prior to joining DigitalBridge, Mr. Malik was a co-founding partner of Oskie Capital, a public and private equity firm, which invested in companies undergoing positive business transformations and corporate change. During his time there between 2010 and 2016, Mr. Malik led Oskie’s investments in the digital infrastructure space including data centers and satellite operators and was also involved in Oskie’s cable investments. Prior to Oskie Capital, Mr. Malik worked at the U.S. Department of the Treasury in 2009 and helped execute the bankruptcy reorganization of General Motors. From 2000 – 2008, Mr. Malik worked in various financial and investment roles at Morgan Stanley, The Blackstone Group and Och-Ziff Capital. Mr. Malik currently serves on the Board of Directors of Aptum Technologies, Agile Data Centers, Beanfield Metroconnect and Landmark Dividend. Mr. Malik received a Bachelor of Arts, summa cum laude, in Economics from Dartmouth College and an MBA, with distinction, from Harvard Business School.

Prior Public Offerings

On May 3, 2019, the Partnership, the Partnership GP, REIT Subsidiary and Landmark Infrastructure Operating Company LLC entered into an At-the- Market Issuance Sales Agreement (the “2019 Common Units ATM Agreement”) with B. Riley FBR Inc. as sales agent (the “Agent”). Pursuant to the terms of the 2019 Common Units ATM Agreement, the Partnership was permitted to sell from time to time through the Agent the Partnership’s Common Units having an aggregate offering price of up to $50,000,000.

On February 28, 2020, the Partnership, the Partnership GP, REIT Subsidiary and Landmark Infrastructure Operating Company LLC entered into an At-the-Market Issuance Sales Agreement (the “2020 Common Units ATM Agreement”) with B. Riley FBR, Inc. as sales agent (the “Agent”). Pursuant to the terms of the 2020 Common Units ATM Agreement, the Partnership was permitted to sell from time to time through the Agent the Partnership’s Common units having an aggregate offering price of up to $50,000,000.

On May 3, 2019, the Partnership established a Series A Preferred Unit at-the-market offering program (the “2019 Series A ATM Program”) pursuant to which the Partnership may sell, from time to time, Series A Preferred Units having an aggregate offering price of up to $50,000,000.

On February 28, 2020, the Partnership replaced the 2019 Series A ATM Program and established a new Series A Preferred Unit at-the-market offering program (the “2020 Series A ATM Program”) pursuant to which the Partnership may sell, from time to time, Series A Preferred Units having an aggregate offering price of up to $50,000,000.

On February 28, 2020, the Partnership replaced the prior Series B ATM Program and established a new Series B Preferred Unit at-the-market offering program (the “2020 Series B ATM Program”) pursuant to which the Partnership may sell, from time to time, Series B Preferred Units having an aggregate offering price of up to $50,000,000.

The Partnership has not made any underwritten public offerings of Common Units or Preferred Units for cash during the past three years.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

You should read the following data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto set forth in the Landmark Infrastructure Partners LP Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Report on Form 10-Q for the six month period ended June 30, 2021, which are incorporated by reference in this proxy statement. See “Where You Can Find More Information.”

The following table includes selected historical financial data of Landmark Infrastructure Partners LP for the years and as of the dates indicated (in thousands, except per unit data).

	Six Months Ended June 30,	Year Ended December 31,
	2021	2020	2019	2018	2017	2016
	(unaudited)
Balance Sheet Data (End of Period):
Land and real property interests, after accumulated depreciation and amortization	$773,798	$770,202	$616,860	$596,986	$657,768	$549,454
Total assets	$896,345	$894,778	$855,605	$786,613	$767,999	$603,060
Revolving credit facility	$223,200	$214,200	$179,500	$155,000	$304,000	$224,500
Secured Notes, net	$277,207	$279,677	$217,098	$223,685	$187,249	$112,435
Total liabilities	$528,102	$523,389	$486,281	$401,628	$513,641	$358,730
Equity	$368,243	$371,389	$369,324	$384,985	$254,358	$244,330

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019	2018	2017	2016
	(unaudited)
Statements of Operations Data:
Rental revenue	$34,854	$27,665	$58,839	$53,701	$61,409	$51,811	$41,171
Total expenses	14,155	11,752	23,457	23,056	23,375	21,121	18,752
Total other income and expenses	(9,302)	(16,498)	(24,034)	(4,541)	78,336	(15,286)	(11,820)

Income (loss) from continuing operations before income tax expense (benefit)	11,397	(585)	11,348	26,104	116,370	15,404	10,599
Income tax expense (benefit)	—	(335)	(430)	3,277	316	(3,173)	—

Net income (loss) from continuing operations	11,397	(250)	11,778	22,827	116,054	18,577	10,599
Income (loss) from discontinued operations, net of tax	—	17,511	17,340	(1,221)	(233)	699	(678)

Net income	11,397	17,261	29,118	21,606	115,821	19,276	9,921
Less: Pre-acquisition net income from Drop-down Assets	—	—	—	—	—	—	48
Less: Net income attributable to noncontrolling interest	16	16	32	31	27	19	—

Net income attributable to limited partners	11,381	17,245	29,086	21,575	115,794	19,257	9,873
Less: Distributions declared to preferred unitholders	(6,120)	(6,097)	(12,213)	(11,883)	(10,630)	(6,673)	(2,660)
Less: General partner’s incentive distribution rights	—	—	—	(788)	(784)	(488)	(110)
Less: Accretion of Series C preferred units	(190)	(193)	(386)	(641)	—	—	—

Net income attributable to common and subordinated unitholders	$5,071	$10,955	$16,487	$8,263	$104,380	$12,096	$7,103

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019	2018	2017	2016
	(unaudited)
Income (loss) from continuing operations per common and subordinated unit
Common units—basic	$0.20	$(0.26)	$(0.03)	$0.37	$4.26	$0.54	$0.46
Common units—diluted	$0.20	$(0.26)	$(0.03)	$0.37	$3.98	$0.53	$0.41
Subordinated units—basic and diluted	$—	$—	$—	$—	$(0.86)	$0.50	$0.23
Net income (loss) per common and subordinated unit:
Common units—basic	$0.20	$0.43	$0.65	$0.33	$4.25	$0.54	$0.46
Common units—diluted	$0.20	$0.43	$0.65	$0.33	$3.97	$0.53	$0.41
Subordinated units—basic and diluted	$—	$—	$—	$—	$(0.78)	$0.50	$0.23
Cash distributions declared per common and subordinated unit	$0.40	$0.40	$0.80	$1.47	$1.47	$1.47	$1.35
Statement of Cash Flow Data:
Cash flow provided by operating activities	$23,336	$20,096	$42,180	$31,663	$31,256	$28,473	$21,465
Cash flow provided by (used in) investing activities	$(13,469)	$112,964	$(44,070)	$(52,906)	$(37,533)	$(140,128)	$(156,468)
Cash flow provided by (used in) financing activities	$(8,632)	$(136,012)	$3,429	$26,460	$(13,652)	$133,981	$138,649

Book Value per Common Unit

As of June 30, 2021, the book value per Common Unit was $14.56. Book value per Common Unit is computed by dividing total common unitholders equity of $371 million at June 30, 2021 by the total number of Common Units outstanding on that date of 25,488,992.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

We define “EBITDA” as net income before interest, income taxes, depreciation and amortization, and we define “Adjusted EBITDA” as EBITDA before impairments, acquisition-related expenses, unrealized and realized gains and losses on derivatives, loss on extinguishment of debt, gains and losses on sale of real property interests, unit-based compensation, straight line rental adjustments, amortization of above- and below-market rents plus cash receipts applied toward the repayments of investments in receivable, the deemed capital contribution to fund our general and administrative expense reimbursement and adjustments for investments in unconsolidated joint ventures.

EBITDA and Adjusted EBITDA are non-GAAP supplemental financial measures that management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded limited partnerships, without regard to historical cost basis or, in the case of EBITDA and Adjusted EBITDA, financing methods;

•	the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and the returns on investment of various investment opportunities.

We believe that the presentation of EBITDA and Adjusted EBITDA in this Annual Report on Form 10-K provides information useful to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to EBITDA and Adjusted EBITDA are net income and net cash provided by operating activities. EBITDA and Adjusted EBITDA should not be considered as an alternative to GAAP net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Each of EBITDA and Adjusted EBITDA has important limitations as analytical tools because they exclude some, but not all, items that affect net income and net cash provided by operating activities, and these measures may vary from those of other companies. You should not consider EBITDA and Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. As a result, because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, EBITDA and Adjusted EBITDA as presented below may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table sets forth a reconciliation of our historical EBITDA and Adjusted EBITDA for the periods presented to net cash provided by operating activities and net income (in thousands):

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019	2018	2017	2016
Net cash provided by operating activities	$23,336	$20,096	$42,180	$31,663	$31,256	$28,473	$21,465
Unit-based compensation	(120)	(120)	(120)	(130)	(70)	(105)	(105)
Unrealized gain (loss) on derivatives	1,317	(8,483)	(8,010)	(7,327)	1,010	1,675	2,306
Loss on early extinguishment of debt	—	(2,231)	(2,231)	—	(157)	—	(1,703)
Depreciation and amortization expense	(9,792)	(8,439)	(17,002)	(14,235)	(16,152)	(13,537)	(11,191)
Amortization of above- and below-market rents, net	470	481	968	890	1,226	1,226	1,338
Amortization of deferred loan costs and discount on secured notes	(1,248)	(1,205)	(2,471)	(3,097)	(3,809)	(2,237)	(1,703)
Receivables interest accretion	—	—	—	9	3	7	36
Impairments	(27)	(184)	(257)	(2,288)	(1,559)	(848)	(1,275)
Gain (loss) on sale of real property interests	110	15,723	15,508	17,985	99,884	(5)	374
Adjustment for uncollectible accounts	—	(150)	(360)	(126)	(60)	(215)	(182)
Equity income (loss) from unconsolidated joint venture	(1,090)	837	1,231	398	59	—	—
Distributions of earnings from unconsolidated joint venture	(479)	(925)	(3,101)	(3,383)	—	—	—
Foreign currency transaction gain (loss)	—	2,635	2,721	(2,433)	(6)	—	—
Working capital changes	(1,080)	(774)	62	3,680	4,196	4,842	561

Net income	$11,397	$17,261	$29,118	$21,606	$115,821	$19,276	$9,921

Interest expense	9,868	9,332	17,914	18,170	24,273	18,399	13,923
Depreciation and amortization expense	9,792	8,439	17,002	14,235	16,152	13,537	11,191
Income tax expense (benefit)	—	103	50	3,783	227	(3,145)	—

EBITDA	$31,057	$35,135	$64,084	$57,794	$156,473	$48,067	$35,035

Impairments	27	184	257	2,288	1,559	848	1,275
Acquisition-related	126	432	453	1,163	3,287	1,287	2,906
Unrealized (gain) loss on derivatives	(1,317)	8,483	8,010	7,327	(1,010)	(1,675)	(2,306)
Realized loss on derivatives	—	—	—	—	—	—	99
Loss on early extinguishment of debt	—	2,231	2,231	—	157	—	1,703
(Gain) loss on sale of real property interests	(110)	(15,723)	(15,508)	(17,985)	(99,884)	5	(374)
Unit-based compensation	120	120	120	130	70	105	105
Straight line rent adjustments	(422)	377	173	600	235	(358)	(514)
Amortization of above- and below-market rents, net	(470)	(481)	(968)	(890)	(1,226)	(1,226)	(1,338)
Repayments of investments in receivables	251	243	522	564	1,108	1,180	905
Adjustments for investment in unconsolidated joint venture	4,404	2,490	5,376	6,169	1,697	—	—
Foreign currency transaction (gain) loss	—	(2,635)	(2,721)	2,433	6	—	—
Deemed capital contribution due to cap on general and administrative expense reimbursement	1,447	2,030	3,283	3,954	2,833	3,516	2,578

Adjusted EBITDA	$35,113	$32,886	$65,312	$63,547	$65,305	$51,749	$40,074

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

FFO, is a non-GAAP financial measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trust (“NAREIT”). FFO represents net income (loss) excluding real estate related depreciation and amortization expense, real estate related impairment charges, gains (or losses) on real estate transactions, adjustments for unconsolidated joint venture, and distributions to preferred unitholders and noncontrolling interests.

FFO is generally considered by industry analysts to be the most appropriate measure of performance of real estate companies. FFO does not necessarily represent cash provided by operating activities in accordance with GAAP and should not be considered an alternative to net earnings as an indication of the Partnership’s performance or to cash flow as a measure of liquidity or ability to make distributions. Management considers FFO an appropriate measure of performance of an equity REIT because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time, and because industry analysts have accepted it as a performance measure. The Partnership’s computation of FFO may differ from the methodology for calculating FFO used by other equity REITs, and therefore, may not be comparable to such other REITs.

AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO adjusts FFO for certain non-cash items that reduce or increase net income in accordance with GAAP. AFFO should not be considered an alternative to net earnings, as an indication of the Partnership’s performance or to cash flow as a measure of liquidity or ability to make distributions. Management considers AFFO a useful supplemental measure of the Partnership’s performance. The Partnership’s computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore, may not be comparable to such other REITs. We calculate AFFO by starting with FFO and adjusting for general and administrative expense reimbursement, acquisition-related expenses, unrealized gain (loss) on derivatives, straight line rent adjustments, unit-based compensation, amortization of deferred loan costs and discount on secured notes, deferred income tax expense, amortization of above and below market rents, loss on early extinguishment of debt, repayments of receivables, adjustments for investment in unconsolidated joint venture, adjustments for drop-down assets and foreign currency transaction loss. The GAAP measures most directly comparable to FFO and AFFO is net income.

The following table sets forth a reconciliation of FFO and AFFO for the periods presented (in thousands):

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019	2018	2017	2016
Net income	$11,397	$17,261	$29,118	$21,606	$115,821	$19,276	$9,921
Adjustments:
Depreciation and amortization expense	9,792	8,439	17,002	14,235	16,152	13,537	11,191
Impairments	27	184	257	2,288	1,559	848	1,275
(Gain) loss on sale of real property interests, net of income taxes	(110)	(15,723)	(15,318)	(14,937)	(99,884)	5	(374)
Adjustments for investment in unconsolidated joint venture	3,025	1,083	2,581	3,358	923	—	—
Distributions to preferred unitholders	(6,120)	(6,097)	(12,213)	(11,883)	(10,630)	(6,673)	(2,660)
Distributions to noncontrolling interests	(16)	(16)	(32)	(31)	(27)	(19)	—

FFO attributable to common and subordinated unitholders	$17,995	$5,131	$21,395	$14,636	$23,914	$26,974	$19,353
Adjustments:
General and administrative expense reimbursement	1,447	2,030	3,283	3,954	2,833	3,516	2,578
Acquisition-related expenses	126	432	453	1,163	3,287	1,287	2,906
Unrealized (gain) loss on derivatives	(1,317)	8,483	8,010	7,327	(1,010)	(1,675)	(2,306)
Realized loss on derivatives	—	—	—	—	—	—	99
Straight line rent adjustments	(422)	377	173	600	235	(358)	(514)
Unit-based compensation	120	120	120	130	70	105	105
Amortization of deferred loan costs and discount on secured notes	1,248	1,205	2,471	3,097	3,809	2,237	3,738
Deferred income tax expense (benefit)	(91)	(308)	(551)	(32)	205	(3,215)	—
Amortization of above- and below-market rents, net	(470)	(481)	(968)	(890)	(1,226)	(1,226)	(1,338)
Loss on early extinguishment of debt	—	2,231	2,231	—	157	—	(1,703)
Repayments of receivables	251	243	522	564	1,108	1,180	905
Adjustments for investment in unconsolidated joint venture	80	77	141	103	36	—	—
Adjustments for drop-down assets	—	—	—	—	—	—	(5,734)
Foreign currency transaction (gain) loss	—	(2,635)	(2,721)	2,433	6	—	—

AFFO attributable to common and subordinated unitholders	$18,967	$16,905	$34,559	$33,085	$33,424	$28,825	$21,495
FFO per common and subordinated unit—diluted	$0.71	$0.20	$0.84	$0.58	$0.96	$1.18	$1.13
AFFO per common and subordinated unit—diluted	$0.74	$0.66	$1.36	$1.31	$1.34	$1.26	$1.26
Weighted average common and subordinated units outstanding—diluted	25,489	25,468	25,473	25,343	25,013	22,836	17,121

MARKET PRICE AND CASH DISTRIBUTION INFORMATION

Common Units

Common Units are traded on the NASDAQ Global Market under the ticker symbol “LMRK.” The following table sets forth, for the periods indicated, the intraday high and low sales prices per units for Common Units, as well as information concerning quarterly cash distributions declared and paid with respect to each period.

	Common Units
	Sale Prices		Cash Distributions(1)
	High	Low
Year ended December 31, 2021
Fourth Quarter(2)	$16.48	$16.34	$—	(3)
Third Quarter	$18.30	$12.74	$0.20
Second Quarter	$13.50	$11.55	$0.20
First Quarter	$13.50	$10.61	$0.20
Year ended December 31, 2020
Fourth Quarter	$11.55	$8.91	$0.20
Third Quarter	$10.74	$8.95	$0.20
Second Quarter	$12.81	$8.60	$0.20
First Quarter	$17.86	$7.05	$0.20
Year ended December 31, 2019
Fourth Quarter	$18.45	$14.90	$0.3675
Third Quarter	$18.18	$15.04	$0.3675
Second Quarter	$17.01	$14.44	$0.3675
First Quarter	$16.98	$11.53	$0.3675

(1)	Represents cash distribution declared with respect to the quarter presented and paid in the following quarter.
(2)	Through October 5, 2021.
(3)

Pursuant to the Transaction Agreement, the Partnership GP shall, subject to the requirements of the Partnership Agreement and the limitations of applicable law, cause the Partnership to declare and pay regular quarterly cash dividends of $0.20 per Common Unit to the holders of the Common Units with declaration, record and payment dates consistent with past practice.

The last reported sale price of Common Units on the NASDAQ Global Market on August 20, 2021, the last trading day before the Partnership entered into the Transaction Agreement, was $14.16 per unit.

The last reported sale price of Common Units on the NASDAQ Global Market on October 5, 2021, the last trading day before the filing of this proxy statement, was $16.43 per unit.

As of December 31, 2020, the Partnership had 25,478,042 Common Units outstanding held by 107 holders of record. The number of Unitholders of record does not include a substantially greater number of “street name” holders or beneficial holders of the Common Units, whose Common Units are held of record by banks, brokers and other financial institutions.

As of the record date for the Partnership Unitholder Meeting, the Partnership has              Common Units outstanding held by approximately              holders of record.

Series A Preferred Units

Series A Preferred Units are traded on the NASDAQ Global Market under the ticker symbol “LMRKP.” The following table sets forth, for the periods indicated, the intraday high and low sales prices per units for Series A Preferred Units, as well as information concerning quarterly cash distributions declared and paid with respect to each period.

	Series A Preferred Units
	Sale Prices		Cash Distributions(1)
	High	Low
Year ended December 31, 2021
Fourth Quarter(2)	$25.12	$25.00	$—
Third Quarter	$25.78	$25.02	$0.50
Second Quarter	$25.74	$25.20	$0.50
First Quarter	$26.27	$24.74	$0.50
Year ended December 31, 2020
Fourth Quarter	$25.70	$24.15	$0.50
Third Quarter	$25.53	$23.43	$0.50
Second Quarter	$25.24	$15.84	$0.50
First Quarter	$26.51	$9.75	$0.50
Year ended December 31, 2019
Fourth Quarter	$27.27	$25.50	$0.50
Third Quarter	$26.36	$25.02	$0.50
Second Quarter	$26.64	$24.94	$0.50
First Quarter	$26.00	$22.05	$0.50

(1)	Represents cash distribution declared with respect to the quarter presented and paid in the following quarter.
(2)	Through October 5, 2021.

The last reported sale price of Series A Preferred Units on the NASDAQ Global Market on August 20, 2021, the last trading day before the Partnership entered into the Transaction Agreement, was $25.37 per unit.

The last reported sale price of Series A Preferred Units on the NASDAQ Global Market on October 5. 2021, the last trading day before the filing of this proxy statement, was $25.01 per unit.

As of December 31, 2020, the Partnership had 1,788,843 Series A Preferred Units outstanding held by 1 holder of record. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders of the Series A Preferred Units, whose Series A Preferred Units are held of record by banks, brokers and other financial institutions.

As of the record date for the Partnership Unitholder Meeting, the Partnership has              Series A Preferred Units outstanding held by approximately              holders of record.

Series B Preferred Units

Series B Preferred Units are traded on the NASDAQ Global Market under the ticker symbol “LMRKO.” The following table sets forth, for the periods indicated, the intraday high and low sales prices per units for Series B Preferred Units, as well as information concerning quarterly cash distributions declared and paid with respect to each period.

	Series B Preferred Units
	Sale Prices		Cash Distributions(1)
	High	Low
Year ended December 31, 2021
Fourth Quarter(2)	$25.34	$25.22	$—
Third Quarter	$25.85	$25.10	$0.494
Second Quarter	$25.90	$25.07	$0.494
First Quarter	$25.78	$25.03	$0.494
Year ended December 31, 2020
Fourth Quarter	$25.43	$24.28	$0.494
Third Quarter	$25.38	$22.71	$0.494
Second Quarter	$24.07	$16.00	$0.494
First Quarter	$26.18	$12.62	$0.494
Year ended December 31, 2019
Fourth Quarter	$26.40	$25.33	$0.494
Third Quarter	$26.45	$24.87	$0.494
Second Quarter	$25.79	$24.85	$0.494
First Quarter	$25.20	$20.65	$0.494

(1)	Represents cash distribution declared with respect to the quarter presented and paid in the following quarter.
(2)	Through October 5, 2021.

The last reported sale price of Series B Preferred Units on the NASDAQ Global Market on August 20, 2021, the last trading day before the Partnership entered into the Transaction Agreement, was $25.18 per unit.

The last reported sale price of Series B Preferred Units on the NASDAQ Global Market on October 5. 2021, the last trading day before the filing of this proxy statement, was $25.30 per unit.

As of December 31, 2020, the Partnership had 2,628,932 Series B Preferred Units outstanding held by 1 holder of record. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders of the Series B Preferred Units, whose Series B Preferred Units are held of record by banks, brokers and other financial institutions.

As of the record date for the Partnership Unitholder Meeting, the Partnership has              Series B Preferred Units outstanding held by approximately              holders of record.

Series C Preferred Units

Series C Preferred Units are traded on the NASDAQ Global Market under the ticker symbol “LMRKN.” The following table sets forth, for the periods indicated, the intraday high and low sales prices per units for Series C Preferred Units, as well as information concerning quarterly cash distributions declared and paid with respect to each period.

	Series C Preferred Units
	Sale Prices		Cash Distributions(1)
	High	Low
Year ended December 31, 2021
Fourth Quarter(2)	$25.59	$25.39	$—
Third Quarter	$26.65	$25.03	$0.438
Second Quarter	$27.41	$25.41	$0.438
First Quarter	$27.41	$25.45	$0.438
Year ended December 31, 2020
Fourth Quarter	$26.24	$23.09	$0.438
Third Quarter	$25.10	$16.25	$0.438
Second Quarter	$25.10	$16.25	$0.438
First Quarter	$26.49	$12.23	$0.438
Year ended December 31, 2019
Fourth Quarter	$26.58	$25.83	$0.438
Third Quarter	$26.90	$24.75	$0.451
Second Quarter	$25.59	$24.32	$0.461
First Quarter	$24.99	$20.24	$0.457

(1)	Represents cash distribution declared with respect to the quarter presented and paid in the following quarter.
(2)	Through October 5, 2021.

The last reported sale price of Series C Preferred Units on the NASDAQ Global Market on August 20, 2021, the last trading day before the Partnership entered into the Transaction Agreement, was $25.30 per unit.

The last reported sale price of Series C Preferred Units on the NASDAQ Global Market on October 5. 2021, the last trading day before the filing of this proxy statement, was $25.54 per unit.

As of December 31, 2020, the Partnership had 1,982,700 Series C Preferred Units outstanding held by 1 holder of record. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders of the Series C Preferred Units, whose Series C Preferred Units are held of record by banks, brokers and other financial institutions.

As of the record date for the Partnership Unitholder Meeting, the Partnership has              Series C Preferred Units outstanding held by approximately              holders of record.

INFORMATION CONCERNING THE BUYER PARTIES AND LANDMARK DIVIDEND

About the Buyer Parties and Landmark Dividend

The Buyer Parties are affiliates of Landmark Dividend. Landmark Dividend is the sole member of the Partnership GP.

LM Infra. LM Infra is a Delaware limited liability company and the sole member of Merger Sub. LM Infra is an affiliate of Landmark Dividend.

LM DV Infra. LM DV Infra is a Delaware limited liability company and is a wholly owned subsidiary of LM Infra.

Merger Sub. Merger Sub is a Delaware limited liability company and is a wholly owned subsidiary of LM Infra formed solely for the purpose of facilitating the Transactions under the laws of the State of Delaware on August 20, 2021.

Merger Sub II. Merger Sub II is a Delaware limited liability company and is a wholly owned subsidiary of Merger Sub formed solely for the purpose of facilitating the Transactions under the laws of the State of Delaware on August 20, 2021.

Landmark Dividend. Landmark Dividend is a real estate and infrastructure acquisition and development company focusing on the digital infrastructure, wireless communication, outdoor advertising and renewable power generation industries. Landmark Dividend owns, in the aggregate, (a) 3,518,569 Common Units, which represents approximately 13.8% of the total outstanding Common Units as of June 30, 2021, (b) all of the General Partner Interests, and (c) all of the Incentive Distribution Rights. Landmark Dividend also owns 100% of the membership interests in the Partnership GP. Landmark Dividend does not own any of the Preferred Units. Subject to certain limitations in the Transaction Agreement with respect to members of the Conflicts Committee, Landmark Dividend has the right to appoint and remove all of the members of the Partnership GP board of directors. Thus, Landmark Dividend has a controlling interest in the Partnership GP, which manages the operations and activities of the Partnership.

During the last five years, none of the Buyer Parties or Landmark Dividend has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

The principal executive offices of Landmark Dividend are located at 400 Continental Blvd., Suite 500, El Segundo, CA 90245, and its telephone number is (310) 598-3173.

Past Contacts, Transactions, Negotiations and Agreements Involving the Partnership and Affiliates of the Buyer Parties

Sponsor Acquisition

On May 15, 2021, Digital LD Management / Non-REIT Holdings, LP, an affiliate of the Buyer Parties (and its affiliates, “DigitalBridge”) entered into a PSA with Landmark Dividend Holdings II LLC, an affiliate of Landmark Dividend prior to the closing of the transaction described in the PSA, providing for the Sponsor Acquisition of Landmark Dividend. Upon closing of the Sponsor Acquisition on June 2, 2021, DigitalBridge acquired control of the Partnership GP and the Landmark Dividend Common Units.

Landmark Dividend owns, in the aggregate, (a) 3,518,569 Common Units, which represents approximately 13.8% of the total outstanding Common Units as of June 30, 2021, (b) all of the General Partner Interests and (c) all of the Incentive Distribution Rights. Landmark Dividend also owns 100% of the membership interests in the Partnership GP. Landmark Dividend does not own any of the Preferred Units. Subject to certain limitations in the Transaction Agreement with respect to members of the Conflicts Committee, Landmark Dividend has the right to appoint and remove all of the members of the Partnership GP board of directors. Thus, Landmark Dividend has a controlling interest in the Partnership GP, which manages the operations and activities of the Partnership.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT, LANDMARK DIVIDEND AND THE BUYER PARTIES

All information with respect to beneficial ownership has been furnished by the respective directors, officers, 5% or more unitholders, Landmark Dividend or the Buyer Parties, as the case may be. The amounts and percentage of Common Units beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. Except as indicated by footnote, the persons named in the tables and discussed below have sole voting and investment power with respect to all Common Units shown as beneficially owned by them, subject to community property laws where applicable. Applicable percentage ownership and voting power is based on approximately 25,488,992 Common Units shares outstanding as of September 7, 2021. Unless otherwise noted, the address of each beneficial owner named in the charts below is 400 Continental Blvd., Suite 500, El Segundo, CA 90245, Attn: General Counsel.

Ownership of Landmark Infrastructure Partners LP by the Partnership GP’s Directors and Officers

The following tables set forth certain information regarding the beneficial ownership of Common Units as of October 5, 2021 owned by:

•	the named executive officers of the Partnership GP;

•	each of the directors of the Partnership GP; and

•	all the directors and executive officers of the Partnership GP as a group.

Name of Beneficial Owner	Positions with the Partnership GP	Common Units Beneficially Owned(1)	Percentage of Common Units Beneficially Owned
Arthur P. Brazy, Jr.	Chief Executive Officer and Director	180,872	*
George P Doyle	Chief Financial Officer and Treasurer	19,439	*
Keith Benson	Director	10,195	*
Thomas Carey White III	Director	20,541	*
Gerald A. Tywoniuk	Director	19,371	*
Steven Sonnenstein	Chairman of the Board of Directors	—	—
Sadiq Malik	Director	—	—

All Directors and Executive Officers as a group (7 persons)		250,418	*

*	Less than 1%.
(1)

Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days.

Ownership of Landmark Infrastructure Partners LP by Five Percent or More Unitholders

The following table sets forth certain information regarding the beneficial ownership of Common Units and as of October 5, 2021 owned by each person who is known to the Partnership to beneficially own more than 5% of the Common Units (calculated in accordance with Rule 13d-3), including the Buyer Parties and Landmark Dividend:

Name of Beneficial Owner	Common Units Beneficially owned(1)	Percentage of Common Units Beneficially Owned
Landmark Dividend(2)	3,518,569	13.8%
Dennis S. Hersch(3)	1,594,863	6.3%

(1)

Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days.

(2)

Based solely on the Form 4 filed with the SEC on September 15, 2021 and the Schedule 13D filed with the SEC on June 2, 2021, as amended by that certain Amendment No. 1 filed with the SEC on August 24, 2021. Amounts beneficially owned reflect 3,360,308 Common Units directly held by Landmark Dividend. Landmark Dividend LLC is directly owned by Digital LD Management / Non-REIT Holdings, LP. The general partner of Digital LD Management / Non-REIT Holdings, LP is Digital LD GP, LLC. The board of directors of Digital LD GP, LLC is comprised of Steven Sonnenstein, Liam Stewart, Sadiq Malik, Jeffrey Ginsberg, Geoffrey Goldschein and Arthur P. Brazy, Jr. Digital LD GP, LLC is wholly owned by DCP II LD Management / Non-REIT HoldCo, LP. The general partner of DCP II LD Management / Non-REIT HoldCo, LP is Digital LD HoldCo GP, LLC. Digital LD HoldCo GP, LLC is wholly owned by Digital Colony II (DE AIV), LP. The general partner of Digital Colony II (DE AIV), LP is Digital Colony II GP, LLC. Colony DCP II HoldCo, LLC is the sole owner of equity interests in Digital Colony II GP, LLC and DigitalBridge Operating Company, LLC (formerly known as Colony Capital Operating Company, LLC) is the sole owner of equity interests in Colony DCP II HoldCo, LLC. The managing member of DigitalBridge Operating Company, LLC is DigitalBridge Group, Inc. (formerly known as Colony Capital, Inc.). Each of the foregoing persons and each member of the board of directors of Digital LD GP, LLC, disclaims beneficial ownership of such securities. Each of Digital LD Management / Non-REIT Holdings, LP, Digital LD GP, LLC, DCP II LD Management / Non-REIT HoldCo, LP, Digital LD HoldCo GP, LLC, Digital Colony II (DE AIV), LP, Digital Colony II GP, LLC, Colony DCP II HoldCo, LLC, DigitalBridge Operating Company, LLC, and DigitalBridge Group, Inc. may be deemed to indirectly beneficially own the securities held by Landmark Dividend LLC, but disclaim beneficial ownership except to the extent of their respective pecuniary interest therein. The principal business address of Digital LD Management / Non-REIT Holdings, LP, Digital LD GP, LLC, DCP II LD Management / Non-REIT HoldCo, LP, Digital LD HoldCo GP, LLC, Digital Colony II (DE AIV), LP, Digital Colony II GP, LLC, Colony DCP II HoldCo, LLC, DigitalBridge Operating Company, LLC, and DigitalBridge Group, Inc. is 750 Park of Commerce Drive, Suite 210, Boca Raton, Florida 33487. The principal business address of Landmark Dividend LLC is 400 Continental Blvd., Suite 500, El Segundo, California 90245.

(3)

Based solely on Schedule 13G/A filed with the SEC on February 16, 2021 by Dennis S. Hersch, individually, and in his capacity as trustee of each of The Linden East Trust and The Linden West Trust (the “Reporting Person”). As of December 31, 2020, the Reporting Person was the beneficial owner of 1,594,863 Common Units, which includes (a) 94,597 Common Units owned directly by Mr. Hersch, (b) 355,016 Common Units owned directly by The Linden East Trust, and (c) 1,145,250 Common Units owned directly by The Linden West Trust. The Reporting Person’s principal business address is 31 East 79th St., New York, NY 10075.

Ownership of Landmark Infrastructure Partners LP by the Buyer Parties’ Directors and Officers

As of the date of this proxy statement, the Buyer Parties’ directors and officers do not own, directly or beneficially, any Common Units of the Partnership.

CERTAIN PURCHASES AND SALES OF COMMON UNITS OR PREFERRED UNITS

On September 13, 2021 Landmark Dividend acquired 152,400 Common Units through open market purchases.

On September 14, 2021 Landmark Dividend acquired 4,511 Common Units through open market purchases.

On September 15, 2021 Landmark Dividend acquired 1,350 Common Units through open market purchases, resulting in Landmark Dividend owning 3,518,569 Common Units, which represents approximately 13.8% of the total outstanding Common Units.

Other than the purchases set forth above, during the past 60 days, there have been no transactions in Common Units or Preferred Units by the Partnership Parties, the Buyer Parties, Landmark Dividend or any executive officer, director, associate or majority-owned subsidiary of the foregoing parties, or by any pension, profit-sharing or similar plan of the foregoing parties.

DELISTING AND DEREGISTRATION OF COMMON UNITS AND THE PREFERRED UNITS

If the Transactions are completed, the Common Units and the Preferred Units will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act (via termination of registration pursuant to Section 12(g) of the Exchange Act). After the closing of the Transactions, the Partnership will also file a Form 15 to suspend its reporting obligations under Section 15(d) of the Exchange Act. As a result, the Partnership will no longer be obligated to file any periodic reports or other reports with the SEC on account of the Common Units or the Preferred Units.

UNITHOLDER PROPOSALS

Under applicable Delaware law and the Partnership Agreement, the Partnership is not required to hold an annual meeting of its limited partners. Under the Partnership Agreement, a special meeting of the limited partners may be called by the Partnership GP or by limited partners owning 20% or more of the outstanding voting shares of the class or classes for which a meeting is proposed. Such limited partners may call a special meeting by delivering to the Partnership GP one or more requests in writing stating that the signing limited partners wish to call a special meeting and indicating the specific purposes for which the special meeting is to be called and the class or classes of shares for which the meeting is proposed. No business may be brought by any limited partner before such special meeting except the business listed in the related request. However, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the limited partners’ limited liability under Delaware law or the law of any other state in which the Partnership is qualified to do business.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows the Partnership to “incorporate by reference” the information that the Partnership has filed with the SEC into this proxy statement. This means that the Partnership can disclose important information to you without actually including the specific information in this proxy statement by referring you to other documents filed separately with the SEC. These other documents contain important information about the Partnership and the financial condition and results of operations of the Partnership. The information incorporated by reference is an important part of this proxy statement. Any information that the Partnership files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of this proxy statement up until the date of the Partnership Unitholder Meeting will be deemed to be incorporated by reference into this proxy statement and will automatically update and may replace information in this proxy statement and information previously filed with the SEC. Therefore, before you vote to approve the Transactions Proposal, you should always check for reports the Partnership may have filed with the SEC after the date of this proxy statement.

The Partnership hereby incorporates by reference into this proxy statement the documents listed below (other than portions of these documents that are described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC):

•	Annual Report on Form 10-K for the year ended December 31, 2020;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021 and June 30, 2021;

•	Current Reports on Form 8-K as filed with the SEC on February 24, 2021, May 5, 2021 and August 4, 2021; and

•	All documents subsequently filed by the Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the date of the Partnership Unitholder Meeting.

Any statement contained in a document incorporated by reference into this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or any other subsequently filed document that is incorporated by reference into this proxy statement modifies or supersedes the statement.

WHERE YOU CAN FIND MORE INFORMATION

The Partnership files annual, quarterly and other reports and other information with the SEC. You may read and copy any document the Partnership files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1 (800) 732-0330 for further information on the operation of the SEC’s public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Partnership’s SEC filings are also available on the SEC’s website at http://www.sec.gov. Additionally, you may request a copy of any document the Partnership files at no cost, by writing or telephoning the Partnership at the following address:

Landmark Infrastructure Partners LP

400 Continental Blvd., Suite 500,

El Segundo, California 90245

Attention: Investor Relations

Telephone: (213) 788-4528

Because the Second Partnership Merger is a “going private” transaction, the Buyer Parties have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Transactions, including the Second Partnership Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC with respect to the Transactions, including the Second Partnership Merger, and any such information contained in a document filed with the SEC after the date of this proxy statement will not automatically be incorporated into the Schedule 13E-3.

The opinion of Evercore and the presentations Evercore made to the Conflicts Committee will be made available for inspection and copying at the principal executive offices of the Partnership during regular business hours by any interested Unitholder or such Unitholder’s representative who has been so designated in writing.

The Partnership also makes available free of charge on its internet website at https://www.landmarkmlp.com/ its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any amendments to those reports, as soon as practicable after it electronically files such material with, or furnishes it to, the SEC. Information contained on the Partnership’s website is not part of this proxy statement.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of the Partnership since the date of this proxy statement or that the information herein is correct as of any later date regardless of the time of delivery of this proxy statement.

The provisions of the Transaction Agreement are extensive and not easily summarized. You should carefully read the Transaction Agreement in its entirety because it, and not this proxy statement, is the legal document that governs the Transactions.

The Transaction Agreement contains representations and warranties by each of the parties to the Transaction Agreement. These representations and warranties have been made solely for the benefit of the other parties to such Transaction Agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to the other parties if those statements prove to be inaccurate;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•

were made only as of the date of the Transaction Agreement or such other date or dates as may be specified in the Transaction Agreement and are subject to more recent developments, and accordingly, the representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. The Transaction Agreement is attached as Annex A to this proxy statement and incorporated by reference herein only to provide Unitholders or holders of Preferred Units with information regarding the terms of the Transaction Agreement, and not to provide Unitholders with any other factual information regarding the Partnership Parties, the Buyer Parties or their respective Affiliates or businesses. Additionally, these representations and warranties should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement, in the documents incorporated by reference into this proxy statement, or contained in, or incorporated by reference into, the filings that the Partnership makes with the SEC, which may include information that updates, modifies or qualifies the information set forth in the representations and warranties.

ANNEX A

TRANSACTION AGREEMENT

DATED AS OF AUGUST 21, 2021

BY AND AMONG

LM DV INFRASTRUCTURE, LLC,

LM INFRA ACQUISITION COMPANY, LLC,

DIGITAL LD MERGERCO LLC,

DIGITAL LD MERGERCO II LLC,

LANDMARK INFRASTRUCTURE INC.,

LANDMARK INFRASTRUCTURE REIT LLC,

LANDMARK INFRASTRUCTURE PARTNERS LP,

LANDMARK INFRASTRUCTURE PARTNERS GP LLC

AND

LANDMARK DIVIDEND LLC (SOLELY FOR PURPOSES SET FORTH HEREIN)

A-i

A-ii

A-iii

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT, dated as of August 21, 2021 (this “Agreement”), is by and among LM DV Infrastructure, LLC, a Delaware limited liability company (“LM DV Infra”), LM Infra Acquisition Company, LLC, a Delaware limited liability company (“LM Infra”), Landmark Dividend LLC, a Delaware limited liability company (“Landmark Dividend”) (solely for purposes of Section 6.18, Section 8.2 and Article IX), Digital LD MergerCo LLC, a Delaware limited liability company and wholly owned subsidiary of LM Infra (“Merger Sub”), Digital LD MergerCo II LLC, a Delaware limited liability company and wholly owned subsidiary of Merger Sub (“Merger Sub II” and, together with LM DV Infra, LM Infra and Merger Sub, the “Buyer Parties”), Landmark Infrastructure REIT LLC, a Delaware limited liability company (“REIT LLC”), Landmark Infrastructure Inc., a Delaware corporation (“REIT Subsidiary”), Landmark Infrastructure Partners LP, a Delaware limited partnership (the “Partnership”), and Landmark Infrastructure Partners GP LLC, a Delaware limited liability company (the “Partnership GP” and, together with REIT LLC, REIT Subsidiary, and each LMRK Company (each as defined below) and the Partnership, the “Partnership Parties”). Each of LM DV Infra, LM Infra, Landmark Dividend, Merger Sub, REIT LLC, REIT Subsidiary, the Partnership and the Partnership GP are referred to herein as a “Party” and together as “Parties.” Certain capitalized terms used in this Agreement are defined in Article I.

WITNESSETH:

WHEREAS, the Partnership owns, directly or indirectly, REIT Subsidiary and REIT LLC;

WHEREAS, REIT Subsidiary and REIT LLC collectively own all of the issued and outstanding Equity Securities (the “Equity Interests”) of the entities identified as LMRK Companies opposite their name on Exhibit A (each an “LMRK Company”);

WHEREAS, REIT Subsidiary and REIT LLC desire to sell their respective Equity Interests to LM DV Infra, and LM DV Infra desires to purchase the Equity Interests from REIT Subsidiary or REIT LLC, as applicable, on the terms and conditions set forth herein (such transactions, each an “Equity Sale” and, collectively, the “Equity Sales”);

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, following the Equity Sales, (a) REIT LLC shall merge with and into REIT Subsidiary (the “First REIT Merger”), with REIT Subsidiary surviving the First REIT Merger, (b) REIT Subsidiary shall then merge with and into the Partnership (the “Second REIT Merger”), with the Partnership surviving the Second REIT Merger, (c) Merger Sub II shall then merge with and into the Partnership (the “First Partnership Merger”), with the Partnership surviving the First Partnership Merger and (d) the Partnership shall then merge with and into Merger Sub (the “Second Partnership Merger” and, together with the Equity Sales, the First REIT Merger, the Second REIT Merger and the First Partnership Merger, the “Transactions”), with Merger Sub surviving the Second Partnership Merger;

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the Partnership GP (the “Board”) has, by unanimous vote, in good faith, (a) determined that this Agreement and the consummation of the transactions contemplated hereby, including the Transactions, are in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, (b) approved this Agreement and the transactions contemplated hereby, including the Transactions, which action constituted “Special Approval” as defined in the Partnership Agreement, and (c) recommended that the Board approve this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transactions;

WHEREAS, the Board (acting based upon the recommendation of the Conflicts Committee) has (a) determined that this Agreement and the consummation of the transactions contemplated hereby, including the

Transactions, are in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (b) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transactions, (c) resolved to submit this Agreement to a vote of the holders of Common Units, and (d) recommended approval of this Agreement, including the Transactions, by the holders of Common Units;

WHEREAS, Landmark Dividend, in its capacity as sole member of the Partnership GP, has consented to and approved this Agreement, the execution, delivery and performance of this Agreement by the Partnership GP and the consummation of the transactions contemplated hereby, including the Transactions;

WHEREAS, Merger Sub, in its capacity as the sole member of Merger Sub II, has (a) determined that the First Partnership Merger is in the best interests of each of Merger Sub and Merger Sub II, and declared it advisable, to enter into this Agreement and (b) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers; and

WHEREAS, LM Infra, in its capacity as the sole member of Merger Sub, has (a) determined that the Second Partnership Merger is in the best interests of each of LM Infra and Merger Sub, and declared it advisable, to enter into this Agreement and (b) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

Defined Terms; Construction

Section 1.1    Definitions.

(a)    As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities or other equity rights, by Contract or otherwise; provided, however, that, prior to the Closing, except where otherwise expressly provided, for the purposes of this Agreement, none of the Partnership Entities shall be considered Affiliates of any of the Buyer Parties, and none of the Buyer Parties shall be considered Affiliates of any of the Partnership Entities.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Anti-Corruption Laws” has the meaning set forth in Section 4.24.

“Assignment Agreement” has the meaning set forth in Section 7.1(b)(v).

“Board” has the meaning set forth in the Recitals.

“Board Recommendation” has the meaning set forth in Section 6.1(b).

“Book-Entry Common Units” has the meaning set forth in Section 3.1(b).

“Book-Entry REIT LLC Preferred Units” has the meaning set forth in Section 3.1(e)(i).

“Book-Entry REIT Subsidiary Preferred Stock” has the meaning set forth in Section 3.1(e)(ii).

“Book-Entry Series A Preferred Units” has the meaning set forth in Section 3.1(c)(i).

“Book-Entry Series B Preferred Units” has the meaning set forth in Section 3.1(c)(ii).

“Book-Entry Series C Preferred Units” has the meaning set forth in Section 3.1(c)(iii).

“Book-Entry Units” means the Book-Entry Common Units, the Book-Entry Series A Preferred Units, the Book-Entry Series B Preferred Units, the Book-Entry Series C Preferred Units, the Book-Entry REIT LLC Preferred Units or the Book-Entry REIT Subsidiary Preferred Stock, as applicable.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the New York, New York are authorized or required by applicable Law to be closed.

“Buyer Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that would materially impair the ability of the Buyer Parties or their Affiliates to perform their respective obligations or to consummate the transactions under this Agreement or any other Transaction Document, including the Transactions, or the Commitment Letters, or materially impede the Buyer Parties’ or any of their Affiliates’ consummation or performance of the transactions or obligations under this Agreement or any other Transaction Document, including the Transactions, or the Commitment Letters.

“Buyer Non-Recourse Party” has the meaning set forth in Section 9.12(a).

“Buyer Parties” has the meaning set forth in the Preamble.

“Buyer Parties Disclosure Schedule” has the meaning set forth in Article V.

“Buyer Parties’ Knowledge” means, in the case of the Buyer Parties, the actual knowledge of the individuals listed in Section 1.1 of the Buyer Parties Disclosure Schedule.

“Buyer Termination Fee” has the meaning set forth in Section 8.2(c).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 16-136 (116th Cong.) (Mar. 27, 2020), and any amendments thereof.

“Certificated Common Units” has the meaning set forth in Section 3.1(b).

“Certificated REIT LLC Preferred Units” has the meaning set forth in Section 3.1(e)(i).

“Certificated REIT Subsidiary Preferred Stock” has the meaning set forth in Section 3.1(e)(ii).

“Certificated Series A Preferred Units” has the meaning set forth in Section 3.1(c)(i).

“Certificated Series B Preferred Units” has the meaning set forth in Section 3.1(c)(ii).

“Certificated Series C Preferred Units” has the meaning set forth in Section 3.1(c)(iii).

“Certificated Units” means the Certificated Common Units, the Certificated Series A Preferred Units, the Certificated Series B Preferred Units, the Certificated Series C Preferred Units, the Certificated REIT LLC Preferred Units or the Certificated REIT Subsidiary Preferred Stock, as applicable.

“Certificates of Merger” means the First REIT Certificate of Merger, the Second REIT Certificate of Merger and the Partnership Certificate of Merger.

“Closing” has the meaning set forth in Section 2.7.

“Closing Date” has the meaning set forth in Section 2.7.

“Closing Failure Notice” has the meaning set forth in Section 8.1(e).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” means the Debt Commitment Papers and the Equity Commitment Letter.

“Committee Recommendation” has the meaning set forth in Section 4.2(b).

“Common Unit” has the meaning set forth in the Partnership Agreement.

“Conflicts Committee” has the meaning set forth in the Recitals.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, evidence of indebtedness, security agreement, lease, easement, right of way agreement, sublease, license, commitment, subcontract or any other arrangement, understanding, undertaking, obligation, commitment or legally enforceable agreement, whether written or oral.

“Covered Person” has the meaning set forth in Section 6.7(b).

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associate epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order or directive by any Governmental Authority or public health agency in connection with or in response to COVID-19, including the CARES Act and all guidelines and requirements of any Governmental Authority, such as social distancing, cleaning, vaccination requirement or other similar or related measures.

“Debt Commitment Letter” shall have the meaning specified in the definition of Debt Commitment Paper.

“Debt Commitment Papers” means that certain commitment letter, dated as of the date hereof, by and among LM DV Infra and Truist Bank, Truist Securities, Inc., Citizens Banks, N.A., Royal Bank of Canada, RBC Capital Markets, The Toronto-Dominion Bank, New York Branch and TD Securities (USA) LLC (the “Debt Commitment Letter”) and the related fee letter (the “Fee Letter”) (provided that the Fee Letter has been redacted in a customary manner with respect to fee amounts and other customary economic terms) and any related exhibits, schedules, annexes, supplements, term sheets and other agreements, as may be amended, modified, supplemented or replaced in compliance with this Agreement and, pursuant to which the Debt Financing Sources have agreed, subject to the terms and conditions set forth therein, to commit to provide the Debt Financing in an aggregate amount and on the terms and conditions set forth therein for the purposes of, among other things, financing the transactions contemplated thereby, including the payment of a portion of the Transactions Consideration.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Papers.

“Debt Financing Documents” means the agreements, documents, schedules and certificates contemplated by the Debt Financing, including: (a) all credit agreements, credit agreement amendments, loan documents, indentures, notes, intercreditor agreements, guarantees, security documents and other definitive financing documents pursuant to which the Debt Financing will be governed or contemplated by the Debt Commitment

Papers; (b) officer, secretary, solvency and perfection certificates, other customary certificates, legal opinions, Organizational Documents, good standing certificates, lien searches, and resolutions contemplated by the Debt Commitment Papers or requested by the Buyer Parties or the Debt Financing Sources; and (c) agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements and issuer acknowledgments) as are requested by Buyer Parties or the Debt Financing Sources.

“Debt Financing Sources” means the entities that have committed or subsequently commit, after the date hereof, to provide or arrange all or any part of the Debt Financing or alternative debt financings (other than the Equity Financing) in connection with the transactions contemplated hereby, including any arrangers, agents, underwriters, placement agents or initial purchasers in connection with the Debt Financing or alternative debt financings (other than the Equity Financing) and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates and their and their respective Affiliates’ former, current or future general or limited partners, stockholders, managers, members, officers, directors, employees, agents and representatives and their respective successors and assigns, but excluding, for the avoidance of doubt, the Buyer Parties and their respective Affiliates.

“DGCL” means the Delaware General Corporation Law.

“Dissenting REIT Subsidiary Shares” has the meaning set forth in Section 3.5(b).

“Divestiture Action” has the meaning set forth in Section 6.3(b).

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“DTC” has the meaning set forth in Section 3.2(a).

“Employees” means those individuals who are current or former officers, directors, employees or consultants of a Partnership Entity.

“Encumbrances” means any mortgage, deed of trust, encumbrance, charge, claim, equitable or other interest, easement, right of way, building or use restriction, lease, lien, option, pledge, security interest, purchase rights, preemptive right, right of first refusal or similar right or adverse claim or restriction of any kind.

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“Environmental Laws” means all applicable Laws concerning or relating to any of the following: (i) the protection of human health (as it relates to exposure to Hazardous Materials), the environment (including ambient air, surface water, ground water, land, fauna and flora), or natural resources; (ii) occupational exposures to Hazardous Material; or (iii) the storage, handling or Release of Hazardous Material, including, for the avoidance of doubt, the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act of 1990, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Occupational Health & Safety Act (as it relates to Hazardous Materials), including any amendments to and regulations issued under any of the foregoing, and any comparable state and local counterparts.

“Environmental Liabilities” means any liability, contingent or otherwise (including any liability for environmental response costs (including costs of investigation and remediation), damages (including natural resource damages), settlements, consulting fees, expenses, penalties, fines, court costs, attorneys’ fees and other liabilities), incurred in connection with or resulting from any violation of or obligation under any Environmental Laws or the generation, use, handling, transportation, storage, release or threatened release, disposal or arrangement for disposal, or treatment of, or exposure to, any Hazardous Material.

“Environmental Permits” means any Permits, certificates, licenses, franchises, writs, variances, exemptions, orders and other authorizations of any Governmental Authority under any Environmental Laws.

“Equity Commitment Letter” means that certain equity financing commitment letter, dated as of the date hereof, by and among the Buyer Parties and the Equity Investor, pursuant to which the Equity Investor has committed, subject only to the conditions set forth therein, to invest or cause to be invested in the equity capital of LM DV Infra the amount set forth therein for the purposes of financing the transactions contemplated by this Agreement, including the payment of a portion of the Transactions Consideration.

“Equity Financing” means the equity financing incurred or to be incurred pursuant to the Equity Commitment Letter.

“Equity Interests” has the meaning set forth in the Recitals.

“Equity Investor” means Digital Colony Partners II, LP.

“Equity Participation Units” means the phantom units issued under the Partnership LTIP that have not been vested and settled prior to the First Partnership Merger Effective Time.

“Equity Sale” has the meaning set forth in the Recitals.

“Equity Sales Note” means the promissory note issued by LM DV Infra in favor of REIT Subsidiary and REIT LLC (or their designees) in connection with the Equity Sales in such amount as specified by LM DV Infra, which promissory note is intended to constitute a “real estate asset” for purposes of Section 856(c)(5)(B) of the Code and the Treasury Regulations issued thereunder; provided, however, that LM DV Infra may elect to deliver cash in U.S. dollars in lieu of all or a portion of such promissory note.

“Equity Securities” means, of any Person, as applicable (i) any and all of its shares of capital stock, membership interests, partnership (general or limited) interests or other equity interests or share capital, (ii) any warrants, Contracts or other rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, partnership (general or limited) interests or other equity interests or share capital of such Person, (iii) all securities or instruments, directly or indirectly, exchangeable for or convertible or exercisable into, any of the foregoing or with any profit participation features with respect to such Person, or (iv) any share appreciation rights, phantom share rights or other similar rights with respect to such Person or its business.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 3.2(b).

“Financing” means the Equity Financing and the Debt Financing.

“Financing Conditions” means, with respect to the Equity Financing, the conditions precedent set forth in the Equity Commitment Letter and, with respect to the Debt Financing, the conditions precedent set forth in Exhibit C of the Debt Commitment Letter.

“Financing Information” means the information required to be delivered pursuant to clause 5 of Exhibit C of the Debt Commitment Letter (or any similar provisions pursuant to any amendments to the Debt Commitment Letter or pursuant to any alternative debt financing which, in each case, require no more information than the aforementioned clause 5), including (a) the audited consolidated balance sheet and the related audited statements of income and cash flows of the Partnership and its consolidated Subsidiaries for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, (b) the unaudited consolidated balance sheet and the related unaudited statements of income and cash flows of the Partnership and its consolidated

Subsidiaries for each subsequent fiscal quarter ended at least 45 days prior to the Closing Date (but excluding the fourth quarter of any fiscal year), which shall have been reviewed by the Partnership’s independent accountants as provided in the procedures specified by the Public Company Accounting Oversight Board in AU Section 722 (provided that, with respect to clauses (a) and (b) above, the financial statements included in a filing on Form 10-K or Form 10-Q or other SEC Report within such time periods by the Partnership will be deemed delivered by virtue of such filing) and (c) such other pertinent and customary financial and other information (including financial information and data derived from the historical books and records of the Partnership and its Subsidiaries that are required to permit the Buyer Parties to prepare relevant pro forma financial statements) as the Buyer Parties shall reasonably request of the type and form that are customarily used to syndicate credit facilities; provided that in no event shall the Financing Information be deemed to include or shall the Partnership otherwise be required to provide pro forma financial statements, pro forma adjustments (including the Financing, any synergies or cost savings), projections or an as adjusted capitalization table.

“Financing Sources” means, collectively, the sources of the Equity Financing, together with their respective Affiliates, officers, directors, employees, agents and representatives and their successors and assigns, and the Debt Financing Sources.

“First Partnership Certificate of Merger” has the meaning set forth in Section 2.4(c).

“First Partnership Merger” has the meaning set forth in the Recitals.

“First Partnership Merger Effective Time” has the meaning set forth in Section 2.4(c).

“First REIT Certificate of Merger” has the meaning set forth in Section 2.4(a).

“First REIT Merger” has the meaning set forth in the Recitals.

“First REIT Merger Effective Time” has the meaning set forth in Section 2.4(a).

“GAAP” means generally accepted accounting principles in the United States.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any (a) federal, state, local, foreign or municipal government, or any subsidiary body thereof or (b) governmental or quasi-governmental authority of any nature, including, (i) any governmental agency, branch, department, official, committee (including interagency committee), or entity, (ii) any court, judicial authority or other tribunal, and (iii) any arbitration body or tribunal.

“Hazardous Material” shall mean each substance designated or regulated as a “hazardous waste,” “hazardous substance,” “hazardous material,” “pollutant,” “contaminant,” “waste” or “toxic substance,” or terms with similar meanings under any applicable Laws, including, for the avoidance of doubt, petroleum, petroleum byproducts, hydrocarbons, asbestos-containing material, poly- and perfluoroalkyl substances, and NORM.

“Incentive Distribution Right” has the meaning set forth in the Partnership Agreement.

“Intellectual Property” means any and all proprietary and intellectual property rights, under the Law of any jurisdiction, both statutory and common law rights, including: (a) utility models, supplementary protection certificates, statutory invention registrations, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues of the foregoing; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, social or mobile media identifiers and other source identifiers (including all goodwill associated with the foregoing), and registrations and applications for registrations of the foregoing; (c) copyrights, moral rights, database rights, other rights in works of authorship and registrations and applications for registration of the foregoing; and (d) trade secrets, inventions, know-how, methods, processes and rights in confidential information.

“Intervening Event” means any event, change, fact, development, circumstance, condition or occurrence with respect to the Partnership and its Subsidiaries or their respective businesses that is neither known by, nor reasonably foreseeable by, the Conflicts Committee as of the date of this Agreement; provided, that none of the foregoing shall constitute an Intervening Event: (A) any Partnership Entity meeting or exceeding any internal or published projections, estimates or expectations of such Partnership Entity’s revenue, earnings or other financial performance or results of operations for any period, or any outperformance by any Partnership Entity of its internal budgets, plans or forecasts of its revenue, earnings or other financial performance of results of operations (it being understood, in each case, that the facts or occurrences giving rise or contributing thereto that are not otherwise excluded from the definition of Intervening Event may be taken into account) or (B) any changes in (i) the market price or trading volume of the equity securities of any Partnership Entity (and the associated costs of capital) or (ii) the credit rating of any Partnership Entity or the indebtedness of any Partnership Entity (it being understood, in each case of ((B)(i)) and ((ii)), that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of Intervening Event may be taken into account).

“IT Assets” means all hardware, software, databases, systems, networks, websites, applications and other information technology assets and equipment.

“Landmark Dividend” has the meaning set forth in the Preamble.

“Landmark Dividend Common Unit” means each Common Unit that is, as of immediately prior to the First Partnership Merger Effective Time, held by Landmark Dividend or its Affiliates.

“Law” means any applicable domestic or foreign federal, state, local, municipal or other administrative order, constitution, law, Order, ordinance, rule, code, case, decision, regulation, statute, tariff or treaty, or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing.

“Leased Real Property” means all interests in real property leased, licensed or used pursuant to any written or oral agreement, in each case, by any Partnership Party as lessee or sublessee.

“Liability” means, collectively, any direct or indirect indebtedness, commitment, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, contingency, responsibility or other liability, in each case, whether fixed or unfixed, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, accrued or unaccrued, absolute, contingent or otherwise.

“LM DV Infra” has the meaning set forth in the Preamble.

“LM Infra” has the meaning set forth in the Preamble.

“LMRK Company” has the meaning set forth in the Recitals.

“Loss” means as to any specified Person, any losses, costs, damages, claims, obligations, deficiencies, demands, judgments, assessments, awards, Taxes, amounts paid in settlement, interests, expenses (including litigation costs, costs of investigation and defense and reasonable fees of and actual disbursements by attorneys, consultants, experts or other representatives), fines of, penalties on, or liabilities of any other nature of that Person.

“Marketing Material” means bank books, bank information memoranda, other information packages and marketing materials (including, to the extent necessary, an additional bank information memorandum that does not include material non-public information) and similar documents, in each case, prepared in connection with the Debt Financing and reasonably requested by Buyer Parties or the Financing Sources that is customarily delivered in connection with debt financings of the type being arranged.

“Material Contract” means each Contract filed or required to be filed as an exhibit to any SEC Report to which any of the Partnership Entities is a party.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub II” has the meaning set forth in the Preamble.

“Mergers” means the First REIT Merger, the Second REIT Merger, the First Partnership Merger and the Second Partnership Merger.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, demand, request, writ, decree or verdict entered, issued, made or rendered by any Governmental Authority.

“Organizational Documents” means (a) with respect to a corporation, the articles or certificate of incorporation and bylaws thereof together with any other governing agreements or instruments of such corporation or the shareholders thereof, each as amended, (b) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement or regulations thereof, or any comparable governing instruments, each, as amended, (c) with respect to a partnership, the certificate of formation and the partnership agreement of the partnership and, if applicable, the Organizational Documents of such partnership’s general partner, or any comparable governing instruments, each as amended and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person, each as amended.

“Other Real Property Interest” means any easement, right-of-way, license or other exclusive or non-exclusive right to use or occupy real property, or any assignment of rents, but shall not include any fee or leasehold interest or any Real Property Lease.

“Other Real Property Interest Agreements” means any contracts, documents, agreements or instruments pursuant to which any Partnership Party holds any Other Real Property Interest.

“Outside Date” has the meaning set forth in Section 8.1(b)(ii).

“Outstanding” has the meaning set forth in the Partnership Agreement.

“Owned Real Property” means all real property owned in fee by the Partnership Parties, together with all buildings, structures, fixtures and improvements of any kind located thereon, and all easements, covenants and other rights appurtenant thereto and all right, title and interest of any Partnership Party in and to any land lying in the bed of any street, road, avenue or alley, open or closed, in front of or adjoining the applicable real property and to the center line thereof.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Adverse Recommendation Change” has the meaning set forth in Section 6.1(d).

“Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 2, 2018, as amended, modified or supplemented from time to time.

“Partnership Disclosure Schedule” has the meaning set forth in Article IV.

“Partnership Entities” means the Partnership Parties and their respective Subsidiaries.

“Partnership Fairness Opinion” has the meaning set forth in Section 4.6.

“Partnership Financial Advisor” has the meaning set forth in Section 4.6.

“Partnership GP” has the meaning set forth in the Preamble.

“Partnership GP LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Partnership GP, dated as of November 19, 2014, as amended, modified or supplemented from time to time.

“Partnership Indemnified Parties” has the meaning set forth in Section 6.4(f).

“Partnership LTIP” means the Partnership 2014 Long-Term Incentive Plan, as amended from time to time and including any successor or replacement plan or plans, and any and all award agreements granted thereunder.

“Partnership Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that is materially adverse to, or has had or would reasonably be expected to have a material adverse effect on or change in, on or to the business, condition (financial or otherwise) or operations of the Partnership Entities, taken as a whole; provided, however, that none of the following events, changes, facts, developments, circumstances, conditions or occurrences (either alone or in combination) shall be taken into account for purposes of determining whether or not a Partnership Material Adverse Effect has occurred: (a) changes in general local, domestic, foreign or international economic conditions; (b) changes affecting generally the industries or markets in which the Partnership Parties operate (including changes in commodity prices or interest rates); (c) acts of war, sabotage or terrorism, military actions or the escalation thereof, weather conditions or other force majeure events or acts of God, or the continuation or worsening of COVID-19, including any material worsening of any of the foregoing conditions threatened or existing as of the date of this Agreement (including COVID-19 Measures); (d) the announcement (in accordance with the terms of this Agreement) or performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including any disruption of customer or supplier relationships, loss of any employees or independent contractors of any Partnership Entity; provided that the exception set forth in this clause (d) with respect to the performance of this Agreement shall not apply in connection with any representation or warranty set forth in Section 4.4, or any condition insofar as it relates to any such representation or warranty; (e) any changes in the applicable Laws or accounting rules or principles, including changes required by GAAP or interpretations thereof; (f) any failure of any Partnership Entity to meet any internal or published projections, estimates or expectations of such Partnership Entity’s revenue, earnings or other financial performance or results of operations for any period, or any failure by any Partnership Entity to meet its internal budgets, plans or forecasts of its revenue, earnings or other financial performance of results of operations (it being understood, in each case, that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a Partnership Material Adverse Effect may be taken into account) and (g) any changes in (i) the market price or trading volume of the equity securities of any Partnership Entity (and the associated costs of capital) or (ii) the credit rating of any Partnership Entity or the indebtedness of any Partnership Entity (it being understood, in each case of ((i)) and ((ii)), that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of a Partnership Material Adverse Effect may be taken into account); except, in the case of clauses (a) through (c) and (e), to the extent disproportionately affecting the Partnership Entities as compared with other Persons operating in the same industry in the United States and then only such disproportionate impact shall be considered.

“Partnership Non-Recourse Party” has the meaning set forth in Section 9.12(b).

“Partnership Notice Period” has the meaning set forth in Section 6.1(e)(i).

“Partnership Parties” has the meaning set forth in the Preamble.

“Partnership Parties’ Knowledge” means, in the case of the Partnership Entities, the actual knowledge of the individuals listed in Section 1.1 of the Partnership Disclosure Schedule.

“Partnership Proxy Statement” means the proxy statement to be filed by the Partnership in connection with the Transactions.

“Partnership Termination Fee” has the meaning set forth in Section 8.2(b).

“Partnership Unaffiliated Unitholders” means holders of Common Units other than the Partnership GP and its Affiliates, including, for purposes of this definition, the Buyer Parties and their Affiliates.

“Partnership Unaffiliated Unitholders Consideration” has the meaning set forth in Section 3.1(b).

“Partnership Unitholder Approval” has the meaning set forth in Section 7.1(a)(i).

“Partnership Unitholder Meeting” has the meaning set forth in Section 6.1(b).

“Party” and “Parties” have the meaning set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permits” has the meaning set forth in Section 4.12(b).

“Permitted Encumbrances” means, with respect to any Person, (a) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Encumbrances or purchase money security interests which are not yet delinquent or which are being contested in good faith by appropriate Proceedings; (b) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (c) Encumbrances for Taxes not yet delinquent or which are being contested in good faith by appropriate Proceedings; (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations and surety and appeal bonds; (e) Encumbrances created pursuant to construction, operating and maintenance agreements, space lease agreements and other similar agreements, in each case having ordinary and customary terms and entered into in the ordinary course of business by such Person and its Subsidiaries, which do not materially impair the value or materially and adversely affect the continued ownership, use or operation of the property for the purpose for which the property is currently being used by such Person or its Subsidiaries; (f) with respect to any item of real property, title exceptions, defects in title, Encumbrances, liens, charges, easements, rights-of-way, covenants, declarations, restrictions, restrictive covenants, revocable interests and other matters of record, or that would be shown by an accurate survey, which do not, in any such case, materially impair the value or materially and adversely affect the continued ownership, use or operation of the property for the purposes for which the property is currently being used by such Person or its Subsidiaries, but excluding, in any case, any monetary lien; (g) with respect to the Partnership Entities, Encumbrances disclosed in any SEC Report or otherwise securing liabilities reflected therein; (h) with respect to any equity interests or other securities, Encumbrances imposed by any applicable securities Laws or contained in the Organizational Documents of such applicable entity; (i) Encumbrances imposed by the terms and conditions of any Permit held by such Person; (j) Encumbrances created by this Agreement or any other Transaction Document, or otherwise created in favor of the Buyer Parties, including due examination or inspection of the Buyer Parties; (k) Encumbrances related to such Person and disclosed in Section 1.2 of the Partnership Disclosure Schedule, (l) Encumbrances arising under the Securitization Documents, and (m) such other Encumbrances that do not materially detract from the value of or materially impair the existing use of the asset or property affected by such Encumbrance.

“Person” means an individual, a corporation, a limited liability company, a partnership (general or limited), an association, a trust, a joint venture, a cooperative, an unincorporated organization, a foreign business organization, a foreign trust or any other entity, including a Governmental Authority.

“Proceeding” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority, arbitrator or mediator.

“Prohibited Conditions” has the meaning set forth in Section 6.4(d).

“Real Property” means, collectively, the Owned Real Property, the Leased Real Property and the Other Real Property Interests.

“Real Property Lease” means each written lease, sublease, contract, document, agreement, instrument or license with respect to the Leased Real Property in each case as in effect, together with any rent deferral agreements or arrangements (whether written or oral), guarantees, extension notices, amendments, modifications and subordination, non-disturbance and attornment agreements related thereto.

“REIT LLC” has the meaning set forth in the Preamble.

“REIT LLC Preferred Price” has the meaning set forth in Section 3.1(e)(i).

“REIT LLC Preferred Unit” has the meaning given to the “Series A Preferred Units” in the Amended and Restated Limited Liability Company Agreement of REIT LLC dated as of January 27, 2017, as amended by that certain Amendment to the Limited Liability Company Agreement of REIT LLC effective as of January 27, 2017.

“REIT Subsidiary” has the meaning set forth in the Preamble.

“REIT Subsidiary Preferred Price” has the meaning set forth in Section 3.1(e)(ii).

“REIT Subsidiary Preferred Stock” has the meaning given to the “Series A Preferred Stock” in the Certificate of Designation of REIT Subsidiary dated as of December 13, 2017.

“Related Party” shall mean the Parties and each of their respective Affiliates and their and their respective Affiliates’ stockholders, partners, members, officers, directors, employees, controlling Persons, agents and Representatives.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dispersion, migration, dumping or disposing.

“Representatives” means, with respect to any Person, such Person’s directors, partners, members, equity owners, managers, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives.

“Required Amount” has the meaning set forth in Section 5.12.

“Required Approval” means with respect to each filing or applicable approval required or requested, formally or informally by any Governmental Authority in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby pursuant to applicable Law and set forth in Section 1.3 of the Partnership Disclosure Schedule, (a) the making of any such filing, (b) the expiration or termination of any applicable waiting period or (c) any clearance or approval by such Governmental Authority with respect thereto, in each case, as applicable, including a no-objections letter from the Treasurer of the Commonwealth of Australia under section 81 of the Foreign Acquisitions and Takeovers Act 1975 (Cth).

“Restraints” has the meaning set forth in Section 7.1(a)(ii).

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character, including the Equity Participation Units, obligating such Person (or the general partner of such Person) to issue, transfer or sell any partnership interest or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“Schedule 13E-3” means the Rule 13E-3 transaction statement on Schedule 13E-3 relating to the Partnership Unitholder Approval and the transactions contemplated by this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all periodic reports, current reports and registration statements, including exhibits and other information incorporated therein, required to be filed or actually filed or furnished by the Partnership with the SEC under the Exchange Act or the Securities Act, since January 1, 2020.

“Second Partnership Certificate of Merger” has the meaning set forth in Section 2.4(d).

“Second Partnership Merger” has the meaning set forth in the Recitals.

“Second Partnership Merger Effective Time” has the meaning set forth in Section 2.4(d).

“Second REIT Certificate of Merger” has the meaning set forth in Section 2.4(b).

“Second REIT Merger” has the meaning set forth in the Recitals.

“Second REIT Merger Effective Time” has the meaning set forth in Section 2.4(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securitization Documents” means (i) the Indenture, dated as of June 6, 2018, among LMRK Issuer Co. III LLC, LMRK Propco 3 LLC, and Wilmington Trust, National Association, and all of the Transaction Documents (as such term is defined therein) with respect thereto, (ii) the Note Purchase and Participation Agreement, dated as of January 15, 2020, among LMRK Issuer Co. LLC, 2019-1 TRS LLC, LD Acquisition Company 8 LLC, LD Acquisition Company 9 LLC, LD Acquisition Company 10 LLC, LD Tall Wall II LLC, and Purchasers party thereto, and all of the Transaction Documents (as such term is defined therein) with respect thereto and (iii) the Note Purchase and Private Shelf Agreement, dated as of April 24, 2018, among LMRK PropCo SO LLC, PGIM, Inc. and the Purchaser party thereto, and all of the Transaction Documents (as such term is defined therein) with respect thereto.

“Series A Liquidation Preference” has the meaning set forth in Section 3.1(c)(i).

“Series A Preferred Unit” has the meaning set forth in the Partnership Agreement.

“Series B Liquidation Preference” has the meaning set forth in Section 3.1(c)(ii).

“Series B Preferred Unit” has the meaning set forth in the Partnership Agreement.

“Series C Fundamental Change Redemption Price” has the meaning set forth in Section 3.1(c)(iii).

“Series C Preferred Unit” has the meaning set forth in the Partnership Agreement.

“Significant Unitholder” means any Unitholder having beneficial ownership of 5% or more of all of the issued and outstanding Common Units or any Unitholder that has notified the Partnership in writing that such Unitholder beneficially owns 2% or more of all of the issued and outstanding Common Units.

“Special Approval” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity, whether incorporated or unincorporated, of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, (b) if a limited partnership, a general partner interest is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or (c) if a limited liability company, partnership, association or other business entity (other than a corporation or limited partnership), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or, in the case of a limited liability company, a managing member interest is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses; provided, however, that, prior to the Closing, except where otherwise expressly provided, for the purposes of this Agreement, the Partnership, the Partnership GP and their respective Subsidiaries shall not be considered Subsidiaries of Landmark Dividend.

“Surviving Entity” has the meaning set forth in Section 2.3(d).

“Takeover Statutes” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal Law and any similar provision incorporated into an Organizational Document.

“Tax” means all taxes, charges, fees, levies or other assessments imposed, in each case, by a Governmental Authority, including all net income, gross income, gross receipts, sales, customs, duties, use, ad valorem, transfer, escheat, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, and all interest, penalties and additions thereto.

“Tax Authority” means a Governmental Authority or political subdivision thereof responsible for the imposition, administration, assessment or collection of any Tax (domestic or foreign) and the agency (if any) charged with the collection or administration of such Tax for such entity or subdivision.

“Tax Returns” means any return, declaration, report, claim for refund, estimate, information, rendition, statement or other document pertaining to any Taxes required to be filed with a Governmental Authority, and including any attachments or supplements or amendments thereto.

“Transaction Documents” means this Agreement, the Assignment Agreements, the Certificates of Merger, and each other contract, agreement, certificate or other instrument entered into or delivered by any Party pursuant to this Agreement in connection with the transactions contemplated by this Agreement, including the Transactions (but excluding any documents executed in connection with a Debt Financing or other debt financing).

“Transactions” has the meaning set forth in the Recitals.

“Transactions Consideration” means the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price, the REIT Subsidiary Preferred Price and the amount required to be paid pursuant to Section 3.3.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Unit” has the meaning set forth in the Partnership Agreement.

“Unitholders” has the meaning set forth in the Partnership Agreement.

Section 1.2    Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a)    the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b)    the word “including” and its derivatives mean “including without limitation” and are terms of illustration and not of limitation;

(c)    all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms shall have corresponding meanings;

(d)    the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”;

(e)    a defined term has its defined meaning throughout this Agreement and each schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(f)    the phrase “made available,” when used herein, means that the information or materials referred to have been physically or electronically delivered, directly or indirectly, to the applicable Party or its Representatives (including information or materials that have been posted to an on-line “virtual data room” established by or on behalf of one of the Parties or their respective Affiliates, and information and materials that have been publicly made available through filings with the SEC since January 1, 2020), in each case, (i) with respect to any information or materials that have been publicly made available through filings with the SEC, prior to the execution of this Agreement and (ii) with respect to any other information or materials, on or before 7:00 a.m. Eastern Time on August 21, 2021;

(g)    all references to prices, values or monetary amounts refer to United States dollars;

(h)    wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(i)    this Agreement and the other Transaction Documents have been jointly prepared by the Parties, and neither this Agreement nor the other Transaction Documents shall be construed against any Person as the principal draftsperson thereof, and no consideration may be given to any fact or presumption that any applicable Party had a greater or lesser hand in drafting this Agreement or the other Transaction Documents;

(j)    the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(k)    any references herein to a particular Section, Article or Schedule means a Section or Article of, or a Schedule to, this Agreement unless otherwise expressly stated herein;

(l)    the Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement;

(m)    unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder shall be made, in accordance with GAAP, applied on a consistent basis;

(n)    all references to days shall mean calendar days unless otherwise provided;

(o)    unless otherwise specified herein, all references to time shall mean Los Angeles, California time;

(p)    references to any Person shall include such Person’s successors and permitted assigns; and

(q)    all references to any Law or Contract shall mean such Law or Contract, including any amendments thereto, as in effect on the date of this Agreement, provided that all references to any Law or Contract not contained in Article IV or Article V shall also include any amendments to any such Law after the date hereof and any amendments to any such Contract that are permitted or otherwise contemplated by the terms of this Agreement.

ARTICLE II

The Transactions

Section 2.1    Transactions. In connection with (and contingent upon the concurrent occurrence of) the Closing Date, the Parties shall effect the Transactions in accordance with the terms hereof.

Section 2.2    Purchase and Sale of the Equity Interests. On the terms and subject to the conditions of this Agreement, on the Closing Date, immediately prior to the First REIT Merger, REIT Subsidiary and REIT LLC shall convey, sell, transfer, deliver and assign to LM DV Infra, and LM DV Infra shall purchase, acquire and accept from REIT Subsidiary or REIT LLC, as applicable, all of REIT Subsidiary’s or REIT LLC’s right, title and interest in and to the Equity Interests, in each case free and clear of any Encumbrances, other than any restrictions on transfer arising under applicable securities Law and other Permitted Encumbrances.

Section 2.3    The Mergers and Surviving Entity.

(a)    Upon the terms and subject to the conditions of this Agreement, and in accordance with the DLLCA and the DGCL, following the Equity Sales and contingent on the Equity Sales occurring, at the First REIT Merger Effective Time, REIT LLC shall merge with and into REIT Subsidiary, the separate existence of REIT LLCA will cease and REIT Subsidiary shall survive and continue to exist as a Delaware corporation until the Second REIT Merger Effective Time.

(b)    Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the DRULPA, after the First REIT Merger Effective Time, at the Second REIT Merger Effective Time, REIT Subsidiary shall merge with and into the Partnership, the separate existence of REIT Subsidiary will cease and the Partnership shall survive and continue to exist as a Delaware limited partnership until the Second Partnership Merger Effective Time.

(c)    Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, after the First REIT Merger Effective Time and the Second REIT Merger Effective Time, at the First Partnership Merger Effective Time, Merger Sub II shall merge with and into the Partnership, the separate existence of Merger Sub II will cease and the Partnership shall survive and continue to exist as a Delaware limited partnership until the Second Partnership Merger Effective Time.

(d)    Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, after the First REIT Merger Effective Time, the Second REIT Merger Effective Time and the First Partnership Merger Effective Time, at the Second Partnership Merger Effective Time, the Partnership shall merge with and into Merger Sub, the separate existence of the Partnership will cease and Merger Sub shall survive and continue to exist as a Delaware limited liability company (Merger Sub as the surviving entity in the Second Partnership Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.4    Effective Time.

(a)    Subject to the provisions of this Agreement, at the Closing, contingent on the Equity Sales occurring, the Parties will cause a certificate of merger, executed in accordance with the relevant provisions of the DLLCA and the DGCL (the “First REIT Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The First REIT Merger will become effective at such time as the First REIT Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Parties in writing and specified in the First REIT Certificate of Merger (the effective time of the First REIT Merger being hereinafter referred to as the “First REIT Merger Effective Time”).

(b)    Subject to the provisions of this Agreement, at the Closing, contingent on the First REIT Merger occurring, the Parties will cause a certificate of merger, executed in accordance with the relevant provisions of the DGCL and the DRULPA (the “Second REIT Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Second REIT Merger will become effective one minute after the First REIT Merger Effective Time, which shall be specified in the Second REIT Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Second REIT Merger Effective Time”).

(c)    Subject to the provisions of this Agreement, at the Closing, contingent on the Second REIT Merger occurring, the Partnership and Merger Sub will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “First Partnership Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The First Partnership Merger will become effective one minute after the Second REIT Merger Effective Time, which shall be specified in the First Partnership Certificate of Merger (the effective time of the First Partnership Merger being hereinafter referred to as the “First Partnership Merger Effective Time”).

(d)    Subject to the provisions of this Agreement, at the Closing, contingent on the First Partnership Merger occurring, the Partnership and LM Infra will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Second Partnership Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Second Partnership Merger will become effective one minute after the First Partnership Merger Effective Time, which shall be specified in the Second Partnership Certificate of Merger (the effective time of the Second Partnership Merger being hereinafter referred to as the “Second Partnership Merger Effective Time”).

Section 2.5    Effects of the Mergers.

(a)    The First REIT Merger shall have the effects set forth in this Agreement, the First REIT Certificate of Merger and the applicable provisions of the DLLCA and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the First REIT Merger and without further act or deed, at the First REIT Merger Effective Time all the property, rights, privileges and powers of REIT LLC shall vest in REIT Subsidiary, and all debts, liabilities and duties of REIT LLC shall become the debts, liabilities and duties of REIT Subsidiary.

(b)    The Second REIT Merger shall have the effects set forth in this Agreement, the Second REIT Certificate of Merger and the applicable provisions of the DGCL and the DRULPA. Without limiting the generality of the foregoing and subject thereto, by virtue of the Second REIT Merger and without further act or deed, at the Second REIT Merger Effective Time all the property, rights, privileges and powers of REIT Subsidiary shall vest in the Partnership, and all debts, liabilities and duties of REIT Subsidiary shall become the debts, liabilities and duties of the Partnership.

(c)    The First Partnership Merger shall have the effects set forth in this Agreement, the First Partnership Certificate of Merger and the applicable provisions of the DRULPA and the DLLCA. Without limiting the generality of the foregoing and subject thereto, by virtue of the First Partnership Merger and without further act or deed, at the First Partnership Merger Effective Time all the property, rights, privileges and powers of Merger Sub II shall vest in the Partnership, and all debts, liabilities and duties of Merger Sub II shall become the debts, liabilities and duties of the Partnership.

(d)    The Second Partnership Merger shall have the effects set forth in this Agreement, the Second Partnership Certificate of Merger and the applicable provisions of the DRULPA and the DLLCA. Without limiting the generality of the foregoing and subject thereto, by virtue of the Second Partnership Merger and without further act or deed, at the Second Partnership Merger Effective Time all the property, rights, privileges and powers of the Partnership shall vest in Merger Sub, and all debts, liabilities and duties of the Partnership shall become the debts, liabilities and duties of Merger Sub.

Section 2.6    Organizational Documents of the Surviving Entity. At the First REIT Merger Effective Time, the certificate of incorporation and bylaws of REIT Subsidiary shall be the certificate of incorporation and bylaws of the surviving entity in the First REIT Merger, until duly amended in accordance with the terms thereof, applicable Law and Section 6.7(b). At the Second REIT Merger Effective Time, the Partnership Agreement and the certificate of limited partnership of the Partnership shall be the partnership agreement and certificate of limited partnership as the surviving entity in the Second REIT Merger, until duly amended in accordance with the terms thereof, applicable Law and Section 6.7(b). At the First Partnership Merger Effective Time, the Partnership Agreement and the certificate of limited partnership of the Partnership shall be the partnership agreement and certificate of limited partnership of the surviving entity in the First Partnership Merger, until duly amended in accordance with the terms thereof, applicable Law and Section 6.7(b). At the Second Partnership Merger Effective Time, (a) the certificate of formation of Merger Sub shall be the certificate of formation of the Surviving Entity, until duly amended in accordance with applicable Law and (b) the limited liability company agreement of Merger Sub shall be the limited liability company agreement of the Surviving Entity, until duly amended in accordance with the terms thereof, applicable Law and Section 6.7(b).

Section 2.7    Closing. Subject to the provisions of Article VII, the closing of the Transactions (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, located at 600 Travis Street, Houston, Texas 77002, at 9:00 A.M., Houston, Texas time, on the twelfth Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and LM Infra shall agree; provided that the Buyer Parties shall not be required to consummate the Closing prior to the date that is 45 days after the date hereof. The date on which the Closing actually occurs is referred to as the “Closing Date.”

ARTICLE III

Transactions Consideration; Payment Procedures

Section 3.1    Transactions Consideration. Subject to the provisions of this Agreement, concurrently with the Equity Sale and at the effective time of the applicable Merger, by virtue of the Transactions and without any action on the part of the Buyer Parties, the Partnership Parties or any holder of equity or voting securities of the Buyer Parties or Partnership Parties:

(a)    Purchase Price of Equity Sales.

(i)    The aggregate consideration payable by LM DV Infra to REIT Subsidiary and REIT LLC (or their designees) in connection with the Equity Sales shall be (A) an amount in cash equal to the Transactions Consideration less the Partnership’s cash on hand immediately prior to the Equity Sales as specified by the Partnership and (B) the Equity Sales Note.

(ii)    Each Assignment Agreement shall set forth which portion of the price payable in connection with the applicable Equity Sale shall be paid by wire transfer or delivery of immediately available funds to one or more accounts previously designated by REIT Subsidiary or REIT LLC (or their designees), as applicable (such designation to be made at least three (3) Business Days prior to the Closing Date) and which portion shall be paid in the form of a promissory note, with such promissory note being delivered in a form reasonably acceptable to REIT Subsidiary or REIT LLC, as applicable.

(b)    Conversion of Common Units (other than Landmark Dividend Common Units). Subject to Section 3.1(f) and Section 3.4, each Common Unit (other than Landmark Dividend Common Units) issued and outstanding as of immediately prior to the First Partnership Merger Effective Time shall be converted into the right to receive $16.50 per Common Unit in cash without any interest thereon (the “Partnership Unaffiliated Unitholders Consideration”). As of the First Partnership Merger Effective Time, all Common Units converted into the right to receive the Partnership Unaffiliated Unitholders Consideration pursuant to this Section 3.1(b) shall no longer be outstanding and shall automatically be cancelled and cease to exist. As of the First Partnership Merger Effective Time, each holder of a certificate that immediately prior to the First Partnership Merger Effective Time represented any such Common Units (“Certificated Common Units”) or non-certificated Common Units represented in book-entry form (other than Landmark Dividend Common Units) immediately prior to the First Partnership Merger Effective Time (“Book-Entry Common Units”) shall cease to have any rights with respect thereto, except the right to receive the Partnership Unaffiliated Unitholders Consideration to be paid in consideration therefor upon surrender of such Certificated Common Unit or Book-Entry Common Unit in accordance with Section 3.2(c) without interest and the right to receive any declared and unpaid distribution with a record date prior to the First Partnership Merger Effective Time in accordance with Section 3.1(f).

(c)    Conversion of Preferred Units.

(i)    Conversion of Series A Preferred Units. Each Series A Preferred Unit issued and outstanding as of immediately prior to the First Partnership Merger Effective Time shall be converted into the right to receive $25.00 plus the amount of any accumulated and unpaid distributions per Series A Preferred Unit in cash without any interest thereon (the “Series A Liquidation Preference”). As of the First Partnership Merger Effective Time, all Series A Preferred Units converted into the right to receive the Series A Liquidation Preference pursuant to this Section 3.1(c)(i) shall no longer be outstanding and shall automatically be cancelled and cease to exist. As of the First Partnership Merger Effective Time, each holder of a certificate that immediately prior to the First Partnership Merger Effective Time represented any such Series A Preferred Units (“Certificated Series A Preferred Units”) or non-certificated Series A Preferred Units represented in book-entry form immediately prior to the First Partnership Merger Effective Time (“Book-Entry Series A Preferred Units”) shall cease to have any rights with respect thereto, except the right to receive the Series A Liquidation Preference to be paid in consideration therefor upon surrender of such Certificated Series A Preferred Unit or Book-Entry Series A Preferred Unit in accordance with Section 3.2(c) without interest.

(ii)    Conversion of Series B Preferred Units. Each Series B Preferred Unit issued and outstanding as of immediately prior to the First Partnership Merger Effective Time shall be converted into the right to receive $25.00 plus the amount of any accumulated and unpaid distributions per Series B Preferred Unit in cash without any interest thereon (the “Series B Liquidation Preference”). As of the First Partnership Merger Effective Time, all Series B Preferred Units converted into the right to receive the Series B Liquidation Preference pursuant to this Section 3.1(c)(ii) shall no longer be outstanding and shall automatically be cancelled and cease to exist. As of the First Partnership Merger Effective Time, each holder of a certificate that immediately prior to the First Partnership Merger Effective Time represented any such Series B Preferred Units (“Certificated Series B Preferred Units”) or non-certificated Series B Preferred Units represented in book-entry form immediately prior to the First Partnership Merger Effective Time (“Book-Entry Series B Preferred Units”) shall cease to have any rights with respect thereto, except the right to receive the Series B Liquidation Preference to be paid in consideration therefor upon surrender of such Certificated Series B Preferred Unit or Book-Entry Series B Preferred Unit in accordance with Section 3.2(c) without interest.

(iii)    Conversion of Series C Preferred Units. Each Series C Preferred Unit issued and outstanding as of immediately prior to the First Partnership Merger Effective Time shall be converted into the right to receive the greater of (i) $25.00 plus the amount of any accumulated and unpaid distributions per Series C Preferred Unit to, but not including, the date of the First Partnership Merger Effective Time plus the amount of any distributions that would have accrued from the date of the First Partnership Merger Effective Time to, but not including, the fiftieth (50th) Business Day following the First Partnership Merger Effective Time and (ii) the sum of (i) the product of (x) the Alternative Conversion Amount (as defined in the Partnership Agreement) multiplied by (y) Partnership Unaffiliated Unitholders Consideration plus (ii) the amount of any accumulated and unpaid distributions for all prior Series C Distribution Periods (as defined in the Partnership Agreement) ending on or prior to the twentieth (20th) Business Day following the First Partnership Merger Effective Time, in cash without any interest thereon (such greater amount, the “Series C Fundamental Change Redemption Price”). As of the First Partnership Merger Effective Time, all Series C Preferred Units converted into the right to receive the Series C Fundamental Change Redemption Price pursuant to this Section 3.1(c)(iii) shall no longer be outstanding and shall automatically be cancelled and cease to exist. As of the First Partnership Merger Effective Time, each holder of a certificate that immediately prior to the First Partnership Merger Effective Time represented any such Series C Preferred Units (“Certificated Series C Preferred Units”) or non-certificated Series C Preferred Units represented in book-entry form immediately prior to the First Partnership Merger Effective Time (“Book-Entry Series C Preferred Units”) shall cease to have any rights with respect thereto, except the right to receive the Series C Fundamental Change Redemption Price to be paid in consideration therefor upon surrender of such Certificated Series C Preferred Unit or Book-Entry Series C Preferred Unit in accordance with Section 3.2(c) without interest.

(d)    Landmark Dividend Common Units, Incentive Distribution Rights and General Partner Interest.

(i)    Each Landmark Dividend Common Unit issued and outstanding as of immediately prior to the First Partnership Merger Effective Time, all Incentive Distribution Rights and the General Partner Interest will be unaffected by the First Partnership Merger and shall be unchanged and remain outstanding, and no consideration shall be delivered in respect thereof.

(ii)    At the Second Partnership Merger Effective Time (A) each Landmark Dividend Common Unit issued and outstanding as of immediately prior to the Second Partnership Merger Effective Time and (B) all Incentive Distribution Rights shall be converted into the right for Landmark Dividend or its Affiliates to receive the Equity Sales Note. As of the Second Partnership Merger Effective Time, all Landmark Dividend Common Unit and Incentive Distribution Rights converted into the right to receive the Equity Sales Note pursuant to this Section 3.1(d)(ii) shall no longer be outstanding and shall automatically be cancelled and cease to exist.

(iii)    At the Second Partnership Merger Effective Time the General Partner Interest automatically will be cancelled and retired and will cease to exist and no consideration will be delivered or deliverable in exchange for such General Partner Interest.

(e)    REIT LLC Membership Interests and REIT Subsidiary Shares.

(i)    At the First REIT Merger Effective Time, the membership interests of REIT LLC (other than the REIT LLC Preferred Units) issued and outstanding immediately prior to the First REIT Merger Effective Time automatically will be cancelled and retired and will cease to exist and no consideration will be delivered or deliverable in exchange for such membership interests. Each REIT LLC Preferred Unit issued and outstanding as of immediately prior to the First REIT Merger Effective Time shall be converted into the right to receive $1000.00 plus the amount of any accrued and unpaid distributions per REIT LLC Preferred Unit in cash without any interest thereon (the “REIT LLC Preferred Price”). As of the First REIT Merger Effective Time, all REIT LLC Preferred Unit converted into the right to receive the REIT LLC Preferred Price pursuant to this Section 3.1(e)(i) shall no longer be outstanding and shall automatically be cancelled and cease to exist. As of the First REIT Merger Effective Time, each holder of a certificate that immediately prior to the First REIT Merger Effective Time represented any such REIT LLC Preferred Units (“Certificated REIT LLC Preferred Units”) or non-certificated REIT LLC Preferred Units represented in book-entry form immediately prior to the First REIT Merger Effective Time (“Book-Entry REIT LLC Preferred Units”) shall cease to have any rights with respect thereto, except the right to receive the REIT LLC Preferred Price to be paid in consideration therefor upon surrender of such Certificated REIT LLC

Preferred Unit or Book-Entry REIT LLC Preferred Unit in accordance with Section 3.1(e)(i) without interest. At the First REIT Merger Effective Time, the shares of capital stock of REIT Subsidiary issued and outstanding immediately prior to the First REIT Merger Effective Time shall remain outstanding and unchanged.

(ii)    At the Second REIT Merger Effective Time, each share of common stock of REIT Subsidiary outstanding prior to the Second REIT Merger Effective Time automatically will be cancelled and retired and will cease to exist and no consideration will be delivered or deliverable in exchange for such shares. Each share of REIT Subsidiary Preferred Stock issued and outstanding as of immediately prior to the Second REIT Merger Effective Time shall be converted into the right to receive $1000.00 plus the amount of any accrued and unpaid distributions per REIT Subsidiary Preferred Stock in cash without any interest thereon (the “REIT Subsidiary Preferred Price”). As of the Second REIT Merger Effective Time, all REIT Subsidiary Preferred Stock converted into the right to receive the REIT Subsidiary Preferred Price pursuant to this Section 3.1(e)(ii) shall no longer be outstanding and shall automatically be cancelled and cease to exist. As of the Second REIT Merger Effective Time, each holder of a certificate that immediately prior to the Second REIT Merger Effective Time represented any such REIT Subsidiary Preferred Stock (“Certificated REIT Subsidiary Preferred Stock”) or non-certificated REIT Subsidiary Preferred Stock represented in book-entry form immediately prior to the Second REIT Merger Effective Time (“Book-Entry REIT Subsidiary Preferred Stock”) shall cease to have any rights with respect thereto, except the right to receive the REIT Subsidiary Preferred Price to be paid in consideration therefor upon surrender of such Certificated REIT Subsidiary Preferred Stock or Book-Entry REIT Subsidiary Preferred Stock in accordance with Section 3.1(e)(ii) without interest. At the Second REIT Merger Effective Time, each Partnership Interest (as defined in the Partnership Agreement) outstanding prior to the Second REIT Merger Effective Time shall remain outstanding and unchanged.

(f)    Distributions. To the extent applicable, Unitholders immediately prior to the First Partnership Merger Effective Time shall have continued rights to receive any distribution, without interest, with respect to such Unit with a record date occurring prior to the First Partnership Merger Effective Time that has been declared by the Partnership GP prior to the First Partnership Merger Effective Time or made by the Partnership with respect to such Units in accordance with the terms of this Agreement and that remain unpaid as of the First Partnership Merger Effective Time. Such distributions by the Partnership are not part of the Transactions Consideration and shall be paid on the payment date set therefor to such Unitholders or former Unitholders, as applicable. To the extent applicable, Unitholders prior to the First Partnership Merger Effective Time shall have no rights to any distribution with respect to such Units with a record date occurring on or after the First Partnership Merger Effective Time that may have been declared by the Partnership GP or made by the Partnership with respect to such Units prior to the First Partnership Merger Effective Time and that remains unpaid as of the First Partnership Merger Effective Time.

Section 3.2    Surrender of Common Units and Preferred Units.

(a)    Paying Agent. Prior to the Closing Date, LM Infra shall appoint a paying agent reasonably acceptable to the Partnership (the “Paying Agent”) for the purpose of exchanging the Certificated Common Units, the Certificated Series A Preferred Units, the Certificated Series B Preferred Units, the Certificated Series C Preferred Units, the Certificated REIT LLC Preferred Units or the Certificated REIT Subsidiary Preferred Stock, as applicable or the Book-Entry Common Units, the Book-Entry Series A Preferred Units, the Book-Entry Series B Preferred Units, the Book-Entry Series C Preferred Units, the Book-Entry REIT LLC Preferred Units or the Book-Entry REIT Subsidiary Preferred Stock, as applicable, for the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, REIT LLC Preferred Price and the REIT Subsidiary Preferred Price, as applicable. As promptly as practicable after the effective time for the applicable Merger, the Surviving Entity or its designee will send, or will cause the Paying Agent to send, to each holder of record of Common Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, REIT LLC Preferred Units or REIT

Subsidiary Preferred Stock, as applicable, other than The Depository Trust Company (“DTC”) as of the effective time of the applicable Merger whose Common Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, REIT LLC Preferred Units or REIT Subsidiary Preferred Stock, as applicable were converted into the right to receive the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price and the REIT Subsidiary Preferred Price, as applicable, a letter of transmittal (which shall specify that, with respect to Certificated Units, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificated Unit or affidavits of loss in lieu thereof pursuant to Section 3.2(g) to the Paying Agent) in such customary forms as the Partnership and LM Infra or its designee may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificated Units (or effective affidavits of loss in lieu thereof pursuant to Section 3.2(g)) and Book-Entry Units to the Paying Agent in exchange for the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price and the REIT Subsidiary Preferred Price, as applicable.

(b)    Deposit. On or prior to the Closing Date, the Partnership shall deposit, or cause another designee to deposit, with the Paying Agent, in trust for the benefit of the holders of Common Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, REIT LLC Preferred Units or REIT Subsidiary Preferred Stock, as applicable as of effective time of the applicable Merger whose Common Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, REIT LLC Preferred Units or REIT Subsidiary Preferred Stock, as applicable, are converting into the right to receive the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price and the REIT Subsidiary Preferred Price, as applicable, at the effective time of the applicable Merger, an amount of cash in U.S. dollars equal to the amount of the aggregate Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price and the REIT Subsidiary Preferred Price payable pursuant to Section 3.1(b), Section 3.1(c), Section 3.1(e)(i) and Section 3.1(e)(ii) and upon the due surrender of the applicable Certificated Units (or affidavits of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or applicable Book-Entry Units pursuant to the provisions of this Article III. All such cash deposited with the Paying Agent shall be referred to in this Agreement as the “Exchange Fund.” The Paying Agent shall, pursuant to irrevocable instructions delivered by LM Infra or its designee at or prior to the First REIT Merger Effective Time, deliver the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price and the REIT Subsidiary Preferred Price contemplated to be paid pursuant to this Article III out of the Exchange Fund. Subject to Section 3.2(h) and 3.2(i), the Exchange Fund shall not be used for any purpose other than to pay such consideration.

(c)    Exchange. Each former holder of Common Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, REIT LLC Preferred Units or REIT Subsidiary Preferred Stock, as applicable, other than DTC, that have been converted into the right to receive the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, REIT LLC Preferred Price and REIT Subsidiary Preferred Price, as applicable, upon delivery to the Paying Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of applicable Certificated Units (or affidavit of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or applicable Book-Entry Units and such other documents as may reasonably be required by the Paying Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor a check in an amount equal to the aggregate amount of cash that such former holder has a right to receive pursuant to Section 3.1(b), Section 3.1(c), Section 3.1(e)(i) and Section 3.1(e)(ii). DTC, upon surrender of its Book-Entry Units to the Paying Agent in accordance with the customary surrender procedures of DTC and the Paying Agent, will be entitled to receive in exchange for each surrendered Book-Entry Unit a cash amount equal to the Partnership Unaffiliated

Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price and the REIT Subsidiary Preferred Price, as applicable. The Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price and the REIT Subsidiary Preferred Price, as applicable, shall be paid as promptly as practicable by mail after receipt by the Paying Agent of the applicable Certificated Units (or affidavit of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or any applicable documentation with respect to the surrender of applicable Book-Entry Units, and letter of transmittal in accordance with the foregoing, provided that (i) no Person beneficially owning Common Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, REIT LLC Preferred Units or REIT Subsidiary Preferred Stock, as applicable, through DTC will be required to deliver a letter of transmittal to receive the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price and the REIT Subsidiary Preferred Price, as applicable, that such holder is entitled to receive through DTC and (ii) any such Person will receive its Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price and the REIT Subsidiary Preferred Price, as applicable, in accordance with the customary payment procedures of DTC and its participants following the effective time of the applicable Merger. No interest shall be paid or accrued on any Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price and the REIT Subsidiary Preferred Price. Until so surrendered, each such Certificated Unit and Book-Entry Unit shall, after the effective time of the applicable Merger, represent for all purposes only the right to receive such consideration.

(d)    Other Payees. If any payment of the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price and the REIT Subsidiary Preferred Price is to be made to a Person other than the Person in whose name the applicable surrendered Certificated Unit or applicable Book-Entry Unit is registered (other than DTC), it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificated Unit or Book-Entry Unit or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e)    No Further Transfers. From and after the effective time of the applicable Merger, there shall be no further registration on the books of the Partnership or its Subsidiaries, as applicable, of transfers of Common Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, REIT LLC Preferred Units or REIT Subsidiary Preferred Stock converted into the right to receive the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price or the REIT Subsidiary Preferred Price, as applicable. From and after the effective time of the applicable Merger, the former holders of Certificated Units or Book-Entry Units representing Common Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, REIT LLC Preferred Units or REIT Subsidiary Preferred Stock converted into the right to receive the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price and the REIT Subsidiary Preferred Price, as applicable, and that were outstanding immediately prior to the effective time of the applicable Merger cease to have any rights with respect to such applicable units, except as otherwise provided in this Agreement or by applicable Law, and the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price and the REIT Subsidiary Preferred Price, as applicable paid upon such conversion shall be deemed to have been paid in full satisfaction of all rights pertaining to such applicable Units. If, after the effective time of the applicable Merger, Certificated Units or Book-Entry Units are presented to the Paying Agent or the Surviving Entity, they shall be cancelled and exchanged for the Partnership

Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price or the REIT Subsidiary Preferred Price, as applicable provided for, and in accordance with the procedures set forth, in this Article III.

(f)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the former holders of Common Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, REIT LLC Preferred Units or REIT Subsidiary Preferred Stock converted into the right to receive the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price or and the REIT Subsidiary Preferred Price, as applicable, 24 months after the First Partnership Merger Effective Time shall be returned to the Surviving Entity or its designee, upon demand, and any such holder who has not exchanged his, her or its Common Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, REIT LLC Preferred Units or REIT Subsidiary Preferred Stock for the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price or the REIT Subsidiary Preferred Price, as applicable, in accordance with this Section 3.2 prior to that time shall thereafter look only to Merger Sub for delivery of the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price or the REIT Subsidiary Preferred Price, as applicable. Notwithstanding the foregoing, no Party shall be liable to any holder of Common Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, REIT LLC Preferred Units or REIT Subsidiary Preferred Stock for any Partnership Unaffiliated Unitholders Consideration, Series A Liquidation Preference, Series B Liquidation Preference, Series C Fundamental Change Redemption Price, REIT LLC Preferred Price or REIT Subsidiary Preferred Price, as applicable, duly delivered to a public official pursuant to applicable abandoned property escheat or similar Laws. Any Partnership Unaffiliated Unitholders Consideration, Series A Liquidation Preference, Series B Liquidation Preference, Series C Fundamental Change Redemption Price, REIT LLC Preferred Price or REIT Subsidiary Preferred Price, as applicable, remaining unclaimed by holders of Common Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, REIT LLC Preferred Units or REIT Subsidiary Preferred Stock, as applicable, immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Merger Sub, free and clear of any claims or interest of any Person previously entitled thereto.

(g)    Lost, Stolen or Destroyed Certificated Units. If any Certificated Unit shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificated Unit to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond, in such reasonable amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificated Unit, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificated Unit the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price or the REIT Subsidiary Preferred Price, as applicable, to be paid in respect of the Units represented by such Certificated Unit as contemplated by this Article III.

(h)    Withholding Taxes. Each of Buyer Parties, the Surviving Entity and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Code and the Treasury Regulations promulgated thereunder, or under any provision of applicable state, local or foreign Tax Law. To the extent amounts are so withheld and timely paid over to the appropriate Tax Authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.

(i)    Investment of the Exchange Fund. The Surviving Entity may cause the Paying Agent to invest any cash included in the Exchange Fund solely in cash or cash equivalent investments, as directed by the Surviving

Entity, on a daily basis, in the Surviving Entity’s sole discretion; provided, however, that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to Partnership Unaffiliated Unitholders pursuant to this Article III. Any interest and other income resulting from such investments shall be paid promptly to the Surviving Entity or its designee.

Section 3.3    Treatment of Equity Participation Units.

(a)    As promptly as practicable following the date of this Agreement, and in any event prior to the First Partnership Merger Effective Time, the Board (or, if appropriate, any committee of the Board administering the Partnership LTIP) will adopt resolutions, and the Partnership will take or cause to be taken all other actions as may be necessary or required in accordance with applicable Law and the Partnership LTIP (including the award agreements in respect of awards granted thereunder) to give effect to this Section 3.3 and to terminate the Partnership LTIP effective as of the First Partnership Merger Effective Time.

(b)    Immediately prior to the First Partnership Merger Effective Time, each award of Equity Participation Units then outstanding and unsettled shall be settled, in accordance with the terms of the Partnership LTIP and the applicable award agreement, by a cash payment equal to the Partnership Unaffiliated Unitholders Consideration per Equity Participation Unit and, solely to the extent provided in the applicable award agreement and unpaid, an additional cash payment equal to product of (i) the number of outstanding Equity Participation Units and (ii) the value of any DER (as defined in the Partnership LTIP).

(c)    All cash amounts payable to holders of Equity Participation Units to non-employee directors shall be payable to the Paying Agent to be paid to accounts designated by such holder of Equity Participation Units.

Section 3.4    Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the First Partnership Merger Effective Time the number of outstanding Common Units shall have been changed into a different number of Units or a different class or series by reason of the occurrence or record date of any Unit dividend, subdivision, reclassification, recapitalization, split, split-up, Unit distribution, combination, exchange of Units or similar transaction, the Partnership Unaffiliated Unitholders Consideration and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such Unit dividend, subdivision, reclassification, recapitalization, split, split-up, Unit distribution, combination, exchange of Units or similar transaction and to provide the holders of Common Units, Series A Preferred Units, Series B Preferred Units or Series C Preferred Units, as applicable, the same economic effect as contemplated hereby prior to such event.

Section 3.5    Dissenters’ or Appraisal Rights.

(a)    No dissenters’ or appraisal rights shall be available with respect to the First REIT Merger, First Partnership Merger, Second Partnership Merger, the Equity Sales or the other transactions contemplated hereby other than the Second REIT Merger.

(b)    Notwithstanding anything to the contrary set forth in this Agreement, each share of REIT Subsidiary Preferred Stock that is issued and outstanding immediately prior to the Second REIT Merger Effective Time and held by the stockholders of REIT Subsidiary who are entitled to demand appraisal and who shall have properly and validly perfected their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the DGCL and, as of the Second REIT Merger Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (collectively, “Dissenting REIT Subsidiary Shares”) shall not, with respect to the REIT Subsidiary Preferred Stock, be converted into, or represent the right to receive, the REIT Subsidiary Preferred Price. Such stockholders of REIT Subsidiary shall be entitled to receive payment of the appraised value of such Dissenting REIT Subsidiary Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting REIT Subsidiary Shares held by the stockholders of REIT Subsidiary who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting REIT Subsidiary Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting REIT Subsidiary Shares and shall thereupon, with respect to any such Dissenting REIT Subsidiary Shares that are REIT Subsidiary Preferred Stock, be deemed to have been converted into, and to have become exchangeable for, as of the Second REIT Merger Effective Time, the right to receive the REIT Subsidiary Preferred Price without interest thereon, upon surrender of the Certificated REIT Subsidiary Preferred Stock or Book-Entry REIT Subsidiary Preferred Stock in the manner provided in Section 3.2.

(c)    The Partnership and REIT Subsidiary shall give the Buyer Parties (i) prompt notice of any demands for appraisal received by REIT Subsidiary, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by REIT Subsidiary in respect of Dissenting REIT Subsidiary Shares and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting REIT Subsidiary Shares. The Partnership and REIT Subsidiary shall not, except with the prior written consent of LM Infra, make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting REIT Subsidiary Shares. If requested by LM Infra upon receiving notice of a demand for appraisal, the Partnership and REIT Subsidiary shall take all actions necessary to redeem any REIT Subsidiary Preferred Stock which are Dissenting REIT Subsidiary Shares related to such demand for appraisal in accordance with the terms of the Certificate of Designation of REIT Subsidiary.

(d)    If requested by the Buyer Parties, the Partnership and REIT Subsidiary shall take all actions reasonably necessary to effect a redemption of the REIT Subsidiary Preferred Stock prior to the Second REIT Merger Effective Time.

ARTICLE IV

Representations and Warranties of the Partnership Parties

Except (a) as disclosed in any SEC Report filed with the SEC prior to the date hereof (other than any disclosures contained therein under the headings “Risk Factors” or “Cautionary Statement Regarding Forward-Looking Statements” (other than any factual information contained therein) or any general statements regarding risks and uncertainties that are similarly cautionary, predictive or forward-looking in nature) or (b) as set forth on the corresponding section or subsection of the disclosure letter delivered by the Partnership Parties to the Buyer Parties (the “Partnership Disclosure Schedule”) in connection with this Agreement, the Partnership Parties represent and warrant, jointly and severally, to the Buyer Parties as follows:

Section 4.1    Organization.

(a)    Each of the Partnership Parties (i) is duly incorporated, organized or formed, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and (ii) has all requisite legal and entity power and authority to own, lease and operate its assets, rights and properties and to conduct its business as currently owned and conducted, except in the case of this clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)    Each of the Partnership Entities is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership, operation or leasing of its assets, rights and properties requires it to so qualify, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(c)    The Partnership Parties have made available to LM Infra or its Affiliates true and complete copies of the Organizational Documents of each of the Partnership Entities as in effect on the date of this Agreement.

Section 4.2    Validity of Agreement; Authorization.

(a)    Each of the Partnership Parties has all necessary partnership, limited liability company or corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which such Partnership Party is or will be a party and to consummate the transactions contemplated hereby and thereby, subject to obtaining Partnership Unitholder Approval in the case of the Partnership. The execution, delivery and performance by each of the Partnership Parties of this Agreement and the other Transaction Documents to which such Partnership Party is or will be a party, and the consummation by the Partnership Parties and the other Partnership Entities of the transactions contemplated hereby and thereby, have been duly authorized and approved by all requisite partnership, limited liability company or corporate action by the Partnership Parties (other than the Partnership Unitholder Approval) and, except for obtaining Partnership Unitholder Approval, no other entity action on the part of any of the Partnership Entities is necessary to authorize the execution, delivery and performance by the Partnership Parties of this Agreement, the other Transaction Documents to which the Partnership Parties are or will be party and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which the Partnership Parties are party have been duly executed and delivered by the Partnership Parties (except for any Transaction Documents required to be executed and delivered at the Closing, in which case such Transaction Documents will be executed and delivered by the Partnership Parties at the Closing) and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitute or will constitute a legal, valid and binding obligation of the Partnership Parties, enforceable against each of the Partnership Parties in accordance with its terms, except insofar as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights, or by general principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity (collectively, “Enforceability Exceptions”).

(b)    The Conflicts Committee, at a meeting duly called and held on August 21, 2021, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Transactions, are in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Transactions, and (iii) recommended that the Board approve this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transactions (actions set forth in clauses (i), (ii) and (iii), the “Committee Recommendation”). The action of the Conflicts Committee described in clause (ii) above constituted Special Approval of this Agreement and the transactions contemplated hereby, including the Transactions, under the Partnership Agreement.

(c)    The Board (acting in part based upon the recommendation of the Conflicts Committee), at a meeting duly called and held, has (i) determined that this Agreement and the consummation of the transactions contemplated hereby, including the Transactions, are in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transactions, (iii) resolved to submit this Agreement to a vote of the holders of Common Units and (iv)  resolved to recommend approval of this Agreement, including the Transactions, by the holders of Common Units.

Section 4.3     Capitalization; Title; Subsidiaries.

(a)    Section 4.3(a) of the Partnership Disclosure Schedule sets forth the number of outstanding Equity Securities of each LMRK Company and the record owner thereof and with respect to each Equity Participation Unit (i) the date of grant, (ii) the vesting schedule with respect to such Equity Securities, (iii) the termination date and (iv) the value of any DER. No other Equity Securities of any of the LMRK Companies are issued and outstanding and the Equity Interests constitute all of the issued and outstanding Equity Securities of the LMRK Companies.

(b)    All of the issued and outstanding Equity Securities of the LMRK Companies were validly issued and are fully paid, nonassessable and are owned beneficially and of record by REIT Subsidiary or REIT LLC, as applicable, free and clear of all Encumbrances (other than restrictions on transfer of securities imposed by applicable state and federal securities Laws and other Permitted Encumbrances). The Equity Interests have not been issued in violation of, and are not subject to, any preemptive, subscription or similar rights under any Contract or any provision of applicable Law or any Organizational Document of any LMRK Company.

(c)    There are no outstanding (i) subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, “phantom” stock rights, stock appreciation rights, stock based performance units, convertible or exchangeable securities, including any right of conversion or exchange under any outstanding security, debenture, instrument or other agreement obligating any of the LMRK Companies to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Securities of any of the LMRK Companies or obligating any of the LMRK Companies to grant, extend or enter into any such agreement or commitment, or (ii) obligations of any of the LMRK Companies to repurchase, redeem or otherwise acquire any securities referred to in clause (i).

(d)    Except for this Agreement, there are no voting trusts, proxies or other Contracts to which any of the LMRK Companies, REIT LLC or REIT Subsidiary is a party or is bound with respect to the voting of any of the Equity Securities of any of the LMRK Companies, including any such voting trusts, proxies or other Contracts restricting or otherwise relating to the voting, dividend rights or disposition of the Equity Interests.

(e)    There are no Contracts to which any LMRK Company is a party or bound thereby which require the purchase by any LMRK Company of any Equity Securities of, or investment in, any Person. Each of REIT Subsidiary and REIT LLC has good and valid title to the Equity Interests set forth opposite its name on Section 4.3(a) of the Partnership Disclosure Schedule, free and clear of any Encumbrances (other than restrictions on transfer of securities imposed by applicable state and federal securities Laws and other Permitted Encumbrances) and at the Closing, each of REIT Subsidiary and REIT LLC shall deliver to LM DV Infra good and marketable title to such Equity Interests, free and clear of any Encumbrances (other than restrictions on transfer of securities imposed by applicable state and federal securities Laws and other Permitted Encumbrances).

(f)    As of close of business on August 20, 2021, there are outstanding (i) 25,488,992 Common Units, (ii) 1,788,843 Series A Preferred Units, (iii) 2,628,932 Series B Preferred Units, (iv) 1,982,700 Series C Preferred Units, (v) the General Partner Interest and (vi) all of the Incentive Distribution Rights. As of close of business on August 20, 2021, there are zero Equity Participation Units outstanding and 730,537 Common Units remaining available with respect to which additional awards may be granted under the Partnership LTIP. Except for the Equity Participation Units there are no Equity Securities outstanding under the Partnership LTIP or any other equity or equity-based incentive plan of the LMRK Companies. Except as described in this Section 4.3(f), there are no voting securities or other outstanding equity interests (or interests convertible into equity interests) in the Partnership. All of the outstanding equity interests of the Partnership have been, or upon issuance will be, duly authorized and validly issued and are or upon issuance will be fully paid (to the extent required under the Partnership Agreement) and non-assessable except to the extent specified in the DRULPA or in the Partnership Agreement, and are not subject to any Encumbrances, other than (x) restrictions on transfer arising under applicable securities Law or the DRULPA, as applicable and (y) in the applicable terms of this Agreement or Securitization Documents, as applicable.

(g)    The Partnership GP is the record and beneficial owner of the General Partner Interest, which constitutes 100% of the outstanding general partner interests in the Partnership, free and clear of any Encumbrances, except for (i) restrictions on transfer arising under applicable securities Laws and (ii) the applicable terms and conditions of this Agreement and the Organizational Documents of the Partnership. The Partnership GP is not a party to any agreements, arrangements or commitments obligating it to grant, deliver or sell, or cause to be granted, delivered or sold, the General Partner Interest by sale, lease, license or otherwise. The Partnership GP has all necessary limited liability company power and authority to act as general partner of the Partnership.

(h)    Except (x) as described in the Organizational Documents of the Partnership Entities, (y) to the extent relating to equity interests of the Partnership Entities owned beneficially or of record by the Buyer Parties or their respective Affiliates, including Landmark Dividend, as a result of the actions of such Person (with respect to which, in the case of the matters referred to in this clause (y) and for the avoidance of doubt, the Partnership Parties make no representation or warranty) and (z) for the vesting or payment, or the acceleration of the vesting or payment, of any awards consisting of Common Units or other equity awards in accordance with the terms of any existing equity-based bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan (including in connection with any employee’s termination of service), with respect to the Partnership Entities pursuant to the Partnership LTIP or entered into in accordance with Section 6.2 after the date of this Agreement, there are no (i) outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (preemptive, contingent or otherwise) obligating any of such Partnership Entities to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in any of such Partnership Entities; (ii) outstanding securities or obligations of any kind of any of such Partnership Entities which are convertible into or exercisable or exchangeable for any equity interest in any of such Partnership Entities or any other Person, and none of such Partnership Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) outstanding equity appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the book value, income or any other attribute of any of such Partnership Entities; (iv) outstanding bonds, debentures or other evidence of indebtedness or obligations of any of such Partnership Entities having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of equity interests of such Partnership Entity; and (v) shareholder or unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other similar arrangements or commitments to which any of such Partnership Entity is a party (provided that the foregoing shall not apply to any such restriction on voting or disposition that any holder of Common Units may have imposed on any Common Units).

(i)    Section 4.3(i) of the Partnership Disclosure Schedule sets forth each Subsidiary of the Partnership as of the date hereof. As of the date hereof, the Partnership does not, directly or indirectly, own any equity securities in any Person that is not a Subsidiary of the Partnership.

(j)    Except as set forth on Section 4.3(j) of the Partnership Disclosure Schedule, no Person other than the Partnership or its Subsidiaries owns any interests in any Subsidiary of the Partnership as of the date hereof.

(k)    All of the outstanding equity interests in the Partnership Entities held, directly or indirectly, by the Partnership (i) have been duly authorized and validly issued and are fully paid (in the case of an interest in a corporation, limited partnership or limited liability company, to the extent required under the Organizational Documents of such Person) and non-assessable except to the extent specified in the DGCL, DLLCA or the DRULPA, as applicable (or any other applicable Law with respect to any other applicable jurisdiction of formation of any Partnership Entity), or in the Organizational Documents of such applicable Partnership Entity and (ii) are owned, directly or indirectly, by the Partnership, free and clear of all Encumbrances other than (x) restrictions on transfer arising under applicable securities Laws, the DGCL, the DLLCA and the DRULPA, and (y) the applicable terms and conditions of this Agreement, the Securitization Documents and the Organizational Documents of such Partnership Entity.

Section 4.4    No Conflicts; Consents.

(a)    The execution, delivery and performance by the Partnership Parties of this Agreement and the other Transaction Documents to which any Partnership Party is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not: (i) violate or conflict with any provision of the Organizational Documents of any of the Partnership Entities, assuming the Partnership Unitholder Approval is obtained; (ii) violate any applicable Law binding on any of the Partnership Entities; (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default under, give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice or the passage of time or both) under, or require any consent under any of the terms, conditions or provisions of any Material Contract to which a Partnership Entity is a party or by which any Partnership Entity is bound or to which any Partnership Entity’s properties, rights or assets are subject; or (iv) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) upon any of the properties, rights or assets of any of the Partnership Entities; except, in the case of clauses (ii), (iii), and (iv) for any such matter that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)    Except (i) as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, or (ii) (a) compliance with and filings under the Required Approvals, (b) (x) the filing with the SEC of such registrations, reports or other actions under the Exchange Act and Securities Act as may be required in connection with this Agreement, the Transactions and the other transactions contemplated hereby and (y) any filing in respect of the Transactions applicable under state “blue sky” or similar securities Laws, (c) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Partnership is qualified to do business, (d) such filings as may be required under the rules and regulations of the NASDAQ Global Market for any filings required for compliance with any applicable requirements of the federal securities Laws, any applicable state or local securities Laws and any applicable requirements of a national securities exchange, and (e) any consent, approval, waiver, authorization, declaration, filing, registration or qualification as have been waived, made or obtained or with respect to which the time for asserting such right has expired, neither the execution and delivery by the Partnership Parties of this Agreement or any other Transaction Document nor either Partnership Party’s performance of its obligations hereunder or thereunder, requires the consent, approval, waiver or authorization of, or declaration, filing, registration or qualification with, any Governmental Authority by any Partnership Party.

Section 4.5    Financial Statements; SEC Reports. Since January 1, 2019, the Partnership has timely filed all SEC Reports. All such SEC Reports, at the time filed with the SEC or, if amended, as of the date of the last such amendment (in the case of documents filed pursuant to the Exchange Act), or when declared effective by the SEC (in the case of registration statements filed under the Securities Act), complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, as in effect on the date so filed. No SEC Report at the time described above contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All financial statements (including any related notes thereto) contained or incorporated by reference in such SEC Reports complied as to form, when filed, in all material respects with the rules and regulations of the SEC with respect thereto, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Partnership and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Partnership and its consolidated Subsidiaries for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments that are not individually or in the aggregate material). As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any SEC Reports. No Subsidiary of the Partnership is required to file periodic reports with the SEC, either pursuant to the requirements of the Exchange Act or by Contract.

Section 4.6    Opinion of Financial Advisor. The Conflicts Committee has received the opinion of Evercore Group L.L.C. (the “Partnership Financial Advisor”), dated as of August 21, 2021 to the effect that, as of such date, and based upon the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken in rendering its opinion as set forth therein, the Partnership Unaffiliated Unitholders Consideration to be received by Partnership Unaffiliated Unitholders in the First Partnership Merger is fair, from a financial point of view, to Partnership Unaffiliated Unitholders (such opinion, the “Partnership Fairness Opinion”). The Partnership shall forward to LM Infra, solely for informational purposes, a copy of such written opinion promptly following the execution of this Agreement.

Section 4.7    Disclosure Controls; Sarbanes-Oxley.

(a)    The Partnership has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to provide reasonable assurance that the information required to be disclosed by the Partnership in the reports that it files or submits under the Exchange Act is accumulated and communicated to management of the Partnership GP, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure to be made. From the date of the filing of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 to the date of this Agreement, the Board has not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Partnership’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal control over financial reporting.

(b)    The Partnership, and to the Partnership Parties’ Knowledge, the directors and officers of the Partnership GP, in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, and any applicable requirements of a national securities exchange, in each case, that are effective and applicable to the Partnership.

Section 4.8    Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Partnership Parties specifically for inclusion or incorporation by reference in (a) the Partnership Proxy Statement will, on the date it is first mailed to the Unitholders, and at the time of the Partnership Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (b) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, at the time such amendment or supplement is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Partnership Parties make no representation or warranty with respect to information supplied by or on behalf of the Buyer Parties for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.9    Absence of Undisclosed Liabilities. None of the Partnership Entities has any indebtedness or liability, absolute or contingent, which is not shown or provided for (x) in the consolidated financial statements included in the SEC Reports or (y) in the “contractual obligations” subsection of the “management’s discussion and analysis of financial condition and results of operations” section of the SEC Reports, in each case, other than (a) liabilities that have arisen in the ordinary course of business consistent with past practice since January 1, 2019, (b) liabilities incidental to the existence and status of the Partnership Entities as entities under the Laws of their respective jurisdictions of incorporation, organization or formation, such as annual fees owed to such jurisdictions and fees owed to a registered agent in such jurisdictions, or (c) other liabilities of the Partnership Entities that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

Section 4.10    Brokers and Other Advisors. Except for the Partnership Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby based on arrangements made by or on behalf of any Partnership Entity. Section 4.10 of the Partnership Disclosure Schedule describes all fees payable to the Partnership Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable.

Section 4.11    Absence of Certain Changes or Events.

(a)    Since December 31, 2020, there has not been or occurred any event, change, fact, development, circumstance, condition or occurrence with respect to the Partnership Entities that has had or would, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)    From December 31, 2020 through the date of this Agreement, (i) the business of each of the Partnership Entities has been conducted in the ordinary course of business in all material respects consistent with past practice (except as contemplated by this Agreement) and (ii) there has not been any material physical damage, destruction or other casualty loss (whether or not covered by insurance) to any of the Partnership Entities respective properties or assets that are material to the business of the Partnership Entities, as applicable, taken as a whole, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. Without limiting the foregoing, from December 31, 2019 through the date of this Agreement, the Partnership has not declared or paid, or has agreed or committed to declare or pay, any distribution payable in cash, stock or property, other than the declaration and payment of regular quarterly distributions to holders of Common Units in accordance with the Partnership Organizational Documents and as approved by the Board, in its capacity as the general partner of the Partnership.

Section 4.12    Compliance with Law; Permits.

(a)    The operations of each Partnership Entity are currently being conducted in compliance with all applicable Laws, including those relating to the use, ownership and operation of their respective assets, rights and properties, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. None of the Partnership Entities, nor any of their respective Affiliates has received written notice of any violation of any applicable Law related to any of the Partnership Entities, except any such violation as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. To the Partnership Parties’ Knowledge, none of the Partnership Entities is under investigation by any Governmental Authority for potential, material non-compliance with any Law, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)    Each of the Partnership Entities is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders (the “Permits”) necessary to own, lease and operate its assets, rights and properties and to lawfully carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. None of the Partnership Entities is in conflict with, or in default or violation of, any of such Permits, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(c)    The representations and warranties contained in this Section 4.12 do not address Tax matters, employee and benefit matters, or environmental matters, which are addressed only in Section 4.13, Section 4.14 and Section 4.16, respectively.

Section 4.13    Tax Matters.

(a)    Each of the Partnership Entities has:

(i)    timely filed (or has obtained extensions with respect to) all material income Tax Returns and other material Tax Returns required to be filed through the date hereof, which Tax Returns are complete and correct in all material respects;

(ii)    timely paid in full all material Taxes owed by such entity which have become due, other than those which are being contested in good faith or for which adequate reserves have been established in accordance with GAAP; and

(iii)    timely withheld, collected or deposited all material Taxes required to have been withheld, collected or deposited by such entity, as the case may be, and to the extent required, timely paid such amounts to the relevant Tax Authority.

(b)    There is no material action, suit, proceeding, investigation, audit, dispute or claim concerning any Tax Return or any material amount of Taxes of any of the Partnership Entities either claimed or raised by any Tax Authority in writing.

(c)    The Partnership is classified as a partnership for U.S. federal income Tax purposes and has made an election pursuant to Section 754 of the Code, and such election is currently in effect.

(d)    None of the Partnership, REIT LLC, or REIT Subsidiary has executed any agreements or waivers that are outstanding extending the applicable statutory periods of limitation for any material Taxes.

(e)    Except for any agreements between or among the Partnership, REIT LLC, or REIT Subsidiary, none of the Partnership, REIT LLC, or REIT Subsidiary is a party to any Tax-sharing agreement or Tax indemnity agreement, excluding for the avoidance of doubt any agreement in which Taxes are not the primary subject of the agreement, nor does any of the Partnership, REIT LLC, or REIT Subsidiary has any material continuing obligations under such agreements. No power of attorney related to Taxes which will be in effect after the Closing has been granted by any of the Partnership, REIT LLC, or REIT Subsidiary. None of the Partnership, REIT LLC, or REIT Subsidiary has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return, and none of the Partnership, REIT LLC, or REIT Subsidiary has any liability for the Taxes of any other Person, whether under Treasury Regulations Section 1.1502-6, as a transferee or successor or by Contract.

(f)    None of the Partnership, REIT LLC, or REIT Subsidiary has been a party to a transaction that is a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1).

(g)    Neither the REIT Subsidiary nor the REIT LLC has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(h)    Each of the REIT Subsidiary and the REIT LLC has been properly treated as a REIT beginning with the first taxable year on which each of the REIT Subsidiary and the REIT LLC, respectively, elected to be taxed as a REIT through the Closing Date.

(i)    As of the date hereof, neither the REIT Subsidiary nor the REIT LLC have any earnings and profits accumulated in any non-REIT year within the meaning of Section 857 of the Code.

(j)    Since the beginning of the first taxable year on which each of the REIT Subsidiary and REIT LLC, respectively, elected to be taxed as a REIT, neither the REIT Subsidiary nor the REIT LLC has incurred any liability for Taxes under Sections 856(c)(7), 857(b), 857(f), 860(c) or 4981 of the Code which has not been previously paid other than any Taxes payable as a result of the transactions contemplated hereby.

Section 4.14    Employees and Benefit Matters.

(a)    No Partnership Entity has any employees or is party to any collective bargaining agreement or other Contract with a labor union or similar organization.

(b)    No Partnership Entity sponsors, maintains, contributes to or has any obligation to contribute to any employee benefit plan or arrangements other than the Partnership LTIP.

Section 4.15    Insurance. The insurance policies covering the Partnership Entities and their respective businesses and properties are with reputable insurance carriers and in character and amount customary for Persons engaged in similar business in similar industries and subject to the same or substantially similar perils or hazards, provide reasonably adequate coverage in all material respects for all customary, material risks incident to the businesses of the Partnership Entities and are in all material respects in force in accordance with their terms. None of the Partnership Entities has received notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance.

Section 4.16    Environmental Matters.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect:

(i)    Each of the Partnership Entities is, and, since January 1, 2020, has been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits necessary for its operations as conducted during the applicable time.

(ii)    Other than as set forth on Schedule 4.16(a)(ii), none of the Partnership Entities has received written notice of any investigations by a Governmental Authority or Proceedings that are pending or threatened against any of the Partnership Entities alleging noncompliance with or liability under any Environmental Laws or investigating or alleging any Environmental Liabilities.

(iii)    No Release of any Hazardous Material by any of the Partnership Entities or, to the Partnership Parties’ Knowledge, by any other Person is occurring or has occurred (A) at any owned, leased or operated real property or, (B) by any of the Partnership Entities (or any Person with whom any of them has arranged for disposal of Hazardous Material) or, to the Partnership Parties’ Knowledge, by any other Person at any other location, in either case (A) or (B) in quantities or under circumstances that could reasonably be expected to result in any Environmental Liability.

(iv)    None of the Partnership Entities has assumed or retained any known and outstanding Environmental Liabilities as a result of any contract.

(b)    The Partnership Parties have made available to the Buyer Parties a copy of all material reports of any environmental assessments (including Phase I or Phase II environmental site assessments), or environmental or occupational health-and-safety regulatory compliance audits relating to any Partnership Entity, to the extent any such report is in any Partnership Party’s possession.

Section 4.17    Material Contracts.

(a)    As of the date of this Agreement, the Material Contracts made available to LM Infra or its Affiliates include all Material Contracts to which a Partnership Entity is a party or otherwise bound.

(b)    Each of the Material Contracts to which any Partnership Entity is a party (i) constitutes the legal, valid and binding obligation of each such Partnership Entity party thereto, and, to the Partnership Parties’ Knowledge, constitutes the legal, valid and binding obligation of the other parties thereto, and (ii) is in full force and effect, except insofar as such enforceability may be limited by the Enforceability Exceptions, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. A true and complete copy of each Material Contract and all amendments thereto have been made available to LM Infra or its Affiliates.

(c)    No Partnership Entity or, to the Partnership Parties’ Knowledge, any other party to any Material Contract is in default or breach in any material respect under the terms of such Material Contract and, to the Partnership Parties’ Knowledge, no event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by a Partnership Entity or any other party to such Material Contract.

(d)    No Partnership Entity is in default or breach in any material respect under the terms of the Securitization Documents and, to the Partnership Parties’ Knowledge, no event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by a Partnership Entity to the Securitization Documents.

Section 4.18    Litigation.

(a)    Since January 1, 2019, there have been no Proceedings pending or, to the Partnership Parties’ Knowledge, threatened against or involving the Partnership Entities, that, individually or in the aggregate, have had or would reasonably be expected to have a Partnership Material Adverse Effect. There is no Order of any Governmental Authority outstanding against any Partnership Entity or any of their respective assets, rights and properties that would, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. To the Partnership Parties’ Knowledge, there are (i) no outstanding Orders that adversely affect the ability of any of the Partnership Entities to own, use or operate the assets, rights, properties or businesses of the Partnership Entities as they are currently owned, used, operated and conducted by the Partnership Entities and (ii) no unsatisfied judgments, penalties or awards against or affecting any of the Partnership Entities or any of their respective properties, rights or assets, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)    The representations and warranties contained in this Section 4.18 do not address Tax matters, employee and benefit matters, or environmental matters, which are addressed only in Section 4.13, Section 4.14 and Section 4.16, respectively.

Section 4.19    Real Property.

(a)    The Partnership Parties have good and indefeasible fee title to all Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances and any such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)    The Partnership Parties have a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances and any such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. Except as would not reasonably be expected to have Partnership Material Adverse Effect, each Real Property Lease is valid and binding on the applicable Partnership Party, and, to the Partnership Parties’ Knowledge, the counterparties thereto, and is in full force and effect. None of the Partnership Parties is in breach of, or default under, any Real Property Lease to which it is a party, except for such breaches or defaults that would not reasonably be expected to have a Partnership Material Adverse Effect. The Partnership Parties have made available to the Buyer Parties true and complete, in all material respects, copies of all Real Property Leases.

(c)    The Partnership has made available to the Buyer Parties a true and complete copy of each Other Real Property Interest Agreement vesting Other Real Property Interests that are material to the business of a Partnership Party, including, if applicable, a recorded copy thereof. To the Partnership Parties’ Knowledge, none of the Partnership Parties has received any written notice from any grantor of any Other Real Property Interest of a breach or default of any such Other Real Property Interest Agreement. None of the Partnership Parties is in material breach or default under any Other Real Property Interest Agreement. To the Partnership Parties’ Knowledge, no event or circumstance that, with notice or lapse of time, or both, has occurred that would constitute a material breach or default by the party that is the grantee or grantor of such Other Real Property Interest.

(d)    The use and operation of the Owned Real Property and Leased Real Property in the ordinary course of business materially conforms to all applicable building, zoning, safety, and other Laws, statutes, ordinances, rules, regulations, codes, licenses, Permits, and all other restrictions and conditions. The Partnership has not received written notice from any Governmental Authority relating to (i) violations of building, zoning, safety and fire ordinances or regulations which are not remedied or uncorrected; (ii) claims of any material defect or deficiency with respect to any Owned Real Property or Leased Real Property which are not remedied or uncorrected; or (iii) requests for the performance of any repairs, alterations or other work reasonably expected to cost more than $50,000 in any single instance or $250,000 in the aggregate of all such instances to the Owned Real Property, other than any which the Partnership Parties have remedied or corrected.

(e)    The Owned Real Property, the Leased Real Property and the Other Real Property Interests (i) constitute all the material properties used in, or necessary for, the operation of the business of the Partnership Parties as currently operated by the Partnership Parties and (ii) are in good operating condition (subject to normal wear and tear) and are suitable for the uses for which they are being used and not in need of replacement.

Section 4.20    Intellectual Property; Privacy.

(a)    Section 4.20(a) of the Partnership Disclosure Schedule sets forth all material Intellectual Property registrations and applications owned by any Partnership Entity necessary for the conduct of its respective business in the manner described in the SEC Reports. Except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, (i) the above scheduled items are subsisting, unexpired and, to the Partnership Parties’ Knowledge, valid and enforceable; (ii) the Partnership Entities own all of the Intellectual Property owned or purported to be owned by them, free and clear of all Encumbrances (other than Permitted Encumbrances); (iii) the conduct of the business of the Partnership Entities does not materially conflict with or infringe, and such Partnership Entity has not received any notice of any claims alleging the same; and (iv) to the Partnership Parties’ Knowledge, no Person is infringing the Intellectual Property of the Partnership Entities.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, (i) each of the Partnership Entities has taken commercially reasonable efforts to ensure the confidentiality, integrity, continuous operation, redundancy and security of all IT Assets used in connection with its business and any information (including personal information) stored therein or processed thereby, and there have been no material breaches, violations, outages, interruptions or unauthorized uses of (or unauthorized access to) same, except for those that were resolved without material cost, liability or the duty to notify any Person; and (ii) the above IT Assets are adequate for the operation of the business of each of the Partnership Entities, function in accordance with their intended purpose, and are free of material errors, defects, viruses, malware or other corruptants.

Section 4.21    Listing. The Common Units are listed on the NASDAQ Global Market.

Section 4.22    OFAC. None of the Partnership Entities nor, to the Partnership Parties’ Knowledge, any director, officer, agent, employee or Affiliate of any of the Partnership Entities is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 4.23    PATRIOT Act Compliance. To the Partnership Parties’ Knowledge, none of the Partnership Entities is currently under investigation by any Governmental Authority for alleged criminal activity in connection with any USA PATRIOT Act offense.

Section 4.24    Anti-Corruption. None of the Partnership Entities, or any of their respective directors, officers, employees, or to the Partnership Parties’ Knowledge, any of its representatives, consultants, or any other Person acting for or on behalf of the foregoing (individually and collectively) has for the past five years, directly or indirectly, offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, including cash, checks, wire transfers, tangible and intangible gifts, favors, services, entertainment and travel expenses or other illicit payments to any officer, employee, or agent of any Governmental Authority, to any political party, political party official, or candidate for political office, or to any other Persons, where such action would violate the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, any Laws prohibiting commercial bribery, or any other applicable Law prohibiting bribery or corruption (“Applicable Anti-Corruption Laws”). The Partnership Entities have implemented and maintain policies and procedures reasonably designed to detect and prevent violations of Applicable Anti-Corruption Laws.

Section 4.25    Investment Company Act. No Partnership Party is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.26    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, no Partnership Party nor any other Person, including any Affiliate of any Partnership Party, makes or has made any other express or implied representation or warranty with respect to the Partnership Entities or with respect to any other information provided to the Buyer Parties or their Affiliates or Representatives in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, including the Merger. Without limiting the generality of the foregoing, no Partnership Party nor any other Person will have or be subject to, and each Partnership Party disclaims, any Liability or other obligation to a Buyer Party or any other Person resulting from the distribution or communication to a Buyer Party (including its Affiliates and Representatives) of, or a Buyer Party’s (or such Affiliates’ or Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available, distributed or communicated (orally or in writing) to a Buyer Party or its Affiliates or Representatives in connection with the transactions contemplated by this Agreement or the other Transaction Documents, unless any such information is the subject of an express representation or warranty set forth in this Article IV. The Partnership Parties acknowledge and agree that, except for the representations and warranties contained in Article V, the Partnership Parties have not relied on, and none of the Buyer Parties or any of their respective Affiliates or Representatives has made, any representation, warranty or statement, including as to the accuracy or completeness thereof, either express or implied, whether written or oral, concerning the Buyer Parties or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement and the other Transaction Documents or otherwise with respect to information provided by or on behalf of the Buyer Parties or any of their respective Affiliates or Representatives.

ARTICLE V

Representations and Warranties of the Buyer Parties

Except as set forth on the corresponding section or subsection of the disclosure letter delivered by the Buyer Parties to the Partnership Parties (the “Buyer Parties Disclosure Schedule”) prior to the execution of this Agreement, the Buyer Parties hereby represent and warrant, jointly and severally, to the Partnership Parties as follows:

Section 5.1    Organization.

(a)    Each of the Buyer Parties and Landmark Dividend (i) is duly incorporated, organized or formed, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and (ii) has all requisite legal and entity power and authority to own, lease and operate its assets and properties and to conduct its business as currently owned and conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)    Each of the Buyer Parties and Landmark Dividend is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its assets and properties requires it to so qualify, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.2    Operations and Ownership of Merger Sub and Merger Sub II. As of the date hereof, LM Infra is the sole record and beneficial owner of 100% of the limited liability company interest in Merger Sub and owns such interests free and clear of any Encumbrances, except for (x) restrictions on transfer arising under applicable securities Laws and (y) the applicable terms and conditions of the Organizational Documents of Merger Sub. As of the date hereof, Merger Sub is the sole record and beneficial owner of 100% of the limited liability company interest in Merger Sub II and owns such interests free and clear of any Encumbrances, except for (x) restrictions on transfer arising under applicable securities Laws and (y) the applicable terms and conditions of the Organizational Documents of Merger Sub II. Merger Sub and Merger Sub II were formed solely for the purpose of engaging in the transactions contemplated hereby. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated hereby, Merger Sub and Merger Sub II have not and will not have (i) incurred, directly or indirectly, any obligations, (ii) engaged in any business activities of any type or kind whatsoever, directly or indirectly, (iii) entered into any agreements or arrangements with any Person, or (iv) acquired any material assets or liabilities other than those incidental to its existence.

Section 5.3    Ownership of Partnership Units. As of the date of this Agreement:

(a)    As of the date hereof, Landmark Dividend is the beneficial owner of (i) 3,360,308 Common Units, (ii) all of the General Partner Interests and (iii) all of the Incentive Distribution Rights and owns such interests free and clear of any Encumbrances, except for (x) restrictions on transfer arising under applicable securities Laws and (y) the applicable terms and conditions of the Partnership Agreement. The sole member of Landmark Dividend has approved Landmark Dividend entering into this Agreement and consummating the Transactions. Landmark Dividend is the sole member of the Partnership GP. The Board has consented to and approved this Agreement, the execution, delivery and performance of this Agreement by the Partnership GP and the consummation of the transactions contemplated hereby, including the Transactions; and

(b)    Other than as set forth on the Schedule 13D filed by Landmark Dividend on June 2, 2021, as of the date hereof, no Buyer Party or, to Buyer Parties’ Knowledge, its Affiliates other than Landmark Dividend owns beneficially or of record any Common Units.

Section 5.4    Validity of Agreement; Authorization. Each of the Buyer Parties and Landmark Dividend has full power and authority to enter into this Agreement and the other Transaction Documents to which such Party is or will be a party and to perform its respective obligations hereunder and thereunder and to comply with the terms and conditions hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which such Party is or will be a party and the performance by such Party of its respective obligations hereunder and thereunder have been duly authorized by such Party’s governing body and, to the extent required, its equityholder(s), and no other proceedings on the part of such Party are necessary to authorize such execution, delivery and performance. This Agreement and the Transaction Documents to which such Party is a party have been duly executed and delivered by such Party (except for any Transaction Documents required to be executed and delivered at the Closing, in which case such Transaction Documents will be executed and delivered by such Party at the Closing) and, assuming due execution and delivery by the other parties hereto and thereto, constitute or will constitute such Party’s valid and binding obligations, enforceable against such Party in accordance with their respective terms, except insofar as such enforceability may be limited by Enforceability Exceptions.

Section 5.5    No Conflict or Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which any Buyer Party or Landmark Dividend is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not: (a) violate or conflict with any provision of any Buyer Party’s or Landmark Dividend’s Organizational Documents; (b) violate any applicable Law binding on such Party; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any material Contract to which such Party is a party or by which such Party is bound or to which any of its properties or assets are subject; (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) upon any of such Party’s properties or assets; or (e) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of such Party, except, in the case of clauses (b) through (e), as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.6    Consents and Approvals. Except as set forth on Section 5.6 of the Buyer Party Disclosure Schedule, no consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any similar Person (on the part of any Buyer Party or Landmark Dividend) is required for such Party to execute and deliver this Agreement and the other Transaction Documents to which such Party is a party or to perform its respective obligations hereunder or thereunder.

Section 5.7    Legal Proceedings. As of the date hereof, there are no Proceedings pending or, to the Buyer Parties’ Knowledge, threatened against or involving any Buyer Party or Landmark Dividend, that, individually or in the aggregate, have had or would reasonably be expected to have a Buyer Material Adverse Effect. As of the date hereof, there are no Orders of any Governmental Authority outstanding against any Buyer Party or Landmark Dividend or any of its respective assets and properties that would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.8    Access to Information. LM Infra acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition and prospects of the LMRK Companies, the Partnership and its Subsidiaries and that it and its Representatives have received access to such books, records and facilities, equipment, Contracts and other assets of the LMRK Companies, the Partnership and its Subsidiaries that it and its Representatives have requested for such purposes and that it and its Representatives have had the opportunity to meet with management of the LMRK Companies, the Partnership to discuss the foregoing, and that it and its Representatives have not relied on any representation, warranty or other statement by any Person on behalf of the LMRK Companies, the Partnership or any of its Subsidiaries, other than the representations and warranties expressly set forth in Article IV.

Section 5.9    Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Buyer Parties specifically for inclusion or incorporation by reference in (a) the Partnership Proxy Statement will, on the date it is first mailed to the Unitholders, and at the time of the Partnership Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (b) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, at the time such amendment or supplement is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no Buyer Party makes any representation or warranty with respect to information supplied by or on behalf of the Partnership Parties for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.10    Brokers and Other Advisors. Except for the fees and expenses payable to TAP Advisors and RBC Capital Markets, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby based on arrangements made by or on behalf of the Buyer Parties or any of their respective Affiliates.

Section 5.11    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to the Buyer Parties’ Knowledge, threatened against any Buyer Party, and no Buyer Party is insolvent.

Section 5.12    Available Funds. As of the date hereof, the Buyer Parties have delivered to the Partnership Parties true and complete fully executed copies of the Commitment Letters (in each case, together with all exhibits, schedules and annexes thereto). The aggregate proceeds contemplated by the Financing pursuant to the Debt Commitment Letter will be, if funded in accordance with the terms and conditions thereof (both before and after giving effect to any “flex” provisions contained in the Fee Letter), sufficient, when taken together with the amount of the Equity Financing, for the Buyer Parties to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including the payment of the Transactions Consideration and any fees and expenses of or payable by the Buyer Parties under this Agreement and the Commitment Letters that are due and payable on the Closing Date (collectively, the “Required Amount”). As of the date hereof, each of the Commitment Letters constitutes the legal, valid and binding obligation of the Buyer Parties and, to the Buyer Parties’ Knowledge, each other party thereto, enforceable against each party thereto in accordance with its terms, except insofar as such enforceability may be limited by the Enforceability Exceptions. As of the date hereof, the Buyer Parties have fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement pursuant to the Commitment Letters or otherwise in connection with the Financing. As of the date hereof, no event has occurred, and there is no condition or circumstance existing, which, with or without notice, lapse of time or both, could constitute or could reasonably be expected to constitute a breach or default on the part of the Buyer Parties or, to the Buyer Parties’ Knowledge, any other party thereto under any of the Commitment Letters or that would result in the Financing contemplated thereby to be unavailable or materially delayed. There are no conditions precedent related to the funding of the full amount of the Financing on the terms set forth in the Commitment Letters other than as expressly set forth in the Commitment Letters. None of the Commitment Letters has been modified or amended as of the date hereof (provided that the existence or exercise of “market flex” provisions contained in the Fee Letter shall not be deemed to constitute a modification or amendment of the Debt Commitment Papers) and, as of the date hereof, none of the commitments under any of the Commitment Letters has been withdrawn or rescinded in any respect. As of the date hereof, there are no other agreements, side letters or arrangements to which the Buyer Parties or any of their respective Affiliates is a party relating to the Financing that could adversely affect the availability of the Debt Financing or the Equity Financing. As of the date hereof, no Buyer Party has any reason to believe that the Buyer Parties or, to the Buyer Parties’ Knowledge, any other parties to the Commitment Letters will be unable to satisfy on a timely basis any condition of the Commitment Letters required to be satisfied by any Buyer Party or that the full amount of the Financing will not be available on the Closing Date.

Section 5.13    Certain Arrangements. As of the date hereof, there are no Contracts or commitments to enter into Contracts (a) between any Buyer Party or, to the Buyer Parties’ Knowledge, any of their respective Affiliates, on the one hand, and any member of the Partnership’s management or the Board or any beneficial owner of Units, on the other hand, that relate in any way to the Transactions (including as to continuing employment or equity roll-over) or (b) pursuant to which any Partnership Unaffiliated Unitholder would be entitled to receive value or consideration of a different amount or nature than the Partnership Unaffiliated Unitholder Consideration or pursuant to which any holder of Common Units agrees to vote to approve this Agreement or the Transactions

Section 5.14    Investment Company Act. No Buyer Party is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.15    No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, no Buyer Party nor any other Person, including any Affiliate of any Buyer Party, makes or has made any other express or implied representation or warranty with respect to the Buyer Parties or with respect to any other information provided to the Partnership Parties, the Board, the Conflicts Committee or their respective Representatives in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, including the Transactions. Without limiting the generality of the foregoing, except to the extent required otherwise by applicable Law, neither the Buyer Parties nor any other Person will have or be subject to, and each Buyer Party disclaims, any Liability or other obligation to the Partnership Parties or any other Person resulting from the distribution or communication to the Partnership Parties, the Board or the Conflicts Committee (including their respective Representatives) of, or the Partnership’s or the Partnership GP’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available, distributed or communicated to the Partnership Parties, the Board, the Conflicts Committee or their respective Representatives in connection with the transactions contemplated by this Agreement or the other Transaction Documents, unless any such information is the subject of an express representation or warranty set forth in this Article V. The Buyer Parties acknowledge and agree that, except for the representations and warranties contained in Article IV, the Buyer Parties have not relied on, and none of the Partnership Parties or any of their respective Affiliates or Representatives has made, any representation, warranty or statement, including as to the accuracy or completeness thereof, either express or implied, whether written or oral, concerning the Partnership Entities or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement and the other Transaction Documents or otherwise with respect to information provided by or on behalf of the Partnership Parties or any of their respective Affiliates or Representatives.

ARTICLE VI

Additional Covenants and Agreements

Section 6.1    Preparation of the Partnership Proxy Statement and Schedule 13E-3; No Solicitation; Partnership Unitholder Meeting.

(a)    As promptly as practicable following the date of this Agreement, the Partnership Parties and the Buyer Parties shall jointly prepare and file with the SEC the Schedule 13E-3 and any amendments thereto as required by Rule 13E-3 under the Exchange Act, and the Partnership and LM Infra shall prepare and the Partnership shall file with the SEC the Partnership Proxy Statement. Each of the Partnership and LM Infra shall use its commercially reasonable efforts to cause the definitive Partnership Proxy Statement to be filed with the SEC and to cause the Partnership Proxy Statement to be mailed to the Unitholders as promptly as reasonably practicable after all comments received from the SEC or the staff of the SEC have been cleared. Each of the Parties shall cooperate and consult with each other in connection with the preparation and filing of the Partnership Proxy Statement and the Schedule 13E-3, as applicable, including promptly furnishing to each other in writing upon reasonable request any and all information relating to a Party or its Affiliates as may be required to be set forth in the Partnership Proxy Statement or the Schedule 13E-3, as applicable, under applicable Law. If at any time prior to the First REIT Merger Effective Time any information relating to a Party or any of their respective Affiliates, directors or officers, is discovered by another Party that should be set forth in an amendment or supplement to the Partnership Proxy Statement or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Unitholders. The Parties shall notify each other promptly of the receipt of any comments, written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Partnership Proxy Statement, the Schedule 13E-3 or for additional information and each Party shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Partnership Proxy Statement, the Schedule 13E-3 or the transactions contemplated hereby. The Partnership Parties, with the Buyer Parties’ cooperation, shall use commercially reasonable efforts to respond as promptly as reasonably practicable to and use commercially reasonable efforts to resolve all comments received from the SEC or the staff of the SEC concerning the Partnership Proxy Statement as promptly as reasonably practicable and the Parties shall respond (with the cooperation of, and after consultation with, each other as provided by this Section 6.1) as promptly as reasonably practicable to and use commercially reasonable efforts to resolve all comments received from the SEC or the staff of the SEC concerning the Schedule 13E-3 as promptly as reasonably practicable. No filing of, or amendment or supplement to, including by incorporation by reference, or correspondence with the SEC with respect to the Partnership Proxy Statement or the Schedule 13E-3 will be made by the applicable Parties without providing the other Parties a reasonable opportunity to review and comment thereon, which comments the filing Party shall consider in good faith.

(b)    The Partnership shall, with the Buyer Parties’ cooperation, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the holders of Common Units (including any postponements, adjournments or recesses thereof, the “Partnership Unitholder Meeting”) for the purpose of obtaining the Partnership Unitholder Approval. The Partnership shall, (unless the Conflicts Committee has made a Partnership Adverse Recommendation Change in accordance with this Agreement) through the Board, recommend to the holders of Common Units approval of this Agreement and the Transactions (collectively, the “Board Recommendation”) and use reasonable best efforts to obtain from the holders of Common Units the Partnership Unitholder Approval. Without limiting the generality of the foregoing, the Partnership shall promptly advise LM Infra of any material communication received by the Partnership in writing after the date hereof from any Person related to any potential vote by a Significant Unitholder against the Transactions. The Partnership Proxy Statement shall include a copy of the Partnership Fairness Opinion and, unless the Conflicts Committee has made a Partnership Adverse Recommendation Change in accordance with this Agreement, the Board Recommendation. Without limiting the generality of the foregoing, the Partnership’s obligations pursuant to the first sentence of this Section 6.1(b) shall not be affected by a Partnership Adverse Recommendation Change by the Conflicts Committee. Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Partnership Unitholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Conflicts Committee has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Unitholders prior to the Partnership Unitholder Meeting or (iv) if the Partnership has delivered any notice contemplated by Section 6.1(e) and the time periods contemplated by Section 6.1(e) have not expired; provided, however, that in the case of the circumstances described in clauses (i), (ii), (iii) and (iv), the Partnership shall (x) be required to postpone or adjourn the Partnership Unitholder Meeting to the extent requested by LM Infra, for a total period not in excess of 20 Business Days, subject to clause (y), and (y) not be permitted to postpone or adjourn the Partnership Unitholder Meeting to a date after the date that is two Business Days prior to the Outside Date.

(c)    Unless this Agreement is validly terminated in accordance with Article VIII, the Partnership, with the Buyer Parties’ cooperation, shall submit this Agreement to the holders of Common Units for approval at the Partnership Unitholder Meeting even if the Conflicts Committee shall have effected a Partnership Adverse Recommendation Change.

(d)    Except as expressly permitted by this Section 6.1, the Partnership Parties shall not, and shall cause their respective Subsidiaries and their respective Representatives not to, directly or indirectly (i) withdraw, modify or qualify, or propose to publicly withdraw, modify or qualify, in a manner adverse to the Buyer Parties, the Board Recommendation or the Committee Recommendation or (ii) fail to include the Board Recommendation in the Partnership Proxy Statement (the taking of any action described in clauses (i) or (ii) being referred to as a “Partnership Adverse Recommendation Change”).

(e)    Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Partnership Unitholder Approval, and subject to compliance in all material respects with this Section 6.1(e), the Conflicts Committee may make a Partnership Adverse Recommendation Change in response to an Intervening Event if the Conflicts Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to effect such Partnership Adverse Recommendation Change would be inconsistent with its duties under applicable Law, as modified by the Partnership Agreement; provided, however, that any Partnership Adverse Recommendation Change shall have no effect on the validity of the Special Approval granted by the Conflicts Committee, which shall remain in full force and effect for all purposes under the Partnership Agreement and, further provided, however, that the Conflicts Committee may not effect a Partnership Adverse Recommendation Change pursuant to the foregoing unless:

(i)    the Conflicts Committee has provided prior written notice to LM Infra specifying in reasonable detail the reasons for such action at least three Business Days in advance of its intention to make a Partnership Adverse Recommendation Change, unless at the time such notice is otherwise required to be given if there are fewer than three Business Days prior to the expected date of the Partnership Unitholder Approval, in which case such notice shall be provided as far in advance as practicable (the period inclusive of all such days, the “Partnership Notice Period”); and

(ii)    during the Partnership Notice Period, the Conflicts Committee has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with LM Infra in good faith (to the extent LM Infra desires to negotiate in its sole discretion) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change in response to an Intervening Event would not be inconsistent with the Conflicts Committee’s duties under applicable Law, as modified by the Partnership Agreement, provided, however, that the Conflicts Committee shall take into account all changes to the terms of this Agreement proposed by LM Infra in determining whether to make a Partnership Adverse Recommendation Change.

Section 6.2    Conduct of Business.

(a)    Prior to the Closing Date,

(i)    the Partnership GP shall cause the other Partnership Entities to, operate in the ordinary course of business consistent with past practices in all material respects except as prohibited by applicable Law or as otherwise contemplated by this Agreement or any of the other Transaction Documents; provided, that this Section 6.2(a)(i) shall not prohibit the Partnership Entities from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to (i) changes or developments resulting from the COVID-19 pandemic or (ii) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to the Partnership Entities to take commercially reasonable actions outside of the ordinary course of business consistent with past practice and in a manner not involving the entry by any Partnership Entity into businesses that are materially different from the businesses of the Partnership Entities on the date hereof; and

(ii)    the Partnership GP shall, subject to the requirements of the Partnership Agreement and the limitations of applicable Law, cause the Partnership to declare and pay regular quarterly cash dividends of $0.20 per Common Unit to the holders of the Common Units with declaration, record and payment dates consistent with past practice.

(b)    Except (1) as provided in this Agreement or any of the other Transaction Documents, (2) as described on Section 6.2 of the Partnership Disclosure Schedule, (3) as required by applicable Law or COVID-19 Measures, or (4) as consented to in writing by LM Infra (such consent shall not be unreasonably withheld, delayed or conditioned), prior to the Closing Date, the Partnership GP shall not, and shall cause the other Partnership Entities not to, as applicable:

(i)    amend the Organizational Documents of (x) the Partnership GP, the Partnership, REIT LLC or REIT Subsidiary or (y) any other Partnership Entity if, in the case of this clause (y), such amendment is adverse to the Buyer Parties in any material respects or would reasonably be expected to materially impair the ability of the Parties to perform their respective obligations or to consummate the transactions under this Agreement or materially impede their respective consummation or performance of the transactions or obligations under this Agreement;

(ii)    declare or pay any distribution payable in cash, stock or property, other than (x) pursuant to Section 6.2(a)(ii) or (y) as required by the terms of the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, REIT LLC Preferred Units and REIT Subsidiary Preferred Stock.

(iii)    make or enter into any transaction or series of related transactions for the acquisition or disposition of material assets, rights or property or the expansion of, or other capital projects relating to, existing material assets, rights or properties that involves a total purchase price or cost exceeding $50,000,000 individually or in the aggregate; provided, however, that nothing in this Section 6.2(b)(iii) shall be deemed to constitute a restriction on any expansion projects, capital projects and other authorizations for expenditure, in each case, approved prior to the date hereof, and authorized expenditures relating thereto or contemplated thereby shall not count toward the dollar limitation referenced in this Section 6.2(b)(iii);

(iv)     split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any Partnership Entity’s capital stock or other equity interests;

(v)    enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization or other reorganization, in each case, to the extent such transaction would reasonably be expected to materially impair the ability of the Parties to perform their respective obligations or to consummate the transactions under this Agreement or materially impede their respective consummation or performance of the transactions or obligations under this Agreement;

(vi)    issue, deliver, grant, pledge, transfer, dispose of, encumber or sell any equity securities in any Partnership Entity (other than in connection with the Debt Financing); provided, that nothing in this Section 6.2(b)(vi) shall be deemed to restrict (i) the vesting or payment, or the acceleration of the vesting or payment, of any awards consisting of Common Units or other equity awards in accordance with the terms of any existing equity-based, bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan (including in connection with any equity award holder’s termination of service) or (ii) the issuance of Common Units upon conversion of any Series A Preferred Units, Series B Preferred Units or Series C Preferred Units in accordance with the Partnership Agreement;

(vii)    repurchase, redeem or otherwise acquire any securities of any Partnership Entity;

(viii)    (1) grant any awards consisting of Common Units, Equity Participation Units or other equity securities in any Partnership Entity under the Partnership LTIP or any other equity incentive plan, (2) terminate, adopt, amend or enter into any employee benefit plan, program or arrangement; (3) hire or terminate the employment of any executive officer or (4) modify the compensation or benefits of any Employee in existence as of the date hereof;

(ix)    waive, release, assign, settle or compromise any Proceeding to which a Partnership Entity is a party, including any state or federal regulatory Proceeding, seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Partnership Material Adverse Effect;

(x)    create, assume, incur, modify, guarantee or otherwise become liable for, either directly or indirectly, any material indebtedness except for indebtedness that does not violate the terms of any other then-existing indebtedness of any Partnership Entity; provided, however, that the Partnership GP shall not create, assume, incur or modify, either directly or indirectly, any indebtedness; or

(xi)    (1) agree, in writing or otherwise, to take any of the foregoing actions, or (2) take any action or agree, in writing or otherwise, to take any action that would reasonably be expected to materially impair the ability of the Parties to perform their respective obligations or to consummate the transactions under this Agreement or materially impede their respective consummation or performance of the transactions or obligations under this Agreement.

Section 6.3    Regulatory Approvals; Other Efforts Related to the Consummation of the Merger.

(a)    Each Party shall, and shall cause its respective Affiliates to, (i) make or cause to be made any filings to the extent required or requested of such Party or any of its Subsidiaries under any applicable Laws or by any Governmental Authority with competent jurisdiction with respect to this Agreement and the other Transaction Documents as promptly as is reasonably practicable (including making the required filings under the Required

Approvals within ten (10) Business Days after the date hereof); (ii) reasonably cooperate with the other Parties and furnish all information in such Party’s possession that is necessary in connection with any other Party’s filings; (iii) use commercially reasonable efforts to secure the expiration or termination of any applicable waiting period and clearance or approval by any relevant Governmental Authority with respect to this Agreement and the other Transaction Documents as promptly as is reasonably practicable; (iv) promptly inform the other Parties of (and, at any other Party’s reasonable request, supply to such other Party) any communication (or other correspondence, submission or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of any applicable filings; (v) comply, as promptly as is reasonably practicable and with due regard to maintaining the confidentiality of information that would be commercially harmful if publicly disclosed, with any requests received by such Party or any of its Affiliates under any Laws for additional information, documents, submissions or other materials; (vi) use commercially reasonable efforts to respond to and resolve any questions that may be raised, or objections as may be asserted, by any Governmental Authority with respect to this Agreement and the other Transaction Documents; and (vii) use commercially reasonable efforts to contest and resist any Proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging this Agreement and the other Transaction Documents as violative of any Law. Notwithstanding anything to the contrary in this Section 6.3, materials and information provided to another Party or its outside counsel may be redacted, or to the extent reasonably necessary withheld entirely, (x) as necessary to comply with contractual arrangements (other than any contractual arrangements specifically entered into in order to avoid disclosure under this Section 6.3) and (y) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(b)    Notwithstanding anything herein to the contrary, in no event shall any of the Buyer Parties, Landmark Dividend, or any of their respective Affiliates be required to take or agree to take any of the following actions on behalf of themselves, the Partnership Parties or any of their respective Subsidiaries in order to ensure that no Governmental Authority enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any Law or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Transactions, or to ensure that no Governmental Authority with the authority to grant a Required Approval or otherwise clear, authorize or approve the consummation of the Transactions, fails to do so by the Outside Date: (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses; (ii) terminating existing relationships, contractual rights or obligations; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations or (v) effectuating any other change or restructuring of the Partnership Parties, the Buyer Parties, Landmark Dividend or any of their Affiliates (each a “Divestiture Action”). The Partnership Parties shall and shall cause their respective Subsidiaries to agree to take any Divestiture Action requested by LM Infra if such actions are only effective after the Effective Time and conditioned upon the consummation of the Transaction.

Section 6.4    Financing.

(a)    Prior to the Closing, each Partnership Entity shall use its reasonable best efforts to provide, and cause its Representatives to provide, all such assistance with the Debt Financing as is reasonably requested by Buyer Parties, in each case, in connection with the arrangement of, and the satisfaction on a timely basis of all relevant conditions precedent to, the Debt Financing. Such assistance shall include, but not be limited to: (i) reasonable participation in, and reasonable assistance with, the preparation of the Marketing Material and rating agency presentations and reasonable cooperation with the marketing efforts of the Buyer Parties and the Debt Financing Sources; (ii) reasonable participation by senior management of the Partnership Entities in a reasonable number of rating agency presentations, meetings with prospective Debt Financing Sources, conference calls, road shows (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders of, any Debt Financing) and drafting sessions, in each case upon reasonable prior notice and at times and locations to be mutually agreed in good faith; (iii) delivering customary authorization letters authorizing the distribution of Marketing Material to prospective lenders or investors and containing a representation to such prospective lenders or investors that the public side versions of such documents, if any, do not include material non-public information about the Partnership Entities; (iv) furnishing the Buyer Parties and the Financing Sources promptly, and, in any event, at least four Business Days prior to the Closing Date, with all documentation and other information in respect of the Partnership Entities that any Debt Financing Source has requested in writing at least nine Business Days prior to the Closing Date that they reasonably determine is required by Governmental Authorities under applicable “beneficial ownership,” “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; (v) assisting the Buyer Parties in connection with the preparation by Buyer Parties of the Debt Financing Documents (including executing and delivering the Debt Financing Documents with respect thereto and facilitating the obtaining of guarantees and pledging of collateral in connection with the Debt Financing) and the borrowing of loans including by causing the Organizational Documents of the Partnership Entities to be amended in a manner reasonably requested by the Buyer Parties to permit or facilitate the Debt Financing and taking such corporate or partnership action reasonably requested by the Buyer Parties and necessary to permit the completion of the Debt Financing; (vi) cooperating with any due diligence in connection with the Debt Financing, to the extent customary and reasonable; (vii) (x) using commercially reasonable efforts to cause the independent accountants of the Partnership Entities to provide assistance and cooperation to the Buyer Parties in connection with the Debt Financing, including using commercially reasonable efforts to cause such independent accountants to (A) provide customary consents to use their audit reports on the audited financial statements provided as part of the Financing Information and (B) cause their participation in accounting due diligence sessions and assistance with any pro forma financial statements as required pursuant the Debt Commitment Letter, (y) issuing any customary representation letters to its independent accountants in connection with any financial statements included in any Marketing Materials in respect of the Debt Financing and (z) cooperating with the Buyer Parties’ legal counsel in connection with any legal opinions that such counsel may be required to deliver in connection with the Debt Financing; (viii) assisting with the payoff of existing indebtedness of the Partnership Entities on the Closing Date and the release of related liens on the Closing Date (including obtaining customary payoff letters, lien terminations and other instruments of discharge for any indebtedness required by the terms of this Agreement to be repaid at Closing (and including providing any required prepayment notices with respect thereto)); and (ix) using commercially reasonable efforts to ensure that any syndication efforts in connection with the Debt Financing benefit from existing lending and investment banking relationships of the Partnership Entities. Information provided by the Partnership Entities in connection with the Debt Financing shall only be provided to Financing Sources or potential Financing Sources and rating agencies, in each case, that have agreed to be bound by customary confidentiality provisions reasonably acceptable to the Partnership Entities. The Partnership Entities hereby consent to the use of all of the Partnership Entities’ logos in connection with the Debt Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Partnership Entities, their respective Affiliates or their respective business, or the reputation or goodwill thereof. The Buyer Parties acknowledge and agree that the obtaining of the Debt Financing shall not constitute a condition to the Buyer Parties obligation to close the transactions contemplated by this Agreement. For the avoidance of doubt, the Partnership Entities assistance obligations pursuant to this clause (a) shall include obligations to assist the Buyer Parties in connection with the granting of a security interest (and perfection thereof) in the equity interests of the Partnership Entities that are to be pledged as “collateral” thereunder, including requesting that the transfer agent with respect to the applicable Partnership Entity make any applicable notations in the equity register of the applicable Partnership Entity reflecting the pledge of its equity interests that constitute “collateral” in favor of the Debt Financing Sources or an agent or trustee on their behalf if required or, if certificated, delivering duly executed stock certificates to, or at the direction of, the Buyer Parties with respect to the applicable Partnership Entity on the Closing Date.

(b)    Each Partnership Entity shall promptly deliver the Financing Information to the Buyer Parties (and such other financial and operational information reasonably requested by the Buyer Parties or the Financing Sources); provided that, without limiting the requirement of the Partnership Entities to assist the Buyer Parties with the preparation of pro forma or projected financial information, the Partnership Entities shall not be responsible for the preparation of pro forma or projected financial information, which shall be prepared solely by Buyer Parties, and the Partnership Entities shall have no liability with respect to such information prepared by the Buyer Parties).

(c)    In connection with the cooperation contemplated in Section 6.4(a) and notwithstanding anything to the contrary therein, (i) no Partnership Entity or any of its Affiliates or any of their respective equityholders or governing bodies shall be required to pass resolutions or consents to approve or authorize the amendment of any Organizational Documents of any Partnership Entity or the execution of the Debt Financing Documents or execute or deliver any certificate, document, instrument or agreement in connection therewith or the Financing that is effective prior to the Closing Date (except for the authorization letters set forth in Section 6.4(a)(iii)); (ii) no obligation of any Partnership Entity or any of its Affiliates or any of their respective partners, members or Representatives under any certificate, document, instrument or agreement, entered into pursuant to the foregoing shall, without such Person’s prior express written consent, be effective until Closing (except for the authorization letters set forth in Section 6.4(a)(iii)); (iii) no Partnership Entity or any of its Affiliates or any of their respective partners, members or Representatives shall be required to pay any commitment or other similar fee, or incur any other cost or expense or Liability (except for any cost or expense that is subject to the expense reimbursement provision expressly set forth in Section 6.4(f)), in connection with the Debt Financing; (iv) no such cooperation shall be required to the extent that any such action, in the good faith determination of any Partnership Entity, would unreasonably interfere with the ongoing business or operations of any Partnership Entity or any of its Affiliates; (v) no Partnership Entity or any of its Affiliates or any of their respective partners, members or Representatives shall be required to deliver any information if it is not reasonably available to it or prepared in the ordinary course of its business; (vi) no Partnership Entity or any of its Affiliates or any of their respective partners, members or Representatives shall be required to deliver any certificate, document, instrument or agreement if any representation and warranty or certification set forth therein would be inaccurate in any material respect or would reasonably be expected to result in personal liability; and (vii) no such cooperation shall be required to the extent it would reasonably be expected to conflict with or violate any Law, or result in the contravention of, or result in a violation or breach of, or default under, any Contract of any Partnership Entity or this Agreement.

(d)    The Buyer Parties shall use their reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things, necessary, proper or advisable to consummate and obtain the Financing (to the extent contemplated by the Commitment Letters to be funded on the Closing Date) on the Closing Date on terms and conditions no less favorable to the Buyer Parties, taken as a whole, than the terms and conditions described in the Commitment Letters. Such actions shall include, but not be limited to, using reasonable best efforts to: (i) maintain in effect the Commitment Letters, provided that the Buyer Parties may replace, amend or terminate the Debt Commitment Papers (including to add new lenders, lead arrangers, bookrunners, syndication agents or similar entities to the Debt Commitment Papers pursuant to the terms thereof) in accordance with this Section 6.4(d) and Section 6.4(e); (ii) cause the Equity Financing to be consummated upon satisfaction of the conditions set forth in the Equity Commitment Letter; (iii) satisfy on a timely basis all Financing Conditions (unless such conditions are waived) that are within Buyer Parties’ control to the extent the failure to comply with such obligations would adversely impact the amount or timing of the Financing or the availability of the Financing at the Closing; (iv) negotiate, execute and deliver Debt Financing Documents on terms no less favorable to the Buyer Parties, taken as a whole, than the terms contained in the Debt Commitment Papers (including any “market flex” provisions of the Fee Letter) and (v) enforce the Buyer Parties’ rights under the Commitment Letters in a timely and diligent manner in good faith to the extent that the failure to enforce would adversely impact the amount or timing of the Financing or the availability of the Financing at the Closing. In the event that all conditions contained in the Commitment Letters have been satisfied (or upon funding will be satisfied) and all closing conditions contained in Article VII of this Agreement have been satisfied (other than those conditions which by their terms are only capable of being satisfied at the Closing) or waived, to the extent permitted by applicable Law, by the Party entitled to the benefit thereof, each Buyer Party shall use reasonable best efforts (including by taking enforcement action) to cause the Financing to be funded on the Closing Date. Buyer Parties shall not, without the prior written consent of the Partnership Parties (not to be unreasonably withheld, conditioned or delayed), permit any amendment, supplement or modification to, or any waiver of any provision or remedy under, or replace, or enter into any other agreements, side letters or arrangements relating to, (x) the Equity Commitment Letter or (y) the Debt Commitment Papers, if such amendment, supplement, modification, waiver, replacement or other agreements, side letters or arrangements (provided that (I) the existence or exercise of “market flex” provisions contained in the Fee Letter nor (II) adding, supplementing or joining additional Debt Financing Sources to the Debt Commitment Papers, in each case shall not be deemed to constitute a modification or amendment of the Debt Commitment Papers) to the Debt Commitment Papers would (A) reasonably be expected to make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing materially less likely to occur, (B) reduce the aggregate amount of the Financing from that contemplated in the Commitment Letters to an amount that is less than the Required Amount, (C) materially and adversely affect the ability of the Buyer Parties to enforce their rights against any of the other parties to the Commitment Letters as so amended, supplemented, modified, waived or replaced, relative to the ability of the Buyer Parties to enforce their rights against any of such other parties to the Commitment Letters as in effect on the date hereof or (D) add new or additional conditions, or otherwise expand upon the conditions precedent to the Financing as set forth in the Commitment Letters, or modify the terms of the Financing in a manner that would reasonably be expected to materially prevent, impede or delay the timely funding of the Required Amount on the Closing Date or the consummation of the transactions contemplated by this Agreement (the “Prohibited Conditions”); provided that, notwithstanding the foregoing, the Buyer Parties may reduce the amount of the Equity Financing or Debt Financing, so long as (x) when taken together with the amount of the Debt Financing or Equity Financing, as applicable, the aggregate amount of Financing is equal to at least the Required Amount, (y) such reduction does not make satisfaction of the conditions precedent to funding of the Financing less likely to occur and (z) the Buyer Parties do not have any reason to believe that the full amount of the Financing needed to pay the Required Amount will not be available to the Buyer Parties on or prior to the Closing Date. Upon any such amendment, supplement, modification, waiver or replacement of the Debt Commitment Papers in accordance with this Section 6.4(d) or Section 6.4(e) below, the Buyer Parties shall promptly deliver to the Partnership Entities a true and complete copy thereof, and the terms “Debt Commitment Letter,” “Debt Commitment Papers” and “Debt Financing” shall thereafter refer to the Debt Commitment Papers as so amended, supplemented, modified, waived or replaced and the Debt Financing contemplated thereby. The Buyer Parties shall use its reasonable best efforts to keep the Partnership Entities informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange and obtain any Financing upon written request by the Partnership Entities therefor.

(e)    The Buyer Parties shall give the Partnership Entities prompt written notice of (i) any material breach, default, termination or written repudiation by any party to the Commitment Letters of which any Buyer Party or any of its Affiliates becomes aware; (ii) the receipt by the Buyer Parties of any written notice or other written communication from any Financing Source with respect to any actual breach, default, termination or written repudiation by such party to the Commitment Letters, or of any provisions thereto; and (iii) the occurrence of any event or development that the Buyer Parties expect to have an adverse impact on the ability of the Buyer Parties to obtain the timely funding of the Required Amount on the Closing Date or to consummate the transactions contemplated by this Agreement. As soon as reasonably practicable, but in any event within three Business Days of the date the Partnership Entities deliver to the Buyer Parties a written request, the Buyer Parties shall provide any information reasonably requested by the Partnership Entities relating to any circumstance referred to in the immediately preceding sentence. Without limiting Buyer Parties’ obligations hereunder, if any portion of the Debt Financing becomes unavailable or Buyer Parties (other than pursuant to a termination and replacement of the Debt Commitment Letter permitted under Section 6.4(d)) become aware of any event or circumstance that makes any portion of the Debt Financing unavailable, in each case, on the terms and conditions contemplated in the Debt Commitment Papers, each Buyer Party shall (A) notify the Partnership Entities of the occurrence thereof and the reasons therefor on a reasonably prompt basis; (B) use its reasonable best efforts to obtain, as promptly as practicable after the occurrence of such event, alternative financing from the same or alternative financing sources (1) in an amount at least equal to the amount of the Debt Financing or such unavailable portion thereof (in each case, after giving effect to any increase, if any, in the amount of the equity financing to be provided pursuant to the Equity Commitment Letter) and (2) which alternate financing shall not be subject to any conditions precedent that would constitute Prohibited Conditions and shall otherwise be on terms (including structure, covenants and pricing), (x) not materially less favorable to the Buyer Parties, taken as a whole, than the terms and conditions set forth in the Debt Commitment Letter (including any “market flex” provisions contained in the Fee Letter) and (y) not materially less favorable to the parties to the Equity Commitment Letter (including after taking into account impact of any structure, covenants and pricing on such parties’ expected post-Closing restructuring transactions) than the terms and conditions set forth in the Equity Commitment Letter; (C) keep the Partnership Entities reasonably informed on a current basis of the status of their efforts to consummate such alternative financing; and (D) provide the Partnership Entities with true and complete fully executed copies of the documentation with respect to any new financing. Neither the Buyer Parties nor any of their respective Affiliates shall amend, modify, supplement, restate, assign, substitute or replace any of the Commitment Letters except as provided herein. Notwithstanding the foregoing, in no event shall the Buyer Parties be under any obligation to disclose any information that may not be disclosed in accordance with the requirements of applicable Law.

(f)    The Buyer Parties shall, upon request by any Partnership Entity, its current and future Affiliates, and each of their respective current and future direct and indirect equityholders, members, partners and Representatives (collectively, the “Partnership Indemnified Parties”), or any Partnership Entity, reimburse such Partnership Indemnified Parties or Partnership Entities, as applicable, for all reasonable and documented out-of-pocket costs and expenses incurred by such Partnership Indemnified Parties or Partnership Entities, as applicable, including reasonable attorney’s fees and accountants’ fees of attorneys and/or accounts engaged to assist in connection with the Debt Financing, in connection with cooperation required under or with respect to requests made under this Section 6.4 (including this Section 6.4(f); provided that no such reimbursement shall be required to be made until the earlier of (x) the Closing Date or (y) 10 Business Days following the termination of this Agreement in accordance with Article VIII. This Section 6.4(f) shall survive the consummation of the transactions contemplated by this Agreement and the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced by, each of the third party beneficiaries hereto. The Buyer Parties shall indemnify and hold harmless the Partnership Indemnified Parties and the Partnership Entities from and against any and all Losses suffered or incurred by them in connection with the arrangement and completion of any Debt Financing or related transactions in connection with financing the transactions contemplated by this Agreement and the other Transaction Documents, and the performance of their respective obligations under this Section 6.4 (including any action taken in accordance with this Section 6.4(f)) and any information utilized in connection therewith; provided, however, that the foregoing obligations to any Partnership Indemnified Party shall not apply to any information provided by the Partnership Entities or their Affiliates or other Representatives or to any Losses incurred (i) as a result of the willful misconduct or gross negligence of any such Partnership Indemnified Party or (ii) arising out of any material misstatement or omission of information provided hereunder by any such Partnership Indemnified Party.

Section 6.5    Public Announcements. Except in connection with a Partnership Adverse Recommendation Change, the Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, and none of the Buyer Parties and their Affiliates, on the one hand, nor the Partnership Parties and their Affiliates, on the other hand, shall issue any such public announcement, statement or other disclosure without having first notified the Buyer Parties, on the one hand, or the Partnership Parties, on the other hand, and provided such Parties with, if legally permitted and practically possible, a reasonable time period to review and comment thereon and give due consideration to any reasonable comments thereto; provided that “a reasonable time period” shall in all cases require a Party to inform the other Party with sufficient time to allow such other Party to timely announce publicly or file any reports with the SEC as required under the Exchange Act or the Securities Act or any applicable requirements of a national securities exchange; provided, further, that in connection with a Partnership Adverse Recommendation Change, any public announcement, statement or other disclosure shall be provided to the Buyer Parties a reasonable period of time prior to issuance, but the Buyer Parties and their Affiliates shall not have any right hereunder to comment thereon prior to issuance, and the Conflicts Committee shall have no obligation to consider any such comments. Notwithstanding the foregoing, any Party may make, without consulting or notifying any other Party, public announcements, statements or other disclosures with respect to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby that are not materially inconsistent with, and do not contain any material information not disclosed in, previous public announcements, statements or other disclosures made by a Party in compliance with this Section 6.5.

Section 6.6    Access to Information. From the date hereof until the Closing Date, the Partnership Parties shall provide the Buyer Parties and their Affiliates and Representatives with reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records of the Partnership Entities; provided that such access does not unreasonably interfere with the normal operations of any of the Partnership Entities.

Section 6.7    Indemnification and Insurance.

(a)    From and after the Closing, the Buyer Parties and the Surviving Entity jointly and severally agree (i) to indemnify and hold harmless each Covered Person (as defined below) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, relating to or arising out of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, in which any such Covered Person may be involved, as a party or otherwise, by reason of its status as a Covered Person and acting (or omitting or refraining to act) in such capacity on behalf of or for the benefit of the Partnership, and (ii) to advance to such Covered Person expenses (including legal fees and expenses) incurred by such Covered Person in connection therewith, in the case of each of clauses (i) and (ii), to the same extent provided in, and in accordance with, the Organizational Documents of the Partnership Entities as of the execution date of this Agreement.

(b)    The Buyer Parties agree that all rights to indemnification, exculpation and advancement of expenses, elimination of liability and exculpation from liabilities existing in favor of (x) any Person (together with such Person’s heirs, executors and administrators) who is or was, or at any time prior to the Closing Date becomes, an officer, director or manager of any Partnership Entity or (y) any Person (together with such Person’s heirs, executors and administrators) who is or was serving, or at any time prior to the Closing Date serves, at the request of any Partnership Entity as an officer, director, member, general partner, fiduciary or trustee of another Person (other than Persons solely providing, on a fee-for-services basis, trustee, fiduciary or custodial services) (each, a “Covered Person”), as provided in the respective Organizational Documents of such Partnership Entities in effect as of the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 6.7(b) of the Partnership Disclosure Schedule, shall survive the Closing and shall continue in full force and effect for a period of not less than six years following the Closing Date, and the Buyer Parties shall cause each Partnership Entity and the Surviving Entity to honor and maintain in effect all such rights to indemnification, exculpation and advancement of expenses, elimination of Liability and exculpation from liabilities during such period. For a period of not less than six years, the Buyer Parties shall not, and shall not cause or permit any Partnership Entity or the Surviving Entity to, amend, restate, waive or terminate any Organizational Document of the Partnership Entities in any manner that would adversely affect the indemnification or exculpation rights of any such Covered Person.

(c)    The Buyer Parties covenant and agree that, during the period that commences on the Closing Date and ends on the sixth anniversary of the Closing Date, with respect to each Covered Person, including, for the avoidance of doubt, any such director, manager or officer that resigned or was removed effective as of the Closing pursuant to this Agreement, the Buyer Parties shall cause such applicable Partnership Entity and the Surviving Entity (i) to continue in effect the current fiduciary liability insurance policy or policies that such Partnership Entity has as of the date of this Agreement, or (ii) upon the termination or cancellation of any such policy or policies, (A) to provide fiduciary liability or similar insurance in substitution for, or in replacement of, such cancelled or terminated policy or policies or (B) to provide a “tail” or runoff policy (covering all claims, whether choate or inchoate, made during such six year period), in each case, providing coverage thereunder for acts, events, occurrences or omissions occurring or arising at or prior to the Closing that is no less advantageous to each such Covered Person (including policy limits, exclusions and scope) as in existence as of the date of this Agreement covering such acts, events, occurrences or omissions under the fiduciary liability insurance or similar policy maintained by the Partnership Entities as of the date of this Agreement; provided that Buyer Parties and the Partnership Entities shall not be required to pay premiums for such insurance policy in excess of 300% of the current premium for such coverage, but shall purchase as much of such coverage as possible for such applicable amount.

(d)    In the event that any Buyer Party or any Partnership Entity (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) in one or more series of transactions, directly or indirectly, transfers all or substantially all of its properties and assets to any Person (whether by consolidation, merger or otherwise), then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, assumes the obligations set forth in this Section 6.7.

(e)    The provisions of this Section 6.7 shall survive the consummation of the transactions contemplated hereby for a period of six years; provided, however, that in the event that any claim or claims for indemnification or advancement of expenses set forth in this Section 6.7 are asserted or made within such six-year period, all rights to indemnification and advancement of expenses in respect of any such claim or claims shall continue until the disposition of such claims. The provisions of this Section 6.7 (i) are expressly intended to benefit each Covered Person, (ii) shall be enforceable by any Covered Person and its heirs and representatives against the Partnership Entities and the Buyer Parties, and (iii) shall be in addition to any other rights such Covered Person or its heirs and representatives have under the Organizational Documents of any Partnership Entity or applicable Law.

(f)    This Section 6.7 shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of a Covered Person as provided herein except with the prior written consent of such Covered Person.

Section 6.8    Fees and Expenses. Except as otherwise provided in Section 6.4(f) and Section 8.2, all fees and expenses incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, shall be the obligation of the respective Party incurring such fees and expenses.

Section 6.9    Section 16 Matters. Prior to the First Partnership Merger Effective Time, the Partnership Parties shall, with the Buyer Parties’ cooperation, take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Units (including derivative securities with respect to Units) or acquisitions of Units (including derivative securities with respect to Units) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10    Termination of Trading and Deregistration. The Partnership will cooperate with LM Infra and use reasonable best efforts to take, or cause to be taken, all actions and all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ Global Market to enable (a) the delisting of the Common Units from the NASDAQ Global Market and the termination of trading of the Common Units on the Closing Date and (b) the deregistration of the Common Units under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.11    Conflicts Committee. Prior to the earlier of the First REIT Merger Effective Time and the termination of this Agreement in accordance with Article VIII, neither the Partnership GP nor any Buyer Party shall, without the consent of the Conflicts Committee, eliminate the Conflicts Committee, or revoke or diminish the authority of the Conflicts Committee, or remove or cause the removal of any member of the Board that is a member of the Conflicts Committee either as a member of such board or such committee without the affirmative vote of the members of the Board, including the affirmative vote of each of the other members of the Conflicts Committee. For the avoidance of doubt, this Section 6.11 shall not apply to the filling, in accordance with the provisions of the Partnership GP LLC Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

Section 6.12    Tax Matters.

(a)    Each of the First REIT Merger and the Second REIT Merger is intended to be treated as a complete liquidation of the REIT LLC and the REIT Subsidiary (as applicable) for U.S. federal income Tax purposes, and this Agreement is hereby adopted as a plan of liquidation.

(b)    The Partnership Parties shall use commercially reasonable efforts to cooperate with the Buyer Parties to cause each LMRK Company that is a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code to become an entity that is “disregarded as an entity separate from its owner” within the meaning of Treasury Regulations Section 301.7701-2(c)(2) prior to the Equity Sales.

Section 6.13    Takeover Statutes. The Partnership Parties and LM Infra shall each use reasonable best efforts to (a) take all action necessary to ensure that no Takeover Statute is or becomes applicable to any of the transactions contemplated hereby and (b) if any Takeover Statute becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise minimize the effect of such Takeover Statute or Law on the transaction.

Section 6.14    Reporting. To the extent that consideration paid or payable pursuant to Section 3.1(b) or Section 3.1(c) is treated as part of a partnership merger within the meaning of Treasury Regulations Section 1.708-1(c), the Partnership shall report the consideration consistent with Treasury Regulations Section 1.708-1(c)(4).

Section 6.15    Notification of Certain Matters. Each of the Partnership Parties and Buyer Parties shall give prompt notice to the other of (a) any fact, event or circumstance known to it that (i) could reasonably be expected to, individually or taken together with all other facts, events and circumstances known to it, result in any Partnership Material Adverse Effect or prevent, materially delay or impair the ability of such Party to consummate the Merger or comply with its respective obligations under this Agreement or (ii) could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, (b) any change in the Partnership’s financial condition or business that results in, or could reasonably be expected to result in, a Partnership Material Adverse Effect, (c) any Proceedings, to the extent such Proceedings relate to this Agreement or the Merger or result in a Partnership Material Adverse Effect or (d) any notice or other communication received from any Governmental Authority or other Person related to this Agreement or the transactions contemplated hereby alleging that the consent of such Person is or may be required in connection with this Agreement or the transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to cause any of the conditions to the Closing set forth in Article VII not to be satisfied or to cause the satisfaction thereof to be materially delayed.

Section 6.16    Transaction Litigation. The Partnership shall give LM Infra prompt notice and the opportunity to participate in the defense or settlement of any security holder litigation against the Partnership Parties or their respective directors relating to the Transactions and the other transactions contemplated hereby; provided, that the Partnership shall in any event control such defense and/or settlement and shall not be required to provide information if doing so would be reasonably expected to violate the confidentiality obligations of the Partnership or threaten the loss of any attorney-client privilege or other applicable legal privilege.

Section 6.17    Further Assurances; Commercially Reasonable Efforts. From and after the execution date of this Agreement, upon the terms and subject to the conditions hereof, each of the Parties shall use its commercially reasonable efforts to (a) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable (but in any event before a termination of this Agreement) and (b) defend any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement, the Transaction Documents or the consummation of the transactions contemplated hereby and thereby, or seek to have lifted or rescinded any Restraint or other order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement or the other Transaction Documents. Without limiting the foregoing but subject to the other terms of this Agreement, the Parties agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents. Notwithstanding the foregoing, nothing in this Agreement will require any Party to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other condition in order to obtain any consent or approval or other clearance required by this Agreement.

Section 6.18     Voting. Each of Landmark Dividend and the Buyer Parties covenants and agrees that, until the First Partnership Merger Effective Time or the earlier termination of this Agreement, (i) at the Partnership Unitholder Meeting or any other meeting of Limited Partners or any vote or consent of Partnership Interests in connection with a vote or consent of the Limited Partners, however called, it will vote, or cause to be voted, all Common Units then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of the approval of this Agreement (as it may be amended or otherwise modified from time to time) and the Transactions and the approval of any actions required in furtherance thereof and (ii) that it will not, and will cause each of its Subsidiaries not to, directly or indirectly, transfer, assign or otherwise dispose of any Common Units owned by Landmark Dividend, such Buyer Party or its Subsidiaries, other than to any of their respective Affiliates so long as such Affiliates agree to be bound by the provisions of this Section 6.18 to the same extent as the Buyer Parties and Landmark Dividend.

ARTICLE VII

Conditions Precedent

Section 7.1    Conditions to Effect the Equity Sales.

(a)    Conditions to Each Party’s Obligation to Effect the Equity Sales. The respective obligations of each Party hereto to effect the Equity Sales shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(i)    Partnership Unitholder Approval. The affirmative vote or consent in favor of the approval of this Agreement and the Transactions by holders of at least a majority of the Outstanding Common Units (the “Partnership Unitholder Approval”).

(ii)    No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting the consummation of the Equity Sales or any of the other transactions contemplated hereby or making the consummation of the Equity Sales or any of the other transactions contemplated hereby illegal.

(iii)    Regulatory Approvals. Any Required Approvals shall have been obtained and shall be in full force and effect.

(b)    Conditions to Obligations of LM DV Infra to Effect the Equity Sales. The obligations of LM DV Infra to effect the Equity Sales are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(i)    Representations and Warranties. (i) The representations and warranties of the Partnership Parties contained in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.11 and Section 4.13(g) shall be true and correct in all material respects and (ii) the other representations and warranties of the Partnership Parties contained in Article IV of this Agreement shall be true and correct, in each of clauses (i) and (ii), as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(ii)    Performance of Obligations of the Partnership Parties. Each Partnership Party shall have performed or complied with in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(iii)    No Partnership Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Partnership Material Adverse Effect.

(iv)    Certificate. LM DV Infra shall have received a certificate of an authorized executive officer of the Partnership GP, dated as of the Closing Date, certifying that the conditions specified in Section 7.1(b)(i), Section 7.1(b)(ii) and Section 7.1(b)(iii) have been fulfilled.

(v)    Assignment Agreement. LM DV Infra shall have received an assignment agreement (the “Assignment Agreement”) from each of REIT LLC and REIT Subsidiary, in a form reasonably acceptable to REIT LLC, REIT Subsidiary and LM DVI Infra, and duly executed by each of REIT LLC and REIT Subsidiary, assigning all of their respective Equity Interests to LM DV Infra.

(c)    Conditions to Obligation of REIT Subsidiary and REIT LLC to Effect the Equity Sales. The obligation of REIT Subsidiary and REIT LLC to effect the Equity Sales is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(i)    Representations and Warranties. (i) The representations and warranties of the Buyer Parties contained in Section 5.1, Section 5.3, Section 5.5, and Section 5.6 shall be true and correct in all material respects, and (ii) the other representations and warranties of the Buyer Parties contained in Article V of this Agreement are true and correct, in each of clauses (i) and (ii), as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(ii)    Performance of Obligations of the Buyer Parties. Each Buyer Party shall have performed or complied with in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(iii)    Certificate. The Partnership shall have received a certificate of an authorized executive officer of LM DV Infra, dated as of the Closing Date, certifying that the conditions specified in Section 7.1(c)(i) and Section 7.1(c)(ii) have been fulfilled.

(iv)    Assignment Agreements. The Partnership and each of REIT LLC and REIT Subsidiary shall have received the Assignment Agreements, duly executed by LM DV Infra.

(v)    Transaction Consideration. REIT LLC, REIT Subsidiary or the Partnership (or their designees) shall have received the Transaction Consideration in the manner set forth in each Assignment Agreement.

Section 7.2    Conditions to Each Party’s Obligation to Effect the First REIT Merger. The respective obligations of each Party hereto to effect the First REIT Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Equity Sales. The Equity Sales shall have occurred on the Closing Date.

(b)    No Injunctions or Restraints. No Restraints shall be in effect enjoining, restraining, preventing or prohibiting the consummation of the First REIT Merger or the transactions contemplated hereby or making the consummation of the First REIT Merger or the transactions contemplated hereby illegal.

Section 7.3    Conditions to Each Party’s Obligation to Effect the Second REIT Merger. The respective obligations of each Party hereto to effect the Second REIT Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    First REIT Merger. The First REIT Merger shall have occurred on the Closing Date.

(b)    No Injunctions or Restraints. No Restraints shall be in effect enjoining, restraining, preventing or prohibiting the consummation of the Second REIT Merger or the transactions contemplated hereby or making the consummation of the Second REIT Merger or the transactions contemplated hereby illegal.

Section 7.4    Conditions to Each Party’s Obligation to Effect the First Partnership Merger. The respective obligations of each Party hereto to effect the First Partnership Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Second REIT Merger. The Second REIT Merger shall have occurred on the Closing Date.

(b)    No Injunctions or Restraints. No Restraints shall be in effect enjoining, restraining, preventing or prohibiting the consummation of the First Partnership Merger or the transactions contemplated hereby or making the consummation of the First Partnership Merger or the transactions contemplated hereby illegal.

Section 7.5    Conditions to Each Party’s Obligation to Effect the Second Partnership Merger. The respective obligations of each Party hereto to effect the Second Partnership Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    First Partnership Merger. The First Partnership Merger shall have occurred on the Closing Date.

(b)    No Injunctions or Restraints. No Restraints shall be in effect enjoining, restraining, preventing or prohibiting the consummation of the Second Partnership Merger or the transactions contemplated hereby or making the consummation of the Second Partnership Merger or the transactions contemplated hereby illegal.

ARTICLE VIII

Termination

Section 8.1    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a)    by the mutual written consent of the Partnership and LM Infra;

(b)    by either of the Partnership (acting in accordance with Section 9.2(b)) or LM Infra:

(i)    if any Restraint having the effect set forth in Section 7.1(a)(ii), Section 7.2(b), Section 7.3(b), Section 7.4(b) or Section 7.5(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to the Partnership or LM Infra, as applicable, if such Restraint was primarily due to the failure of, in the case of the Partnership, any Partnership Party, and in the case of LM Infra, any Buyer Party, to perform in all material respects any of its obligations under this Agreement;

(ii)    if the Closing shall not have been consummated on or before February 21, 2022 (as may be extended in accordance herewith, the “Outside Date”) as such date may be extended for a period of up to ninety (90) days by either the Partnership or LM Infra by delivering written notice to the other Parties prior to such date in the event that any Required Approval shall have not been obtained prior to such date; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to the Partnership or LM Infra, as applicable, if the failure of the Closing to occur by the Outside Date was primarily due to the failure of, in the case of the Partnership, any Partnership Party, and in the case of LM Infra, any Buyer Party, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing; or

(iii)    if the Partnership Unitholder Meeting shall have concluded and the Partnership Unitholder Approval shall not have been obtained.

(c)    by LM Infra:

(i)    if a Partnership Adverse Recommendation Change shall have occurred, unless the Partnership Unitholder Approval shall have occurred; or

(ii)    if any Partnership Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership Parties set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.1(b)(i) or Section 7.1(b)(ii) and (B) is incapable of being cured, or is not cured, by the Partnership Parties within the earlier of (x) 30 days following receipt of written notice from LM Infra of such breach or failure or (y) the Outside Date; provided, however, that LM Infra shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if any Buyer Party is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(d)    by the Partnership (acting in accordance with Section 9.2(b)) if any Buyer Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any such representations or warranties of the Buyer Parties set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.1(c)(i) or Section 7.1(c)(ii) and (ii) is incapable of being cured, or is not cured, by the Buyer Parties within the earlier of (x) 30 days following receipt of written notice from the Partnership of such breach or failure or (y) the Outside Date; provided, however, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if either Partnership Party is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(e)    by the Partnership (acting in accordance with Section 9.2(b)), if (i) all of the closing conditions set forth in Section 7.1(a), Section 7.1(b), Section 7.2, Section 7.3, Section 7.4 and Section 7.5 were and continue to be satisfied (other than such conditions that by their nature are only capable of being satisfied by the delivery of documents or the taking of any other action at the Closing, provided such conditions are capable of being satisfied if the Closing Date were the date of delivery of the Closing Failure Notice but subject to the satisfaction (or waiver) of such conditions at the Closing) and the Closing has not occurred by the time required under Section 2.7, (ii) the Partnership GP has confirmed by irrevocable written notice delivered to LM Infra that (x) all conditions set forth in Section 7.1(c) have been and remain satisfied (other than such conditions as, by their nature, are only capable of being satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at the Closing) or that the Partnership has irrevocably waived any unsatisfied conditions in Section 7.1(c) and (y) each Partnership Party stands ready, willing and able to consummate the transactions contemplated hereby (including the Closing) on the date of such notice and at all times during the five Business Day period immediately thereafter (such notice, a “Closing Failure Notice”) and (iii) the Buyer Parties fail to consummate the transactions contemplated hereby (including the Closing) within such five Business Day period after the date of the delivery of a Closing Failure Notice.

Section 8.2    Effect of Termination; Termination Fees.

(a)    In the event that this Agreement is terminated as provided in Section 8.1, then this Agreement shall forthwith become null and void and of no further force and effect (except for the provisions of Article I, Section 6.7(a), Section 6.7(b), Section 6.8, this Section 8.2, Section 9.2(a), Section 9.6, Section 9.7, Section 9.8, Section 9.9, and Section 9.11), and each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and the Parties shall have no further Liability hereunder (except pursuant to Section 6.7(a), Section 6.7(b), this Section 8.2 and Section 9.8); provided, subject to Section 8.2(e), that nothing in this Section 8.2 shall relieve any Party of any Liability for fraud or a willful breach of this Agreement.

(b)    In the event that this Agreement is terminated by LM Infra pursuant to Section 8.1(c)(i) or is terminated by the Partnership or LM Infra pursuant to Section 8.1(b)(ii) at a time when LM Infra could have terminated the Agreement pursuant to Section 8.1(c)(i), then the Partnership shall promptly, but in no event later than 10 Business Days after the date of such termination, pay to LM Infra or its designee an amount in cash equal to $7,300,000 (the “Partnership Termination Fee”) by wire transfer of immediately available funds to one or more accounts designated by LM Infra in writing.

(c)    In the event that this Agreement is terminated by the Partnership pursuant to Section 8.1(e), or is terminated by the Partnership or LM Infra pursuant to Section 8.1(b)(ii) at a time when the Partnership could have terminated the Agreement pursuant to Section 8.1(e), then, in any such case, Landmark Dividend or its designee shall promptly, but in no event later than 10 Business Days after the date of such termination, pay or cause to be paid to the Partnership or its designee an amount in cash equal to $18,250,000 (the “Buyer Termination Fee”) by wire transfer of immediately available funds to one or more accounts designated by the Partnership in writing.

(d)    It is agreed that the agreements contained in this Section 8.2 are an integral part of this Agreement and without these agreements, the Parties would not have entered into this Agreement. The Partnership Termination Fee and the Buyer Termination Fee are intended to be liquidated damages (and not a penalty). Accordingly, if the Partnership or Landmark Dividend fails to pay or cause to be paid the Partnership Termination Fee or the Buyer Termination Fee, respectively, pursuant to this Section 8.2 on or prior to the date such amounts are due hereunder, and, in order to obtain such payment, the Partnership or LM Infra, as applicable, commences a Proceeding that results in a final, nonappealable judgment against Landmark Dividend or the Partnership for any payment of the Partnership Termination Fee or the Buyer Termination Fee pursuant to this Section 8.2, Landmark Dividend or the Partnership, as applicable, shall pay, or cause to be paid, to the Partnership or LM Infra, as applicable, interest on such amount at an annual rate equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date such amounts were originally due hereunder which shall accrue from such date through the date such payment is actually delivered to the Partnership or LM Infra, as applicable, or their respective designee, and the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Partnership or LM Infra, as applicable, in connection with such Proceeding.

(e)    The Parties agree that the monetary remedies set forth in this Section 8.2 (when and if available under the express terms hereof) and the specific performance remedies set forth in Section 9.8 shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise, whether by or through piercing of the corporate or partnership veil, by or through a claim by or on behalf of any Person) of the Buyer Parties and the Partnership Parties and any of their respective former, current and future Affiliates, each of their former, current and future partners, members, equityholders and Representatives, and each of their respective heirs, executors, administrators, successors and assigns, for any Losses or Liabilities suffered or incurred by any such Person with respect to this Agreement and the transactions contemplated hereby as a result of the failure of the Closing to occur or the transactions contemplated by this Agreement to be consummated for any or no reason or, in the event of a failure of the Closing to occur or the transactions contemplated by this Agreement to be consummated for any reason or for no reason, for any breach by any Party of this Agreement. Without limiting the rights of the Buyer Parties under the Debt Commitment Papers, upon the payment of the Buyer Termination Fee following a failure of the Closing to occur or the transactions contemplated hereby, no Buyer Party or Buyer Non-Recourse Party shall have any Liability or obligation in connection with, relating to or arising out of this Agreement or the transactions contemplated hereby. For the avoidance of doubt, in the event of termination of this Agreement, the Financing Sources will have no liability to the Partnership Parties or any of their Affiliates or any of their respective direct or indirect equityholders hereunder or otherwise relating to or arising out of the transactions contemplated hereby or any Debt Financing. Under no circumstance shall any Person be permitted or entitled both to obtain specific performance pursuant to Section 9.8 and to receive all or any portion of the Partnership Termination Fee or the Buyer Termination Fee.

ARTICLE IX

Miscellaneous

Section 9.1    No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Second Partnership Merger Effective Time or, except as otherwise provided in Section 8.2 upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, Section 6.4(f), Section 6.7, Section 6.8, Section 6.16 and Section 6.17 and any other agreement in this Agreement that contemplates performance after the effective time of the applicable Merger shall survive the applicable effective time.

Section 9.2    Amendment or Supplement; Action by the Partnership Parties.

(a)    At any time prior to the Closing, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval, by written agreement of the Parties hereto, such written agreement to be authorized on behalf of the Buyer Parties by LM Infra and on behalf of the Partnership Parties by the Conflicts Committee; provided, however, that following receipt of the Partnership Unitholder Approval, there shall be no amendment or change to the provisions of this Agreement which by applicable Law or stock exchange rule would require further approval by the Unitholders, as applicable, without such approval; provided, further, no amendment, supplement or other modification shall be effected with respect to the provisions of Section 8.2(a), Section 8.2(e), this Section 9.2, Section 9.3, Section 9.6, Section 9.7, Section 9.8, Section 9.11 or Section 9.12 or the definition of “Debt Financing Sources” (or any provision of this Agreement to the extent an amendment, supplement or other modification of such provision would modify the substance of Section 8.2(a), Section 8.2(e), this Section 9.2, Section 9.3, Section 9.6, Section 9.7, Section 9.8, Section 9.11 or Section 9.12 or the definition of “Debt Financing Sources”) in a manner that is adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources that are party to the Debt Commitment Papers to the extent in effect at such time. This Section 9.2(a) will, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary. The provisions of this Section 9.2(a) will survive any termination of this Agreement.

(b)    Whenever a determination, decision, action, approval, consent, waiver or agreement of a Partnership Party is required or may be given pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.8)) or any other Transaction Document, such determination, decision, action, approval, consent, waiver or agreement must be authorized by the Conflicts Committee and, unless otherwise required by the Partnership Agreement or applicable Law, such action shall not require approval of the holders of Common Units. It is understood and agreed that actions or inactions by the Partnership, the Partnership GP or any other Partnership Entity shall not be deemed to be breaches or violations or failures to perform by the Partnership Parties of any of the provisions of this Agreement if such action or inaction was or was not taken, as applicable, at the written direction or with the written consent of the Buyer Parties or Landmark Dividend or any of their respective Affiliates or Representatives.

Section 9.3    Extension of Time, Waiver, Etc. At any time prior to the First REIT Merger Effective Time, any Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party hereto, (b) extend the time for the performance of any of the obligations or acts of any other Party hereto, (c) waive compliance by the other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that neither Partnership Party shall take or authorize any such action without the prior approval of the Conflicts Committee; provided, further, no waiver or extension shall be granted with respect to the provisions of Section 8.2(a), Section 8.2(e), Section 9.2, this Section 9.3, Section 9.6, Section 9.7, Section 9.8, Section 9.11 or Section 9.12 or the definition of “Debt Financing Sources” (or any provision of this Agreement to the extent a waiver or extension of such provision would modify the substance of Section 8.2(a), Section 8.2(e), Section 9.2, this Section 9.3, Section 9.6, Section 9.7, Section 9.8, Section 9.11 or Section 9.12 or the definition of “Debt Financing Sources”) in a manner that is adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources party to the Debt Commitment Papers to the extent in effect at such time. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 9.4    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties, except that each of LM Infra, LM DV Infra or Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any Subsidiary or Affiliate of LM Infra, but no such assignment shall relieve any Buyer Party of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 shall be null and void.

Section 9.5    Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.6    Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Assignment Agreements, and any certificates delivered by any Party pursuant to this Agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the Parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 6.7 and Section 9.12, (ii)

the right of the holders of Common Units to receive: (1) the Partnership Unaffiliated Unitholders Consideration after the Closing (a claim by the holders of Common Units with respect to which may not be made unless and until the Closing shall have occurred) and (2) the amounts to which they are entitled to receive pursuant to Section 3.1(f) and (iii) the rights of the holders of Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, REIT LLC Preferred Units, and REIT Subsidiaries Preferred Stocks, to receive Series A Liquidation Preference, Series B Liquidation Preference, Series C Fundamental Change Redemption Price, REIT LLC Preferred Price, and REIT Subsidiary Preferred Price, respectively, in each case, after the Closing (a claim by such holders with respect to which may not be made unless and until the Closing shall have occurred), as applicable. Notwithstanding anything to the contrary in this Agreement, Section 8.2(a), Section 8.2(e), Section 9.2, Section 9.3, this Section 9.6, Section 9.7, Section 9.8, Section 9.11 and Section 9.12 and the definition of “Debt Financing Sources” shall expressly inure to the benefit of the Debt Financing Sources and the Debt Financing Sources shall be entitled to rely on and enforce the provisions of such Sections and definition. Any inaccuracies in the representations and warranties set forth in this Agreement are subject to waiver by the Parties hereto in accordance with Section 9.3 without notice or Liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within that State, regardless of the Law that might otherwise govern under applicable principles of conflicts of Law thereof; provided, however, that, if applicable, the Laws specified in Section 9.7(c) or in Section 9.11 shall govern and control. Except as specified in Section 9.7(b), each of the Parties hereto irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto consents to service of process being made upon it through the notice procedures set forth in Section 9.9, irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts (or, if applicable, the courts specified in Section 9.7(b)). Each of the Parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such Party’s consent to jurisdiction and service contained in this Section 9.7(a) is solely for the purposes referred to in this Section 9.7(a) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose.

(b)    Notwithstanding anything herein to the contrary, each Related Party (i) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement, the Merger or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (iii) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 9.9 shall be effective service of process against it for any such action brought in any such court, (iv) waives and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (v) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)    Notwithstanding anything herein to the contrary, the Related Parties agree that any claim, controversy or dispute any kind or nature (whether based upon contract, tort or otherwise) involving a Debt Financing Source that is in any way related to this Agreement, the Merger, the Debt Financing or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing shall be governed by, and construed in accordance with, the Laws of the State of New York without regard to conflict of law principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

(d)    EACH RELATED PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, THE ACTIONS OF ANY PARTY OR FINANCING SOURCE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR ARISING OUT OF OR RELATING TO THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE.

Section 9.8    Specific Performance; Buyer Party Liability Cap.

(a)    The Parties each agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed (including failing to take such actions as are required of it hereunder in order to consummate the Transactions) in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.8 (including with respect to the Partnership Parties, the conditions in Section 9.8(b)) in the Delaware Court of Chancery (or, if the Delaware Court of Chancery declines to accept personal jurisdiction, any federal court sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) either Party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the Parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(b)    Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that the Partnership Parties shall be entitled to specific performance of the Buyer Parties’ obligations to cause the Equity Financing to be funded and to consummate the Closing if, and only if, each of the following conditions has been satisfied: (i) all of the closing conditions set forth in Section 7.1(a), Section 7.1(b), Section 7.2, Section 7.3, Section 7.4 and Section 7.5 were and continue to be satisfied (other than conditions that by their nature may only be satisfied at the Closing, but subject to their being reasonably expected to be satisfied at Closing) at the time when the Closing would be required to occur, (ii) the Debt Financing has been funded in accordance with the terms of the Debt Financing Documents or will be funded in accordance with the terms of the Debt Financing Documents at the Closing on the terms thereof if the Equity Financing is funded at the Closing and (iii) the Partnership has irrevocably confirmed in a written notice delivered to LM Infra that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Partnership Parties will take all actions required of them to cause the Closing to occur and (iv) the Buyer Parties fail to complete the Closing within three Business Days following the delivery of the confirmations pursuant to clause (iii).

(c)    For the avoidance of doubt, while the Partnership may pursue both a grant of specific performance as and only to the extent expressly permitted by this Section 9.8 and the payment of the Buyer Termination Fee, under no circumstances shall LM Infra be obligated to both specifically perform the terms of this Agreement and pay or cause to be paid all or any portion of the Buyer Termination Fee.

(d)    Notwithstanding anything to the contrary in this Agreement, the maximum Liability of the Buyer Parties for Liabilities or Losses incurred by the Partnership Parties and any of their respective former, current and future Affiliates (which, for the purposes of this Section 9.8(d), shall be deemed to include the Partnership Entities), each of their former, current and future partners, members, equityholders and Representatives, and each of their respective heirs, executors, administrators, successors and assigns, in each case, relating to the failure of the Closing to occur or the transactions contemplated by this Agreement to be consummated, breach of this Agreement by any Buyer Party, the Equity Commitment Letter and the transactions contemplated by this Agreement shall be limited to an amount equal to the Buyer Termination Fee, and in no event shall the Partnership Parties or any of their Affiliates seek any amount in excess of the Buyer Termination Fee in connection with this Agreement, the Equity Commitment Letter and the transactions contemplated by this Agreement or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, tort or otherwise.

Section 9.9    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally during normal business hours or by email transmission, or mailed by a nationally recognized overnight courier requiring acknowledgement of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

If to Buyer Parties, to:

LM Infra Acquisition Company, LLC

400 Continental Blvd., Suite 500,

El Segundo, CA 90245

Attention: George Doyle

Email: gdoyle@landmarkdividend.com

with copies (which shall not constitute notice) to each of:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: David Lieberman; Christopher May

Email: dlieberman@stblaw.com; cmay@stblaw.com

If to the Partnership or the Partnership GP, to:

Landmark Infrastructure Partners LP

400 Continental Blvd., Suite 500,

El Segundo, CA 90245

Attention: Josef Bobek

Email: jbobek@landmarkdividend.com

with copies (which shall not constitute notice) to each of:

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000,

Houston, Texas 77002

Attention: Hillary H. Holmes; Tull Florey

E-mail: HHolmes@gibsondunn.com; TFlorey@gibsondunn.com

Section 9.10    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. Notwithstanding the foregoing, the Parties (a) intend and agree that Sections 8.2, 9.8(b) and 9.12 be construed as integral provisions of this Agreement and (b) agree that in no event shall the provisions of Sections 8.2, 9.8(b) and 9.12 that limit the damages that may be recovered or the remedies that may be exercised by the Partnership Parties be deemed severable from the remainder of this Agreement, and if all or any portion of such provisions are deemed unenforceable, this Agreement shall be void and of no effect.

Section 9.11    Exculpation of Financing Sources. Notwithstanding anything to the contrary contained herein, no Related Party (other than, in the case of the Buyer Parties party to the Debt Commitment Papers, pursuant to the Debt Commitment Papers) shall have any rights or claims against any Debt Financing Source, nor shall any Debt Financing Source have any liability whatsoever to any Related Party (other than, in the case of the Buyer Parties party to the Debt Commitment Papers, pursuant to the Debt Commitment Papers), in connection with this Agreement, the Transactions, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise, including in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Debt Financing Source; provided that, following consummation of the Transactions, the foregoing will not limit the rights of the parties to the Debt Financing under any Debt Financing Document related thereto. In addition, in no event will any Debt Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature. Each of the Parties hereto agrees that this provision shall be interpreted, and any action relating to this provision shall be governed by, the laws of the State of New York.

Section 9.12    Non-Recourse.

(a)    Each of the following is herein referred to as a “Buyer Non-Recourse Party”: the Equity Investor, each of the Affiliates of each Buyer Party and of each Equity Investor, each of their respective present, former and future partners, members, equityholders and Representatives, and each of the Affiliates and present, former and future partners, members, equityholders and Representatives of any of the foregoing, and each of their respective heirs, executors, administrators, successors and assigns (“Affiliates” for purposes of the definition of “Buyer Non-Recourse Party” to include the portfolio companies of investment funds advised or managed by an Equity Investor or any of their respective Affiliates), provided, however, that the term Buyer Non-Recourse Party expressly excludes the Buyer Parties, Landmark Dividend and any Person that is assigned any interest in any of this Agreement by a Buyer Party to the extent of such assignment. Except for remedies as against the Equity Investor with respect to its obligations and liabilities expressly provided for under the Equity Commitment Letter, no Buyer Non-Recourse Party shall have any Liability or obligation to the Partnership Parties or their Affiliates of any nature whatsoever in connection with or under this Agreement, or the transactions contemplated hereby (including the Debt Financing), and the Partnership Parties hereby waive and release all claims of any such Liability and obligation. Subject to the Partnership Parties’ right to specific performance under Section 9.8, this Agreement may only be enforced against, and any dispute, controversy, matter or claim based on, related to or arising out of this Agreement, or the negotiation, performance or consummation of this Agreement, may only be brought against, the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party; provided, however, that, for the avoidance of doubt, nothing herein shall limit any rights that the Partnership Parties have under the express terms of the Equity Commitment Letter or the rights that the Buyer Parties have under the express terms of the Debt Commitment Letter. Subject to Section 9.6, each Buyer Non-Recourse Party is expressly intended as a third-party beneficiary of this Section 9.12(a).

(b)    Each of the following is herein referred to as a “Partnership Non-Recourse Party”: each of the Affiliates of each the Partnership Parties, each of the Partnership Parties’ respective present, former and future partners, members, equityholders and Representatives, and each of the Affiliates and present, former and future partners, members, equityholders and Representatives of any of the foregoing, and each of their respective heirs, executors, administrators, successors and assigns, provided, however, that the term Partnership Non-Recourse Party expressly excludes the Partnership Entities or any Person that is assigned any interest in this Agreement to the extent of such assignment. Except as expressly agreed elsewhere, no Partnership Non-Recourse Party shall have any Liability or obligation to the Buyer Parties or their Affiliates (including for these purposes the Partnership Entities) of any nature whatsoever in connection with or under this Agreement, or the transactions contemplated hereby (including the Debt Financing), and the Buyer Parties hereby waive and release all claims of any such Liability and obligation. Subject to the Buyer Parties’ right to specific performance under Section 9.8, this Agreement may only be enforced against, and any dispute, controversy, matter or claim based on, related to or arising out of this Agreement, or the negotiation, performance or consummation of this Agreement, may only be brought against, the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party; provided, however, that, for the avoidance of doubt, nothing herein shall limit any rights that the Buyer Parties have under the express terms of the Debt Commitment Letter. Subject to Section 9.6, each Partnership Non-Recourse Party is expressly intended as a third-party beneficiary of this Section 9.12(b).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

LM INFRA

LM INFRA ACQUISITION COMPANY, LLC

By:	/s/ Steven Sonnenstein
Name:	Steven Sonnenstein
Title:	Chairman

LM DV INFRA

LM DV INFRASTRUCTURE, LLC

By:	/s/ Steven Sonnenstein
Name:	Steven Sonnenstein
Title:	Chairman

MERGER SUB

DIGITAL LD MERGERCO LLC

By:	/s/ Steven Sonnenstein
Name:	Steven Sonnenstein
Title:	Chairman

MERGER SUB II

DIGITAL LD MERGERCO II LLC

By:	/s/ Steven Sonnenstein
Name:	Steven Sonnenstein
Title:	Chairman

LANDMARK DIVIDEND (SOLELY FOR PURPOSES SET FORTH HEREIN)

LANDMARK DIVIDEND LLC

By:	/s/ Arthur P. Brazy, Jr.
Name:	Arthur P. Brazy, Jr.
Title:	Chief Executive Officer

PARTNERSHIP

LANDMARK INFRASTRUCTURE PARTNERS LP

By:	Landmark Infrastructure Partners GP LLC, its general partner

By:	/s/ George Doyle
Name:	George Doyle
Title:	Chief Financial Officer

PARTNERSHIP GP

LANDMARK INFRASTRUCTURE PARTNERS GP LLC

By:	/s/ George Doyle
Name:	George Doyle
Title:	Chief Financial Officer

REIT LLC

LANDMARK INFRASTRUCTURE REIT LLC

By:	/s/ George Doyle
Name:	George Doyle
Title:	Chief Financial Officer

REIT SUBSIDIARY

LANDMARK INFRASTRUCTURE INC.

By:	/s/ George Doyle
Name:	George Doyle
Title:	Chief Financial Officer

Signature Page to Transaction Agreement

ANNEX B

August 21, 2021

Conflicts Committee of the Board of Directors of

Landmark Infrastructure Partners GP LLC, the general partner of

Landmark Infrastructure Partners LP

400 Continental Blvd, Suite 500

El Segundo, CA 90245

Members of the Conflicts Committee:

We understand that Landmark Infrastructure Partners LP (the “Partnership”) proposes to enter into a Transaction Agreement (the “Transaction Agreement”) by and among LM DV Infrastructure, LLC (“LM DV Infra”), LM Infra Acquisition Company, LLC (“LM Infra”), Digital LD MergerCo LLC (“Merger Sub”), Digital LD MergerCo II LLC (“Merger Sub II” and, together with LM DV Infra, LM Infra, and Merger Sub, the “Buyer Parties”), Landmark Infrastructure Inc., Landmark Infrastructure REIT LLC, the Partnership, Landmark Infrastructure Partners GP LLC, the general partner of the Partnership (the “Partnership GP”), and Landmark Dividend LLC, the sole member of the Partnership GP (“Landmark Dividend”). Pursuant to the Transaction Agreement, among other things, Merger Sub II will merge (the “Merger”) with and into the Partnership, with the Partnership surviving as the surviving entity. As a result of the Merger, each common unit representing limited partner interests in the Partnership (the “Common Units”) of the Partnership, other than Common Units held by Landmark Dividend, issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $16.50 in cash without any interest thereon (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Transaction Agreement, and capitalized terms used herein and not defined shall have the meanings ascribed thereto in the Transaction Agreement.

The Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the Partnership GP has asked us whether, in our opinion, as of the date hereof, the Consideration to be received by the Partnership Unaffiliated Common Unitholders in the Merger is fair, from a financial point of view, to the Partnership Unaffiliated Common Unitholders. For purposes of this opinion, “Partnership Unaffiliated Common Unitholders” means the holders of Common Units other than the Partnership GP and its Affiliates, including, for purposes of this definition, the Buyer Parties, Landmark Dividend and their respective Affiliates.

In connection with rendering our opinion, we have, among other things:

(i)

reviewed certain publicly available historical business and financial information relating to the Partnership that we deemed relevant, including as set forth in the Annual Report on Form 10-K for the year ended December 31, 2020, the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, and certain Current Reports on Form 8-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission by the Partnership since December 31, 2020;

(ii)

reviewed certain internal projected financial and operating data and assumptions relating to the Partnership that were prepared and furnished to us by management of the Partnership (the “LMRK Financial Projections”);

909 FANNIN ST, SUITE 1850, HOUSTON, TX 77010 TEL: 713.403.2440 FAX: 713.403.2444

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Conflicts Committee of the Board of Directors of

Landmark Infrastructure Partners GP LLC

(iii)

discussed with management of the Partnership their assessment of the past and current operations of the Partnership, the current financial condition of the Partnership, the prospects of the Partnership, the historical financial and operating data of the Partnership, and the LMRK Financial Projections (including management’s views of the risks and uncertainties of achieving such projections);

(iv)	reviewed the reported prices and the historical trading activity of the Common Units;

(v)	reviewed publicly available research analyst estimates for the Partnership’s future financial performance on a standalone basis;

(vi)	performed a discounted cash flow analysis for the Partnership based on forecasts and other data provided by management of the Partnership;

(vii)	performed a discounted distribution analysis on the Partnership based on forecasts and other data prepared and furnished to us by management of the Partnership;

(viii)	compared the financial performance of the Partnership and its stock market trading multiples with those of certain other publicly traded partnerships and companies that we deemed relevant;

(ix)	reviewed the financial metrics of certain historical transactions that we deemed relevant and compared them to the forecasts and other data provided by management of the Partnership;

(x)	reviewed the premiums paid in certain historical transactions that we deemed relevant and compared such premiums to those implied by the proposed Merger;

(xi)	reviewed the financial terms and conditions included in a draft of the Transaction Agreement, dated August 20, 2021; and

(xii)

performed such other analyses and examinations, held such other discussions, reviewed such other information and considered such other factors that we deemed appropriate for the purposes of providing the opinion contained herein.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the LMRK Financial Projections, we have assumed that such data has been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Partnership as to the future financial performance of the Partnership under the assumptions reflected therein. We express no view as to the LMRK Financial Projections or the assumptions on which they are based. We have relied, at your direction, without independent verification, upon the assessments of the management of the Partnership as to the future financial and operating performance of the Partnership.

For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the executed Transaction Agreement will not differ from the draft form reviewed by us, that the representations and warranties of each party contained in the Transaction Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Transaction Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have assumed that any modification to the structure of the Merger will not vary in any respect material to our analysis. We have further assumed, in respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Partnership or the

B-2

Conflicts Committee of the Board of Directors of

Landmark Infrastructure Partners GP LLC

consummation of the Merger or reduce the contemplated benefits of the Merger to the Partnership Unaffiliated Common Unitholders. We have assumed that the final versions of all documents reviewed by us in draft form will not differ in any material respect from the drafts reviewed by us.

We have not made, or assumed any responsibility for making, any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off balance sheet assets and liabilities) of the Partnership, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Partnership under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market, regulatory and other conditions and circumstances as they exist and as can be evaluated by us on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not conducted a physical inspection of the properties or facilities of the Partnership and have not been asked to pass upon, and express no opinion with respect to, any matter other than whether, as of the date hereof, the Consideration to be received by the Partnership Unaffiliated Common Unitholders in the Merger is fair, from a financial point of view, to the Partnership Unaffiliated Common Unitholders. We do not express any view on, and our opinion does not address, the fairness of the Merger to, or any consideration received in connection therewith by, any other person, including the holders of any other class of securities, creditors or other constituencies of the Partnership, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Partnership or the Partnership GP, or any class of such persons, whether relative to the Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Transaction Agreement or the Merger, including, without limitation, the structure or form of the Merger or the other transactions contemplated by the Transaction Agreement, or any term or aspect of any other agreement or instrument contemplated by the Transaction Agreement or entered into or amended in connection with the Transaction Agreement. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Partnership, nor does it address the underlying business decision of the Partnership to engage in the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Common Units or any business combination or other extraordinary transaction involving the Partnership. This letter, and our opinion, does not constitute a recommendation to the Conflicts Committee or any other persons in respect of the Merger, including as to how any holder of Common Units should vote or act in respect of the Merger. We express no opinion herein as to the price at which the Common Units will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Partnership or the Merger or as to the impact of the Merger on the solvency or viability of the Partnership or the ability of the Partnership to pay its obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Partnership and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Conflicts Committee in connection with the Merger for which we received an initial fee and will receive additional fees upon the rendering of our opinion (which is not contingent on the consummation of the Merger and regardless of the conclusion therein) and upon the closing of the Merger. The Partnership has also agreed to reimburse certain of our out-of-pocket expenses and to indemnify us against certain liabilities arising out of our engagement. During the two-year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Conflicts Committee, on behalf of the Partnership, and we have not received compensation from Partnership GP,

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Conflicts Committee of the Board of Directors of

Landmark Infrastructure Partners GP LLC

the Partnership, or Digital Colony Acquisitions, LLC (“Digital Colony”) during such period. We may provide financial advisory or other services to the Partnership, the Partnership GP and Digital Colony or its affiliates in the future, and in connection with any such services we may receive compensation.

Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Partnership, Digital Colony, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Partnership or Digital Colony.

This letter, and the opinion expressed herein, is provided for the information and benefit of the Conflicts Committee (in its capacity as such) in connection with its evaluation of the proposed Merger, and is not rendered to or for the benefit of, and shall not confer rights or remedies upon, any other person. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever, except as set forth in our engagement letter with the Partnership and the Conflicts Committee, dated June 22, 2021 or otherwise with our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the Partnership Unaffiliated Common Unitholders in the Merger is fair, from a financial point of view, to the Partnership’s Unaffiliated Common Unitholders.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Raymond B. Strong III
Raymond B. Strong III
Senior Managing Director

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